Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 99.1

Preliminary and Subject to Completion, dated August 12, 2020

            , 2020

Dear Stockholder of Apartment Investment and Management Company:

We are pleased to inform you that the board of directors of Apartment Investment and Management Company (“Aimco”) has approved a plan to separate its business into two, separate, publicly traded companies. Aimco will spin off a self-managed real estate investment trust, or REIT, for U.S. federal income tax purposes, owning a portfolio of stabilized assets consisting of apartment communities, diversified by both geography and price point, with an estimated gross asset value (the estimated fair value), or “GAV,” of $12.6 billion and an estimated Net Asset Value, or “NAV” (as defined in the enclosed information statement), of $8.4 billion, as of March 31, 2020, and certain directly related liabilities and overhead, through a distribution of its interests in Aimco-LP, Inc. (“Spinco”) to you. After the completion of the spin-off, you will hold an interest in two separate and distinct companies: shares of Spinco common stock and your shares of Aimco common stock. Aimco is expected to be renamed     , and AIMCO Properties L.P. (“Spinco OP”) is expected to be renamed         .

The spin-off will provide investors the option to invest in Aimco’s stabilized multifamily portfolio (through an investment in Spinco), its redevelopment and development pipeline and property management business (through an investment in Aimco), or both. Aimco’s board of directors believes the spin-off will provide each company with the opportunity to pursue growth through the execution of different business plans, providing value-creation opportunities that are not available as a combined company. Aimco’s board of directors expects that Aimco and Spinco will each benefit as a result of their complementary competencies and close alliance. Aimco and Spinco have agreed to a partnership to work together to: (1) accelerate the development of the Spinco Land Bank (as defined in the enclosed information statement); (2) provide peer-leading property management for Spinco’s properties; and (3) engage in real estate opportunities with unrelated third parties.

Spinco’s business plan will be to: (i) own a diversified portfolio of stabilized properties; (ii) employ moderate leverage; and (iii) operate with low overhead costs. Aimco’s board of directors believes this will result in more transparent and predictable earnings, thereby improving Spinco’s share price. Spinco also will retain some of the advantages of the existing redevelopment and development business without the execution risk, leverage or associated costs through arrangements with Aimco pursuant to which Aimco and its subsidiaries will lease certain properties with redevelopment or development potential from Spinco and its subsidiaries. Spinco or its applicable subsidiaries will also have a right of first refusal over all real property owned or leased by Aimco (subject to certain exceptions) that has reached stabilization.

Following the spin-off, Spinco’s portfolio is expected to include 119 apartment communities with 29,862 apartment homes. Spinco or its applicable subsidiaries will lease certain in-process redevelopment or development properties to subsidiaries of Aimco, including: North Tower at Flamingo Point; The Fremont on the Anschutz Medical Campus; and Prism in Cambridge, Massachusetts. Under the terms of the leases, Aimco or its applicable subsidiaries will agree to use commercially reasonable efforts to diligently complete the on-going redevelopment and development projects and their lease-ups. Aimco will retain the redevelopment and development business, the property management business, and a portfolio of assets with an estimated GAV of $1.2 billion and an estimated NAV of approximately $0.9 billion, as of March 31, 2020, which will be transferred by Spinco OP and its subsidiaries to a new limited partnership (“New OP”) or its subsidiaries prior to the spin-off. Aimco’s portfolio will consist of five stabilized multi-family properties to provide cash flows to help meet its on-going liquidity needs, as well as three non-traditional assets.

Aimco and its subsidiaries will retain substantially all of Aimco’s existing employees. I will serve as Spinco’s Executive Chairman, supported by an experienced executive team dedicated to Spinco, including         , a talented and well-known REIT investor, as President and Chief Executive Officer, and     , as Chief Financial Officer. I will also continue to serve as Chairman and Chief Executive Officer of Aimco. Aimco and its

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

subsidiaries will provide Spinco and its subsidiaries with certain management, administrative, and support services, including property management.

We believe that the spin-off and associated transactions will provide a number of benefits to Aimco and Spinco.

We believe that expected benefits to Spinco include:

•	Simplicity: A simplified business focused solely on the ownership of stabilized properties;

•	Transparency: A business that is more readily understood by investors;

•	Predictability: A business that is more predictable due to reduced exposure to the execution risk of development and redevelopment;

•

Safety: A balance sheet with leverage lower than that historically employed by Aimco, and sufficiently low such that Spinco can accept the entity risk of corporate debt when its cost is lower than that of property debt;

•

Income: Current income, as measured by Funds From Operations (“FFO”), increased by (i) the elimination of earnings dilution from properties with reduced or no earnings during their development, redevelopment, or lease-up, and (ii) low management costs (less than 15 bps of GAV) due to the elimination of overhead costs related to redevelopment and development activities;

•	Growth: The expanded opportunity set of Aimco increases the value of Spinco’s right of first refusal over certain stabilized properties held by Aimco;

•	Dividends: Higher and more predictable FFO as a result of fewer cash requirements for redevelopment and development or debt repayment;

•

Refreshed Tax Basis: A refreshed tax basis reduces the tax costs of property sales and so enhances portfolio management, and makes cash dividends more likely return of capital or capital gains for tax purposes, increasing their after-tax value for taxable investors; and

•

Independence: Spinco, with an independent board of directors and independent management, will be independent of Aimco, with every incentive to exercise options that are favorable to Spinco and with no obligation to Aimco other than under the unexpired terms of the property management and shared services agreements, the leases to Aimco, and the other agreements entered into in order to effect the spin-off.

We believe that expected benefits to Aimco include:

•	Opportunity: A pipeline of redevelopment and development opportunities sourced from the Spinco Land Bank;

•	Stability: Stable cash flows from providing property management services to Spinco;

•

Flexibility: An opportunity set that includes transactions that are more short-term dilutive (e.g., Indigo acquisition), longer-term (e.g., 1001 Brickell Avenue), more complicated (e.g., Casden acquisition), or better measured by NAV creation than FFO (e.g., redevelopment to a lower cap rate) or that involve more, non-recourse, leverage (e.g., Parkmerced) than contemplated by Spinco; and

•

Independence: Aimco, with an independent board of directors and independent management, will be independent of Spinco, with every incentive to exercise options that are favorable to Aimco and with no obligation to Spinco other than under the unexpired terms of the property management and shared services agreements, the leases from Spinco, the right of first refusal with respect to Aimco’s interests in real property, and the other agreements entered into in order to effect the spin-off.

ii

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

The spin-off will be completed through a pro rata distribution of all of the outstanding shares of Spinco common stock to Aimco stockholders of record as of the close of business on                  , 2020, the record date for the spin-off. Each Aimco stockholder will receive one share of Spinco common stock for each one share of Aimco common stock held at the close of business on the record date. Immediately prior to such distribution by Aimco, Spinco OP will complete a pro rata distribution of all of the outstanding common limited partnership units of New OP to holders of Spinco OP common units and Class I High Performance partnership units of record as of the close of business on the record date. The number of shares of Aimco common stock you own will not change as a result of the spin-off. Aimco common stock will continue to be traded on the NYSE after the Spin-Off but will be traded under the new ticker symbol “                 ” rather than the existing “AIV” ticker symbol. Spinco intends to apply to list its common stock on the New York Stock Exchange under the symbol “                 .” Spinco expects to succeed to Aimco’s current inclusion in the S&P 500.

If you hold Spinco common stock as of the record date for the spin-off, upon completion of the spin-off, you will hold your Aimco common stock and you also will hold Spinco common stock.

As more specifically described in the enclosed information statement, the distribution of Spinco common stock will not qualify as a tax-free spin-off. An amount equal to the fair market value of the Spinco common stock each stockholder receives on the distribution date (plus any cash in lieu of fractional shares of Spinco common stock) will generally be treated as a taxable dividend to the extent of such stockholder’s ratable share of any current or accumulated earnings and profits of Aimco. The excess will be treated as a non-taxable return of capital to the extent of such stockholder’s tax basis in its Aimco common stock and any remaining excess will be treated as capital gain.

The vote of Aimco’s stockholders is not required in connection with the spin-off. You do not need to make any payment, surrender or exchange your Aimco common stock or take any other action to receive your shares of Spinco common stock.

The enclosed information statement, which is being made available to all Aimco stockholders, describes the transactions in detail and contains important information about Spinco and Spinco OP and their business after the completion of the spin-off. We urge you to read the information statement in its entirety.

We want to thank you for your continued support of Aimco, and we look forward to your support of Spinco and Spinco OP in the future.

Sincerely,

Terry Considine

Chairman of the Board and

Chief Executive Officer

iii

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

            , 2020

Dear Future Stockholder of Aimco-LP, Inc.:

It is our pleasure to welcome you as a future stockholder of our company, Aimco-LP, Inc. (“Spinco”), a self-managed real estate investment trust, or REIT, for U.S. federal income tax purposes. Following the distribution by Apartment Investment and Management Company (“Aimco”) of all of the outstanding shares of Spinco common stock to Aimco’s stockholders, Spinco will be a separate, publicly traded company and you will hold shares of Spinco common stock. Holders of Aimco common stock as of the record date for the spin-off will retain their interests in Aimco.

The spin-off will provide investors the option to invest in Aimco’s stabilized multifamily portfolio (through an investment in Spinco), its redevelopment and development pipeline and property management business (through an investment in Aimco), or both. Aimco’s board of directors believes the spin-off will provide each company with the opportunity to pursue growth through the execution of different business plans, providing value-creation opportunities that are not available as a combined company. Aimco’s board of directors expects that Aimco and Spinco will each benefit as a result of their complementary competencies and close alliance. Aimco and Spinco have agreed to a partnership to work together to: (1) accelerate the development of the Spinco Land Bank (as defined in the enclosed information statement); (2) provide peer-leading property management for Spinco’s properties; and (3) engage in real estate opportunities with unrelated third parties.

Spinco’s business plan will be to: (i) own a diversified portfolio of stabilized properties; (ii) employ moderate leverage; and (iii) operate with low overhead costs. Spinco also will retain some of the advantages of the existing redevelopment and development business without the execution risk, leverage or associated costs through arrangements with Aimco pursuant to which Aimco and its subsidiaries will lease certain properties with redevelopment or development potential from Spinco and its subsidiaries.

Following the completion of the spin-off, Spinco will own a portfolio of apartment communities, diversified by both geography and price point, with an estimated gross asset value (the estimated fair value), or “GAV,” of $12.6 billion and an estimated Net Asset Value, or “NAV” (as defined in the enclosed information statement), of $8.4 billion, as of March 31, 2020, and certain directly related liabilities and overhead. Spinco’s portfolio is expected to include 119 apartment communities with 29,862 apartment homes. Following the spin-off, Spinco will lease certain in-process redevelopment or development properties to Aimco, including: North Tower at Flamingo Point; The Fremont on the Anschutz Medical Campus; and Prism in Cambridge, Massachusetts. Under the terms of the leases, Aimco or its applicable subsidiaries will agree to use commercially reasonable efforts to diligently complete the on-going redevelopment and development projects and their lease-ups. Aimco will retain the redevelopment and development business, the property management business, and a portfolio of assets with an estimated GAV of $1.2 billion and an estimated NAV of approximately $0.9 billion, as of March 31, 2020.

Aimco and its subsidiaries will retain substantially all of Aimco’s existing employees. I will serve as Spinco’s Executive Chairman, supported by an experienced executive team dedicated to Spinco, including         , a talented and well-known REIT investor, as President and Chief Executive Officer, and         , as Chief Financial Officer. I will also continue to serve as Chairman and Chief Executive Officer of Aimco. Aimco and its subsidiaries will provide Spinco and its subsidiaries with certain management, administrative, and support services, including property management.

We believe that expected benefits to Spinco include:

•	Simplicity: A simplified business focused solely on the ownership of stabilized properties;

•	Transparency: A business that is more readily understood by investors;

•	Predictability: A business that is more predictable due to reduced exposure to the execution risk of development and redevelopment;

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

Safety: A balance sheet with leverage lower than that historically employed by Aimco, and sufficiently low such that Spinco can accept the entity risk of corporate debt when its cost is lower than that of property debt;

•

Income: Current income, as measured by Funds From Operations (“FFO”), increased by (i) the elimination of earnings dilution from properties with reduced or no earnings during their development, redevelopment, or lease-up, and (ii) low management costs (less than 15 bps of GAV) due to the elimination of overhead costs related to redevelopment and development activities;

•	Growth: The expanded opportunity set of Aimco increases the value of Spinco’s right of first refusal over certain stabilized properties held by Aimco;

•	Dividends: Higher and more predictable FFO as a result of fewer cash requirements for redevelopment and development or debt repayment;

•

Refreshed Tax Basis: A refreshed tax basis reduces the tax costs of property sales and so enhances portfolio management, and makes cash dividends more likely return of capital or capital gains for tax purposes, increasing their after-tax value for taxable investors; and

•

Independence: Spinco, with an independent board of directors and independent management, will be independent of Aimco, with every incentive to exercise options that are favorable to Spinco and with no obligation to Aimco other than under the unexpired terms of the property management and shared services agreements, the leases to Aimco, and the other agreements entered into in order to effect the spin-off.

Spinco will elect to be treated as a REIT commencing with its initial taxable year ending December 31, 2020. Spinco, directly and through subsidiaries, will be the general and special limited partner of AIMCO Properties, L.P. (“Spinco OP”). Spinco OP will hold substantially all of Spinco’s assets and will manage Spinco’s business directly and indirectly through certain subsidiaries and by engaging Aimco to provide certain management, administrative, and support services.

We invite you to learn more about Spinco and its business by reviewing the enclosed information statement in its entirety. We are excited by our future prospects and look forward to your support as a holder of Spinco common stock.

Sincerely,

Terry Considine

Executive Chairman

ii

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED AUGUST 12, 2020

INFORMATION STATEMENT

AIMCO-LP, INC.

Common Stock

(Par Value $0.01 Per Share)

This information statement is being furnished in connection with (i) the pro rata distribution (the “Spin-Off”) by Apartment Investment and Management Company (“Aimco”) to its stockholders of all of the outstanding shares of Class A common stock of Aimco-LP, Inc. (“Spinco Common Stock”), a Maryland corporation wholly owned by Aimco (“Spinco”), and (ii) the pro rata distribution by AIMCO Properties, L.P. (“Spinco OP”), the operating partnership of Aimco, to the holders of Spinco OP common limited partnership units (“Spinco OP Common Units”) (including Spinco) and the holders of Spinco OP Class I High Performance partnership units (“Spinco OP HP Units”), of all of the outstanding common limited partnership units of Durango OP, LP (“New OP Units”), a new Delaware limited partnership wholly owned by Spinco OP and formed to hold the businesses and portfolio of assets described below (“New OP”). Immediately prior to the Spin-Off, Spinco will issue $2 million in Class A preferred stock of Spinco (the “Class A Preferred Stock”) to Aimco, subject to a binding commitment to sell such Class A Preferred Stock to an unrelated third party.

If you hold shares of common stock of Aimco (“Aimco Common Stock”) as of the record date, upon completion of the Spin-Off, you will hold shares of Aimco Common Stock and Spinco Common Stock.

The separation of Spinco from Aimco will create two separate and distinct companies, each with the opportunity to pursue growth through the execution of different business plans. We believe that having two separate companies will make each more focused and easier to understand than Aimco’s current business plan, providing value-creation opportunities that are not available or are more difficult to achieve as a combined company.

After the Spin-Off, Spinco will, through its subsidiaries, own a portfolio of apartment communities, diversified by both geography and price point, with an estimated gross asset value (the estimated fair value) (“GAV”) of $12.6 billion and an estimated Net Asset Value (as defined below), or “NAV,” of $8.4 billion, as of March 31, 2020, and certain directly related liabilities and overhead. Aimco will, through its subsidiaries, retain the redevelopment and development business, the property management business and a portfolio of assets with an estimated GAV of $1.2 billion and an estimated NAV of approximately $0.9 billion, as of March 31, 2020, including the loan to, and equity option in, the partnership that owns Parkmerced Apartments in southwest San Francisco, California (the “Parkmerced Loan”) (collectively, the “Aimco business”). At the completion of the Spin-Off, our portfolio is expected to include 119 apartment communities with 29,862 apartment homes. Our portfolio will include North Tower at Flamingo Point, The Fremont on the Anschutz Medical Campus (a property where ground-up construction is expected to be complete prior to the Spin-Off), and Prism in Cambridge, Massachusetts (collectively, the “Initial Leased Properties”), which are in-process redevelopment or development properties that we will lease to Aimco or its applicable subsidiaries following the Spin-Off. Under the terms of the leases, Aimco or its applicable subsidiaries will agree to use commercially reasonable efforts to diligently complete the on-going redevelopment and development projects and their lease-ups. Aimco or its applicable subsidiaries will have the option, but not an obligation, to terminate any of the leases for these properties once they reach and maintain stabilization, and receive payment for the redevelopment or development-related improvements, either generally at the then-current GAV of the development and redevelopment improvements (in some cases, at a small discount thereto) if Spinco exercises an option to pay such fee, or through a sale of the property to a third party (by Spinco and Aimco), with Spinco guaranteed to receive an amount attributable to the property without such improvements and Aimco retaining any excess proceeds.

In connection with the Spin-Off, Aimco will retain substantially all of Aimco’s existing employees, either directly or indirectly pursuant to the transfer of employees from Spinco OP (and its subsidiaries) to New OP (and its subsidiaries) prior to the distribution of New OP to the holders of Spinco OP Common Units and Spinco OP

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

HP Units. Terry Considine will serve as Spinco’s Executive Chairman, supported by an experienced executive team dedicated to Spinco, including            ,         , as President and Chief Executive Officer, and             , as Chief Financial Officer. Mr. Considine will also continue to serve as Chairman and Chief Executive Officer of Aimco. Aimco and its subsidiaries will provide Spinco and its subsidiaries with certain management, administrative, and support services, including property management.

Each Aimco common stockholder will receive one share of Spinco Common Stock for each one share of Aimco Common Stock held of record by such stockholder as of the close of business on                  , 2020 (the “record date”). You will receive cash in lieu of any fractional shares of Spinco Common Stock which you would have otherwise received. The date on which the shares of Spinco Common Stock will be distributed to you (the “distribution date”) is expected to be                 , 2020. After the Spin-Off is completed, Spinco will be a separate, publicly traded company, and the outstanding Spinco Common Stock is expected to be owned 100% by Aimco common stockholders.

The vote of Aimco’s stockholders is not required in connection with the Spin-Off. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. You will not be required to make any payment, surrender or exchange your Aimco Common Stock or take any other action to receive your shares of Spinco Common Stock in connection with the Spin-Off.

In connection with the Spin-Off and related transactions, Aimco is expected to be renamed             , and Spinco OP is expected to be renamed            . Aimco Common Stock will continue to be traded on the NYSE after the Spin-Off but will be traded under the new ticker symbol “            ” rather than the existing “AIV” ticker symbol. The change in Aimco’s name and ticker symbol is expected to occur at the same time as or prior to the Spin-Off and the related transactions.

There is no current trading market for Spinco Common Stock. We anticipate that a limited market, commonly known as a “when-distributed” trading market, will develop at some point following the record date and prior to the distribution, and that “regular-way” trading in shares of Spinco Common Stock will begin on the first trading day following the distribution. If trading begins on a “when-distributed” basis, you may purchase or sell shares of Spinco Common Stock up to and including the distribution date, but your transaction will not settle until after the distribution date. Spinco intends to apply to list Spinco Common Stock on the New York Stock Exchange (“NYSE”) under the symbol “            .” As discussed under “The Spin-Off—Listing and Trading of Spinco Common Stock,” if you sell your Aimco Common Stock in the “due-bills” market after the record date and before the distribution date, you will also be selling your right to receive shares of Spinco Common Stock in connection with the Spin-Off. However, if you sell your Aimco Common Stock in the “ex-distribution” market after the record date and before the distribution date, you will still receive shares of Spinco Common Stock in the Spin-Off.

Spinco will elect to be subject to tax as a real estate investment trust for U.S. federal income tax purposes (“REIT”) commencing with its initial taxable year ending December 31, 2020. To assist Spinco in qualifying as a REIT, among other purposes, Spinco’s charter will contain certain restrictions limiting ownership of Spinco Common Stock by any single stockholder (applying certain “beneficial ownership” rules under the federal securities laws) up to 8.7% (or up to 12.0% upon a waiver from the board of directors of Spinco) of outstanding shares of Spinco Common Stock, or 15% in the case of certain pension trusts and registered investment companies (or up to 20.0% for such pension trusts or registered investment companies upon a waiver from the board of directors of Spinco). The charter will also prohibit anyone from buying shares of Spinco’s capital stock if the purchase would result in Spinco failing to qualify as a REIT. This could happen if a transaction results in five or fewer individuals (applying certain attribution rules under the Internal Revenue Code of 1986, as amended (the “Code”)) owning 50% or more of the value of all of Spinco’s shares of capital stock or fewer individuals (applying certain attribution rules under the Internal Revenue Code of 1986, as amended (the “Code”)) owning 50% or more of the value of all of Spinco’s shares of capital stock. See “Description of Spinco’s Capital Stock—Restrictions on Transfer and Ownership of Spinco Stock.”

ii

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and, as such, are allowed to provide in this information statement more limited disclosures than an issuer that would not so qualify. In addition, for so long as we remain an emerging growth company, we may also take advantage of certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Investor Protection and Securities Reform Act of 2010 for limited periods. See “Summary—Emerging Growth Company Status.”

In reviewing this information statement, you should carefully consider the matters described under “Risk Factors” beginning on page 30.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This information statement is being mailed to Aimco stockholders beginning on or about              , 2020.

The date of this information statement is              , 2020.

iii

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

TRADEMARKS AND SERVICE MARKS

Aimco and its subsidiaries own or have rights to various trademarks, logos, service marks, and trade names that each entity uses in connection with the operation of its business. Aimco and its subsidiaries also own or have the rights to copyrights that protect the content of their respective products. Solely for convenience, the trademarks, service marks, trade names, and copyrights referred to in this prospectus are listed without the ™, ® and © symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, trade names, and copyrights included or referred to in this information statement.

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

SUMMARY

The following is a summary of material information included in this information statement. This summary may not contain all of the details concerning the Spin-Off or other information that may be important to you. To better understand the Spin-Off and Spinco’s business, you should carefully review this entire information statement.

Unless otherwise indicated or the context otherwise requires, any references in this information statement to: (i) “we,” “our,” “us,” the “Company” and “Spinco” refer collectively to Spinco, Spinco OP, and their consolidated subsidiaries; (ii) “Aimco” refers collectively to Aimco, New OP and their consolidated subsidiaries (other than Spinco, Spinco OP and their consolidated subsidiaries after the Spin-Off); and (iii) our “charter” refers to Spinco’s amended and restated charter that will govern the rights of holders of Spinco Common Stock upon the consummation of the Spin-Off.

This information statement has been prepared on a prospective basis on the assumption that, among other things, the Spin-Off will be consummated as contemplated by this information statement. There can be no assurance, however, that the Spin-Off will occur or will occur as so contemplated.

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover or as of any earlier date as of which such information is given, as applicable. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations as required by applicable law. In particular, a number of matters contained in this information statement relate to agreements or arrangements that have not yet been finalized and expectations of what may occur. Prior to the completion of the Spin-Off, it is possible that these agreements, arrangements, and expectations may change.

Our Company

The board of directors of Aimco has announced a plan to spin off a portfolio of apartment communities, diversified by both geography and price point, with an estimated GAV of $12.6 billion and an estimated NAV of $8.4 billion, as of March 31, 2020, and certain directly related liabilities and overhead into a separate, publicly traded company that will elect to be treated as a REIT. In addition, in connection with the Spin-Off, Aimco will retain substantially all of Aimco’s existing employees, either directly or indirectly pursuant to the transfer of employees from Spinco OP (and its subsidiaries) to New OP (and its subsidiaries) prior to the distribution of New OP to the holders of Spinco OP Common Units and Spinco OP HP Units. Terry Considine will serve as Spinco’s Executive Chairman, supported by an experienced executive team dedicated to Spinco, including         , as President and Chief Executive Officer, and         , as Chief Financial Officer. Mr. Considine will also continue to serve as Chairman and Chief Executive Officer of Aimco. Aimco and its subsidiaries will provide Spinco and its subsidiaries with certain management, administrative, and support services, including property management. Spinco, directly and through subsidiaries in which it owns all of the outstanding common equity, will be the general and special limited partner of Spinco OP. Spinco OP will hold substantially all of Spinco’s assets and manage the daily operations of Spinco’s business directly and indirectly through certain subsidiaries and by engaging Aimco to provide certain management, administrative, and support services, including property management. In connection with the consummation of the Spin-Off and related transactions, Aimco intends to change its name to             , and Spinco OP intends to change its name to            .

Spinco, like Aimco, will be engaged primarily in multi-family investment but will have its own distinctive focus. In particular, Spinco is expected to hold stabilized apartment communities, intended to provide predictable returns, with Aimco holding more complex development assets (in addition to the Excluded Seed Properties (as

1

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

defined below)), intended to provide potential opportunities for future value-creation. Aimco’s portfolio will consist of five stabilized multi-family properties to provide cash flows to help meet its on-going liquidity needs, as well as three non-traditional assets. The board of directors of Aimco expects that Aimco and Spinco will each benefit as a result of their complementary competencies and close alliance. We believe the Spin-Off will allow investors to better understand Aimco’s and Spinco’s businesses and that Spinco will hold a portfolio of properties with more transparent and predictable results than Aimco. We further expect that Spinco will improve Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”) multiples, reflecting a simpler business plan with more transparent and predictable cash flows, which should provide the opportunity for higher dividends, accretive investments with limited or no drag and complexity, or both. Spinco is expected to also have limited to no risk of earnings dilution from non-earning assets, and to have limited execution risk for redevelopment, development, and lease-ups, low leverage and lower overhead costs (both in total dollars and as a percentage of fair market value) better aligned with its underlying business. Because of our relationship with Aimco and its subsidiaries, we are expected to benefit from a pipeline of newly redeveloped or developed properties due to an arrangement under which we will lease certain properties to Aimco for redevelopment, development, and lease-up. Once the Spin-Off is completed, Spinco intends to accelerate its focus on growth of accretive investments with limited or no drag and complexity by capitalizing on existing partnerships (including with Aimco and its subsidiaries pursuant to the Master Leasing Agreement (as defined below)) and expanding into new relationships.

At the completion of the Spin-Off, our portfolio is expected to include 119 apartment communities with 29,862 apartment homes, including the Initial Leased Properties. Following the Spin-Off, Spinco and its applicable subsidiaries will lease to Aimco each Initial Leased Property pursuant to leases entered into in accordance with the Master Leasing Agreement, each of which is an in-process redevelopment, development or lease-up property. We will also continue to own, and may acquire in the future, certain properties that have potential for redevelopment or development in the future, which we refer to as the “Spinco Land Bank.” We may lease these properties to Aimco for redevelopment, development, and/or lease up in accordance with the terms of the Master Leasing Agreement. Under the terms of the leases, Aimco or its applicable subsidiaries will agree to use commercially reasonable efforts to diligently complete the on-going redevelopment and development projects and their lease-ups. Aimco or its applicable subsidiaries will have the option, but not an obligation, to terminate any of the leases for these properties once they reach and maintain stabilization, and receive payment for the redevelopment or development-related improvements, either generally at the then-current GAV of the development and redevelopment improvements (in some cases, at a small discount thereto) if Spinco exercises an option to pay such fee, or through a sale of the property to a third party (by Spinco and Aimco), with Spinco guaranteed to receive an amount attributable to the property without such improvements and Aimco retaining any excess proceeds (see “—Redevelopment and Development” below for additional details).

Aimco will, through its subsidiaries, retain the redevelopment and development business, the property management business, and a portfolio of assets with an estimated GAV of $1.2 billion and an estimated NAV of approximately $0.9 billion, as of March 31, 2020. The portfolio of assets retained by Aimco includes Royal Crest Estates (Warwick), located in Warwick Rhode Island, Royal Crest Estates (Marlborough), located in Marlborough, Massachusetts, Waterford Village, located in Bridgewater, Massachusetts, Wexford Village, located in Worchester, Massachusetts, and Royal Crest Estates (Nashua), located in Nashua, New Hampshire (which entity will be transferred to New OP immediately after the completion of the distribution of New OP Units) (collectively, the “Excluded Seed Properties”) and certain non-traditional assets, consisting of the loan to, and equity option in, the Parkmerced Loan; 1001 Brickell, a 350,000 square foot office building located in Miami, Florida; and the Yacht Club property adjacent to 1001 Brickell. The remainder of Aimco’s currently-owned apartment communities will be owned by us following the Spin-Off.

Our expected business activities following the completion of the Spin-Off are summarized below.

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Ownership of Certain Apartment Communities

We will own a portfolio of apartment communities, diversified by both geography and price point. The portfolio is expected to include 119 apartment communities with 29,862 apartment homes, including the Initial Leased Properties, in which we will hold an average ownership of approximately 99% measured by GAV. The portfolio of apartment communities is diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States. We are also expected to benefit from a pipeline of properties that will be leased to Aimco for development or redevelopment and lease-up, under which leases Aimco will have the option, but not the obligation, to terminate generally providing us an investment at a discount to the property’s then-current GAV.

Redevelopment and Development

We do not intend to directly redevelop or develop apartment communities. Instead, we expect to benefit from a pipeline of properties that will be leased to Aimco for development or redevelopment and lease-up. Aimco will redevelop and develop properties for us and increase occupancy at properties that are not stabilized due to a recently completed redevelopment or development, commencing with the Initial Leased Properties.

We expect to lease the Initial Leased Properties (and additional properties from the Spinco Land Bank if and as may be mutually agreed between us and Aimco in the future) to Aimco pursuant to leases entered into in accordance with the Master Leasing Agreement for a percentage of then-current fair market value. Aimco will then redevelop or develop the property (if required) with the goal of maximizing long-term value at the community and use its property management business to lease-up the property. Upon completion of the redevelopment and development and lease-up, Aimco or its applicable subsidiaries will have the option, but not an obligation, to terminate any of the leases for these properties once they reach and maintain stabilization, and receive payment for the redevelopment or development-related improvements, either generally at the then-current GAV of the development and redevelopment improvements (in some cases, at a small discount thereto) if Spinco exercises an option to pay such fee, or through a sale of the property to a third party (by Spinco and Aimco), with Spinco guaranteed to receive an amount attributable to the property without such improvements and Aimco retaining any excess proceeds. If Aimco does not exercise its right to terminate the lease, Aimco will have the option to assign the lease to third parties, subject to our consent and right of first refusal.

Aimco may also acquire other properties or portfolios from third parties that they believe can be redeveloped or developed or leased-up to become stabilized properties and seek to sell such properties to us once the redevelopment and development and lease-ups are completed. If we, subject to our unfettered discretion, agree to acquire any such properties, we will acquire such property from Aimco at a small discount to then-current GAV. If we do not acquire such properties, Aimco will be permitted to sell such properties to third parties.

Aimco will Manage our Properties

After the Spin-Off, Aimco will have the responsibility of managing and operating our apartment communities. Aimco’s subsidiaries initially will provide property management and certain other property-related services to us for all of our apartment communities, and we will generally be obligated to pay to Aimco a property management fee based on an agreed percentage of revenue collected and such other fees as may be mutually agreed for various other services. See “Our Relationship with Aimco Following the Spin-Off.”

Management of Our Portfolio

We will manage our portfolio to allocate investment capital to enhance rent growth and increase long-term capital values through portfolio design, emphasizing land value as well as location and submarket. We will target

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geographic diversification in our portfolio in order to reduce the volatility of our rental revenue and to reduce the risk of undue concentration in any particular market. Similarly, we will seek price point diversification by owning apartment communities that offer apartment homes at rents below those asked by competitive new building supply.

Our portfolio of apartment communities will be diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality and will also be diversified across several of the largest markets in the United States. Our portfolio will seek to include about one-half “A” rated properties, and about one-half “B” and “C+” rated properties.

As part of our portfolio strategy, we may seek to sell communities with lower expected free cash flow internal rates of return and reinvest the proceeds from such sales in accretive uses such as capital enhancements and selective acquisitions of stabilized communities with projected free cash flow internal rates of return higher than expected from the communities being sold. Through this disciplined approach to capital recycling, we will increase the quality and expected growth rate of our portfolio.

Our Management Team

In connection with the Spin-Off, Aimco will retain substantially all of Aimco’s existing employees, either directly or indirectly pursuant to the transfer of employees from Spinco OP (and its subsidiaries) to New OP (and its subsidiaries) prior to the distribution of New OP to the holders of Spinco OP Common Units and Spinco OP HP Units. However, we will have our own senior management team, whose focus will be solely on Spinco’s business and which will include asset managers and internal auditors to oversee Spinco’s performance, and both management and board investment committees to review and approve transactions. Each of Spinco and Aimco will have senior management teams focused on the performance of each company’s respective businesses and value-creation opportunities. We believe that the separation of the Aimco and Spinco portfolios, and an experienced senior management team at each of Aimco and Spinco will result in the respective businesses each receiving the executive management focus and attention required for each business to realize its potential. Our and Aimco’s senior management teams each have a collective track record of successful redevelopment and development projects, active management of real estate operations, and real estate portfolio management, all within a REIT environment. In addition, we will have access to Aimco’s property management team, who will manage and operate the apartment communities in our portfolio pursuant to the Property Management Agreement (as defined below).

Terry Considine will serve as Executive Chairman of the board of directors of Spinco and as Aimco’s Chairman of the board of directors and Chief Executive Officer, and will be responsible for ensuring that Aimco and Spinco work together collaboratively for their mutual benefit. In order to avoid the appearance of a conflict of interest, Mr. Considine will recuse himself from voting as a member of either board of directors during the approval or disapproval of any transactions between the two companies.

In addition, we will have a board of directors that meets the NYSE independence requirements, including being comprised of a majority of independent directors.

REIT Status

We will elect to be treated as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ending December 31, 2020. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our “real estate investment trust taxable income,” which is generally equivalent to net taxable ordinary income. See “U.S. Federal Income Tax Considerations.”

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Overview of the Spin-Off

The board of directors of Aimco has announced a plan to separate Aimco’s business into two separate, publicly traded companies:

•

Spinco, which will have a portfolio of wholly or partially owned stabilized, multifamily assets, primarily in the largest markets in the United States and diversified by market and price point, with an indefinite holding period that is expected to minimize the execution risks of redevelopment, development, and lease-ups, and intended to provide predictable returns; and

•

Aimco, which will focus on redevelopment and development of properties and on property management, and is expected to hold more complex development assets, intended to provide potential opportunities for future value-creation. Aimco’s portfolio will consist of five stabilized multi-family properties to provide cash flows to help meet its on-going liquidity needs, as well as three non-traditional assets.

As a company separate from us, Aimco will be serving investors seeking long-term value-creation through redevelopment and development. This strategy provides Aimco flexibility to pursue broader opportunities due to better alignment of stockholder interests.

Upon the completion of the Spin-Off, Spinco will own, through subsidiaries in which it will own all of the common equity, the general partner interest, and special limited partner interest in Spinco OP, which will also have minority third party partners, and Aimco will own, directly and through subsidiaries in which it will own all of the common equity, the general partnership interest and special limited partnership interest in New OP, which will also have minority third party partners.

Immediately prior to the distribution of New OP Units, New OP will receive, by contribution from Spinco OP, certain properties, assets, and liabilities related to the Aimco business in exchange for New OP Units. Following such contributions by Spinco OP, Spinco OP will distribute its New OP Units to holders of Spinco OP Common Units, including Spinco and AIMCO-GP, Inc., a Delaware corporation and the general partner of Spinco OP (“Spinco OP GP”) (with Spinco and Spinco OP GP further distributing their New OP Units to Aimco) and Spinco OP HP Units on a pro rata basis.

Spinco will contribute a portion of its interests in Spinco OP and all of its interests in Spinco OP GP to two newly formed subsidiary REITs in exchange for common and preferred stock in each REIT. Following such contributions by Spinco, Spinco will issue $2 million in Class A Preferred Stock to Aimco, subject to a binding commitment to sell such Class A Preferred Stock to an unrelated third party. Aimco will then distribute on a pro rata basis to all holders of Aimco Common Stock the Spinco Common Stock. Immediately following such distribution, the Class A Preferred Stock will be sold to a third party.

On the distribution date, each Aimco common stockholder will receive one share of Spinco Common Stock for each one share of Aimco Common Stock held at the close of business on the record date. You will not be required to make any payment, or surrender or exchange your Aimco Common Stock, or take any other action to receive your Spinco Common Stock in connection with the Spin-Off. Following such distribution by Aimco, Aimco and Spinco will be two separate, publicly-held companies. Immediately following the Spin-Off, it is expected that the Class A Preferred Stock in Spinco will be sold to a third party by Aimco.

The following transactions also have occurred, or are expected to occur concurrently with, prior to or immediately following the completion of the separation and distribution by Aimco (collectively, the “Restructuring”):

•	Durango GP, LLC (“New OP GP”) was formed as a Delaware limited liability company on August 11, 2020 with Aimco as its initial member. New OP was formed as a Delaware limited partnership on

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August 11, 2020, with Spinco OP its sole initial limited partner and New OP GP as its initial general partner.

•

Spinco OP’s limited partnership agreement is expected (subject to receipt of the requisite approval of Spinco OP’s unitholders) to be amended to provide, among other things, that Spinco OP Common Units and Spinco OP HP Units will be redeemable for Spinco Common Stock if the Spin-Off is consummated (see “Description of Spinco OP Partnership Units and Summary of Spinco OP Partnership Agreement” below).

•

In accordance with the terms of the Separation and Distribution Agreement (the “Separation Agreement”), Spinco OP will cause the Aimco business (other than its interest in AIMCO Royal Crest—Nashua L.L.C., the Delaware limited liability company that owns Royal Crest Estates (Nashua) (“Royal Crest Nashua LLC”), which entity will be transferred to New OP for no consideration immediately after the distribution of New OP Units pursuant to a binding agreement entered into prior to such distribution) and certain other assets to be contributed to New OP in exchange for 100% of the outstanding New OP Units.

•

It is expected that certain entities that will be subsidiaries of New OP after the separation will assume or retain a certain amount of existing secured property-level indebtedness related to the Aimco business, while entities that will be subsidiaries of Spinco will assume or retain a certain amount of existing secured property-level indebtedness related to the Spinco business.

•

It is expected that Spinco and its subsidiaries will have a revolving credit facility and a term loan credit facility, each of which may be secured by assets of Spinco and its subsidiaries, and which credit facilities may either be a continuation of Aimco’s existing revolving credit facility and term loan credit facility, or a replacement thereof on similar terms and conditions. Additional detail on the intended financing, and the treatment of Aimco’s existing credit facilities, will be included in a subsequent amendment to this information statement.

•	Substantially all of Spinco OP’s (and its subsidiaries’) employees will become or remain employees of New OP (and its subsidiaries).

•

In accordance with the Separation Agreement, Spinco OP will distribute 100% of the outstanding New OP Units to the holders of Spinco OP Common Units (including Spinco and Spinco OP GP) and Spinco OP HP Units, pro rata with respect to their ownership of Spinco OP Common Units and Spinco OP HP Units as of the close of business on the record date. Each of the holders of Spinco OP Common Units will be entitled to receive one New OP Unit for each one Spinco OP Common Unit held as of the close of business on the record date, and each of the holders of Spinco OP HP Units will be entitled to receive one New OP Unit for each one Spinco OP HP Unit held as of the close of business on the record date.

•	Spinco and Spinco OP GP will distribute their New OP Units to Aimco.

•	Spinco OP will transfer its interests in Royal Crest Nashua LLC to New OP.

•	Aimco will contribute its interest in Spinco OP GP to Spinco.

•

Spinco will form             (“REIT 1”) and             (“REIT 2”), Delaware limited liability companies that will each elect to be treated as a corporation and a REIT for U.S. federal income tax purposes commencing with its initial taxable year ending December 31, 2020. Spinco will contribute an amount of Spinco OP Common Units representing a 34% limited partner interest in Spinco OP to REIT 1, and will contribute Spinco OP Common Units representing a 34% limited partner interest in Spinco OP and its interests in Spinco OP GP to REIT 2, each in exchange for common and preferred interests in REIT 1 and REIT 2 (as applicable). REIT 1 and REIT 2 are each expected to also have approximately 125 third party holders of a nominal amount of non-participating non-voting preferred stock with an

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aggregate initial liquidation preference of approximately $125,000 to satisfy certain requirements for qualifying as a REIT for U.S. federal income tax purposes.

•	Spinco will issue Class A Preferred Stock to Aimco, subject to a binding commitment to sell such Class A Preferred Stock to an unrelated institutional investor.

•

In accordance with the Separation Agreement, Aimco will distribute all of the outstanding Spinco Common Stock to Aimco common stockholders as of the record date on a pro rata basis. Each Aimco common stockholder will be entitled to receive one share of Spinco Common Stock for each one share of Aimco Common Stock held by such stockholder as of the record date.

•	Aimco will sell its Class A Preferred Stock in Spinco to an unrelated institutional investor.

•

In addition to the Separation Agreement, Spinco and Spinco OP (or their applicable subsidiaries), on the one hand, and Aimco and New OP (or their applicable subsidiaries), on the other hand, will enter into an Employee Matters Agreement, a Property Management Agreement, a Master Services Agreement and a Master Leasing Agreement, each as defined and further described below, and certain other agreements as further described below.

Until the Spin-Off has occurred, Aimco has the right to terminate the Spin-Off, even if all of the conditions have been satisfied, if the board of directors of Aimco determines, in its sole discretion, that the Spin-Off is not in the best interests of Aimco and its stockholders or that market conditions or other circumstances are such that the Spin-Off is no longer advisable at that time. We cannot provide any assurances that the Spin-Off will be completed. For a more detailed description of these conditions, see “—Conditions to the Spin-Off.”

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Organizational Structure

In general, we intend to own our assets and conduct substantially all of our business through our operating partnership and its subsidiaries. The following chart depicts a simplified graphical representation of the relevant portion of Aimco’s corporate structure, including Spinco, before and after the Spin-Off:

Before the Spin-Off

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After the Spin-Off

Reasons for the Spin-Off

Aimco believes that the share price of Aimco Common Stock has been negatively affected by employing leverage at levels above peers, and by the execution risk and related overhead costs associated with redevelopment, development and lease ups, and more complicated and non-traditional investments or investment structures. Assets that are under redevelopment, development or lease-up typically are non-earning or low-earning. These aspects of Aimco’s business are expected to continue to weigh on Aimco’s performance and ability to grow through equity issuance. Aimco believes that redevelopment, development, and lease ups remain a valuable part of the multi-family business but recognizes that such aspects may be incompatible with other aspects of Aimco’s business. Aimco also believes that Spinco will be more attractive to investors as a “pure” property ownership business that does not manage its own properties, making it easier for investors and the market to understand and value. The board of directors of Aimco believes that separating the substantial majority of Aimco’s apartment community portfolio from the remainder of Aimco’s business is in the best interests of Aimco, Spinco, and their respective stockholders for a number of reasons, including the following:

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Creates two separate companies, each with the opportunity to pursue growth through the execution of different business plans. We believe that having two separate companies will make each more focused and easier to understand, providing value-creation opportunities that are not available or are more difficult to achieve in a combined company. As two separate companies, we believe that Aimco and Spinco will be able to focus on their respective core businesses and will have an enhanced ability to maximize value for their respective stockholders. We believe that the separation will allow investors to better understand our business. Our focus on the ownership of stabilized properties is expected to result in lower overhead costs and reduced leverage, which we believe will create a portfolio of properties with more predictable results. Aimco may pursue value-creating investment opportunities that did not historically fit within Aimco’s business strategy and will have the flexibility to implement strategic initiatives aligned with its business plan and prioritize investment spending and capital

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allocation accordingly. Aimco and Spinco believe that this will lead to operational efficiencies and has the potential to enhance the value and profitability of Aimco’s properties. Aimco and Spinco further expect that Aimco and Spinco will each benefit as a result of their complementary competencies and close alliance.

•

Enhances investor transparency, better highlights the attributes of both companies, and provides investors with the option to invest in one or both companies. By separating the Spinco business from the rest of Aimco’s business, investors will have the option to invest in Aimco’s stabilized multifamily portfolio (through an investment in Spinco), in Aimco’s redevelopment and development pipeline and property management business (through an investment in Aimco), or in both. The separation will enable potential investors and the financial community to evaluate Aimco and Spinco separately and assess the merits, performance and future prospects of their respective businesses. Spinco is expected to have predictable and growing cash flow, providing the opportunity for higher dividends, accretive investments with limited or no drag and complexity, or both, and is expected to benefit from improved FFO and AFFO multiples, reflecting a simpler business plan with more transparent and predictable cash flows. Aimco’s business is expected to be less predictable in terms of quarter over quarter activity but to also have higher long term target returns commensurate with such level of risk.

•

Limits Spinco’s exposure to risks associated with the redevelopment and development business. Spinco will be able to invest in stabilized properties that it believes will better support its underlying business. Spinco is expected to have limited to no risk of earnings dilution from non-earning assets, and to have limited execution risk for redevelopment, development, and lease-ups, low leverage and lower overhead costs (both in total dollars and as a percentage of fair market value). Through its close alliance with Aimco, Spinco is expected to retain some of the advantages of Aimco’s redevelopment and development business without the execution risk, leverage or associated costs.

•

Provides our management teams with the ability to focus on our distinct businesses and be more closely aligned with the needs of investors. Each of Spinco and Aimco will have a senior management team focused on the performance of its respective business and value-creation opportunities. The separation of the businesses will give each senior management team the opportunity to focus on the goals and expectations of each company’s investors. We expect that the separation of the experienced senior management teams and other key personnel operating our businesses, will result in the ability for each company to better satisfy the needs of its respective stockholders.

•

Provides us with access to public equity markets. It has historically been expensive for Aimco to issue equity, making it difficult for Aimco to grow through raising capital. Aimco’s share price has consistently traded at a discount to NAV, with equity issuances dilutive of NAV per share. The Spin-Off is expected to increase FFO and AFFO at Spinco and produce a better price to earnings ratio than has previously been given to Aimco while it owned all of the businesses of Aimco and Spinco. As a result of the separation, we expect Spinco will have access to the capital markets at a non-dilutive price and a strong capital structure tailored to its strategic goals. We believe this will provide Spinco with improved access to the public markets, providing it with capital to invest in the acquisition of properties to grow its portfolio.

The board of directors of Aimco also considered a number of potentially negative factors in evaluating the separation and concluded that the potential benefits of the separation outweighed these factors. For more information, please refer to the sections entitled “The Spin-Off—Reasons for the Spin-Off” and “Risk Factors” included elsewhere in this information statement.

Our Relationship with Aimco Following the Spin-Off

After the Spin-Off, Spinco will be a separate, publicly traded company and will elect to be treated as a REIT for U.S. federal income tax purposes commencing with its initial taxable year ending December 31, 2020. Aimco

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currently intends to maintain its REIT status as a separate, publicly traded company, and will continue to invest in its portfolio of rental properties and its redevelopment and development business.

To set forth our relationship from and after the Spin-Off, Spinco, Spinco OP, Aimco, and New OP (and our respective subsidiaries, as applicable) will enter into, among other agreements: (1) the Separation Agreement setting forth the mechanics of the Spin-Off and certain organizational matters, (2) an agreement relating to employee matters (the “Employee Matters Agreement”), (3) an agreement pursuant to which Aimco and its subsidiaries will provide property management and related services to Spinco and its subsidiaries (the “Property Management Agreement”), (4) an agreement pursuant to which Aimco and its subsidiaries will provide certain management, administrative, and support services to Spinco and its subsidiaries on an ongoing basis (the “Master Services Agreement”), and (5) a Master Leasing Agreement pursuant to which Aimco may enter into leases with Spinco pursuant to which Aimco will lease from Spinco certain properties under redevelopment and to be developed or leased-up (including the Initial Leased Properties), and under which Aimco will have certain lease termination rights (the “Master Leasing Agreement”). See “Our Relationship with Aimco Following the Spin-Off” for details.

Strengths

The Spin-Off is intended to provide us and Aimco with the necessary structure, management, and strategy to create stockholder value. In particular, we believe that Aimco and Spinco will have the following respective strengths following the Spin-Off:

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Investment in low risk asset classes. Spinco is expected to limit its exposure to risk by (i) investing in a transparent and well understood asset class, a diversified portfolio of high quality, multi-family properties whose cash flows are predictable and generally rising; and (ii) minimizing the risk of redevelopment and development, as well as reducing the risk of leverage. Spinco will provide public market liquidity to a stable portfolio.

•

Ability to obtain redeveloped and developed properties from Aimco. Although Aimco and Spinco will be separate companies, Aimco and Spinco will have a close alliance and share complementary competencies. Spinco is expected to benefit from Aimco’s acceleration of the development or redevelopment of the Spinco Land Bank, by receiving current lease payments from Aimco for the use of Spinco properties, and by the option to terminate the lease and so take unencumbered ownership of a pipeline of newly redeveloped or developed properties leased by Aimco. Spinco will also have a right of first refusal over all of Aimco’s stabilized properties (including those acquired after the consummation of the Spin-Off (other than the Excluded Seed Properties)).

•

Focused business model. Spinco will focus primarily on the ownership of stabilized real estate assets. We believe that a singular and clear focus will create value for our investors. We will provide returns to our investors through what we expect to be stable and consistent revenue, principally through collection of rent from the properties we own. Spinco will use its senior management team to manage portfolio allocations, consider opportunities to buy or sell properties, oversee continuing upgrades to its properties through systematic re-investment, make determinations regarding the allocation of capital, establish and execute balance sheet strategies, and oversee third-party property management.

•

Management team with relevant experience and incentives aligned with stockholders. Spinco’s senior management team will focus solely on Spinco’s business and will include asset managers and internal auditors to oversee Spinco’s performance, and both management and board investment committees to review and approve transactions. Spinco’s senior management team has a collective track record of active management of real estate operations and real estate portfolio management, all within a REIT environment. In addition, Spinco will rely on Aimco’s property management team to operate its portfolio of apartment communities pursuant to the Master Services Agreement. Spinco will

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rely on the strengths of Aimco’s property management team in connection with targeting customers with above-average income and prospects, achieving high customer satisfaction, achieving above-average customer retention, maintaining high average daily occupancy, increasing income from other services and other assets, and emphasizing control of costs.

•

Experienced leader with incentives aligned with stockholders. Terry Considine will serve as Executive Chairman of the board of directors of Spinco and as Aimco’s Chairman of the board of directors and Chief Executive Officer. As founder of both companies, Mr. Considine will be responsible for seeing that Aimco and Spinco work together collaboratively for their mutual benefit. As a substantial equity holder in Spinco, Mr. Considine’s interests are well-aligned with Spinco stockholders. In addition, Mr. Considine has over 45 years of experience in the real estate and other industries.

•

Diverse real estate portfolio. Spinco’s real estate portfolio, with properties in several of the largest markets in the United States and numerous states, provides significant geographic diversification and reduces the volatility of rental revenue and reduces the risk of undue concentration in any particular market. Spinco’s properties are strategically clustered, creating regional critical mass and operational efficiency. Spinco’s portfolio is also diversified by price point and quality. We seek price point diversification by owning apartment communities that offer apartment homes at rents below those asked by competitive new building supply.

Strategy

Following the Spin-Off, Spinco will seek to maximize stockholder value through:

•

Targeting certain customers. We will target customers with above average incomes and prospects and provide such customers with distinctive products and services that command, on average, rents that are between 100-125% of local market average rents. In addition, neighbors are a meaningful part of the customer experience, together with the location of the community and the physical quality of the apartment homes. We will also seek stable, credit-worthy residents who are also good neighbors and are likely to live with us longer.

•

Active portfolio management. We will actively manage our portfolio, specifically through recycling capital to improve returns while maintaining a portfolio diversified among markets and across price points in order to reduce the volatility of our rental revenues.

•

Cautious use of financial leverage. We expect to operate at leverage levels lower than that historically associated with Aimco. We will use financial leverage cautiously and at levels consistent with an investment grade rating, targeting less than 6:1 leverage to EBITDA. Specifically, our leverage after the Spin-Off is expected to be principally comprised of single asset, non-recourse, property level debt.

•	Diverse investments. We will invest in a transparent and well understood asset class, a diversified portfolio of high quality, multi-family properties whose cash flows are predictable and rising.

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Minimizing certain risks. We will be able to minimize execution risk associated with redevelopment and development, which will be sourced through Aimco and other third parties. We will also reduce the risk of leverage by use of safe property-level debt.

•

Our Relationship with Aimco. Aimco and Spinco are expected to improve their respective values by focus and transparency. Spinco will provide Aimco with a pipeline of opportunity that will be Aimco’s base business. Although Aimco and Spinco will be independent, they will share a symbiotic relationship. Since Spinco will be the owner of certain properties, we expect Aimco will seek Spinco’s work because of familiarity, track record, a close relationship, and mutual advantage.

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Financing

We expect to implement and maintain a capital structure that is adequate to pursue our business plan and a cost of capital that allows us to provide attractive returns to our stockholders and compete for investment opportunities. At the completion of the Spin-Off, it is expected that Spinco and its subsidiaries will have a revolving credit facility and a term loan credit facility, each of which may be secured by assets of Spinco and its subsidiaries, and which credit facilities may either be a continuation of Aimco’s existing revolving credit facility and term loan credit facility, or a replacement thereof on similar terms and conditions. Additional detail on our intended financing, and the treatment of Aimco’s existing credit facilities, will be included in a subsequent amendment to this information statement.

Over time, we may become party to one or more additional financing arrangements, including credit facilities or other bank debt, bonds, and mortgage financing.

We also anticipate that certain entities that will be our subsidiaries after the Spin-Off will assume or retain a certain amount of existing secured property-level indebtedness related to the properties we will own after the Spin-Off. For additional information concerning our indebtedness, see “Description of Financing and Material Indebtedness.”

Restrictions on Ownership and Transfer of Spinco Common Stock

To assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, among other purposes, our charter will provide for restrictions on ownership and transfer of Spinco shares of stock, including, certain restrictions limiting ownership of Spinco Common Stock by any single stockholder (applying certain “beneficial ownership” rules under the federal securities laws) up to 8.7% (or up to 12.0% upon a waiver from the board of directors of Spinco) of outstanding shares of Spinco Common Stock, or 15% in the case of certain pension trusts and registered investment companies (or up to 20.0% for such pension trusts or registered investment companies upon a waiver from the board of directors of Spinco). The charter will also prohibit anyone from buying shares of Spinco’s capital stock if the purchase would result in Spinco losing its REIT status. This could happen if a transaction results in five or fewer individuals (applying certain attribution rules of the Code) owning 50% or more of the value of all of Spinco’s shares of capital stock or in fewer than 100 persons owning all of Spinco’s shares of capital stock. See “Description of Spinco’s Capital Stock—Restrictions on Transfer and Ownership of Spinco Stock.”

Our Tax Status

We will elect to be subject to tax as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ending December 31, 2020. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels to our stockholders, and the concentration of ownership of our capital stock. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. In connection with the Spin-Off, we will receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden, Arps”), to the effect that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

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Pursuant to 17 C.F.R. Section 200.83

Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of certain limited exemptions from various requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	Not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for up to five years;

•	Providing less than five years of selected financial data in this information statement;

•	Reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements; and

•	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these exemptions in this information statement and in any other periodic reports, proxy statements, and registration statements that pre-date the date on which we cease to be an emerging growth company. We cannot predict if investors will find Spinco Common Stock less attractive due to the permitted reduced disclosure in this information statement and in any such other periodic reports, proxy statements, and registration statements. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile and adversely affected.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of this extended transition period for accounting standards, and our election is irrevocable pursuant to Section 107(b) of the JOBS Act.

We will remain an emerging growth company until the earliest of (1) the last day of the first fiscal year in which our total annual gross revenues first exceed $1.07 billion; (2) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act or any successor statute, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period; and (4) the end of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”).

Risks Related to Our Business and the Spin-Off

Our business and the Spin-Off and the related transactions pose a number of risks, including:

•

Pandemics, such as COVID-19, may affect our ability to collect rents and late fees from tenants, and our ability to evict tenants, in addition to having other negative effects on our business, which in turn could adversely affect our financial condition and results of operations;

•

If Aimco is unable to successfully redevelop or develop new properties in a timely manner or at all or fails to perform under our agreements with them, it could materially adversely affect our operating results and financial condition;

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•

Failure to generate sufficient net operating income may adversely affect our liquidity, limit our ability to fund necessary capital expenditures, or adversely affect our ability to pay dividends or distributions;

•	Competition could limit our ability to lease apartment homes, increase or maintain rents or execute our development strategy;

•	Because real estate investments are relatively illiquid, we may not be able to sell apartment communities when appropriate;

•	If we are not successful in our acquisition of apartment communities, our results of operations could be adversely affected;

•	Potential liability or other expenditures associated with potential environmental contamination may be costly;

•	Rent control laws and other regulations that limit our ability to increase rental rates may negatively impact our rental income and profitability;

•	Laws benefiting disabled persons may result in our incurrence of unanticipated expenses;

•	Moisture infiltration and resulting mold remediation may be costly;

•	Although we will be insured for certain risks, the cost of insurance, increased claims activity, or losses resulting from casualty events may affect our financial condition and results of operations;

•	Natural disasters and severe weather may affect financial condition and results of operation;

•	We depend on our senior management;

•	We will rely on Aimco to manage our properties. If Aimco fails to efficiently manage our properties, tenants may not renew their leases or we may become subject to unforeseen liabilities;

•

In addition to relying on Aimco for the management of our properties, we will depend on Aimco to conduct our business operations, and any adverse changes in the financial health of Aimco or its affiliates or our relationship with them could hinder Aimco’s ability to successfully manage our operations;

•

Our business and operations would suffer in the event of significant disruptions or cyberattacks of our information technology systems or our failure to comply with laws, rules, and regulations related to privacy and data protection;

•	“Change of control” provisions, such as in our Master Leasing Agreement, may discourage third parties from acquiring us or from acquiring our properties;

•	There may be conflicts of interest in our relationship with Aimco;

•	Our debt financing could result in foreclosure of our apartment communities, prevent us from making distributions on our equity, or otherwise adversely affect our liquidity;

•	Disruptions in the financial markets could affect our ability to obtain financing and the cost of available financing and could adversely affect our liquidity;

•	Increases in interest rates would increase our interest expense and reduce our profitability;

•	The potential phasing out of LIBOR after 2021 may affect our financial results;

•	Covenant restrictions may limit our ability to make payments to our investors;

•	We may increase leverage, which could further exacerbate the risks associated with our substantial indebtedness;

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•	The board of directors of Aimco has reserved the right, in its sole discretion, to amend, modify, or abandon the Spin-Off and the related transactions at any time prior to the distribution;

•	The historical and pro forma financial information included in this information statement may not be a reliable indicator of future results;

•	We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off;

•	The Spin-Off could give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operations;

•

In connection with the Spin-Off, we have assumed and will assume, and will indemnify Aimco for, certain liabilities. If we are required to make payments pursuant to these indemnities, we may need to divert cash to meet those obligations and our financial results could be adversely affected. In addition, Aimco will indemnify us for certain liabilities. These indemnities may not be sufficient to insure us against the full amount of liabilities we incur, and Aimco may not be able to satisfy its obligations in the future;

•	The Spin-Off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws;

•	Our agreements with Aimco may not reflect terms that would have resulted from arm’s-length negotiations with unaffiliated third parties;

•	After the Spin-Off, we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company;

•	The distribution of Spinco Common Stock will not qualify for tax-free treatment and will generally be taxable to you as a dividend;

•	Spinco may fail to qualify as a REIT;

•	REIT distribution requirements limit our available cash;

•	Spinco may be subject to federal, state, and local income taxes in certain circumstances;

•	Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends;

•	Complying with the REIT requirements may cause Spinco to forgo otherwise attractive business opportunities;

•	Changes to United States federal income tax laws could materially and adversely affect Spinco and Spinco’s stockholders;

•

Government housing regulations may limit the opportunities at some of our apartment communities and failure to comply with resident qualification requirements may result in financial penalties and/or loss of benefits, such as rental revenues paid by government agencies. Additionally, the government may cease to operate or reduce funding for government housing programs which would result in a loss of benefits from those programs;

•

There is no existing market for Spinco Common Stock, and a trading market that will provide you with adequate liquidity may not develop for Spinco Common Stock. In addition, once Spinco Common Stock begins trading, the market price and trading volume of Spinco Common Stock may fluctuate widely;

•	We cannot guarantee the timing, amount, or payment of dividends on Spinco Common Stock;

•	We may choose to pay dividends in our own stock, in which case you could be required to pay income taxes in excess of the cash dividends you receive;

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•	Future sales or distributions of Spinco Common Stock could depress the market price for shares of Spinco Common Stock;

•	The combined post-Spin-Off value of Aimco Common Stock and Spinco Common Stock may not equal or exceed the pre-Spin-Off value of Aimco Common Stock;

•	Spinco and its subsidiaries may be prohibited from making distributions and other payments;

•	Limits on ownership of shares specified in Spinco’s charter may result in the loss of economic and voting rights by purchasers that violate those limits;

•	Spinco’s charter may limit the ability of a third-party to acquire control of Spinco;

•	The Maryland General Corporation Law may limit the ability of a third-party to acquire control of Spinco; and

•	We are an “emerging growth company” and, as a result of the reduced disclosure requirements applicable to emerging growth companies, Spinco Common Stock may be less attractive to investors.

These and other risks related to the Spin-Off and our business are discussed in greater detail under the heading “Risk Factors” in this information statement. You should read and consider all of these risks carefully.

Our Corporate Information

Spinco will be a Maryland corporation. Our principal executive offices will be located at          , and our telephone number is             . We will maintain a website at             . Information contained on or connected to, or that can be accessed from, our website does not and will not constitute part of this information statement or the registration statement on Form 10 of which this information statement is a part.

Questions and Answers about Spinco and the Spin-Off

The following are some of the questions that you may have regarding the Spin-Off and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see “The Spin-Off” beginning on page 51 and “Our Relationship with Aimco following the Spin-Off” beginning on page 147. These questions and answers, as well as the Summary beginning on page 1, are not meant to be a substitute for the information contained in the remainder of this information statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this information statement. You are urged to read this information statement in its entirety.

What is Spinco and how will the separation of the Spinco business from Aimco benefit the two companies and their stockholders?

Prior to the Spin-Off, Aimco will transfer the Aimco business to New OP, with Spinco OP retaining the portfolio of assets that will be spun off with Spinco. Following the Spin-Off and the related transactions, New OP will be a majority owned subsidiary of Aimco, and Spinco OP will be a majority owned subsidiary of Spinco.

The separation of Spinco from Aimco and the distribution of Spinco Common Stock are intended to provide you with equity investments in two separate companies, each with the opportunity to pursue growth through the execution of different business plans, providing value-creation opportunities that are not available as a combined company.

We have decided to pursue this transaction because we believe Aimco and Spinco each will be better positioned to grow and create stockholder value as separate companies. Aimco and Spinco will both be engaged

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

primarily in multi-family investment but will each have its own distinctive focus.

We believe the Spin-Off will allow investors to better understand Spinco’s business and that Spinco will hold a portfolio of properties with more transparent and predictable results than Aimco. We further expect that Spinco will improve FFO and AFFO multiples, reflecting a simpler business plan with more transparent and predictable cash flows, which should provide the opportunity for higher dividends, accretive investments with limited or no drag and complexity, or both. Spinco is expected to also have limited to no risk of earnings dilution from non-earning assets, and to have limited execution risk for redevelopment, development, and lease-ups, low leverage and lower overhead costs (both in total dollars and as a percentage of fair market value) better aligned with its underlying business.

Because of its relationship with Aimco and its subsidiaries, Spinco is expected to benefit from a pipeline of newly redeveloped or developed properties due to an arrangement under which Spinco will lease certain properties to Aimco for redevelopment, development and lease-up. Aimco or its applicable subsidiaries will have the option, but not an obligation, to terminate any of the leases for these properties once they reach and maintain stabilization, and receive payment for the redevelopment or development-related improvements, either generally at the then-current GAV of the development and redevelopment improvements (in some cases, at a small discount thereto) if Spinco exercises an option to pay such fee, or through a sale of the property to a third party (by Spinco and Aimco), with Spinco guaranteed to receive an amount attributable to the property without such improvements and Aimco retaining any excess proceeds. Spinco will also have a right of first refusal over all of Aimco’s stabilized properties (including those acquired after the consummation of the Spin-Off (other than the Excluded Seed Properties)). Once the Spin-Off is completed, Spinco intends to accelerate its focus on growth of accretive investments with limited or no drag and complexity by capitalizing on existing partnerships (including with Aimco and its subsidiaries pursuant to the Master Leasing Agreement) and expanding into new relationships.

Aimco and Spinco will be closely aligned and Aimco is expected to benefit from a pipeline of redevelopment and development opportunities sourced from Spinco and the Spinco Land Bank and the flexibility to pursue broader opportunities due to better alignment of equity holder interests.

Why am I receiving this information statement?

Aimco is delivering this information statement to you because you are a holder of Aimco Common Stock as of the record date for the Spin-Off.

Each Aimco common stockholder will receive one share of Spinco Common Stock for each one share of Aimco Common Stock held at the close of business on the record date. Aimco will distribute the Spinco Common Stock to the holders of Aimco Common Stock on a pro rata basis. Following the Spin-Off, you will own Spinco Common Stock and Aimco Common Stock. The number of shares of Aimco Common Stock

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

you own will not change as a result of the Spin-Off. This information statement will help you understand how the separation will affect your post-separation ownership in Aimco and Spinco.

What are the reasons for the Spin-Off?

The board of directors of Aimco believes that separating the Spinco business and assets from the remainder of Aimco’s businesses and assets is in the best interests of Aimco and its stockholders for a number of reasons, including the following:

•  Creates two separate companies, each with the opportunity to pursue growth through the execution of different business plans;

•  Enhances investor transparency, better highlights the attributes of both companies and provides investors with the option to invest in one or both companies;

•  Limits Spinco’s exposure to risks associated with the redevelopment and development business;

•  Provides our management teams with the ability to focus on our distinct businesses and be more closely aligned with the needs of investors; and

•  Provides us with access to public equity markets.

What will Spinco’s initial portfolio consist of?	At the completion of the Spin-Off, Spinco will, through Spinco OP and certain of Spinco OP’s subsidiaries, own a portfolio of apartment communities, diversified by both geography and price point, with an estimated GAV of $12.6 billion and an estimated NAV of $8.4 billion, as of March 31, 2020, and certain directly related liabilities and overhead. Our portfolio is expected to include 119 apartment communities with 29,862 apartment homes, diversified by geography and price point.

Why is Spinco referred to as a REIT, and what is a REIT?

Spinco will elect to be subject to tax as a REIT for U.S. federal income tax purposes commencing with its initial taxable year ending December 31, 2020.

A REIT is a company that derives most of its income from real property or real estate mortgages and has elected to be subject to tax as a REIT. If a corporation elects to be subject to tax as a REIT and qualifies as a REIT, it will generally not be subject to U.S. federal corporate income taxes on income that it currently distributes to its stockholders. A company’s qualification as a REIT depends on its ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of its gross income, the composition and values of its assets, its distribution levels to its stockholders, and the concentration of ownership of its capital stock.

Why is the separation of Spinco structured as a distribution?	Aimco believes that a spin-off, or distribution, of Spinco Common Stock to its stockholders is an efficient way to separate our assets from the rest of Aimco’s portfolio and that the Spin-Off will create benefits and value for Spinco, Aimco, Spinco OP and New OP, and our respective stockholders and unitholders.

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How will the separation of Spinco work?

Spinco will hold the equity of the entities that hold the Spinco business, assets, and liabilities, including the Initial Leased Properties.

Aimco will distribute Spinco Common Stock to each holder of Aimco Common Stock on a pro rata basis, with each Aimco common stockholder receiving one share of Spinco Common Stock for each one share of Aimco Common Stock held at the close of business on the record date.

The separation of Spinco from Aimco will create two separate and distinct companies, each with what we believe is a better defined core business that will provide key benefits to each company’s stockholders.

What is the record date for the Spin-Off?	The record date for determining the holders of Aimco Common Stock who will receive shares of Spinco Common Stock in the Spin-Off is the close of business on , 2020.

When will the Spin-Off occur?	The Spin-Off is expected to occur on or about , 2020, subject to the satisfaction or waiver of certain conditions described under “The Spin-Off—Conditions to the Spin-Off.”

What do Aimco stockholders need to do to participate in the Spin-Off?	No action is required on the part of Aimco stockholders. If you hold Aimco Common Stock as of the record date, you will not be required to take any action in order to receive shares of Spinco Common Stock in the Spin-Off. The vote of Aimco’s stockholders is not required or sought in connection with the Spin-Off. We are not asking you for a proxy, and you are requested not to send us a proxy. The distribution will not affect the number of outstanding shares of Aimco Common Stock or any rights of Aimco common stockholders, although it will affect the market value of each outstanding share of Aimco Common Stock.

How will the rights of holders of Aimco Common Stock change after the Spin-Off?

Holders of Aimco Common Stock will receive Spinco Common Stock in connection with the Spin-Off. The number of shares of Aimco Common Stock you own will not change as a result of the Spin-Off, although the market value of each share of Aimco Common Stock will be affected.

Following the Spin-Off, shares of Spinco Common Stock will be listed on the NYSE under the symbol “        .”

If I sell my shares of Aimco Common Stock prior to the Spin-Off, will I still be entitled to receive Spinco Common Stock in the Spin-Off?	If you hold shares of Aimco Common Stock as of the record date and decide to sell the shares prior to the distribution, you may choose to sell such shares with or without your entitlement to receive shares of Spinco Common Stock. If you sell your Aimco Common Stock in the “due-bills” market after the record date and prior to the distribution, you will also be selling your right to receive shares of Spinco Common Stock in connection with the Spin-Off. However, if you sell your Aimco Common Stock in the “ex-distribution” market after the record date and prior to the distribution, you will still receive shares of Spinco Common Stock in the Spin-Off.

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If you sell your Aimco Common Stock after the record date and prior to the distribution, you should make sure your bank or broker understands whether you want to sell your Aimco Common Stock with shares of Spinco Common Stock you will receive in the Spin-Off or without such shares of Spinco Common Stock. You should consult your financial advisors, such as your bank, broker or tax advisor, to discuss your options and alternatives. See “The Spin-Off—Listing and Trading of Spinco Common Stock” for additional details.

How will fractional shares be treated in the Spin-Off?	No fractional shares will be distributed in connection with the Spin-Off. Instead, holders of Aimco Common Stock will receive a cash payment equal to the value of such shares in lieu of fractional shares. See “The Spin-Off—Treatment of Fractional Shares.”

What are the U.S. federal income tax consequences of the Spin-Off?

As a REIT, Aimco distributes to its stockholders all or substantially all of its earnings and profits each year. As more specifically described in the sections referenced below an amount equal to the fair market value of the Spinco Common Stock you receive on the distribution date (plus any cash in lieu of fractional shares of Spinco Common Stock) will generally be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of Aimco. The excess will be treated as a non-taxable return of capital to the extent of your tax basis in shares of Aimco Common Stock and any remaining excess will be treated as capital gain.

Your tax basis in shares of Aimco Common Stock held at the time of the distribution will be reduced (but not below zero) if the fair market value of Spinco Common Stock distributed by Aimco in the Spin-Off (plus any cash in lieu of fractional shares of Spinco Common Stock) exceeds Aimco’s available current and accumulated earnings and profits. Your holding period for such shares of Aimco Common Stock will not be affected by the distribution. Aimco will not be able to advise stockholders of the amount of earnings and profits of Aimco until after the end of the 2020 calendar year.

Your tax basis in the shares of Spinco Common Stock received will equal the fair market value of such shares on the distribution date. The fair market value of Spinco Common Stock reported by Aimco to you on IRS Form 1099-DIV may differ from the trading price of shares of Spinco Common Stock on the distribution date. Your holding period for such shares will begin the day after the distribution date.

The tax consequences to you of the Spin-Off depend on your individual situation. You are urged to consult with your tax advisor as to the particular tax consequences of the Spin-Off to you, including the applicability of any U.S. federal, state, local, and non-U.S. tax laws. For additional details, see “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off” and “U.S. Federal Income Tax Considerations.”

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What are the conditions to the Spin-Off?

The Spin-Off is subject to the satisfaction or waiver by Aimco of a number of conditions, including, among others:

•  each of the Separation Agreement, the Employee Matters Agreement, the Property Management Agreement, the Master Services Agreement, the Master Leasing Agreement, and certain other ancillary agreements shall have been duly executed and delivered by the parties thereto;

•  the Restructuring shall have been completed in accordance with the Separation Agreement (other than those transactions that are, by their terms, to occur immediately following the Spin-Off);

•  Aimco shall have received such solvency opinions, each in such form and substance, as it shall deem necessary, appropriate or advisable in connection with the consummation of the Spin-Off;

•  the receipt by Spinco of an opinion from Skadden, Arps to the effect that, commencing with Spinco’s taxable year ending December 31, 2020, we will be organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws;

•  the receipt by Aimco of an opinion from Skadden, Arps to the effect that, commencing with Aimco’s taxable year ended December 31, 1994, Aimco has been organized in conformity with the requirements for qualification as a REIT under the Code, and Aimco’s actual method of operation through the date hereof has enabled, and its proposed method of operation will continue to enable, it to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws;

•  the SEC shall have declared effective Spinco’s registration statement on Form 10, of which this information statement is a part, and New OP’s registration statement on Form 10, each under the Exchange Act, and no stop order relating to the registration statements shall be in effect, and no proceedings for such purpose shall be pending before, or threatened by, the SEC, and this information statement shall have been mailed to holders of Aimco Common Stock as of the record date;

•  all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

•  the Spinco Common Stock to be distributed in the Spin-Off shall have been accepted for listing on the NYSE, subject to compliance with applicable listing requirements;

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•  no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spin-Off, shall be threatened, pending or in effect;

•  any material governmental and third-party approvals shall have been obtained and be in full force and effect;

•  Spinco and Aimco shall have entered into the financing transactions described in this information statement and contemplated to occur on or prior to the Spin-Off and the respective financings thereunder shall have been consummated and shall be in full force and effect;

•  Aimco has entered into a binding agreement with a third party to sell the Class A Preferred Stock;

•  Aimco and Spinco shall each have taken all necessary actions that may be required to provide for the adoption by Spinco of its amended and restated charter and bylaws, and Spinco shall have filed its related Articles of Amendment and Restatement with the Maryland State Department of Assessments and Taxation;

•  Spinco shall have adopted the amended and restated articles of incorporation and amended and restated bylaws; and

•  no event or development shall have occurred or exist that, in the judgment of the board of directors of Aimco, in its sole discretion, makes it inadvisable to effect the Spin-Off.

We cannot assure you that all of the conditions will be satisfied or waived. See “The Spin-Off—Conditions to the Spin-Off” for additional details.

Can Aimco decide to terminate the Spin-Off even if all the conditions have been satisfied?	Yes. The Spin-Off is subject to the satisfaction or waiver by Aimco of certain conditions. Until the Spin-Off has occurred, Aimco has the right to terminate the Spin-Off, even if all of the conditions have been satisfied, if the board of directors of Aimco determines, in its sole discretion, that the Spin-Off is not in the best interests of Aimco and its stockholders or that market conditions or other circumstances are such that the Spin-Off is no longer advisable at that time.

Does Spinco intend to pay cash dividends?	Following the Spin-Off, Spinco will be required to distribute annually to holders of its common stock at least 90% of its “real estate investment trust taxable income,” which is generally equivalent to net taxable ordinary income. Spinco’s board of directors will determine and declare Spinco’s dividends. In making a dividend determination, Spinco’s board of directors will consider a variety of factors, including: REIT distribution requirements; current market conditions; liquidity needs; and other uses of cash, such as for deleveraging and accretive investment activities. Spinco’s board of directors is expected to target a dividend payout ratio between 65% and 70% of AFFO. For more information, see “Dividend Policy.”

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What will happen to Aimco equity awards in connection with the separation?	Any equity awards relating to shares of Aimco Common Stock will be adjusted to reflect the impact of the Spin-Off. Specifically, it is expected that each outstanding time or performance-vesting Aimco equity award will be converted into an award of both shares of Aimco Common Stock and shares of Spinco Common Stock. The number of shares of Aimco Common Stock and Spinco Common Stock subject to each converted award will be determined in a manner intended to preserve the aggregate value of the original Aimco equity award as measured immediately before the Spin-Off.

What will be the relationship between Aimco and Spinco following the Spin-Off?	After the Spin-Off, Spinco will be a publicly traded company separate from Aimco. Spinco and Aimco will enter into the Separation Agreement, the Employee Matters Agreement, the Property Management Agreement, the Master Services Agreement, the Master Leasing Agreement, among others. Such agreements will govern our relationship with Aimco and its subsidiaries from and after the Spin-Off, including certain allocations of assets and liabilities and obligations attributable to periods prior to the Spin-Off, and our rights and obligations, including indemnification arrangements for certain liabilities after the Spin-Off, ongoing services provided by Aimco and its subsidiaries to us, or our leases to Aimco of the leased properties, including the Initial Leased Properties. Terry Considine will serve as Spinco’s Executive Chairman, supported by an experienced executive team dedicated to Spinco, including , as President and Chief Executive Officer, and , as Chief Financial Officer. Mr. Considine will also continue to serve as Chairman and Chief Executive Officer of Aimco. Aimco and its subsidiaries will provide Spinco and its subsidiaries with certain management, administrative, and support services, including property management. See “Our Relationship with Aimco Following the Spin-Off.”

Will I receive physical certificates representing shares of Spinco Common Stock following the Spin-Off?	No. No physical certificates representing shares of Spinco Common Stock will be issued. Instead, Aimco, with the assistance of , the distribution agent, will cause the securities to be issued electronically shares of Spinco Common Stock to you or to your bank or brokerage firm or 401(k) plan or other channel on your behalf by way of direct registration in book-entry form. The distribution agent will mail you a book-entry account statement that reflects your shares of Spinco Common Stock, or your bank or brokerage firm will credit your account for the securities or it will be reflected in your 401(k) or other statement. A benefit of issuing the securities electronically in book-entry form is that there will be none of the physical handling and safekeeping responsibilities that are inherent in owning physical stock certificates. See “The Spin-Off—Manner of Effecting the Spin-Off.”

What will the price be for my shares of Spinco Common Stock and when will I be able to trade such shares?	There is no current trading market for Spinco Common Stock. Spinco intends to apply to have Spinco Common Stock approved for listing on the NYSE under the symbol “ .” We anticipate that a limited market, commonly known as a “when-distributed” trading market, will develop at some point following the record date, and that “regular-way” trading

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in shares of Spinco Common Stock will begin on the first trading day following the distribution. If trading begins on a “when-distributed” basis, you may purchase or sell Spinco Common Stock up to and including the distribution date, but your transaction will not settle until after the distribution date. We cannot predict the trading prices for Spinco Common Stock before, on or after the distribution date.

Will the number of shares of Aimco Common Stock that I own change as a result of the Spin-Off?

No. The number of shares of Aimco Common Stock you own will not change as a result of the Spin-Off.

If you own Aimco Common Stock on the record date, you will receive one share of Spinco Common Stock for each share of Aimco Common Stock that you own on the record date.

Will my shares of Aimco Common Stock continue to trade after the Spin-Off?	Yes. Aimco Common Stock will continue to be traded on the NYSE after the Spin-Off but will be traded under the new ticker symbol “ ” rather than the existing “AIV” ticker symbol. The change in Aimco’s ticker symbol is expected to occur at the same time as or prior to the Spin-Off.

Will Spinco or Spinco OP incur or assume indebtedness in connection with the Spin-Off?	Yes. It is expected that Spinco and its subsidiaries will have a revolving credit facility and a term loan credit facility, each of which may be secured by assets of Spinco and its subsidiaries, and which credit facilities may either be a continuation of Aimco’s existing revolving credit facility and term loan credit facility, or a replacement thereof on similar terms and conditions. Additional detail on the intended financing thereof, and the treatment of Aimco’s existing credit facilities will be included in a subsequent amendment to this information statement. In addition, we anticipate that Spinco and Spinco OP (through ownership of our subsidiaries) will assume or retain existing property-level indebtedness related to the properties we will own after the Spin-Off.

Are there risks associated with owning Spinco Common Stock?	Yes. Our business is subject to both general and specific risks and uncertainties relating to our business, including risks specific to our ownership of real estate and the real estate industry in which we operate, our leverage, our relationship with Aimco and its subsidiaries and Spinco’s status as a separate, publicly traded company. Our business is also subject to risks relating to the Spin-Off. These risks are described in section entitled the “Risks Factors—Risks Related to the Spin-Off” section in this information statement, and are described in more detail in the “Risk Factors” section of this information statement. We encourage you to read those sections carefully.

Do I have appraisal rights in connection with the Spin-Off?	No. Aimco stockholders will not have any appraisal rights in connection with the Spin-Off.

Who is the transfer agent for Spinco Common Stock?	The transfer agent for the Spinco Common Stock will be Computershare Trust Company, N. A.

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Where can I get more information?	If you have any questions relating to the Spin-Off, Spinco Common Stock, Spinco OP Common Units, Spinco OP HP Units, Aimco Common Stock or New OP Units, you should contact Aimco at:

Apartment Investment and Management Company Investor Relations 4582 South Ulster Street, Suite 1700 Denver, CO 80237

Phone: (303) 793-4661 Email: Investor@aimco.com

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SUMMARY HISTORICAL CONSOLIDATED AND

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

Set forth below are the summary historical consolidated financial data of Aimco (as Aimco exists prior the Spin-Off, “Spinco Predecessor”) and Spinco Predecessor’s summary unaudited pro forma combined financial data as of the dates and for the periods presented. The summary historical condensed consolidated financial data as of June 30, 2020, and for the six months ended June 30, 2020 and 2019, as set forth below, was derived from Spinco Predecessor’s unaudited condensed consolidated financial statements, which are included elsewhere in this information statement. The summary historical consolidated financial data as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017, as set forth below, was derived from Spinco Predecessor’s audited consolidated financial statements, which are included elsewhere in this information statement. In management’s opinion, the unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of ordinary recurring adjustments, necessary for a fair presentation of the information for the periods presented. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

Spinco Predecessor’s unaudited pro forma consolidated financial data has been derived from the historical consolidated financial statements. Spinco Predecessor’s unaudited pro forma condensed consolidated balance sheet as of June 30, 2020, assumes the Spin-Off and the related transactions occurred on June 30, 2020. Spinco Predecessor’s unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2020, and for the year ended December 31, 2019, assume the Spin-Off and the related transactions occurred on January 1, 2019. The following unaudited pro forma consolidated financial data gives effect to the Spin-Off and the related transactions, including: (i) the distribution of                  shares of Spinco Common Stock by Aimco to Aimco common stockholders in the Spin-Off, the distribution of New OP Units by Spinco OP to the holders of Spinco OP Common Units (and subsequent distribution to Aimco by holders of Spinco OP Common Units that are subsidiaries of Aimco) and Spinco OP HP Units, the sale of Spinco Class A Preferred Stock to a third party, (ii) the impact of the Property Management Agreement, Master Services Agreement and the Master Leasing Agreement between us and New OP and Aimco, and (iii) incremental costs recorded within general and administrative expenses related to employment agreements.

Spinco Predecessor’s unaudited pro forma consolidated financial statements are not necessarily indicative of what our actual financial position and results of operations would have been if the Spin-Off and related transactions occurred on the dates indicated, nor does it purport to represent our future financial position or results of operations. The unaudited pro forma adjustments are based on information and assumptions that we consider reasonable and factually supportable.

Since the information presented below is only a summary and does not provide all of the information contained in the historical consolidated financial statements of Spinco Predecessor or our unaudited pro forma consolidated financial statements, including the related notes, you should read the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Spinco Predecessor’s historical consolidated financial statements and notes thereto and our unaudited pro forma consolidated financial statements and the notes thereto included elsewhere in this information statement.

The accompanying consolidated financial statements have been prepared in accordance with GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Spinco expects to operate in a manner intended to enable it to qualify as a REIT under Sections 856-860 of the Code. A REIT that distributes at least 90% of its “real estate investment trust taxable income” as a dividend

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to its stockholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its stockholders. Since Spinco will operate as a REIT and distributes 100% of taxable income to its stockholders, no provision for U.S. federal income taxes has been made in the accompanying combined financial statements. The assets are also subject to certain other taxes, including state and local taxes which are included in general and administrative expenses in the combined statements of income.

	Six Months Ended June 30,			Year Ended December 31,
(in thousands, except per share data)	Pro Forma 2020 (Unaudited)	2020 (Unaudited)	2019 (Unaudited)	Pro Forma 2019 (Unaudited)	2019	2018	2017
Statement of Operations:
Total revenues	$	$443,360	$454,435	$	$914,294	$972,410	$1,005,437
Property operating expenses attributable to real estate		149,603	154,606		311,221	307,901	319,126
Property operating expenses of partnerships served by Asset Management business		—	—		—	20,921	35,458
Depreciation and amortization		198,165	185,489		380,171	377,786	366,184
General and administrative expenses		19,804	21,327		47,037	46,268	43,657
Investment management expenses		2,305	2,738		—	—	—
Other expenses, net		5,881	8,757		19,092	3,778	11,148
Provision for real estate impairment loss		—	—		—	—	35,881
Total operating expenses		375,758	372,917		757,521	756,654	811,454
Interest income		7,366	5,791		11,424	10,914	8,332
Interest expense		(90,138)	(80,950)		(168,807)	(200,634)	(194,615)
Gain on dispositions of real estate and the Asset Management business		47,204	355,783		503,168	677,463	300,849
Mezzanine investment income, net		13,683	—		1,531	—	—
Income from unconsolidated real estate partnerships		352	303		803	77	7,694
Income tax benefit		6,112	(1,154)		3,135	13,027	30,836
Net income		52,181	361,291		508,027	716,603	347,079
Net income attributable to Spinco per common share—basic	$	$0.31	$2.25	$	$3.16	$4.34	$2.02
Net income attributable to Spinco per common share—diluted	$	$0.31	$2.25	$	$3.15	$4.34	$2.02

	As of June 30,		As of December 31,
(in thousands)	Pro Forma 2020 (Unaudited)	2020 (Unaudited)	2019	2018
Balance sheet data:
Net real estate	$	$6,008,489	$6,019,307	$5,723,475
Total assets		7,121,147	6,828,739	6,190,004
Total indebtedness		4,892,183	4,505,590	4,075,665
Total liabilities		5,245,970	4,866,164	4,325,072
Total equity		1,774,236	1,860,795	1,763,641

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	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2020 (Unaudited)	2019 (Unaudited)	2019	2018	2017
Cash flow data:
Net cash provided by operating activities	$184,357	$170,039	$374,472	$396,388	$392,072
Net cash (used in) provided by investing activities	(160,070)	197,525	(205,413)	121,846	13,019
Net cash provided by (used in) financing activities	240,519	(374,252)	(63,952)	(588,180)	(393,700)

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2020 (Unaudited)	2019 (Unaudited)	2019	2018		2017
Other data:
Adjusted Funds From Operations (“AFFO”)(1)	$170,564	$156,630	$326,865	$337,138		$331,973
Annualized Adjusted EBITDAre(1)(2)	556,808	534,540	570,940	578,328	(3)	564,980	(3)

(1)

AFFO and Adjusted EBITDAre, are non-GAAP financial measures. Since these non-GAAP financial measures are not measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), they should not be considered in isolation of, or as a substitute for, our results reported under GAAP as indicators of our operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies. We present these non-GAAP measures because management believes that they are meaningful to understanding our performance during the periods presented and its ongoing business. Non-GAAP measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These non-GAAP measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for definitions of AFFO and Adjusted EBITDAre and an important discussion of their uses, inherent limitations, and reconciliations to their most directly comparable GAAP financial measure.

(2)	We calculate Adjusted EBITDAre based on the most recent three-month amounts, annualized.
(3)

For the years ended December 31, 2018 and 2017, we calculated Adjusted EBITDA, annualized. For an explanation of how Adjusted EBITDA is calculated, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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RISK FACTORS

The following sets forth material risks related to the Spin-Off, Spinco’s business, and the Spinco Common Stock. You should carefully consider the following risks and other information contained in this information statement in evaluating us and the Spinco Common Stock, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” contained in this information statement. The risks described below are not the only risks that Spinco’s business faces or that the separate companies will face after the consummation of the Spin-Off and the related transactions. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect either company’s business, financial condition and could, in turn, impact the trading price of the Spinco Common Stock.

RISKS RELATED TO OUR BUSINESS

Pandemics, such as COVID-19, may affect our ability to collect rents and late fees from tenants, and our ability to evict tenants, in addition to having other negative effects on our business, which in turn could adversely affect our financial condition and results of operations.

A local, regional, national or international outbreak of a contagious disease, such as COVID-19, could negatively impact our tenants and our operations. The World Health Organization declared COVID-19 to be a pandemic on March 11, 2020. The outbreak of the COVID-19 pandemic has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving and many countries, including the United States, have reacted by instituting a wide variety of measures including states of emergency, mandatory quarantines, required business and school closures, implementing “shelter in place” orders and restricting travel. In addition, many cities and states have enacted, or are considering enacting, exceptions to contractual obligations for residents and commercial tenants, including government mandated rent delays or other abatement measures or concessions or prohibitions on lease terminations or evictions. Many experts predict that the outbreak will trigger a period of material global economic slowdown or a global recession.

Factors that have negatively impacted, or would negatively impact, our operations or those of entities in which we hold a partial interest, during the COVID-19 pandemic or another pandemic include:

•	our ability to collect rents and late fees on a timely basis or at all, without reductions or other concessions;

•	our ability to evict residents for non-payment and for other reasons;

•	our ability to ensure business continuity in the event our continuity of operations plan is not effective or improperly implemented or deployed during a disruption;

•	fluctuations in regional and local economies, local real estate conditions, and rental rates;

•	our ability to control incremental costs associated with COVID-19;

•	our ability to dispose communities at all or on terms favorable to us;

•	our ability to complete redevelopments and developments as planned; and

•	potential litigation relating to the COVID-19 pandemic.

Given the ongoing and dynamic nature of the circumstances surrounding the COVID-19 pandemic, it is difficult to predict how significant the impact of this outbreak will be on the global economy, our residents and commercial tenants, our communities, and the operations of entities in which we hold a partial interest or for how long disruptions are likely to continue. The extent of such impact will depend on developments, which are highly uncertain, rapidly evolving and cannot be predicted, including the ability to contain the virus, the duration of

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measures implemented, and the overall impact of these measures. Such developments, depending on their nature, duration, and intensity, could have a material adverse effect on our operating results and financial condition. The COVID-19 pandemic also may have the effect of heightening many of the other risks described below.

If Aimco is unable to successfully redevelop or develop new properties in a timely manner or at all or fails to perform under our agreements with them, it could materially adversely affect our financial condition and results of operations.

From time to time, we may receive redeveloped or developed property from Aimco, with the option to pay a certain amount based on then-current GAV of the redevelopment and development improvements (in some cases, at a small discount thereto) once the applicable property has reached stabilization. We will depend on Aimco to provide a pipeline of newly redeveloped or developed properties. In addition to the risks associated with the ownership of real estate investments in general, there are significant risks to Aimco associated with Aimco’s redevelopment and development activities. If Aimco is unsuccessful in redeveloping or developing properties and fails to perform under our agreements with them, it could have an impact on our ability to grow our portfolio and to acquire stabilized properties at prices favorable to us, which could have a material adverse effect on our financial condition and results of operations.

Failure to generate sufficient net operating income may adversely affect our liquidity, limit our ability to fund necessary capital expenditures, or adversely affect our ability to pay dividends or distributions.

Our ability to fund necessary capital expenditures on our communities depends on, among other things, our ability to generate net operating income in excess of required debt payments. If we are unable to fund capital expenditures on our communities, we may not be able to preserve the competitiveness of our communities, which could adversely affect their net operating income and long-term value.

Our ability to make payments to our investors depends on our ability to generate net operating income in excess of required debt payments and capital expenditure requirements. Our net operating income and liquidity may be adversely affected by events or conditions beyond our control, including:

•	the general economic climate;

•

an inflationary environment in which the costs to operate and maintain our communities increase at a rate greater than our ability to increase rents, which we can only do upon renewal of existing leases or at the inception of new leases;

•	competition from other apartment communities and other housing options;

•	local conditions, such as loss of jobs, unemployment rates, or an increase in the supply of apartments, that might adversely affect apartment occupancy or rental rates;

•	changes in governmental regulations and the related cost of compliance;

•	changes in tax laws and housing laws, including the enactment of rent control laws or other laws regulating multifamily housing; and

•	changes in interest rates and the availability of financing.

Competition could limit our ability to lease apartment homes, increase or maintain rents or execute our development strategy.

Our apartment communities compete for residents with other housing alternatives, including other rental apartments and condominiums, and, to a lesser degree, single-family homes that are available for rent, as well as new and existing condominiums and single-family homes for sale. Competitive residential housing, as well as household formation and job creation in a particular area, could adversely affect our ability to lease apartment homes and to increase or maintain rental rates.

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Because real estate investments are relatively illiquid, we may not be able to sell apartment communities when appropriate.

Real estate investments are relatively illiquid and generally cannot be sold quickly. REIT tax rules also restrict our ability to sell apartment communities. Thus, we may not be able to change our portfolio promptly in response to changes in economic or other market conditions. Our ability to dispose of apartment communities in the future will depend on prevailing economic and market conditions, including the cost and availability of financing. This could have a material adverse effect on our financial condition or results of operations.

If we are not successful in our acquisition of apartment communities, our results of operations could be adversely affected.

The selective acquisition of stabilized apartment communities is a component of our strategy. However, we may not be able to complete transactions successfully in the future. Although we seek to acquire apartment communities when such acquisitions increase our free cash flow and internal rates of return, and are accretive to net asset value, such transactions may fail to perform in accordance with our expectations. In particular, following acquisition, the value and operational performance of an apartment community may be diminished if obsolescence or neighborhood changes occur before we are able to sell the apartment community. This could have an adverse effect on our financial condition or results of operations.

Potential liability or other expenditures associated with potential environmental contamination may be costly.

Various federal, state, and local laws subject apartment community owners or operators to liability for management, and the costs of removal or remediation, of certain potentially hazardous materials that may be present in the land or buildings of an apartment community. Potentially hazardous materials may include polychlorinated biphenyls, petroleum-based fuels, lead-based paint, or asbestos, among other materials. Such laws often impose liability without regard to fault or whether the owner or operator knew of, or was responsible for, the presence of such materials. The presence of, or the failure to manage or remediate properly, these materials may adversely affect occupancy at such apartment communities as well as the ability to sell or finance such apartment communities. In addition, governmental agencies may bring claims for costs associated with investigation and remediation actions, damages to natural resources, and for potential fines or penalties in connection with such damage or with respect to the improper management of hazardous materials. Moreover, private plaintiffs may potentially make claims for investigation and remediation costs they incur or personal injury, disease, disability, or other infirmities related to the alleged presence of hazardous materials at an apartment community. In addition to potential environmental liabilities or costs associated with our current apartment communities, we may also be responsible for such liabilities or costs associated with communities we acquire or manage in the future, or apartment communities we no longer own.

Rent control laws and other regulations that limit our ability to increase rental rates may negatively impact our rental income and profitability.

State and local governmental agencies may introduce rent control laws or other regulations that limit our ability to increase rental rates, which may affect our rental income. Especially in times of recession and economic slowdown, rent control initiatives can acquire significant political support. If rent controls unexpectedly became applicable to certain of our properties, our revenue from and the value of such properties could be adversely affected.

Laws benefiting disabled persons may result in our incurrence of unanticipated expenses.

Under the Americans with Disabilities Act of 1990, or ADA, all places intended to be used by the public are required to meet certain federal requirements related to access and use by disabled persons. The Fair Housing Amendments Act of 1988, or FHAA, requires apartment communities first occupied after March 13, 1991, to

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comply with design and construction requirements for disabled access. For those apartment communities receiving federal funds, the Rehabilitation Act of 1973 also has requirements regarding disabled access. These and other federal, state, and local laws may require structural modifications to our apartment communities or changes in policy/practice, or affect renovations of the communities. Noncompliance with these laws could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although we believe that our apartment communities are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with the ADA, the FHAA, and the Rehabilitation Act of 1973.

Moisture infiltration and resulting mold remediation may be costly.

Although we will be proactively engaged in managing moisture intrusion and preventing the presence of mold at our apartment communities, it is not unusual for periodic moisture intrusion to cause mold in isolated locations within an apartment community. Spinco OP has implemented policies, procedures, and training, and include a detailed moisture intrusion and mold assessment during acquisition due diligence. We believe these measures will manage mold exposure at our apartment communities and will minimize the effects that mold may have on our residents. To date, Spinco OP has not incurred any material costs or liabilities relating to claims of mold exposure or to abate mold conditions. We will have only limited insurance coverage for property damage claims arising from the presence of mold and for personal injury claims related to mold exposure.

Although we will be insured for certain risks, the cost of insurance, increased claims activity, or losses resulting from casualty events may affect our financial condition and results of operations.

We will be insured for a portion of our consolidated apartment communities’ exposure to casualty losses resulting from fire, earthquake, hurricane, tornado, flood, and other perils, which insurance is subject to deductibles and self-insurance retention. We recognize casualty losses or gains based on the net book value of the affected apartment community and the amount of any related insurance proceeds. In many instances, the actual cost to repair or replace the apartment community may exceed its net book value and any insurance proceeds. We recognize the uninsured portion of losses as casualty losses in the periods in which they are incurred. In addition, we will be self-insured for a portion of our exposure to third-party claims related to our employee health insurance plans, workers’ compensation coverage, and general liability exposure. With respect to our exposure to claims of third parties, we establish reserves at levels that reflect our known and estimated losses. The ultimate cost of losses and the impact of unforeseen events may vary materially from recorded reserves, and variances may adversely affect our operating results and financial condition. We purchase insurance to reduce our exposure to losses and limit our financial losses on large individual risks. The availability and cost of insurance are determined by market conditions outside our control. No assurance can be made that we will be able to obtain and maintain insurance at the same levels and on the same terms as we do today. If we are not able to obtain or maintain insurance in amounts we consider appropriate for our business, or if the cost of obtaining such insurance increases materially, we may have to retain a larger portion of the potential loss associated with our exposures to risks.

Natural disasters and severe weather may affect our financial condition and results of operation.

Natural disasters such as earthquakes and severe weather such as hurricanes may result in significant damage to our apartment communities. The extent of our casualty losses and loss in operating income in connection with such events is a function of the severity of the event and the total amount of exposure in the affected area. When we have geographic concentration of exposures, a single catastrophe (such as an earthquake) or destructive weather event (such as a hurricane) affecting a region may have a significant adverse effect on our financial condition and results of operations. We cannot accurately predict natural disasters or severe weather, or the number and type of such events that will affect us. As a result, our operating and financial results may vary significantly from one period to the next. Although we anticipate and plan for losses, there can be no assurance that our financial results will not be adversely affected by our exposure to losses arising from natural disasters or severe weather in the future that exceed our previous experience and assumptions.

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We depend on our senior management.

Our success and our ability to implement and manage anticipated future growth depend, in large part, upon the efforts of our senior management team, who have extensive market knowledge and relationships, and exercise substantial influence over our operational, financing, acquisition, and disposition activity. Members of our senior management team have national or regional industry reputations that attract business and investment opportunities and assist us in negotiations with lenders, existing and potential tenants and other industry participants. The loss of services of one or more members of our senior management team, or our inability to attract and retain similarly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry participants, which could adversely affect our financial condition, results of operations, cash flow, per share trading price of Spinco Common Stock and ability to make distributions to our stockholders.

We will rely on Aimco to manage our properties. If Aimco fails to efficiently manage our properties, tenants may not renew their leases or we may become subject to unforeseen liabilities.

Our portfolio of apartment communities will be managed by Aimco and its subsidiaries. We do not supervise Aimco, its subsidiaries or their managers and employees on a day-to-day basis and we cannot assure you that they will manage our properties in a manner that is consistent with their obligations under our agreements, that they will not be negligent in their performance or engage in other criminal or fraudulent activity, or that they will not otherwise default on their management obligations to us. If any of the foregoing occurs, the relationships with our tenants could be damaged, which may cause the tenants not to renew their leases, and we could incur liabilities resulting from loss or injury to the properties or to persons at the properties. If we are unable to lease the properties or we become subject to significant liabilities as a result of Aimco’s management performance, our financial condition and results of operations could be substantially harmed.

In addition to relying on Aimco for the management of our properties, we will depend on Aimco to conduct our business operations, and any adverse changes in the financial health of Aimco or its affiliates or our relationship with them could hinder Aimco’s ability to successfully manage our operations.

We will be dependent on Aimco and its affiliates to manage our operations, including with respect to our financial controls and reporting, pursuant to the Master Services Agreement. Any adverse changes in the financial condition of Aimco or its affiliates, Aimco’s (and its subsidiaries’) ability to retain or replace its employees, or our relationship with Aimco and its subsidiaries, could hinder Aimco’s or its subsidiaries’ ability to successfully manage our operations, which would materially adversely affect our financial condition and results of operations.

Our business and operations would suffer in the event of significant disruptions or cyberattacks of our information technology systems or our failure to comply with laws, rules and regulations related to privacy and data protection.

Information technology, communication networks, and related systems are essential to the operation of our business. We use these systems to manage our resident and vendor relationships, internal communications, accounting and record-keeping systems, and many other key aspects of our business. Our operations rely on the secure processing, storage, and transmission of confidential and other information in our computer systems and networks, which also depend on the strength of our procedures and the effectiveness of our internal controls. Information security risks have generally increased in recent years due to the rise in new technologies and the increased sophistication and activities of perpetrators of cyberattacks.

Despite system redundancy, risk transfer, insurance, indemnification, the implementation of security measures, required employee awareness training, and the existence of a disaster recovery plan for our internal information technology systems, our systems, and systems maintained by third-party vendors with which we do

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

business are vulnerable to damage from any number of sources. We face risks associated with energy blackouts, natural disasters, terrorism, war, telecommunication failures, and cyberattacks and intrusions, such as computer viruses, malware, attachments to e-mails, intrusion, and unauthorized access, including from persons inside our organization or from persons outside our organization with access to our systems. We may also incur additional costs to remedy damages caused by such disruptions. Although we make efforts to maintain the security and integrity of our systems and have implemented various measures to manage the risk of a security breach or disruption, there can be no assurance that our security efforts and measures will be effective or that attempted security breaches or disruptions would not be successful or damaging. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information (which may be confidential, proprietary, and/or commercially sensitive in nature), and a loss of confidence in our security measures, which could harm our business.

We also are subject to laws, rules, and regulations in the United States, such as the California Consumer Protection Act, or CCPA (which became effective on January 1, 2020), relating to the collection, use, and security of employee and other data. Evolving compliance and operational requirements under the CCPA and the privacy and data security laws of other jurisdictions in which we operate impose significant costs that are likely to increase over time. Our failure to comply with laws, rules, and regulations related to privacy and data protection could harm our business or reputation.

“Change of control” provisions, such as in our Master Leasing Agreement, may discourage third parties from acquiring us or from acquiring our properties.

Upon the occurrence of “change of control” events specified in our Master Leasing Agreement, Aimco will have the right to terminate the Master Leasing Agreement. The ability for Aimco to terminate the Master Leasing Agreement upon a “change of control” may have the effect of discouraging, delaying or preventing a change of control, even if a change of control would be beneficial to our stockholders, or preventing our stockholders from realizing a premium on the sale of their shares if we were acquired.

There may be conflicts of interest in our relationship with Aimco.

There may be conflicts of interest inherent in our relationship with Aimco insofar as Aimco and its affiliates own apartment communities and other real estate assets some of which may be in close proximity to certain of our apartment communities. Certain business opportunities appropriate for us may also be appropriate for Aimco or its affiliates, and we may compete with Aimco for certain business opportunities. Terry Considine, our Executive Chairman, will serve as Aimco’s Chief Executive Officer and Chairman of the board of directors.

The agreements between Aimco and us generally will not limit or restrict Aimco or its affiliates from engaging in any business or managing other entities that engage in business of the type conducted by us. Aimco does, and may continue to, engage in the ownership of stabilized real estate properties, which may cause us to compete with Aimco for business opportunities or result in a change in our current business strategy.

Actual, potential or perceived conflicts have given, and in the future could give, rise to investor dissatisfaction, settlements with stockholders, litigation or regulatory inquiries or enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential, actual or perceived conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially adversely affect our business in a number of ways, including causing a reluctance of counterparties to do business with us, a decrease in the prices of our equity securities and a resulting increased risk of litigation and regulatory enforcement actions.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

RISKS RELATED TO OUR INDEBTEDNESS AND FINANCING

Our debt financing could result in foreclosure of our apartment communities, prevent us from making distributions on our equity, or otherwise adversely affect our liquidity.

At the completion of the Spin-Off, it is expected that we will have a revolving credit facility and a term loan credit facility, each of which may be secured by our assets, and which credit facilities may either be a continuation of Aimco’s existing revolving credit facility and term loan credit facility, or a replacement thereof on similar terms and conditions. Over time, we may become party to one or more additional financing arrangements, including credit facilities or other bank debt, bonds, and mortgage financing. We also anticipate that certain entities that will be our subsidiaries after the Spin-Off will assume or retain a certain amount of existing secured property-level indebtedness related to the properties we will own after the Spin-Off.

In connection with such financing activities, we will be subject to the risk that our cash flow from operations will be insufficient to make required payments of principal and interest, and the risk that our indebtedness may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of then-existing indebtedness. If we fail to make required payments of principal and interest on our non-recourse debt, our lenders could foreclose on the apartment communities and other collateral securing such debt, which would result in the loss to us of income and asset value. At the completion of the Spin-Off, the majority of our apartment communities will be encumbered by debt. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our communities or pay distributions required in order to maintain Spinco’s qualification as a REIT.

Disruptions in the financial markets could affect our ability to obtain financing and the cost of available financing and could adversely affect our liquidity.

Our ability to obtain financing and the cost of such financing depends on the overall condition of the United States credit markets. During periods of economic uncertainty, the United States credit markets may experience significant liquidity disruptions, which may cause the spreads on debt financings to widen considerably and make obtaining financing, both non-recourse property debt and corporate borrowings such as those under a credit facility, more difficult. In particular, apartment borrowers have benefited from the historic willingness of Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac, to make substantial amounts of loans secured by multi-family properties, even in times of economic distress. These two lenders are federally chartered and subject to federal regulation, which is subject to change, making uncertain their prospects and ability to provide liquidity in a future downturn.

If our ability to obtain financing is adversely affected, we may be unable to satisfy scheduled maturities on existing financing through other sources of liquidity, which could result in lender foreclosure on the apartment communities securing such debt and loss of income and asset value, both of which would adversely affect our liquidity.

Increases in interest rates would increase our interest expense and reduce our profitability.

As of December 31, 2019, Spinco Predecessor had approximately $445.1 million of variable-rate indebtedness outstanding. We estimate that an increase or decrease in 30-day LIBOR of 100 basis points with constant credit risk spreads would increase or reduce interest expense by approximately $4.5 million on an annual basis.

As of December 31, 2019, Spinco Predecessor had approximately $177.7 million in cash and cash equivalents and restricted cash, a portion of which bear interest at variable rates indexed to LIBOR-based rates, which may partially mitigate the effect of an increase in variable rates on our variable-rate indebtedness discussed above.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

The potential phasing out of LIBOR after 2021 may affect our financial results.

In July 2017, the Financial Conduct Authority, which regulates LIBOR, announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. In 2018, the Alternative Reference Rates Committee identified the Secured Overnight Financing Rate, or SOFR, as the alternative to LIBOR. Whether or not SOFR attains market traction as a LIBOR replacement remains a question, and the future of LIBOR at this time is uncertain. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Due to the broad use of LIBOR as a reference rate, all financial market participants, including us, are impacted by the risks associated with this transition. Any of these proposals or consequences could have a material adverse effect on our financing costs, and as a result, our financial condition, operating results, and cash flows.

Covenant restrictions may limit our ability to make payments to our investors.

Some of our debt and other securities may contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. Our credit facilities may provide, among other things, that we may not make distributions to our investors during any four consecutive fiscal quarters in an aggregate amount greater than 95% of our Nareit FFO for such period, subject to certain non-cash adjustments, or such amount as may be necessary to maintain our REIT status. Spinco OP’s outstanding preferred units will prohibit the payment of dividends on Spinco Common Stock, Spinco OP Common Units, or Spinco OP HP Units if we fail to pay the dividends to which the holders of the preferred units are entitled.

We may increase leverage, which could further exacerbate the risks associated with our substantial indebtedness.

We may decide to increase our leverage. Our board of directors will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the estimated market value of our assets and the ability of particular assets, and our company as a whole, to generate cash flow to cover the expected debt service. Although our credit facilities may limit our ability to incur additional indebtedness, our governing documents do not limit the amount of debt we may incur, and our board of directors may change our target debt levels at any time without the approval of our stockholders. We may incur additional indebtedness from time to time in the future to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our indebtedness could intensify.

RISKS RELATED TO THE SPIN-OFF

The board of directors of Aimco has reserved the right, in its sole discretion, to amend, modify or abandon the Spin-Off and the related transactions at any time prior to the distribution.

Until the Spin-Off occurs, Aimco’s board of directors will have the sole discretion to amend, modify or abandon the Spin-Off and the related transactions at any time prior to the distribution. This means Aimco may cancel or delay the planned distribution of Spinco Common Stock if at any time the board of directors of Aimco determines, in its sole discretion, that the distribution of the Spinco Common Stock or the terms thereof are not in the best interests of Aimco and its stockholders or that market conditions or other circumstances are such that the Spin-Off is no longer advisable at that time. If Aimco’s board of directors determines to terminate the Spin-Off, stockholders of Aimco will not receive any distribution of Spinco Common Stock and holders of Spinco OP Common Units and Spinco OP HP Units will not receive any distribution of New OP Units, as applicable, and Aimco will be under no obligation whatsoever to its stockholders to distribute such shares or units. In addition, the Spin-Off is subject to the satisfaction or waiver (by Aimco in its sole discretion) of a number of conditions. See “The Spin-Off—Conditions to the Spin-Off.”

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

The historical and pro forma financial information included in this information statement may not be a reliable indicator of future results.

Our historical consolidated financial data and our unaudited pro forma consolidated financial data included in this information statement may not reflect our business, financial position results of operations had we been a separate, publicly traded company during the periods presented, or what our business, financial position, results of operations or cash flows will be in the future when we are a separate, publicly traded company. Prior to the Spin-Off, our business has been operated by Aimco as part of one corporate organization and not operated as a stand-alone company.

Our historical consolidated financial data represents the financial position and results of operations of Aimco’s and Spinco OP’s consolidated financial statements without giving effect to the Spin-Off. Our historical consolidated financial statements include the parts of the Aimco business that will not be a part of the Spinco business after the Spin-Off, and therefore includes income, expenses, and other financial measures not attributable to our business. The consolidated financial statements do not necessarily reflect what our financial position, results of operations or cash flows would have been if we had been a standalone company during the periods presented, nor are they necessarily indicative of our future results of operations, financial position or cash flows.

The pro forma financial data included in this information statement includes adjustments based upon available information that our management believes to be reasonable to reflect these factors. However, the assumptions may change or may be incorrect, and actual results may differ, perhaps significantly. For these reasons, our cost structure may be higher, and our future performance may be worse, than the performance implied by the pro forma financial data presented in this information statement. For additional information about the basis of presentation of our combined historical financial data and our pro forma combined financial data included in this information statement, see “Description of Financing and Material Indebtedness,” “Capitalization,” “Summary Historical Consolidated and Unaudited Pro Forma Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Statements,” “Selected Historical Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this information statement.

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

Following the Spin-Off, we will be a publicly traded company separate from Aimco. However, we may not be able to achieve some or all of the benefits that we expect to achieve as a company separate from Aimco in the time we expect, if at all. For instance, it may take longer than anticipated for us to, or we may never, succeed in growing our business through the acquisition of new stabilized apartments communities.

The Spin-Off could give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operations.

The Spin-Off may lead to increased operating and other expenses, of both a nonrecurring and a recurring nature, and to changes to certain operations, which expenses or changes could arise pursuant to arrangements made between Aimco and us or could trigger contractual rights of, and obligations to, third parties. Disputes with third parties could also arise out of these transactions, and we could experience unfavorable reactions to the Spin-Off from employees, lenders, ratings agencies, regulators or other interested parties. These increased expenses, changes to operations, disputes with third parties or other effects could materially and adversely affect our business, financial position or results of operations. In addition, following the Spin-Off, disputes with Aimco could arise in connection with each of the Separation Agreement, the Employee Matters Agreement, the Property Management Agreement, the Master Services Agreement, the Master Leasing Agreement or certain other agreements.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

In connection with the Spin-Off, we have assumed and will assume, and will indemnify Aimco for, certain liabilities. If we are required to make payments pursuant to these indemnities, we may need to divert cash to meet those obligations and our financial results could be adversely affected. In addition, Aimco will indemnify us for certain liabilities. These indemnities may not be sufficient to insure us against the full amount of liabilities we incur, and Aimco may not be able to satisfy its obligations in the future.

Pursuant to the Separation Agreement, we will agree to assume and indemnify Aimco for certain liabilities, which may include, among other items, associated defense costs, settlement amounts, and judgements. Payments pursuant to these indemnities may be significant and could negatively impact our business. Third parties could also seek to hold us responsible for any of the liabilities allocated to Aimco. Aimco will agree to indemnify us for such liabilities, but such indemnities may not be sufficient to protect us against the full amount of such liabilities. In addition, Aimco may not be able to fully satisfy its indemnification obligations with respect to the liabilities we incur. Even if we ultimately succeed in recovering from Aimco, any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, financial condition, results of operations, and cash flows.

Additionally, we will assume and be responsible for the payment of our share of certain liabilities of Aimco relating to, arising out of or resulting from the matters related to the Spinco business and certain separation expenses not otherwise allocated to Aimco (or allocated specifically to us) pursuant to the Separation Agreement, and third parties could seek to hold us responsible for Aimco’s share of any such liabilities. Aimco will indemnify us for their share of any such liabilities, however, such indemnities may not be sufficient to protect us against the full amount of such liabilities, and/or Aimco may not be able to fully satisfy its indemnification obligations. In addition, even if we ultimately succeed in recovering from Aimco any amounts for which we are held liable in excess of our agreed share, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, financial condition, results of operations, and cash flows.

For more information, see “Our Relationship with Aimco Following the Spin-Off.”

The Spin-Off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws.

A court could deem the Spin-Off of Spinco Common Stock or certain internal restructuring transactions undertaken by Aimco in connection therewith to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor-transferor was insolvent, or that rendered the debtor-transferor insolvent, inadequately capitalized or unable to pay its debts as they become due.

If a court were to find that any part of the Spin-Off was a fraudulent transfer or conveyance, a court could void the Spin-Off or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Among other things, the court could require us to fund liabilities of other companies involved in the restructuring transactions for the benefit of creditors, or require stockholders to return any dividends previously paid by Spinco. Moreover, a court could void certain elements of the Spin-Off or Spinco could be awarded monetary damages for the difference between the consideration received by Aimco or its stockholders and the fair market value of the transferred property at the time of the Spin-Off. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied.

Our agreements with Aimco may not reflect terms that would have resulted from arm’s-length negotiations with unaffiliated third parties.

The agreements related to the Spin-Off, including the Separation Agreement, the Employee Matters Agreement, the Property Management Agreement, the Master Services Agreement, the Master Leasing

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Agreement, and certain other agreements, will have been entered into in the context of the Spin-Off while we are still controlled by Aimco. As a result, they may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. The terms of the agreements being entered into in the context of the Spin-Off concern, among other things, allocation of assets and liabilities attributable to periods prior to the Spin-Off and the rights and obligations, including certain indemnification obligations, of Aimco and us after the Spin-Off, certain services provided by us to Aimco and by Aimco to us after the Spin-Off, and Aimco’s lease from us of the Initial Leased Properties. For a more detailed description, see “Our Relationship with Aimco Following the Spin-Off” and “Description of Financing and Material Indebtedness.”

After the Spin-Off, we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company.

In connection with the Spin-Off, Aimco will retain substantially all of Aimco’s employees. We have no significant historical operations as an independent company and will not, at the completion of the Spin-Off, have the infrastructure or personnel necessary to operate as an independent company without relying on Aimco to provide certain services on an ongoing basis. We may need additional personnel and/or third-party service providers to successfully operate our business. Upon the completion of the Spin-Off, we will enter into a Master Services Agreement with Aimco and its subsidiaries pursuant to which Aimco and its subsidiaries will provide certain services to us to allow Aimco and us to benefit from certain cost efficiencies in sharing certain resources and personnel. As a separate public entity, Spinco will be subject to, and responsible for, regulatory compliance, including periodic public filings with the SEC and compliance with the NYSE continued listing requirements as well as compliance with generally applicable tax and accounting rules, for which it will generally be reliant on services provided by Aimco under the Master Services Agreement. Because Spinco’s business has not been operated a separate, publicly traded, we cannot assure you that it will be able to successfully implement the infrastructure or retain or hire the personnel necessary to operate as a separate, publicly traded company or that Spinco will not incur costs in excess of anticipated costs to establish such infrastructure and retain or hire such personnel. Because we will not be permitted under the terms of the Master Services Agreement to terminate certain services before the completion of the applicable term, we may be obligated to pay rates for the services higher than those a third party would have paid or that we could have provided to ourselves or to charge rates to Aimco and its subsidiaries for the services lower than those a third party would be charged and that we would have received from a third party for such services.

The distribution of Spinco Common Stock will not qualify for tax-free treatment and will generally be taxable to you as a dividend.

The distribution of Spinco Common Stock will not qualify for tax-free treatment. An amount equal to the fair market value of Spinco Common Stock received by you on the distribution date (plus any cash received in lieu of fractional shares) will generally be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of Aimco, with the excess treated first as a non-taxable return of capital to the extent of your tax basis in shares of Aimco Common Stock and then as capital gain. The fair market value of Spinco’s common stock reported by Aimco to you on IRS Form 1099-DIV may differ from the trading price of Spinco’s common stock on the distribution date. In addition, Aimco or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to non-U.S. stockholders, and any such withholding would be satisfied by Aimco or such agent withholding and selling a portion of the Spinco Common Stock otherwise distributable to non-U.S. stockholders or by withholding from other property held in the non-U.S. stockholder’s account with the withholding agent. Your tax basis in shares of Aimco Common Stock held at the time of the distribution will be reduced (but not below zero) if the fair market value of Spinco shares distributed by Aimco to you in the distribution (plus any cash received in lieu of fractional shares) exceeds your ratable share of Aimco’s available current and accumulated earnings and profits. Your holding period for such Aimco shares will not be affected by the distribution. Aimco will not be able to advise stockholders of the amount of earnings and profits of Aimco until after the end of the 2020 calendar year.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Additionally, Aimco’s current earnings and profits are measured as of the end of the tax year and are generally allocated to all distributions made during such tax year on a pro rata basis. As a result, a proportionate part of Aimco’s current earnings and profits for the entire taxable year of the Spin-Off will be allocated to the Spin-Off distribution. That proportionate part will be treated as dividend income to you even if you have not held Aimco stock for the entire taxable year of Aimco in which the Spin-Off occurs. Thus, if you did not hold your Aimco Common Stock for the entire taxable year of Aimco in which the Spin-Off occurs, you may be allocated a disproportionate amount of ordinary income attributable to Aimco’s current earnings and profits as a result of the Spin-Off distribution.

Although Aimco will be ascribing a value to Spinco shares in the distribution for tax purposes, this valuation is not binding on the Internal Revenue Service (the “IRS”) or any other tax authority. These taxing authorities could ascribe a higher valuation to Spinco shares, particularly if our stock trades at prices significantly above the value ascribed to Spinco shares by Aimco in the period following the distribution. Such a higher valuation may cause a larger reduction in the tax basis of your Aimco shares or may cause you to recognize additional dividend or capital gain income. You should consult your tax advisor as to the particular tax consequences of the distribution to you.

RISKS RELATED TO TAX LAWS AND REGULATIONS

Spinco may fail to qualify as a REIT.

If Spinco fails to qualify as a REIT, Spinco will not be allowed a deduction for dividends paid to its stockholders in computing its taxable income, and will be subject to United States federal income tax at regular corporate rates. This would substantially reduce our funds available for distribution to our investors. Unless entitled to relief under certain provisions of the Code, Spinco also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. In addition, Spinco’s failure to qualify as a REIT may place us in default under our credit facilities.

We believe that Spinco will operate in a manner that enables it to meet the requirements for qualification and taxation as a REIT for United States federal income tax purposes. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Moreover, even a technical or inadvertent mistake could jeopardize our REIT status. Spinco’s qualification as a REIT will depend on its satisfaction of certain asset, income, investment, organizational, distribution, stockholder ownership, and other requirements on a continuing basis. Spinco’s ability to satisfy the asset tests will depend upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination, and for which we do not obtain independent appraisals. Spinco’s compliance with the REIT annual income and quarterly asset requirements will also depend upon our ability to manage successfully the composition of our income and assets on an ongoing basis. Moreover, the proper classification of an instrument as debt or equity for United States federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or other issuers constitutes a violation of the REIT requirements. Moreover, future economic, market, legal, tax, or other considerations may cause Spinco to fail to qualify as a REIT, or the board of directors of Spinco may determine to revoke its REIT status.

Furthermore, if Aimco fails to remain qualified as a REIT for its 2020 and 2021 taxable years, and Spinco will be deemed to be a “successor” of Aimco under Section 856 of the Code, then Spinco may also fail to qualify as a REIT. There can be no assurance that Aimco will remain qualified as a REIT for its 2020 and 2021 taxable years.

REIT distribution requirements limit our available cash.

As a REIT, Spinco will be subject to annual distribution requirements. Spinco OP will pay distributions intended to enable Spinco to satisfy its distribution requirements. This will limit the amount of cash available for

41

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

other business purposes, including amounts to fund our growth. Spinco will generally be required to distribute annually at least 90% of its “real estate investment trust taxable income,” which is generally equivalent to net taxable ordinary income, determined without regard to the dividends paid deduction and excluding any net capital gain, in order for its distributed earnings not to be subject to United States federal corporate income tax. We intend to make distributions to Spinco’s stockholders to comply with the requirements applicable to REITs under the Code. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require us to sell apartment communities or borrow funds on a short-term or long-term basis to meet the 90% distribution requirement of the Code.

Spinco may be subject to federal, state, and local income taxes in certain circumstances.

Even if Spinco qualifies as a REIT, Spinco may be subject to United States federal income and excise taxes in various situations, such as on its undistributed income. Spinco could also be required to pay a 100% tax on any net income on non-arm’s-length transactions between Spinco and a taxable REIT subsidiary (“TRS”) and on any net income from sales of apartment communities that were held for sale primarily in the ordinary course. State and local tax laws may not conform to the United States federal income tax treatment, and Spinco may be subject to state or local taxation in various state or local jurisdictions in which Spinco transacts business. Any taxes imposed on Spinco would reduce our operating cash flow and net income and could negatively impact our ability to pay dividends and distributions.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

REITs are entitled to a United States federal tax deduction for dividends paid to their stockholders. As compared to other taxable corporations, this ability to reduce or eliminate the REIT’s taxable income by paying dividends to stockholders is a principal benefit of maintaining REIT status, generally resulting in a lower combined tax liability of the REIT and its stockholders as compared to that of the combined tax liability of other taxable corporations and their stockholders. Notwithstanding this combined benefit, dividends payable by REITs may result in marginally higher taxes to the stockholder.

C-corporations are generally required to pay United States federal income tax on earnings. After tax earnings are then available for stockholder dividends. The maximum United States federal tax rate applicable to income from “qualified dividends” payable to United States stockholders that are individuals, trusts, and estates is currently 20%, plus the 3.8% investment tax surcharge. While dividends payable by REITs are generally not eligible for the qualified dividend reduced rates, stockholders that are individuals, trusts, or estates may generally deduct 20% of the aggregate amount of ordinary dividends from REITs. This deduction is available for taxable years beginning after December 31, 2017, and before January 1, 2026, and will generally cause the maximum tax rate for ordinary dividends from REITs to be 29.6%, plus the 3.8% investment tax surcharge. The more favorable tax rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts, and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporates that pay dividends, which could adversely affect the value of the shares of REITs, including Spinco Common Stock.

Complying with the REIT requirements may cause Spinco to forgo otherwise attractive business opportunities.

To qualify as a REIT for United States federal income tax purposes, Spinco will need to continually satisfy tests concerning, among other things, the sources of its income, the nature and diversification of its assets, the amounts distributed to Spinco stockholders, and the ownership of Spinco stock. As a result of these tests, Spinco may be required to make distributions to stockholders at disadvantageous times or when Spinco does not have funds readily available for distribution, forgo otherwise attractive investment opportunities, liquidate assets in adverse market conditions, or contribute assets to a TRS that is subject to regular corporate federal income tax.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Changes to United States federal income tax laws could materially and adversely affect Spinco and Spinco’s stockholders.

The present United States federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial, or administrative action at any time, which could affect the United States federal income tax treatment of an investment in Spinco Common Stock. The United States federal income tax rules dealing with REITs constantly are under review by persons involved in the legislative process, the IRS, and the United States Treasury Department, which results in statutory changes as well as frequent revisions to regulations and interpretations. We cannot predict how changes in the tax laws might affect Spinco or Spinco’s stockholders. Revisions in federal tax laws and interpretations thereof could significantly and negatively affect Spinco’s ability to qualify as a REIT and the tax considerations relevant to an investment in Spinco Common Stock, or could cause Spinco to change its investments and commitments.

Government housing regulations may limit the opportunities at some of our apartment communities and failure to comply with resident qualification requirements may result in financial penalties and/or loss of benefits, such as rental revenues paid by government agencies. Additionally, the government may cease to operate or reduce funding for government housing programs which would result in a loss of benefits from those programs.

We will own equity interests in entities that own certain apartment communities that benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the United States Department of Housing and Urban Development, or HUD, or state housing finance agencies, typically provide one or more of the following: mortgage insurance; favorable financing terms; tax-exempt interest; historic or low-income housing tax credits; or rental assistance payments to the apartment community owners. As a condition of the receipt of assistance under these programs, the apartment communities must comply with various requirements, which typically limit rents to pre-approved amounts and limit our choice of residents to those with incomes at or below certain levels. Failure to comply with these requirements may result in financial penalties or loss of benefits. We will likely be required to obtain the approval of HUD in order to acquire or dispose of a significant interest in or manage a HUD-assisted apartment community. We may not always receive such approval.

RISKS RELATED TO SPINCO COMMON STOCK

There is no existing market for Spinco Common Stock, and a trading market that will provide you with adequate liquidity may not develop for Spinco Common Stock. In addition, once Spinco Common Stock begins trading, the market price and trading volume of Spinco Common Stock may fluctuate widely.

There is no current trading market for Spinco Common Stock. The Spinco Common Stock issued in the Spin-Off will be trading publicly for the first time. We anticipate that a limited market, commonly known as a “when-distributed” trading market, will develop at some point following the record date, and that “regular-way” trading in shares of Spinco Common Stock will begin on the first trading day following the distribution. However, an active trading market for Spinco Common Stock may not develop as a result of the Spin-Off or be sustained in the future. The lack of an active trading market may make it more difficult for you to sell your shares and could lead to our share price being depressed or more volatile.

For many reasons, including the risks identified in this information statement, the market price of Spinco Common Stock following the Spin-Off may be more volatile than the market price of Aimco Common Stock before the Spin-Off. These factors may result in short-term or long-term negative pressure on the value of Spinco Common Stock.

We cannot predict the prices at which Spinco Common Stock may trade after the Spin-Off. The market price of Spinco Common Stock may fluctuate significantly, depending upon many factors, some of which may be beyond our control, including, but not limited to:

•	our financial condition and performance;

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

•	the financial condition of our tenants, including Aimco and its subsidiaries, including the extent of tenant bankruptcies or defaults;

•	our dividend policy;

•	a shift in our investor base;

•

the reputation of REITs and real estate investments generally and the attractiveness of REIT equity securities in comparison to other equity securities, including securities issued by other REITs, and fixed income securities;

•	uncertainty and volatility in the equity and credit markets;

•	fluctuation in interest rates;

•	our quarterly or annual earnings, or those of other REITs;

•	actual or anticipated fluctuations in our operating results;

•	our ability to obtain financing as needed;

•	changes in laws and regulations affecting our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements by us or our competitors of significant investments, acquisitions or dispositions;

•	the failure of securities analysts to cover Spinco Common Stock after the Spin-Off;

•	the failure of securities indices that currently include Aimco Common Stock to add or substitute our common stock for that of Aimco after the completion of the Spin-Off;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating performance and stock price of other REITs;

•	overall market fluctuations;

•	a decline in the real estate markets;

•	general economic conditions and other external factors; and

•	all other risk factors addressed elsewhere in this information statement.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of Spinco Common Stock.

We cannot guarantee the timing, amount, or payment of dividends on Spinco Common Stock.

We will be required to distribute annually to holders of Spinco Common Stock at least 90% of our “real estate investment trust taxable income,” which is generally equivalent to net taxable ordinary income. Although we expect to target a dividend payout ratio between 65% and 70% of AFFO, our board of directors will determine the amount of, and declare, our dividends. Our board of directors’ decisions regarding the payment of dividends will depend on many factors, such as REIT distribution requirements, current market conditions, liquidity needs, and other uses of cash, such as for deleveraging and accretive investment activities, and other factors that it deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and access the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividend if we commence paying dividends. For more information, please refer to “Dividend Policy.”

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We may choose to pay dividends in our own stock, in which case you could be required to pay income taxes in excess of the cash dividends you receive.

We may in the future distribute taxable dividends that are payable in cash and shares of Spinco Common Stock where up to only 20% (or, for dividends declared between April 1, 2020, and December 31, 2020, 10%) of such a dividend is made in cash. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. holder sells the stock that it receives as a dividend in order to pay this tax, the sale proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. holders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of Spinco Common Stock to pay taxes owed on dividends, it may put downward pressure on the trading price of Spinco Common Stock.

It is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in future years. Moreover, the IRS may impose additional requirements with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

Future sales or distributions of Spinco Common Stock could depress the market price for shares of Spinco Common Stock.

The Spinco Common Stock that Aimco intends to distribute to its stockholders in the Spin-Off generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any holder of Aimco Common Stock to sell Spinco Common Stock on or after the record date, it is possible that some Aimco stockholders will decide to sell some or all of the shares of Spinco Common Stock that they receive in the Spin-Off, including to pay any taxes payable by such stockholders upon receipt of Spinco Common Stock.

In addition, some of the holders of Aimco Common Stock are index funds tied to stock or investment indices or are institutional investors bound by various investment guidelines. Companies are generally selected for investment indices, and in some cases selected by institutional investors, based on factors such as market capitalization, industry, trading liquidity, and financial condition. As a company separate from Aimco, we may initially have a lower market capitalization than Aimco has today, and our business will differ from the business of Aimco prior to the Spin-Off. As a result, Spinco Common Stock may not qualify for those investment indices. In addition, Spinco Common Stock may not meet the investment guidelines of some institutional investors. Consequently, these index funds and institutional investors may have to sell some or all of Spinco Common Stock they receive in the Spin-Off, which may result in a decline in the price of Spinco Common Stock.

Any disposition by a significant stockholder of Spinco Common Stock, or the perception in the market that such dispositions could occur, may cause the price of Spinco Common Stock to fall. Any such decline could impair our ability to raise capital through future sales of Spinco Common Stock. Further, Spinco Common Stock may not qualify for other investment indices, including indices specific to REITs, and any such failure may discourage new investors from investing in Spinco Common Stock.

The combined post-Spin-Off value of Aimco Common Stock and Spinco Common Stock may not equal or exceed the pre-Spin-Off value of Aimco Common Stock.

We cannot assure you that the combined trading prices of Aimco Common Stock and Spinco Common Stock after the Spin-Off will be equal to or greater than the trading price of Aimco Common Stock prior to the

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Pursuant to 17 C.F.R. Section 200.83

Spin-Off. Until the market has fully evaluated the stand-alone business of our company, the price at which shares of Spinco Common Stock trades may fluctuate more significantly than might otherwise be typical, including volatility caused by general market conditions. Similarly, until the market has fully evaluated the business of Aimco without the portfolio of assets that will be allocated to Spinco, the price at which Aimco Common Stock trades may fluctuate more significantly than might otherwise be typical.

RISKS RELATED TO OUR CORPORATE STRUCTURE

Spinco and its subsidiaries may be prohibited from making distributions and other payments.

All of Spinco’s apartment communities will be owned by subsidiaries of Spinco OP, and all of Spinco’s operations will be conducted by subsidiaries of Aimco. As a result, Spinco will depend on distributions and other payments from Spinco OP, and Spinco OP will depend on distributions and payments from its subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of Spinco OP and its subsidiaries to make such distributions and other payments depends on their earnings and cash flows and may be subject to statutory or contractual limitations. As an equity investor in the REIT subsidiaries, Spinco OP and its subsidiaries, our right to receive assets upon their liquidation or reorganization will be effectively subordinated to the claims of their creditors and any holders of preferred equity senior to our equity investments. To the extent that we are recognized as a creditor of such subsidiaries, our claims may still be subordinate to any security interest in or other lien on their assets and to any of their debt or other obligations that are senior to our claims.

Limits on ownership of shares specified in Spinco’s charter may result in the loss of economic and voting rights by purchasers that violate those limits.

Spinco’s charter will limit ownership of common stock by any single stockholder (applying certain “beneficial ownership” rules under the federal securities laws) to 8.7% (or up to 12.0% upon a waiver from the board of directors of Spinco) of outstanding shares of common stock, or 15% in the case of certain pension trusts, registered investment companies (or up to 20.0% for such pension trusts or registered investment companies upon a waiver from the board of directors of Spinco). The charter will also prohibit anyone from buying shares of Spinco’s capital stock if the purchase would result in Spinco losing its REIT status. This could happen if a transaction results in fewer than 100 persons owning all of Spinco’s shares of capital stock or results in five or fewer individuals (applying certain attribution rules of the Code) owning 50% or more of the value of all of Spinco’s shares of capital stock. If anyone acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Code for REITs:

•	the transfer will be considered null and void;

•	we will not reflect the transaction on Spinco’s books;

•	we may institute legal action to enjoin the transaction;

•	we may demand repayment of any dividends received by the affected person on those shares;

•	we may redeem the shares;

•	the affected person will not have any voting rights for those shares; and

•	the shares (and all voting and dividend rights of the shares) will be held in trust for the benefit of one or more charitable organizations designated by Spinco.

Spinco may purchase the shares of capital stock held in trust at a price equal to the lesser of the price paid by the transferee of the shares or the then-current market price. If the trust transfers any of the shares of capital stock, the affected person will receive the lesser of the price paid for the shares or the then-current market price. An individual who acquires shares of capital stock that violate the above rules bears the risk that the individual:

•	may lose control over the power to dispose of such shares;

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•	may lose control over the power to dispose of such shares;

•	may not recognize profit from the sale of such shares if the market price of the shares increases;

•	may be required to recognize a loss from the sale of such shares if the market price decreases; and

•	may be required to repay to us any dividends received from us as a result of his or her ownership of the shares.

Spinco’s charter may limit the ability of a third-party to acquire control of Spinco.

The 8.7% and other ownership limits discussed above may have the effect of delaying or precluding acquisition by a third-party of control of Spinco without the consent of the board of directors of Spinco. Spinco’s charter will authorize its board of directors to issue up to                  shares of capital stock. Under Spinco’s charter, its board of directors will have the authority to classify and reclassify any of Spinco’s unissued shares of capital stock into shares of capital stock with such preferences, conversion or other rights, voting power restrictions, limitations as to dividends, qualifications, or terms or conditions of redemptions as the Spinco board of directors may determine. The authorization and issuance of a new class of capital stock could have the effect of delaying or preventing someone from taking control of Spinco, where there is a difference of opinion between the Spinco board of directors and others as to what is in Spinco’s stockholders’ best interests.

The Maryland General Corporation Law may limit the ability of a third-party to acquire control of Spinco.

As a Maryland corporation, Spinco will be subject to various Maryland laws that may have the effect of discouraging offers to acquire Spinco and increasing the difficulty of consummating any such offers, where there is a difference of opinion between the Spinco board of directors and others as to what is in Spinco’s stockholders’ best interests. The Maryland General Corporation Law, specifically the Maryland Business Combination Act, restricts mergers and other business combination transactions between Spinco and any person who acquires, directly or indirectly, beneficial ownership of shares of Spinco’s stock representing 10% or more of the voting power without prior approval of the board of directors of Spinco. Any such business combination transaction could not be completed until five years after the person acquired such voting power, and generally only with the approval of stockholders representing 80% of all votes entitled to be cast and 66-2/3% of the votes entitled to be cast, excluding the interested stockholder, or upon payment of a fair price. The Maryland General Corporation Law, specifically the Maryland Control Share Acquisition Act, provides generally that a person who acquires shares of Spinco’s capital stock representing 10% or more of the voting power in electing directors will have no voting rights unless approved by a vote of two-thirds of the shares eligible to vote. Additionally, the Maryland General Corporation Law provides, among other things, that the board of directors of Spinco will have broad discretion in adopting stockholders’ rights plans and has the sole power to fix the record date, time, and place for special meetings of the stockholders. To date, Spinco has not adopted a stockholders’ rights plan. In addition, the Maryland General Corporation Law provides that a corporation that (x) has at least three directors who are not officers or employees of the entity or related to an acquiring person and (y) has a class of equity securities registered under the Exchange Act, may elect in its charter or bylaws or by resolution of the board of directors to be subject to all or part of a special subtitle that provides that:

•	the corporation will have a staggered board of directors;

•

any director may be removed only for cause and by the vote of two-thirds of the votes entitled to be cast in the election of directors generally, even if a lesser proportion is provided in the charter or bylaws;

•	the number of directors may only be set by the board of directors, even if the procedure is contrary to the charter or bylaws;

•	vacancies may only be filled by the remaining directors, even if the procedure is contrary to the charter or bylaws; and

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•

the secretary of the corporation may call a special meeting of stockholders at the request of stockholders only on the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting, even if the procedure is contrary to the charter or bylaws.

Spinco does not expect to make any of the elections described above effective as of the Spin-Off.

We are an “emerging growth company” and, as a result of the reduced disclosure requirements applicable to emerging growth companies, Spinco Common Stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. An emerging growth company may take advantage of specified exemptions from various requirements that are otherwise applicable generally to public companies in the United States. These provisions include:

•	an exemption to include fewer than five years of selected financial data;

•	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting; and

•	reduced disclosure about the emerging growth company’s executive compensation arrangements.

As a result, the information that we provide stockholders in our filings with the SEC may be different than what is available with respect to many other public companies. If some investors find Spinco Common Stock less attractive as a result of our reliance on these exemptions, there may be a less active trading market for Spinco Common Stock and our share price may be adversely affected. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement includes forward-looking statements, including the sections entitled “Summary,” “Risk Factors,” “The Spin-Off,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business and Properties.” Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations, including, but not limited to, statements regarding: the anticipated timing, structure, benefits and tax treatment of the Spin-Off; future financing plans, business strategies, growth prospects, and operating and financial performance; and expectations regarding the making of distributions and the payment of dividends.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “plan(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include but are not limited to:

•	the effects of the coronavirus (COVID-19) pandemic on Aimco’s and Spinco’s business and on the global and U.S. economies generally;

•

real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions and dispositions; and changes in operating costs, including energy costs;

•

financing risks, including the availability and cost of capital markets’ financing; the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that our earnings may not be sufficient to maintain compliance with debt covenants;

•	insurance risks, including the cost of insurance, natural disasters and severe weather such as hurricanes;

•	the effects of other global or national health pandemics, epidemics or concerns;

•

legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect us and interpretations of those regulations; and possible environmental liabilities, including costs, fines, or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by us;

•	negative economic conditions in our geographies of operation;

•	uninsured or underinsured losses that our properties may experience and other unanticipated expenses, including environmental compliance costs and liabilities;

•	our ability to complete financings related to the Spin-Off on acceptable terms or at all;

•	our non-investment grade rating from credit rating agencies;

•	our relationship with Aimco and its subsidiaries following the Spin-Off;

•	our ability to manage our indebtedness level, changes in the terms of such indebtedness and changes in market interest rates;

•

covenants in our debt agreements and in the Master Leasing Agreement may limit our operational flexibility, and a covenant breach or default could materially and adversely affect our business, financial position, or results of operations;

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•	our ability to pay dividends and the tax treatment of such dividends for our stockholders;

•	our or Aimco’s loss of key personnel;

•	our ability to qualify or maintain our status as a REIT;

•	the ability of Spinco, Spinco OP, Aimco and New OP to satisfy any necessary conditions to complete the Spin-Off;

•	the ability to achieve some or all the benefits that we expect to achieve from the Spin-Off or to successfully operate as a separate, publicly traded company following the Spin-Off;

•

the ability and willingness of Aimco and its subsidiaries to meet and/or perform its obligations under any contractual arrangements that are entered into with us in connection with the Spin-Off and any of its obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

•	unexpected liabilities, disputes or other potential unfavorable effects related to the Spin-Off; and

•

additional factors discussed in the sections entitled “Business and Properties,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this information statement.

Forward-looking statements speak only as of the date of this information statement. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

THE SPIN-OFF

Overview of the Spin-Off

The board of directors of Aimco determined upon careful review and consideration that the spin-off of our assets and liabilities from the rest of Aimco and our establishment as a separate, publicly traded company was in the best interests of Aimco and its stockholders.

Upon the satisfaction or waiver by Aimco of the conditions to the Spin-Off, which are described in more detail in “—Conditions to the Spin-Off” below, Aimco will effect the Spin-Off by distributing 100% of Spinco Common Stock held by Aimco pro rata to holders of Aimco Common Stock. The distribution of Spinco Common Stock is expected to take place on                  , 2020. On the distribution date, each holder of Aimco Common Stock will receive one share of Spinco Common Stock for each one share of Aimco Common Stock (and cash in lieu of fractional shares of Aimco Common Stock) held at the close of business on the record date.

You will not be required to make any payment, or surrender or exchange your Aimco Common Stock, or take any other action to receive your Spinco Common Stock to which you are entitled on the distribution date.

In connection with the Spin-Off, we will enter into agreements with Aimco that set forth the relationship between us and Aimco following the Spin-Off. See “Our Relationship with Aimco Following the Spin-Off.”

Until the Spin-Off has occurred, Aimco has the right to terminate the Spin-Off, even if all of the conditions have been satisfied, if the board of directors of Aimco determines, in its sole discretion, that the Spin-Off is not in the best interests of Aimco and its stockholders or that market conditions or other circumstances are such that the Spin-Off is no longer advisable at that time. We cannot provide any assurances that the Spin-Off will be completed. For a more detailed description of these conditions, see “—Conditions to the Spin-Off.”

Reasons for the Spin-Off

Aimco believes that the share price of Aimco Common Stock has been negatively affected by employing leverage at levels above peers, and by the execution risk and related overhead costs associated with redevelopment, development and lease ups, and more complicated and non-traditional investments or investment structures. Assets that are under redevelopment, development, or lease-up typically are non-earning or low-earning. These aspects of Aimco’s business are expected to continue to weigh on Aimco’s performance and ability to grow through equity issuance. Aimco believes that redevelopment, development, and lease ups remain a valuable part of the multi-family business but recognizes that such aspects may be incompatible with other aspects of Aimco’s business. Aimco also believes that Spinco will be more attractive to investors as a “pure” property ownership business that does not manage its own properties, making it easier for investors and the market to understand and value. The board of directors of Aimco believes that separating the substantial majority of Aimco’s apartment community portfolio from the remainder of Aimco’s business is in the best interests of Aimco, Spinco, and their respective stockholders for a number of reasons, including the following:

•

Creates two separate companies, each with the opportunity to pursue growth through the execution of different business plans. We believe that having two separate companies will make each more focused and easier to understand, providing value-creation opportunities that are not available or are more difficult to achieve in a combined company. As two separate companies, we believe that Aimco and Spinco will be able to focus on their respective core businesses and will have an enhanced ability to maximize value for their respective stockholders. We believe that the separation will allow investors to better understand our business. Our focus on the ownership of stabilized properties is expected to result in lower overhead costs and reduced leverage, which we believe will create a portfolio of properties with more predictable results. Aimco may pursue value-creating investment opportunities that did not historically fit within Aimco’s business strategy and will have the flexibility to implement strategic initiatives aligned with its business plan and prioritize investment spending and capital

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allocation accordingly. Aimco and Spinco believe that this will lead to operational efficiencies and has the potential to enhance the value and profitability of Aimco’s properties. Aimco and Spinco further expect that Aimco and Spinco will each benefit as a result of their complementary competencies and close alliance.

•

Enhances investor transparency, better highlights the attributes of both companies and provides investors with the option to invest in one or both companies. By separating the Spinco business from the rest of Aimco’s business, investors will have the option to invest in Aimco’s stabilized multifamily portfolio (through an investment in Spinco), in Aimco’s redevelopment and development pipeline and property management business (through an investment in Aimco), or in both. The separation will enable potential investors and the financial community to evaluate Aimco and Spinco separately and assess the merits, performance, and future prospects of their respective businesses. Spinco is expected to have predictable and growing cash flow, providing the opportunity for higher dividends, accretive investments with limited or no drag and complexity, or both, and is expected to benefit from improved FFO and AFFO multiples, reflecting a simpler business plan with more transparent and predictable cash flows. Aimco’s business is expected to be less predictable in terms of quarter over quarter activity but to also have higher long term target returns commensurate with such level of risk.

•

Limits Spinco’s exposure to risks associated with the redevelopment and development business. Spinco will be able to invest in stabilized properties that it believes will better support its underlying business. Spinco is expected to have limited to no risk of earnings dilution from non-earning assets, and to have limited execution risk for redevelopment, development, and lease-ups, low leverage and lower overhead costs (both in total dollars and as a percentage of fair market value). Through its close alliance with Aimco, Spinco is expected to retain some of the advantages of Aimco’s redevelopment and development business without the execution risk, leverage or associated costs.

•

Provides our management teams with the ability to focus on our distinct businesses and be more closely aligned with the needs of investors. Each of Spinco and Aimco will have a senior management team focused on the performance of its respective business and value-creation opportunities. The separation of the businesses will give each senior management team the opportunity to focus on the goals and expectations of each company’s investors. We expect that the separation of the experienced senior management teams and other key personnel operating our businesses, will result in the ability for each company to better satisfy the needs of its respective stockholders.

•

Provides us with access to public equity markets. It has historically been expensive for Aimco to issue equity, making it difficult for Aimco to grow through raising capital. Aimco’s share price has consistently traded at a discount to NAV, with equity issuances dilutive of NAV per share. The Spin-Off is expected to increase FFO and AFFO at Spinco and produce a better price to earnings ratio than has previously been given to Aimco while it owned all of the businesses of Aimco and Spinco. As a result of the separation, we expect Spinco will have access to the capital markets at a non-dilutive price and a strong capital structure tailored to its strategic goals. We believe this will provide Spinco with improved access to the public markets, providing it with capital to invest in the acquisition of properties to grow its portfolio.

The board of directors of Aimco also considered a number of potentially negative factors in evaluating the separation and concluded that the potential benefits of the separation outweighed these factors. For more information, please refer to the sections entitled “—Reasons for the Spin-Off” and “Risk Factors” included elsewhere in this information statement.

Manner of Effecting the Spin-Off

The general terms and conditions relating to the Spin-Off will be set forth in the Separation Agreement between us and Aimco and New OP. Under the Separation Agreement, the Spin-Off is anticipated to be effective from and after                  , 2020.

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Spin-Off

On                  , 2020, the board of directors of Aimco declared the distribution of all Spinco Common Stock on the basis of one share of Spinco Common Stock for each one share of Aimco Common Stock held of record as of the close of business on the record date. The actual total number of shares of Spinco Common Stock to be distributed will depend on the number of shares of Aimco Common Stock outstanding on the record date. The shares of Spinco Common Stock to be distributed will constitute all of the outstanding shares of Spinco Common Stock immediately after the Spin-Off.

In accordance with the terms of the Separation Agreement, Spinco OP will cause the Aimco business (other than its interest in Royal Crest Nashua LLC, which will be transferred to New OP for no consideration immediately after the distribution of New OP Units pursuant to a binding agreement entered into prior to such distribution) and certain other assets to be contributed to New OP in exchange for 100% of the outstanding New OP Units. Substantially all of Spinco OP’s (and its subsidiaries’) employees will become or remain employees of New OP (and its subsidiaries).

Spinco OP will distribute 100% of the outstanding New OP Units to the holders of Spinco OP Common Units (including Spinco and Spinco OP GP) and Spinco OP HP Units pro rata with respect to their ownership of Spinco OP Common Units and Spinco OP HP Units as of the record date. Spinco and Spinco OP GP will distribute their New OP Units to Aimco.

Spinco OP will transfer its interests in Royal Crest Nashua LLC to New OP.

Aimco will contribute its interest in Spinco OP GP to Spinco.

Spinco will form REIT 1 and REIT 2, which will each elect to be treated as a corporation and a REIT for U.S. federal income tax purposes commencing with its initial taxable year ending December 31, 2020. Spinco will contribute an amount of Spinco OP Common Units representing a 34% limited partner interest in Spinco OP to REIT 1, and will contribute its interest in Spinco OP GP and Spinco OP Common Units representing a 34% limited partner interest in Spinco OP to REIT 2, each in exchange for common and preferred interests in REIT 1 and REIT 2. REIT 1 and REIT 2 are expected to also have approximately 125 other holders of a nominal amount of non-participating non-voting preferred stock with an aggregate initial liquidation preference of approximately $125,000 to satisfy certain requirements for qualifying as a REIT for U.S. federal income tax purposes.

Spinco will issue Class A Preferred Stock to Aimco, subject to a binding commitment to sell such Class A Preferred Stock to an unrelated institutional investor.

Thereafter, Aimco will distribute 100% of the outstanding Spinco Common Stock to Aimco common stockholders as of the record date on a pro rata basis.

Immediately following the Spin-Off, Aimco will sell its Class A Preferred Stock in Spinco to an unrelated institutional investor.

On the distribution date, (x) each holder of Spinco OP Common Units will receive from Spinco OP one New OP Unit for each one Spinco OP Common Unit held at the close of business on the record date, (y) each holder of Spinco OP HP Units will receive from Spinco OP one New OP Unit for each one Spinco OP HP Unit held as of the close of business on the record date, and (z) each Aimco common stockholder will receive from Aimco one share of Spinco Common Stock for each one share of Aimco Common Stock held at the close of business on the record date. Following such distribution by Aimco, Aimco and Spinco will be two separate, publicly-held companies. Spinco OP will be a majority owned subsidiary of Spinco, while New OP will be a majority owned subsidiary of Aimco.

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Stock Certificates

Neither Aimco nor Spinco will be issuing physical certificates representing shares of Spinco Common Stock. Instead, if you own Aimco Common Stock as of the close of business on the record date, the shares of Spinco Common Stock that you are entitled to receive in the Spin-Off, will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm or 401(k) plan or other channel on your behalf by way of direct registration in book-entry form. A benefit of issuing stock or units electronically in book-entry form is that there will be none of the physical handling and safekeeping responsibilities that are inherent in owning physical certificates.

If you hold physical certificates that represent your shares of Aimco Common Stock and you are the registered holder of the shares of Aimco Common Stock represented by those certificates, the distribution agent will mail you an account statement that reflects the number of shares of Spinco Common Stock that have been registered in book-entry form in your name. If you have any questions concerning the mechanics of having shares of common stock registered in book-entry form, you are encouraged to contact Aimco Investor Relations by mail at 4582 South Ulster Street, Suite 1700, Denver, CO 80237, by phone at (303) 793-4661 or by email at                 .

Most Aimco stockholders hold their shares of Aimco Common Stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Aimco Common Stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of Spinco Common Stock that you are entitled to receive in the Spin-Off. If you have any questions concerning the mechanics of having shares of Spinco Common Stock held in “street name,” you are encouraged to contact your bank or brokerage firm.

Results of the Spin-Off

After the Spin-Off, we will be a separate, publicly traded company. Immediately following the Spin-Off, Spinco expects to have approximately                  registered stockholders, based on the number of registered stockholders of Aimco Common Stock. Immediately following the Spin-Off, Spinco expects to have approximately                 shares of Spinco Common Stock outstanding on a fully diluted basis, based on the number of shares of Aimco Common Stock outstanding on a fully diluted basis as of             . The actual number of shares of Spinco Common Stock to be distributed will be determined on the record date and will reflect any changes in the number of shares of Aimco Common Stock between                 , 2020, and the record date. The Spin-Off will not affect the number of outstanding shares of Aimco Common Stock, or any rights of Aimco stockholders. If you hold Aimco Common Stock as of the close of business on the record date, upon completion of the Spin-Off, you will continue to hold your Aimco Common Stock and you will also hold Spinco Common Stock.

Effective immediately upon the completion of the Spin-Off, we and Aimco will enter into a number of other agreements to set forth our relationship following the Spin-Off concerning, among other things, allocations of assets and liabilities attributable to periods prior to the Spin-Off and the rights and obligations, including indemnification arrangements for certain liabilities after the Spin-Off, ongoing services provided by Aimco and its subsidiaries to us, or our leases to Aimco of the leased properties, including the Initial Leased Properties. For a more detailed description of these agreements, see “Our Relationship with Aimco Following the Spin-Off” and “Description of Financing and Material Indebtedness.”

Treatment of Fractional Shares and Units

The distribution agent will not distribute any fractional shares of Spinco Common Stock in connection with the Spin-Off. Instead, the distribution agent will aggregate all fractional shares of Spinco Common Stock into whole shares and sell them on the open market at the prevailing market prices on behalf of those registered

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holders who otherwise would be entitled to receive a fractional share. We anticipate that these sales will occur as soon as practicable after the distribution date. The distribution agent will then distribute to such registered holders the aggregate cash proceeds of such sale, in an amount equal to their pro rata share of the total proceeds of those sales. Any applicable expenses, including brokerage fees, will be paid by us. We do not expect the amount of any such fees to be material to us.

If you hold physical stock certificates that represent your shares of Aimco Common Stock and you are the registered holder of the Aimco Common Stock represented by those certificates, your check for any cash that you may be entitled to receive instead of fractional shares of Spinco Common Stock will be mailed to you separately. If you hold your shares of Aimco Common Stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds from the sales and will electronically credit your account for your share of such proceeds.

None of Spinco, Aimco or the distribution agent will guarantee any minimum sale price for the fractional shares of Spinco Common Stock. None of Spinco, Aimco or the distribution agent will pay any interest on the proceeds from the sale of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient holders. Each stockholder entitled to receive cash proceeds from these fractional shares should consult his, her, or its tax advisor as to his, her or its particular circumstances. See “U.S. Federal Income Tax Consequences of the Spin-Off.”

Listing and Trading of Spinco Common Stock

There is no current trading market for Spinco Common Stock. A condition to the Spin-Off is the listing of Spinco Common Stock on the NYSE. Spinco intends to apply to list Spinco Common Stock on the NYSE under the symbol “            .”

At some point following the record date and continuing up to and including the distribution date, we expect that there will be two markets in Aimco Common Stock: a “due-bills” market and an “ex-distribution” market. Shares of Aimco Common Stock that trade on the “due-bills” market will trade with an entitlement to shares of Spinco Common Stock distributed pursuant to the Spin-Off. Shares of Aimco Common Stock that trade on the “ex-distribution” market will trade without an entitlement to shares of Spinco Common Stock distributed pursuant to the Spin-Off. Therefore, if you sell shares of Aimco Common Stock in the “due-bills” market after the record date and before the distribution date, you will be selling your right to receive shares of Spinco Common Stock in connection with the Spin-Off. If you own shares of Aimco Common Stock at the close of business on the record date and sell those shares on the “ex-distribution” market before the distribution date, you will still receive the shares of Spinco Common Stock that you would be entitled to receive pursuant to your ownership of the shares of Aimco Common Stock on the record date.

Furthermore, at some point following the record date and continuing up to and including the distribution date, we expect that a limited market, commonly known as a “when-distributed” trading market, will develop in Spinco Common Stock. “When-distributed” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet distributed. The “when-distributed” trading market will be a market for shares of Spinco Common Stock that will be distributed pro rata to Aimco stockholders on the distribution date. If you own shares of Aimco Common Stock at the close of business on the record date, you would be entitled to shares of Spinco Common Stock distributed pursuant to the Spin-Off. You may trade this entitlement to shares of Spinco Common Stock, without trading the shares of Aimco Common Stock you own, on the “when-distributed” market. On the first trading day following the distribution, “when-distributed” trading with respect to Spinco Common Stock will end and “regular-way” trading in Spinco Common Stock will begin.

Treatment of Aimco Equity Awards

Any equity awards relating to shares of Aimco Common Stock will be adjusted to reflect the impact of the Spin-Off. Specifically, it is expected that each outstanding time or performance-vesting Aimco equity award will

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be converted into an award of both shares of Aimco Common Stock and shares of Spinco Common Stock. The number of shares of Aimco Common Stock and Spinco Common Stock subject to each converted award will be determined in a manner intended to preserve the aggregate value of the original Aimco equity award as measured immediately before the Spin-Off.

U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of U.S. federal income tax consequences generally applicable to the Spin-Off, and in particular the distribution by Aimco of Spinco Common Stock to stockholders of Aimco. For purposes of this section under this heading “—U.S. Federal Income Tax Consequences of the Spin-Off”: (i) references to “Spinco,” “we,” “our” and “us” mean only Spinco and not its subsidiaries or other lower-tier entities, except as otherwise indicated; and (ii) references to Aimco refer to Aimco, New OP, and their consolidated subsidiaries (other than Spinco and Spinco OP and their consolidated subsidiaries after the Spin-Off).

The information in this summary is based on: the Code; current, temporary and proposed regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”); the legislative history of the Code; current administrative interpretations and practices of the IRS; and court decisions; all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that Aimco, Spinco, and their respective subsidiaries and affiliated entities will operate in accordance with their applicable organizational documents or partnership agreements and the agreements and other documents applicable the Spin-Off. This summary is for general information only and is not legal or tax advice. The Code provisions applicable to the Spin-Off are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof. Moreover, this summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of another person as a nominee;

•	persons who receive our stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their Aimco Common Stock and Spinco Common Stock as a capital asset, which generally means as property held for investment. This summary also assumes that investors will hold their Aimco Common Stock at all times from the record date through the distribution date. Special rules may apply to determine the tax consequences to an investor that purchases or sells Aimco Common Stock between the record date and the distribution date. You are urged to consult your tax advisor regarding the consequences to you of any such sale.

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For purposes of this discussion under this heading “U.S. Federal Income Tax Consequences of the Spin-Off,” a U.S. holder is a stockholder of Aimco that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

A “non-U.S. holder” is a stockholder of Aimco that is neither a U.S. holder nor a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes. If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds Aimco stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the Spin-Off.

The U.S. federal income tax treatment of the Spin-Off depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of the Spin-Off to any particular stockholder of Aimco will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you of the Spin-Off in light of your particular investment or tax circumstances.

Tax Classification of the Spin-off in General

For U.S. federal income tax purposes, the Spin-Off will not be eligible for treatment as a tax-free distribution by Aimco with respect to its stock. Accordingly, the Spin-Off will be treated as if Aimco had distributed to each Aimco common stockholder an amount equal to the fair market value of the Spinco Common Stock received by such stockholder (plus any cash received in lieu of fractional Spinco shares), determined as of the date of the Spin-Off (such amount, the “spin-off distribution amount”). The tax consequences of the Spin-Off on Aimco’s stockholders are thus generally the same as the tax consequences of Aimco’s cash distributions. The discussion below describes the U.S. federal income tax consequences to a U.S. holder, a non-U.S. holder, and a tax-exempt holder of Aimco stock upon the receipt of Spinco Common Stock in the Spin-Off.

Although Aimco will ascribe a value to the Spinco shares distributed in the Spin-Off, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to the distributed Spinco shares, particularly if, following the Spin-Off, those shares trade at prices significantly above the value ascribed to those shares by Aimco. Such a higher valuation may affect the distribution amount and thus the tax consequences of the Spin-Off to Aimco’s stockholders.

Aimco will be required to recognize any gain, but will not be permitted to recognize any loss, upon distribution of the Spinco shares in the Spin-Off.

Tax Basis and Holding Period of Spinco Shares Received by Holders of Aimco Stock

An Aimco stockholder’s tax basis in shares of Spinco Common Stock received in the Spin-Off generally will equal the fair market value of such shares on the date of the Spin-Off, and the holding period for such shares will begin the day after the date of the Spin-Off.

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Tax Treatment of the Spin-Off to U.S. Holders

The following discussion describes the U.S. federal income tax consequences to a U.S. holder of Aimco stock upon the receipt of Spinco Common Stock in the Spin-Off.

Ordinary Dividends. The portion of the Spin-Off distribution amount received by a U.S. holder that is payable out of Aimco’s current or accumulated earnings and profits and that is not designated by Aimco as a capital gain dividend will generally be taken into account by such U.S. holder as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends paid by Aimco are not eligible for taxation at the preferential income tax rates for qualified dividends received by U.S. holders that are individuals, trusts, and estates from taxable C corporations. Such U.S. holders, however, are taxed at the preferential rates on dividends designated by and received from a REIT such as Aimco to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Aimco’s current earnings and profits are measured as of the end of the tax year and are generally allocated to all distributions made during such tax year on a pro rata basis. As a result, a proportionate part of Aimco’s current earnings and profits for the entire taxable year of Aimco in which the Spin-Off occurs will be allocated to the spin-off distribution. That proportionate part will be treated as dividend income even for a stockholder of record that has not held its Aimco stock for the entire taxable year of Aimco in which the Spin-Off occurs. Thus, a stockholder that does not hold its Aimco Common Stock for the entire taxable year of Aimco in which the Spin-Off occurs may be allocated a disproportionate amount of ordinary income attributable to Aimco’s current earnings and profits as a result of the spin-off distribution.

In addition, for taxable years that begin after December 31, 2017, and before January 1, 2026, stockholders that are individuals, trusts or estates are generally entitled to a deduction equal to 20% of the aggregate amount of ordinary income dividends received from a REIT (not including capital gain dividends, as described below, or dividends eligible for reduced rates applicable to qualified dividend income, as described above), subject to certain limitations.

Non-Dividend Distributions. A distribution to Aimco’s U.S. holders in excess of Aimco’s current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distribution does not exceed the adjusted basis of the holder’s Aimco shares in respect of which the distribution was made. Rather, the distribution will reduce the adjusted basis of the holder’s shares in Aimco. To the extent that such distribution exceeds the adjusted basis of a U.S. holder’s Aimco shares, the holder generally must include such distribution in income as long-term capital gain, or short-term capital gain if the holder’s Aimco shares have been held for one year or less.

Capital Gain Dividends. A distribution that Aimco designates as a capital gain dividend will generally be taxed to U.S. holders as long-term capital gain, to the extent that such distribution does not exceed Aimco’s actual net capital gain for the taxable year, without regard to the period for which the holder that receives such distribution has held its Aimco stock. Corporate U.S. holders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of U.S. holders that are individuals, trusts, and estates, and ordinary income rates in the case of stockholders that are corporations.

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Tax Treatment of the Spin-Off to Non-U.S. Holders

The following discussion describes the U.S. federal income tax consequences to a non-U.S. holder of Aimco stock upon the receipt of Spinco Common Stock in the Spin-Off.

Ordinary Dividends. The portion of the spin-off distribution amount received by a non-U.S. holder that is (1) payable out of Aimco’s earnings and profits, (2) not attributable to Aimco’s capital gains, and (3) not effectively connected with a U.S. trade or business of the non-U.S. holder, will be treated as a dividend that is subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Aimco stock. In cases where the dividend income from a non-U.S. holder’s investment in Aimco stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% (or such lower rate as may be specified by an applicable income tax treaty) branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless Aimco’s stock constitutes a U.S. real property interest (“USRPI”), the spin-off distribution amount, to the extent not made out of Aimco’s earnings and profits, will not be subject to U.S. income tax. If Aimco cannot determine at the time of the Spin-Off whether or not the spin-off distribution amount will exceed current and accumulated earnings and profits, Aimco or the applicable withholding agent is expected to withhold on the spin-off distributions at the rate applicable to ordinary dividends, as described above.

If Aimco’s stock constitutes a USRPI, as described below, distributions that it makes in excess of the sum of (a) the stockholder’s proportionate share of Aimco’s earnings and profits, plus (b) the stockholder’s basis in its Aimco stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) in the same manner as if the Aimco stock had been sold, and the collection of the tax would be enforced by a refundable withholding tax at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of Aimco’s earnings and profits. In such situations, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment and same tax rates as a U.S. holder with respect to such excess, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals.

Subject to certain exceptions discussed below, Aimco’s stock will be treated as a USRPI if, at any time during a prescribed testing period, 50% or more of its assets consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of Aimco’s assets will consist of USRPIs. Even if the foregoing 50% test is met, however, Aimco’s stock nonetheless will not constitute a USRPI if Aimco is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of the value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period (after applying certain presumptions regarding the ownership of Aimco stock, as described in the Code). Although it is anticipated that Aimco will be a domestically controlled qualified investment entity, and that a distribution with respect to Aimco’s stock in excess of Aimco’s earnings and profits will not be subject to taxation under FIRPTA, no assurance can be given that Aimco is or will remain a domestically controlled qualified investment entity.

In the event that Aimco is not a domestically controlled qualified investment entity, but its stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, a distribution to a non-U.S. holder nonetheless would not be subject to tax under FIRPTA; provided that the non-U.S. holder held 10% or less of Aimco’s stock at all times during a specified testing period. It is anticipated that Aimco’s stock will be regularly traded.

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Gain in respect of a non-dividend distribution that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in Aimco stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. holder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other requirements are met, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Capital Gain Dividends. Under FIRPTA, a dividend that Aimco makes to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that Aimco held directly or through pass-through subsidiaries (such gains, “USRPI capital gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. Aimco will be required to withhold tax equal to 21% of the maximum amount that could have been designated as a USRPI capital gain dividend. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain dividend if Aimco held an interest in the underlying asset solely as a creditor.

In addition, if a non-U.S. holder owning more than 10% of Aimco’s common stock disposes of such stock during the 30-day period preceding the ex-dividend date of any dividend payment by Aimco, and such non-U.S. holder acquires or enters into a contract or option to acquire Aimco’s common stock within 61 days of the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as USRPI capital gain to such non-U.S. holder under FIRPTA, then such non-U.S. holder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of Aimco’s assets other than USRPIs are not subject to U.S. federal income tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other requirements are met, in which case the non-U.S. holder will incur a 30% tax on his capital gains.

A dividend that would otherwise have been treated as a USRPI capital gain dividend will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as ordinary income dividends (discussed above); provided that (1) the dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own, actually or constructively more than 10% of that class of stock at any time during the year ending on the date on which the dividend is received. Aimco anticipates that its stock will be “regularly traded” on an established securities exchange.

Special FIRPTA Rules. FIRPTA contains special rules that provide exemptions from FIRPTA and otherwise modify the application of the foregoing FIRPTA rules for particular types of non-U.S. investors, including “qualified foreign pension funds” and their wholly owned foreign subsidiaries and certain widely held, publicly traded “qualified collective investment vehicles.”

Withholding of Amounts Distributable to Non-U.S. Holders in the Spin-off. If withholding is required on any amounts otherwise distributable to a non-U.S. holder in the Spin-Off, Aimco or other applicable withholding agents would collect the amount required to be withheld by converting to cash for remittance to the IRS a sufficient portion of Spinco Common Stock that such non-U.S. holder would otherwise receive or would withhold from other property held in the non-U.S. holder’s account with the withholding agent, and such holder may bear brokerage or other costs for this withholding procedure. A non-U.S. holder may seek a refund from the

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IRS of any amounts withheld if it is subsequently determined that the amounts withheld exceeded the holder’s U.S. tax liability for the year in which the Spin-Off occurred.

Other Withholding Rules. Withholding at a rate of 30% generally will be required on dividends (including any portion of the Spin-Off distribution treated as a dividend) made in respect of Aimco Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, and the accounts maintained by, the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the United States and an applicable foreign country. Accordingly, the entity through which Aimco Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends made in respect of Aimco Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. Aimco will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of these withholding taxes on their investment in Aimco Common Stock.

Tax Treatment of the Spin-Off to Tax-Exempt Entities

Tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt holder has not held Aimco stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt holder), and (2) such Aimco stock is not otherwise used in an unrelated trade or business, the Spin-Off generally should not give rise to UBTI to a tax-exempt holder.

Tax-exempt holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which will generally require such stockholders to characterize distributions that Aimco makes as UBTI.

In certain circumstances, a pension trust that owns more than 10% of Aimco’s stock could be required to treat a percentage of the dividends as UBTI, if Aimco is a “pension-held REIT.” Aimco will not be a pension-held REIT unless (1) it is required to “look through” one or more of its pension stockholders in order to satisfy certain REIT requirements and (2) either (i) one pension trust owns more than 25% of the value of Aimco’s stock, or (ii) a group of pension trusts, each individually holding more than 10% of the value of Aimco’s stock, collectively owns more than 50% of Aimco’s stock. Certain restrictions on ownership and transfer of Aimco’s stock should generally prevent a tax-exempt entity from owning more than 10% of the value of Aimco’s stock, and should generally prevent Aimco from becoming a pension-held REIT.

Time for Determination of the Tax Impact of the Spin-Off

The actual tax impact of the Spin-Off will be affected by a number of factors that are unknown at this time, including Aimco’s final earnings and profits for 2020 (including as a result of the gain or loss, if any, Aimco recognizes in the Spin-Off or as a result of the internal restructuring transactions necessary to effect the Spin-Off), the fair market value of Spinco’s common stock on the date of the Spin-Off, and the extent to which

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Aimco engages in sales of FIRPTA or other capital assets during the year of the Spin-Off. Thus, a definitive calculation of the U.S. federal income tax impact of the Spin-Off will not be possible until after the end of the 2020 calendar year. Aimco will notify its stockholders of the tax attributes of the Spin-Off (including the spin-off distribution amount) on an IRS Form 1099-DIV. The fair market value of Spinco’s common stock reported by Aimco to you on IRS Form 1099-DIV may differ from the trading price of Spinco’s common stock on the distribution date.

Conditions to the Spin-Off

We expect that the Spin-Off will be effective on the distribution date; provided that the following conditions, among others, have been satisfied or waived by the board of directors of Aimco:

•

each of the Separation Agreement, the Employee Matters Agreement, the Property Management Agreement, the Master Services Agreement, the Master Leasing Agreement, and certain other ancillary agreements shall have been duly executed and delivered by the parties thereto;

•	the Restructuring shall have been completed in accordance with the Separation Agreement (other than those transactions that are, by their terms, to occur immediately following the Spin-Off);

•	Aimco shall have received such solvency opinions, each in such form and substance, as it shall deem necessary, appropriate or advisable in connection with the consummation of the Spin-Off;

•

the receipt by Spinco of an opinion from Skadden, Arps to the effect that, commencing with Spinco’s taxable year ending December 31, 2020, we will be organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws;

•

the receipt by Aimco of an opinion from Skadden, Arps to the effect that, commencing with Aimco’s taxable year ended December 31, 1994, Aimco has been organized in conformity with the requirements for qualification as a REIT under the Code, and Aimco’s actual method of operation through the date hereof has enabled, and its proposed method of operation will continue to enable, it to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws;

•

the SEC shall have declared effective Spinco’s registration statement on Form 10, of which this information statement is a part, and New OP’s registration statement on Form 10, each under the Exchange Act, and no stop order relating to the registration statements shall be in effect, and no proceedings for such purpose shall be pending before, or threatened by, the SEC, and this information statement shall have been mailed to holders of Aimco Common Stock as of the record date;

•

all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

•	the Spinco Common Stock to be distributed in the Spin-Off shall have been accepted for listing on the NYSE, subject to compliance with applicable listing requirements;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spin-Off, shall be threatened, pending or in effect;

•	any material governmental and third-party approvals shall have been obtained and be in full force and effect;

•

Spinco and Aimco shall have entered into the financing transactions described in this information statement and contemplated to occur on or prior to the Spin-Off and the respective financings thereunder shall have been consummated and shall be in full force and effect;

•	Aimco has entered into a binding agreement with a third party to sell the Class A Preferred Stock;

62

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

Aimco and Spinco shall each have taken all necessary actions that may be required to provide for the adoption by Spinco of its amended and restated charter and bylaws, and Spinco shall have filed its related Articles of Amendment and Restatement with the Maryland State Department of Assessments and Taxation;

•	Spinco shall have adopted the amended and restated articles of incorporation and amended and restated bylaws; and

•	no event or development shall have occurred or exist that, in the judgment of the board of directors of Aimco, in its sole discretion, makes it inadvisable to effect the Spin-Off.

We cannot assure you that all of the conditions will be satisfied or waived.

The fulfillment of the above conditions will not create any obligation on behalf of Aimco to effect the Spin-Off. Until the Spin-Off has occurred, Aimco has the right to terminate the Spin-Off, even if all the conditions have been satisfied, if the board of directors of Aimco determines, in its sole discretion, that the Spin-Off is not in the best interests of Aimco and its stockholders or that market conditions or other circumstances are such that the separation of Spinco and Aimco is no longer advisable at that time.

Solvency Opinion

In furtherance of the related condition referenced above, prior to the Spin-Off, the board of directors of each of Aimco and Spinco expect to obtain an opinion from an independent financial advisory firm to the effect that, after giving effect to the consummation of the Spin-Off:

•	the fair value of the assets of each of Aimco, Spinco, New OP, and Spinco OP will exceed its debts;

•	each of Aimco, Spinco, New OP, and Spinco OP should each be able to pay its respective debts as they become due in the usual course of business;

•

neither Aimco, Spinco, New OP, nor Spinco OP will have an unreasonably small amount of assets (or capital) for the operation of the businesses in which each is engaged or in which management has indicated each intends to engage; and

•	the fair value of the assets of each of Aimco, Spinco, New OP, and Spinco OP would exceed the sum of its total liabilities and total par value of its issued capital stock.

Regulatory Approvals

We must complete the necessary registration under U.S. federal securities laws of Spinco Common Stock, as well as satisfy the NYSE listing requirements for such shares. See “—Conditions to the Spin-Off.”

No Appraisal Rights

None of Aimco’s stockholders will have any appraisal rights or will be entitled to demand payment for their equity in connection with the Spin-Off.

Accounting Treatment

At the completion of the Spin-Off, the balance sheet of Spinco will include the assets and liabilities associated with the Spinco business, including the properties that will remain with Spinco OP. The assets and liabilities of Spinco will be recorded at their respective historical carrying values at the Spin-Off in accordance with the provisions of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 505-60, Spinoffs and Reverse Spinoffs. Notwithstanding the legal form of the Spin-Off described elsewhere in this information statement, for accounting and financial reporting purposes, Spinco OP will be presented as being

63

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

the accounting spinnor. This presentation is in accordance with GAAP, specifically FASB ASC 505-60, “Spinoff and Reverse Spinoffs,” and is primarily a result of the relative significance of Spinco’s business to Aimco’s business. Further, Aimco has been determined to best represent the predecessor entity to Spinco OP. Therefore, our historical financial statements presented herein and in our future filings, with respect to periods prior to the Spin-Off, will be represented by the historical financial statements of Aimco, or Spinco Predecessor.

Reasons for Furnishing this Information Statement

We are furnishing this information statement solely to provide information to Aimco stockholders who will receive shares of Spinco Common Stock pursuant to the Spin-Off. You should not construe this information statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of Aimco, Spinco, New OP or Spinco OP. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and none of Spinco, Spinco OP, Aimco or New OP undertake any obligation to update the information except in the normal course of their respective business and public disclosure obligations and practices.

64

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

DIVIDEND POLICY

As a REIT, we will be required to distribute annually to holders of Spinco Common Stock at least 90% of our “real estate investment trust taxable income,” which, as defined by the Code and United States Department of Treasury regulations, is generally equivalent to net taxable ordinary income. Our board of directors will determine and declare Spinco’s dividends. In making a dividend determination, our board of directors will consider a variety of factors, including: REIT distribution requirements; current market conditions; liquidity needs; and other uses of cash, such as for deleveraging and accretive investment activities. Our board of directors is expected to target a dividend payout ratio between 65% and 70% of AFFO. For information regarding risk factors that could materially and adversely affect our ability to make distributions, see “Risk Factors.”

Stockholders receiving such dividend and any future dividend payable in cash or shares of Spinco Common Stock will be required to include the full amount of such dividends as ordinary income to the extent of our current and accumulated earnings and profits, as determined for United States federal income tax purposes for the year of such dividends, and may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. With respect to certain non-United States stockholders, we may be required to withhold United States tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in Common Stock. For more information regarding the tax treatment of distributions to holders of Spinco Common Stock, see “U.S. Federal Income Tax Considerations.”

The board of directors of Spinco OP’s general partner will determine and declare distributions to holders of Spinco OP Common Units. Spinco, directly and through subsidiaries in which it owns all of the outstanding common equity, will, upon completion of the Spin-Off, be the general and special limited partner of Spinco OP and will own all of Aimco’s interests in Spinco OP. Immediately following the Spin-Off, it is expected that approximately     % of the Spinco OP Common Units will be held by Spinco, directly or through its subsidiaries. Spinco OP will hold substantially all of Spinco’s assets and manage the daily operations of Spinco’s business directly and indirectly through certain subsidiaries and by engaging Aimco to provide certain management, administrative, and support services, including property management. We will use the distributions paid to us by Spinco OP and the REIT subsidiaries (which in turn will use the dividends paid to them by Spinco OP to fund the dividends paid to their members) to fund the dividends paid to our stockholders. Accordingly, the per share dividends we pay to our stockholders will generally equal the per unit distributions paid by Spinco OP to holders of Spinco OP Common Units.

Our credit facilities are expected to include customary covenants, including a restriction on dividends and other restricted payments, but is expected to permit dividends and distributions during any four consecutive fiscal quarters in an aggregate amount of up to 95% of our FFO for such period, subject to certain non-cash adjustments, or such amount as may be necessary to maintain our REIT status. For more information regarding our financing arrangements, see “Description of Financing and Material Indebtedness.”

65

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

DESCRIPTION OF FINANCING AND MATERIAL INDEBTEDNESS

The following summary sets forth information based on our current expectations about the financing arrangements anticipated to be entered into prior to the completion of the Spin-Off. However, we have not yet entered into any commitments with respect to such financing arrangements, and, accordingly, the terms of such financing arrangements have not yet been determined, remain under discussion and are subject to change, including as a result of market conditions.

Credit Facilities

At the completion of the Spin-Off, it is expected that Spinco and its subsidiaries will have a revolving credit facility and a term loan credit facility, each of which may be secured by assets of Spinco and its subsidiaries, and which credit facilities may either be a continuation of Aimco’s existing revolving credit facility and term loan credit facility, or a replacement thereof on similar terms and conditions. We anticipate that our credit facilities will be guaranteed, jointly and severally, by Spinco, Spinco OP and certain of our wholly owned subsidiaries. Proceeds are expected to be available to us for general corporate purposes, including funding working capital. We have not yet entered into any commitments with respect to Spinco’s financing, and, accordingly, the terms of our financing arrangements have not yet been determined, remain under discussion and are subject to change, including as a function of market conditions.

Over time, we may become party to one or more additional financing arrangements, including credit facilities or other bank debt, bonds, and mortgage financing.

Additional detail on the intended financing thereof, and the treatment of Aimco’s existing credit facilities will be included in a subsequent amendment to this information statement.

Property-level Mortgage Debt

We anticipate that certain entities that will be our subsidiaries after the separation will assume or retain a certain amount of existing secured property-level indebtedness related to certain properties. Specifically, Spinco OP or its applicable subsidiaries will retain the existing property level debt that encumbers the properties that we will own after the Spin-Off.

66

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

CAPITALIZATION

The following table sets forth Spinco Predecessor’s consolidated cash and cash equivalents and capitalization as of June 30, 2020, on an unaudited historical basis as it existed prior to the Spin-Off, and on a pro forma basis to give effect to the pro forma adjustments included in Spinco’s unaudited pro forma consolidated financial data. The information below is not necessarily indicative of what Spinco’s capitalization would have been had the Spin-Off and related transactions been completed as of June 30, 2020. In addition, it is not indicative of Spinco’s future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Consolidated Financial Statements,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Spinco’s audited combined financial statements and notes and unaudited combined interim financial statements and notes included elsewhere in this information statement.

	As of June 30, 2020
(in thousands except share and per share data)	Actual	Pro Forma Adjustments	Pro Forma
Cash and cash equivalents	$398,408	$	$

Indebtedness:
Non-recourse property debt, net	$4,543,743	$	$
Term loan, net	348,440
Revolving credit facility borrowings	—
Total indebtedness	4,892,183
Spinco equity	1,698,012

Noncontrolling interests in Spinco OP	79,414
Noncontrolling interests in consolidated real estate partnerships	(3,190)

Total capitalization	$7,064,827	$	$

67

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements presented below have been prepared to reflect the effect of certain pro forma adjustments to the historical consolidated financial statements of Spinco Predecessor. All significant pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma consolidated financial statements, which you should read in conjunction with such unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated balance sheet assumes the Spin-Off and the related transactions occurred on June 30, 2020. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2020, and for the year ended December 31, 2019, assume the Spin-Off and the related transactions occurred on January 1, 2019.

These unaudited pro forma consolidated financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the accompanying notes. The pro forma adjustments reflect events that are (i) directly attributable to the transactions referred to above, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on us, including: (i) the distribution of          shares of Spinco Common Stock by Aimco to Aimco common stockholders in the Spin-Off, the distribution of New OP Units by Spinco OP to the holders of Spinco OP Common Units (and subsequent distribution to Aimco by holders of Spinco OP Common Units that are subsidiaries of Aimco) and Spinco OP HP Units, the sale of Spinco Class A Preferred Stock to a third party, (ii) the impact of the Property Management Agreement, Master Services Agreement and the Master Leasing Agreement between us and New OP and Aimco, and (iii) incremental costs recorded within general and administrative expenses related to employment agreements.

General and administrative costs that we expect to incur, following the completion of the Spin-Off, are for items such as compensation costs (including equity-based compensation awards), professional services, office costs, and other costs associated with our administrative activities, including the purchase of services from Aimco pursuant to the terms of the Master Services Agreement. Our annual general and administrative expenses are anticipated to be approximately $         to $         in the first year after the completion of the Spin-Off. This range was estimated based on the experience of our management and our discussions with outside service providers, consultants, and advisors. Expenses related to equity-based compensation awards that vest immediately upon the completion of the Spin-Off are not included in these amounts.

In the opinion of Aimco’s senior management team, the unaudited pro forma consolidated financial statements include necessary adjustments that can be factually supported to reflect the effects of the Spin-Off and the related transactions.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and not necessarily indicative of what our actual financial position and results of operations would have been if the Spin-Off and related transactions occurred on the dates indicated, nor does it purport to represent our future financial position or results of operations. The unaudited pro forma consolidated financial statements also do not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transactions described above.

The unaudited pro forma consolidated financial statements are derived from and should be read in conjunction with the historical consolidated financial statements and accompanying notes included elsewhere in this information statement.

68

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

SPINCO PREDECESSOR

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2020

(in thousands)

	Aimco Historical	New OP Spin-Off (A)	Other Pro Forma Adjustments		Pro Forma
ASSETS
Buildings and improvements	$6,928,584	$(406,324)	$	(B)	$
Land	1,866,009	(332,501)		(B)

Total real estate	8,794,593	(738,825)
Accumulated depreciation	(2,786,104)	176,471

Net real estate	6,008,489	(562,354)
Cash and cash equivalents	398,408	(4,806)
Restricted cash	44,100	(1,397)
Mezzanine investment	293,427	(293,427)
Other assets	376,723	(26,593)		(B)

Total assets	$7,121,147	$(888,577)	$		$

LIABILITIES AND EQUITY
Non-recourse property debt, net	$4,543,743	$(230,404)	$		$
Term loan, net	348,440	—
Revolving credit facility borrowings	—	—

Total indebtedness	4,892,183	(230,404)

Accrued liabilities and other	353,787	(154,248)		(B)

Total liabilities	$5,245,970	$(384,652)	$		$

Perpetual preferred stock	—	—		(C)
Preferred noncontrolling interests in Aimco Operating Partnership	96,449	—
Redeemable noncontrolling interests in consolidated real estate partnership	4,492	(4,487)
Equity:
Common Stock, $0.01 par value	1,489	—
Additional paid-in capital	3,491,277	(499,438)		(D)
Accumulated other comprehensive income	3,807	—
Distributions in excess of earnings	(1,798,561)	—

Total Aimco equity	$1,698,012	$(499,438)	$		$

Noncontrolling interests in consolidated real estate partnerships	(3,190)	—
Common noncontrolling interests in Aimco Operating Partnership	79,414	—		(D)

Total equity	1,774,236	(499,438)

Total liabilities and equity	$7,121,147	$(888,577)	$		$

69

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

SPINCO PREDECESSOR

Unaudited Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2020

(in thousands, except per share amounts)

	Aimco Historical	New OP Spin-Off (A)	Other Pro Forma Adjustments			Pro Forma
REVENUES:
Rental and other property revenues	$443,360	$(38,870)	$		(B)	$

OPERATING EXPENSES:
Property operating expenses	149,603	(14,780)		(B	) (C)
Property management fee expense	—	—			(D)
Depreciation and amortization	198,165	(20,961)			(B)
General and administrative expenses	19,804	(2,104)			(E)
Investment management expenses	2,305	—			(F)
Other expenses, net	5,881	(1,270)

Total operating expenses	$375,758	$(39,115)	$			$

Interest income	7,366	(4)			(G)
Interest expense	(90,138)	6,680
Gain on dispositions of real estate	47,204	—			(B)
Mezzanine investment income, net	13,683	(13,684)
Income from unconsolidated real estate partnerships	352	—

Income before income tax benefit (expense)	46,069	(6,763)
Income tax benefit (expense)	6,112	(4,339)			(H)

Net income	52,181	(11,102)
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(1)	(233)
Net income attributable to preferred noncontrolling interests in Aimco Operating Partnership	(3,728)	—
Net income attributable to common noncontrolling interests in Aimco Operating Partnership	(2,475)	—

Net income attributable to noncontrolling interests	(6,204)	(233)

Net income attributable to Aimco	45,977	(11,335)
Net income attributable to participating securities	(86)	—

Net income attributable to Aimco common stockholders	$45,891	$(11,335)	$			$

Earnings per share:
Basic earnings per share	$0.31					$
Diluted earnings per share	$0.31					$

70

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

SPINCO PREDECESSOR

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2019

(in thousands, except per share data)

	Aimco Historical	New OP Spin-Off (A)	Other Pro Forma Adjustments			Pro Forma
REVENUES:
Rental and other property revenues	$914,294	$(70,736)	$		(B)	$

OPERATING EXPENSES:
Property operating expenses	311,221	(27,427)		(B	) (C)
Property management fee expense	—	—			(D)
Depreciation and amortization	380,171	(28,162)			(B)
General and administrative expenses	47,037	(3,998)		(E	) (F)
Other expenses, net	19,092	(380)

Total operating expenses	$757,521	$(59,967)	$			$

Interest income	11,424	(12)			(G)
Interest expense	(168,807)	7,884
Gain on dispositions of real estate	503,168	—
Mezzanine investment income, net	1,531	(1,531)
Income from unconsolidated real estate partnerships	803	—

Income before income tax benefit (expense)	504,892	(4,428)
Income tax benefit (expense)	3,135	(3,433)			(H)

Net income	508,027	(7,861)
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(187)	(191)
Net income attributable to preferred noncontrolling interests in Aimco Operating Partnership	(7,708)	—
Net income attributable to common noncontrolling interests in Aimco Operating Partnership	(26,049)	—

Net income attributable to noncontrolling interests	(33,944)	(191)

Net income attributable to Aimco	474,083	(8,052)
Net income attributable to Aimco preferred stockholders	(7,335)	—
Net income attributable to participating securities	(604)	—

Net income attributable to Aimco common stockholders	$466,144	$(8,052)	$			$

Earnings per share:
Basic earnings per share	$3.16					$
Diluted earnings per share	$3.15					$

71

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

SPINCO PREDECESSOR

Notes to Unaudited Pro Forma Combined Financial Statements

Adjustments to the Unaudited Pro Forma Combined Balance Sheet

(A)

New OP-owned communities and the mezzanine investment are currently held through Aimco and its subsidiaries. The pro forma financial statements present New OP as a spin-off and the column “New OP Spin-Off” represents the elimination of the New OP historical balance sheets.

(B)

Reflects the derecognition of the historical assets and liabilities of the three in-process redevelopment and development properties: North Tower at Flamingo Point, The Fremont, and Prism, pursuant to the Master Leasing Agreement. Spinco will lease these properties to New OP and New OP has the right to complete the on-going redevelopment and development and lease-up activities.

(C)

Reflects the issuance of 2,000 shares of Class A Preferred Stock to                  with an aggregate liquidation preference of $2 million. The Class A Preferred Stock will be classified as mezzanine equity in the unaudited pro forma balance sheet in accordance with GAAP, which requires mezzanine equity classification for preferred equity issuances with redemption features that are outside of the control of the issuer. For the period of time that the shares of Class A Preferred Stock are held by Aimco         .

(D)

Represents the distribution of                  shares of Spinco Common Stock by Aimco to Aimco common stockholders in the Spin-Off, the distribution of New OP Units by Spinco OP to the holders of Spinco OP Common Units (and subsequent distribution to Aimco by holders of Spinco OP Common Units that are subsidiaries of Aimco) and Spinco OP HP Units.

Adjustments to the Unaudited Pro Forma Combined Statements of Operations

(A)

New OP-owned communities and the mezzanine investment are currently held through Aimco and its subsidiaries. The pro forma financial statements present New OP as a spin-off and the column “New OP Spin-Off” represents the elimination of the New OP historical results of operations.

(B)

Reflects the elimination of the historical results of operations, as well as a recognition of selling profit or loss, pursuant to the Master Leasing Agreement, for the three in-process redevelopment and development properties: North Tower at Flamingo Point, The Fremont, and Prism. Spinco will lease these properties to New OP and New OP has the right to complete the on-going redevelopment and development and lease-up activities.

(C)	Reflects the elimination of historical property management fee expense paid by Spinco-owned communities, as the communities will be managed by New OP pursuant to the Property Management Agreement.

(D)

Represents the fees related to the Property Management Agreement we will enter into with New OP upon completion of the spin-off pursuant to which New OP will provide us with various services to support the operations of our communities in exchange for a     % fee based on         .

(E)

Reflects the elimination of general and administrative costs that will be assumed by New OP as a part of the Employee Matters Agreement, net of service fee expense of     % paid to New OP for service provided pursuant to the Master Services Agreement, based on         .

(F)	Reflects the elimination of the investment management function at Spinco as the departments and related expenses will be moved to New OP pursuant to the Employee Matters Agreement post spin-off.

(G)	Reflects interest income earned on the sales-type lease agreements for the active redevelopment and development properties which New OP is leasing from Spinco.

(H)

Reflects adjustments to the income tax benefit giving effect to pro forma adjustments with an effect on taxable income. The provision for income taxes related to taxable income is based on the estimated statutory tax rate of     %.

72

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth the selected historical consolidated financial data and other data of Spinco Predecessor as of the dates and for the periods presented. The selected historical condensed consolidated financial data as of June 30, 2020, and for the six months ended June 30, 2020 and 2019, as set forth below, was derived from Spinco Predecessor’s unaudited condensed consolidated financial statements, which are included elsewhere in this information statement. The selected historical consolidated financial data as of December 31, 2019, and 2018 and for the years ended December 31, 2019, 2018 and 2017 as set forth below, was derived from Spinco Predecessor’s audited consolidated financial statements, which are included elsewhere in this information statement. In management’s opinion, the unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of ordinary recurring adjustments, necessary for a fair presentation of the information for the periods presented.

These consolidated financial statements herein do not necessarily reflect what Spinco Predecessor’s financial position, results of operations or cash flows would have been if it had been a standalone company as of the date or for the periods presented, nor are they necessarily indicative of its future results of operations, financial position or cash flows.

Since the information presented below does not provide all of the information contained in the historical consolidated financial statements of Spinco Predecessor, including the related notes, you should read the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Spinco Predecessor’s historical consolidated financial statements and notes thereto included elsewhere in this information statement.

(dollar amounts in thousands, except per share data)	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018(1)	2017
	(unaudited)	(unaudited)
OPERATING DATA:
Total revenues	$443,360	$454,435	$914,294	$972,410	$1,005,437
Net income	52,181	361,291	508,027	716,603	347,079
Net income attributable to Spinco Predecessor per common share-diluted(2)	$0.31	$2.25	$3.15	$4.34	$2.02

BALANCE SHEET INFORMATION:
Total assets	$7,121,147	$6,240,804	$6,828,739	$6,190,004	$6,079,040
Total indebtedness	4,892,183	3,997,447	4,505,590	4,075,665	3,861,770
Non-recourse property debt of partnerships served by Asset Management business	—	—	—	—	227,141

OTHER INFORMATION:
Cash dividends/distributions declared per common share/unit	$0.82	$0.78	$1.56	$1.52	$1.44

(1)	In July 2018, Spinco Predecessor sold our Asset Management business and our four affordable apartment communities located in the Hunters Point area of San Francisco.
(2)

On February 20, 2019, Spinco Predecessor completed a reverse stock split whereby every 1.03119 Aimco common share and Spinco OP Common Partnership Unit (as defined in the Spinco OP partnership agreement) was combined into one Aimco common share. Spinco Predecessor has revised the outstanding share counts, presentation of share activity, and earnings per share, as if the reverse split occurred on December 31, 2016.

73

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following in conjunction with the sections in this information statements entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” “Selected Historical Consolidated Financial Data,” “The Spin-Off,” “Unaudited Pro Forma Consolidated Financial Statements,” “Summary Historical Consolidated and Unaudited Pro Forma Consolidated Financial Data,” “Summary” and “Our Relationship with Aimco Following the Spin-Off” as well as the Spinco Predecessor financial statements and related notes thereto, which are incorporated by reference herein. For purposes of this management’s discussion and analysis (“MD&A”) only, all references to the “Spinco Predecessor,” “Aimco,” “Spinco OP,” “Company,” “we,” “us” or “our” means Spinco Predecessor.

The MD&A of Spinco’s historical financial condition and results of operations presented below is that of Spinco Predecessor. The following refers to and should be read in conjunction with the annual consolidated financial statements and accompanying notes, which are incorporated by reference herein. This MD&A has been included to help provide an understanding of Spinco Predecessor’s financial condition, changes in financial condition, and results of operations.

Notwithstanding the legal form of the Spin-Off described elsewhere in this information statement, for accounting and financial reporting purposes, Spinco OP will be presented as being the accounting spinnor. This presentation is in accordance with GAAP, specifically FASB ASC 505-60, “Spinoff and Reverse Spinoffs,” and is primarily a result of the relative significance of Spinco’s business to Aimco’s business. Further, Aimco has been determined to best represent the predecessor entity to Spinco OP. Therefore, our historical financial statements presented herein and in our future filings, with respect to periods prior to the Spin-Off, will be represented by the historical financial statements of Aimco, or Spinco Predecessor.

The financial information and results of operations that are discussed in this section relate to Spinco Predecessor (unless otherwise specifically stated). Consequently, the discussion in this section relates to Spinco Predecessor as it is currently comprised, without giving effect to the Spin-Off and the other transactions contemplated in this information statement. The discussion in this section therefore includes all of Spinco Predecessor’s business segments, and does not reflect Spinco as it will be constituted following the Spin-Off. As a result, the discussion does not necessarily reflect the expected financial position, results of operations or cash flows of Spinco following the Spin-Off or what Spinco’s financial position, results of operations, and cash flows would have been had Spinco been an independent, publicly traded company during the periods presented. See “Summary,” “The Spin-Off” and “Our Relationship with Aimco Following the Spin-Off” for a discussion of the Spin-Off and related transactions.

The following discussion may contain forward-looking statements that reflect the plans, estimates and beliefs of Spinco Predecessor. The words “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates” or other words of similar meaning and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those set forth in the forward-looking statements.

Factors that could cause actual results or events to differ materially from those anticipated include the matters described under the sections entitled “Risk Factors,” “Summary,” and “Cautionary Statement Regarding Forward-Looking Statements.” Spinco disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law.

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For the Six Months Ended June 30, 2020, Compared to June 30, 2019

Executive Overview

We are focused on the ownership, management, redevelopment, and some development of quality apartment communities located in several of the largest markets in the United States.

Our principal financial objective is to provide predictable and attractive returns to our equity holders. We measure our long-term total return using Economic Income, defined as changes in the per share Net Asset Value, or NAV, growth plus dividends. NAV is used by many investors because the value of company assets can be readily estimated, even for non-earning assets such as land or properties under development. NAV has the advantage of incorporating the investment decisions of thousands of real estate investors, enhancing comparability among companies that have differences in their accounting and avoiding disparity that can result from application of GAAP to investment properties and various ownership structures. NAV also provides real estate investors a basis for the perceived quality and predictability of future cash flows as well as their expected growth. Some investors focus on multiples of Adjusted Funds from Operations, or AFFO, and Funds from Operations as defined by the National Association of Real Estate Investment Trusts, or Nareit FFO. Our disclosure of AFFO, a measure of current return, complements our focus on Economic Income. We also use Pro forma FFO as a secondary measure of operational performance.

Our Economic Income is the result of performance in five key business areas:

•

increase revenue based on high levels of resident retention, through superior customer selection and satisfaction, coupled with innovation resulting in sustained cost control, to further improve net operating income margins;

•	create value and future earnings growth by the renovation and repositioning of apartment communities through short-cycle and long-cycle redevelopments;

•

own an apartment portfolio diversified by geography and price point with a focus on properties with high land value located in submarkets with outsized future growth prospects, and diversify the portfolio by maintaining allocation to both “income” properties (high quality properties with predictable, “low beta” AFFO returns, usually with B or C+ rents) where we expect appreciation of the substantial land value will create opportunities for “high alpha” value-creation through profitable redevelopment;

•	primarily utilize safe property debt that is low-cost, long-dated, amortizing, and non-recourse, limiting entity and refunding risk while maintaining flexibility to sell or redevelop properties; and

•

emphasize an intentional culture that is collaborative and productive, based on respect for others and personal responsibility, strengthened by a preference for promotion from within and explicit talent development and succession planning to produce the strong, stable team that is the enduring foundation of our success.

Impacts of COVID-19 and Government Lockdown

The impact of the COVID-19 pandemic and Government Lockdown continued into the second quarter of 2020. We have formed a cross-functional committee of approximately a dozen, from across the company, that meets weekly to adjust to the changing conditions in order to keep our team and our residents safe. We continued our commitment to employees by allowing flexible work arrangements, undertook to pay all costs associated with COVID-19 testing and treatment, kept our team intact without layoffs or pay cuts, and continued clear and frequent communication. Utilizing our previous investment in technology and artificial intelligence, paired with policies providing flexibility, our team continued to lease apartments and fulfill service requests in a safe environment for both the team and our residents.

We also implemented enhanced cleaning procedures and physical distancing measures during the second quarter.

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Seeing residents as individuals, each impacted differently by the pandemic and lockdown, our teammates have undertaken to speak to every resident in need, to listen, and to help each solve his or her problems.

We also seek to assist the communities where our residents and employees live and work. Since March, we have provided free temporary furnished housing for healthcare providers at 21 Fitzsimons on the Anschutz Medical Campus, Parc Mosaic near Boulder Community Health, and River Club near Newark University Hospital.

During the three months ended June 30, 2020, we estimate that we incurred $8.0 million of incremental costs related to additional interest costs resulting from our increased liquidity; incremental bad debt expense; lower commercial revenue; local restrictions on our ability to charge late fees; and enhanced cleaning and safety procedures and other COVID-19 related items.

Since the outbreak of the COVID-19 pandemic and government lockdown, we have sold one community and entered into a contract to sell another, both at values greater than their respective gross asset value one year ago. We continue to monitor economic and market conditions and can provide no assurance that a prolonged recession will not result in lower property values and non-cash impairment losses.

As of June 30, 2020, we had $1.2 billion of cash and available credit, providing increased liquidity and financial flexibility.

Residential Rent Collection Update

In response to the economic effects of the COVID-19 pandemic and government lockdown, some jurisdictions where our communities are located, including Los Angeles, Philadelphia, and New York City, have enacted laws seeking to suspend contractual obligations of residents, including government-mandated deferrals, rent freezes, repayment extensions, fee abatement measures or concessions, and prohibitions on lease terminations or evictions for tenants. Some states and municipalities are also implementing rental assistance programs and encouraging landlord-tenant negotiations.

We measure residential rent collection as the amount of payments received as a percentage of all residential amounts billed. The table below represents the percentage of residential billed amounts for the three months ended June 30, 2020, and the month ended July 31, 2020.

		2020
	Three months ended June 30, 2020	April	May	June	July
Payments received during the period	95.3%	95.6%	95.1%	95.0%	95.8%
Payments received after period close	1.9%	3.1%	1.7%	1.1%	n/a

Total payments received as of July 31, 2020	97.2%	98.7%	96.8%	96.1%	95.8%

During the three months ended June 30, 2020, we recognized 98.4% of all residential revenue, treating the balance of 1.6% as bad debt. Of the 98.4% of residential revenue recognized, we collected in cash all but 120 basis points. The amounts uncollected and not reserved as bad debt include balances collateralized by security deposits of approximately 70 basis points, or those considered collectable based on our review of individual customers’ credit of approximately 50 basis points, or $1.0 million.

In July, we recognized 98.4% of all residential revenue, treating the balance of 1.6% as bad debt. Of the 98.4% of residential revenue recognized, we collected 95.8% in cash, 30 basis points is collateralized by security deposits, and $1.6 million, or 2.3%, is expected to be collected in future periods, half of which is expected to be collected in August.

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Redevelopment and Development

Our second line of business is the redevelopment and some development of apartment communities. Through redevelopment activities, we expect to create value by repositioning communities within our portfolio. We undertake ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with the redevelopment of an existing apartment community. When warranted, we rely on the expertise and credit of a third-party developer familiar with the local market to limit our exposure to construction risk. We invest to earn risk-adjusted returns in excess of those expected from the apartment communities sold in “paired trades” to fund the redevelopment or development. Of these two activities, we generally favor redevelopment because it permits adjustment of the scope and timing of spending to align with changing market conditions and customer preferences.

We execute redevelopments using a range of approaches. We prefer to limit risk by executing redevelopments using a short-cycle approach, in which we renovate an apartment community in stages. These short-cycle redevelopments can be completed one apartment home at a time, when that home is vacated and available for renovation, or one floor at a time, thereby limiting the number of down homes and lease-up risk. As a result, short-cycle redevelopments provide us the flexibility to maintain current earnings while aligning the timing of the completed apartment homes with market demand. When short-cycle redevelopments are not possible, we may engage in redevelopment activities where an entire building or community is vacated. We refer to these as long-cycle redevelopments. Redevelopment work may include seeking entitlements from local governments, which enhance the value of our existing portfolio by increasing density; that is, the right to add apartment homes to a site.

During the six months ended June 30, 2020, we invested $129.7 million in redevelopment and development. We continued five long-cycle redevelopment and development projects already under construction, including the full redevelopment of the North Tower at Flamingo Point and 707 Leahy; and ground-up construction at The Fremont on the Anschutz Medical Campus; Eldridge Townhomes; and Prism. Our estimated cost to complete these projects is $151.0 million, an amount readily funded from our liquidity.

In the first quarter, we announced plans to pause our short-cycle redevelopments in response to COVID-19 and the government lockdown, and their potential economic ramifications. In June, with the economy beginning to reopen, we resumed short-cycle redevelopments at Bay Parc and the Center Tower at Flamingo Point. Our estimated cost to complete these projects is $13.4 million.

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The following table summarizes our significant redevelopment and development communities as of June 30, 2020 (dollars in millions):

	Location	Homes Approved for Redevelopment	Homes Completed	Homes Leased	Total Planned Investment(1)	Investment to Date	Expected Initial Occupancy(2)	Expected NOI Stabilization(3)
Short-cycle redevelopments
Bay Parc	Miami, FL	90	75	67	$27.7	$26.4	N/A	N/A
Flamingo Point Center Tower	Miami Beach, FL	58	18	13	16.0	3.9	N/A	N/A
Long-cycle redevelopments
707 Leahy(4)	Redwood City, CA	110	12	41	25.0	21.7	1Q 2020	2Q 2022
Eldridge Townhomes(5)	Elmhurst, IL	58	18	29	35.1	31.0	2Q 2020	4Q 2022
Flamingo Point North Tower	Miami Beach, FL	366	—	—	171.0	64.4	4Q 2021	2Q 2024
The Fremont(6)	Denver, CO (MSA)	253	21	37	87.0	81.1	3Q 2020	1Q 2023
Parc Mosaic(7)	Boulder, CO	226	226	175	124.6	123.6	3Q 2019	1Q 2022
Prism(8)	Cambridge, MA	136	—	1	73.2	42.1	1Q 2021	3Q 2023

Total		1,297	370	363	$559.6	$394.2

(1)	Planned investment relates to the current phase of the redevelopment or development.
(2)

Delivery timing and stabilization is subject to change and are based on the best estimate at this time. Temporary local restrictions halting construction activity and extended “shelter-in-place” orders, related to COVID-19 or otherwise, may delay project completion and impact the timing of stabilization. Any additional delays may also result in increased costs.

(3)	Represents the period in which we expect the communities to achieve stabilized rents and operating costs, generally five quarters after occupancy stabilization.
(4)	In May 2020, construction resumed following a five-week county-mandated work stoppage. We have completed construction on 43 apartment homes and leased 77% of those completed.
(5)	As of July 31, 2020, 23 townhomes have been delivered and 91% of those have been leased. Construction is on track to deliver the remaining 35 townhomes by year end.
(6)	As of July 31, 2020, 86 apartment homes have been delivered and 49% have been leased. Completion is expected in the fourth quarter 2020.
(7)	Construction is substantially complete. As of July 31, 2020, we had leased 84% of the apartment homes at rents exceeding underwriting.
(8)

In June 2020, COVID-19 related construction bans by The City of Cambridge were lifted, allowing construction activities to resume. Completion of this community is expected in the first quarter of 2021.

As of June 30, 2020, our total estimated net investment at redevelopment and development communities is $559.6 million, of which we have funded $394.2 million. We expect to fund the remaining estimated net investment of $165.4 million on these communities in 2020 and future years, on a leverage-neutral basis, with proceeds from sales of apartment communities with lower forecasted free cash flow, or FCF, internal rates of return.

During the three months ended June 30, 2020, we leased 59 redeveloped or newly developed apartment homes. As of June 30, 2020, our exposure to lease-up at long-cycle redevelopment and development communities was 809 apartment homes; 44 homes where construction is complete, 289 homes expected to be delivered during the remainder of 2020, and 476 homes expected to be delivered in 2021.

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Portfolio Management and Capital Allocation

Our portfolio of apartment communities is diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality, and is also diversified across several of the largest markets in the United States. We measure the quality of apartment communities in our portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance data and analysis. Under this rating system, we classify as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average; as “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of local market average; and as “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of local market average. We classify as “B/B+” quality a portfolio that on average earns rents between 100% and 125% of local market average rents. Although some companies and analysts within the multifamily real estate industry use apartment community quality ratings of “A,” “B,” and “C,” some of which are tied to local market rent averages, the metrics used to classify apartment community quality as well as the period for which local market rents are calculated may vary from company to company. Accordingly, our rating system for measuring apartment community quality is neither broadly nor consistently used in the multifamily real estate industry.

The following table summarizes information about our portfolio relative to the market for the three months ended June 30, 2020:

Average revenue per Aimco apartment home(1)	$2,254
Portfolio average rents as a percentage of local market average rents	112%
Percentage A (average revenue per Aimco apartment home $2,942)	53%
Percentage B (average revenue per Aimco apartment home $1,987)	29%
Percentage C+ (average revenue per Aimco apartment home $1,758)	18%

(1)	Represents average monthly rental and other property revenues (excluding resident reimbursement of utility cost) divided by the number of occupied apartment homes as of the end of the period.

Our average monthly revenue per apartment home was $2,254 for the three months ended June 30, 2020, representing an increase of approximately 2% compared to the same period in 2019. This increase is due primarily to growth in Same Store rent, lease-up of redeveloped apartment homes, and the sale of communities with average monthly rent per apartment home lower than those of the retained portfolio, offset partially by lower average fees and other revenue per home.

We follow a disciplined paired trade policy in making investments. As part of our portfolio strategy, we seek to sell up to 10% of our portfolio annually and to reinvest the proceeds from such sales in accretive uses such as capital enhancements, redevelopments, some developments, and selective acquisitions with projected FCF internal rates of return higher than expected from the communities being sold. We prefer well-located real estate where land is a significant percentage of total value and provides potential upside from development or redevelopment. Through this disciplined approach to capital recycling, we increase the quality and expected growth rate of our portfolio.

As we execute our portfolio strategy, we expect to increase average revenue per Aimco apartment home at a rate greater than market rent growth, increase FCF margins, and maintain sufficient geographic and price point diversification to limit volatility and concentration risk.

Acquisitions

During the six months ended June 30, 2020, we made no acquisitions.

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Dispositions

During the six months ended June 30, 2020, we sold one apartment community located in Annandale, Virginia with 219 homes at a price of $58.9 million, 3% better than its estimated gross asset value one year prior. Net sales proceeds from this transaction were $36.9 million.

In July, we accepted a non-refundable deposit on a community to be sold later in 2020, and agreed to sell this community at a price of approximately $126 million, 3% better than its estimated gross asset value as of December 31, 2019. Proceeds from this transaction are expected to be used to reduce leverage.

Balance Sheet

Leverage

Our leverage strategy seeks to increase financial returns by using leverage with appropriate caution. We limit risk through our balance sheet structure, employing low leverage, primarily non-recourse and long-dated property debt; build financial flexibility by maintaining ample unused and available credit; holding properties with substantial value unencumbered by property debt; maintaining an investment grade rating; and using partners’ capital when it enhances financial returns or reduces investment risk.

Our leverage includes our share of long-term, non-recourse property debt encumbering apartment communities, outstanding borrowings on the revolving credit facility, our term loan, and other leverage. Please refer to the Liquidity and Capital Resources section for additional information regarding our leverage. Other leverage includes mezzanine equity instruments, including preferred OP Units and redeemable noncontrolling interests in a consolidated real estate partnership.

Our target leverage ratios are Net Leverage to Adjusted EBITDAre below 7.0x and Adjusted EBITDAre to Adjusted Interest Expense and Preferred Distributions greater than 2.5x. We calculate Adjusted EBITDAre and Adjusted Interest Expense used in our leverage ratios based on the most recent three-month amounts, annualized. Our leverage ratios for the three months ended June 30, 2020, are presented below:

Proportionate Debt to Adjusted EBITDAre	7.9x
Net Leverage to Adjusted EBITDAre	8.1x
Adjusted EBITDAre to Adjusted Interest Expense	3.5x
Adjusted EBITDAre to Adjusted Interest Expense and Preferred Distributions	3.3x

Net Leverage to Adjusted EBITDAre increased by 0.4x from March 31, 2020, due primarily to a $6.1 million reduction in quarterly Adjusted EBITDAre primarily as a result of COVID-19 and the government lockdown.

We expect to meet our leverage target through a combination of property net operating income growth, including the $30 million of incremental net operating income we expect to receive from our long-cycle redevelopment communities now underway, and through approximately $350 million of property sales, including the previously mentioned under-contract community, expected to close in 2020. Depending upon the communities sold and the timing of sales, taxable gains may exceed our regular quarterly dividend. If so, our Board of Directors may declare a taxable stock dividend.

Under our revolving credit facility and term loan, we have agreed to maintain a fixed charge coverage ratio of 1.40x, as well as other covenants customary for similar revolving credit arrangements. For the trailing twelve months ended June 30, 2020, our fixed charge coverage ratio was 2.02x. We expect to remain in compliance with these covenants.

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Please refer to the Leverage Ratios subsection of the Non-GAAP Measures section for further information about the calculation of our leverage ratios.

Liquidity

Our $1.2 billion liquidity consists of cash and restricted cash balances and available capacity on our revolving credit facility. As of June 30, 2020, we had cash and restricted cash, excluding amounts related to tenant security deposits, of $428.4 million and had the capacity to borrow up to $793.5 million on our revolving credit facility, after consideration of $6.5 million of letters of credit backed by the facility.

We manage our financial flexibility by maintaining an investment grade rating and holding apartment communities that are unencumbered by property debt. As of June 30, 2020, we held unencumbered communities with an estimated fair value of approximately $2.3 billion.

Two credit rating agencies rate our creditworthiness, using different methodologies and ratios for assessing our credit, and both have rated our credit and outlook as BBB- (stable), an investment grade rating. Although some of the ratios they use are similar to those we use to measure our leverage, there are differences in our methods of calculation and therefore our leverage ratios disclosed above are not indicative of the ratios that may be calculated by these agencies.

Financing Activity

During the six months ended June 30, 2020, we placed $608.8 million of new property debt, generating incremental proceeds of $370.6 million, and closed the refinancing of another $79.9 million in July 2020. The loans have a weighted-average term to maturity of 9.3 years and a weighted-average interest rate of 2.9%, lowering our weighted-average borrowing cost of leverage to 3.69%. We addressed all of our 2020 loan maturities and reduced 2021 to 2024 maturities by 18%, resulting in average annual maturities of $262 million remaining for the four years.

Also during the six months ended June 30, 2020, we secured a $350.0 million term loan. Proceeds from the loan were primarily used to repay borrowings on our $800.0 million revolving credit facility. Please refer to the Leverage and Capital Resources section for further information about the terms of our term loan.

Equity Capital Activities

On July 28, 2020, our Board of Directors declared a quarterly cash dividend of $0.41 per share of Common Stock, an increase of 5% compared to the regular quarterly dividends paid in 2019. This amount is payable on August 28, 2020, to stockholders of record on August 14, 2020.

Team and Culture

Our team and culture are keys to our success. Our intentional focus on a collaborative and productive culture based on respect for others and personal responsibility is reinforced by a preference for promotion from within. We focus on succession planning and talent development to produce a strong, stable team that is the enduring foundation of our success. We offer benefits reinforcing our value of caring for each other, including paid time for parental leave, paid time annually to volunteer in local communities, college scholarships for the children of team members, an emergency fund to help team members in crisis, financial support for our team members who are becoming United States citizens, and a bonus structure at all levels of the organization. We also pay full compensation and benefits for team members who are actively deployed by the United States military. Out of hundreds of participating companies in 2020, we were one of only six recognized as a “Top Workplace” in Colorado for each of the past eight years, and were one of only two real estate companies to

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receive a BEST award from the Association for Talent Development in recognition of our company-wide success in talent development, marking our third consecutive year receiving this award.

Results of Operations

Because our operating results depend primarily on income from our apartment communities, the supply of and demand for apartments influences our operating results. Additionally, the level of expenses required to operate and maintain our apartment communities and the pace and price at which we redevelop, acquire, and dispose of our apartment communities affect our operating results.

The following discussion and analysis of the results of our operations and financial condition should be read in conjunction with the accompanying condensed consolidated financial statements included in Item 1.

Detailed Results of Operations for the Six Months Ended June 30, 2020, Compared to June 30, 2019

Net income decreased by $309.1 million during the six months ended June 30, 2020, compared to 2019, as described more fully below.

Property Operations

We have three segments: (i) Same Store, (ii) Redevelopment and Development, and (iii) Acquisition and Other Real Estate. Our Same Store segment includes communities that have reached a stabilized level of operations as of the beginning of a two-year comparable period and maintained it throughout the current and comparable prior year and are not expected to be sold within 12 months. Our Redevelopment and Development segment includes communities that are currently under construction, and those that have been completed in recent years that have not achieved and maintained stabilized operations for both the current and comparable prior year. Our Acquisition and Other Real Estate segment includes: (i) communities that we have acquired since the beginning of a two-year comparable period; (ii) communities that are subject to limitations on rent increases; (iii) communities that we expect to sell within 12 months but do not yet meet the criteria to be classified as held for sale; (iv) communities that we expect to redevelop; and (v) certain commercial spaces.

As of June 30, 2020, our Same Store segment included 94 apartment communities with 27,876 apartment homes.

From December 31, 2019, to June 30, 2020, on a net basis, our Same Store segment increased by three apartment communities and 1,227 apartment homes. These changes consisted of:

•	the addition of one redeveloped apartment community with 940 apartment homes that was classified as Same Store upon maintaining stabilized operation for the entirety of the periods presented;

•	the addition of six acquired apartment communities with 1,480 apartment homes that were classified as Same Store because we have now owned them for the entirety of both periods presented;

•	the reduction of three apartment communities with 974 apartment homes that we have classified in Acquisition and Other Real Estate, as we are planning to redevelop these communities; and

•	the reduction of one apartment community with 219 apartment homes that was sold as of June 30, 2020.

As of June 30, 2020, our Redevelopment and Development segment included eight apartment communities with 2,521 apartment homes, and our Acquisition and Other Real Estate segment included 19 apartment communities with 2,399 apartment homes and one office building.

We use proportionate property net operating income to assess the operating performance of our communities. Proportionate property net operating income reflects our share of rental and other property

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revenues, excluding utility reimbursements, less direct property operating expenses, net of utility reimbursements, for consolidated communities. Accordingly, the results of operations of our segments discussed below are presented on a proportionate basis and exclude the results of four apartment communities with 142 apartment homes that we do not consolidate.

We do not include offsite costs associated with property management, casualty gains or losses, or the results of apartment communities sold or held for sale, reported in consolidated amounts, in our assessment of segment performance. Accordingly, these items are not allocated to our segment results discussed below.

Please refer to Note 7 to the condensed consolidated financial statements elsewhere in this information statement for further discussion regarding our segments, including a reconciliation of these proportionate amounts to consolidated rental and other property revenues and property operating expenses.

Proportionate Property Net Operating Income

The results of our segments for the six months ended June 30, 2020 and 2019, as presented below, are based on segment classifications as of June 30, 2020.

	Six Months Ended June 30,
(in thousands)	2020	2019	$ Change	% Change
Rental and other property revenues, before utility reimbursements:
Same Store	$367,564	$363,187	$4,377	1.2%
Redevelopment and Development	23,502	26,708	(3,206)	(12.0%)
Acquisition and Other Real Estate	36,174	28,210	7,964	28.2%

Total	427,240	418,105	9,135	2.2%
Property operating expenses, net of utility reimbursements
Same Store	97,154	97,519	(365)	(0.4%)
Redevelopment and Development	9,599	10,245	(646)	(6.3%)
Acquisition and Other Real Estate	13,061	10,547	2,514	23.8%

Total	119,814	118,311	1,503	1.3%
Proportionate property net operating income:
Same Store	270,410	265,668	4,742	1.8%
Redevelopment and Development	13,903	16,463	(2,560)	(15.6%)
Acquisition and Other Real Estate	23,113	17,663	5,450	30.9%

Total	307,426	299,794	7,632	2.5%

For the six months ended June 30, 2020, compared to 2019, our Same Store proportionate property net operating income increased by $4.7 million, or 1.8%. This increase was attributable primarily to a $4.4 million, or 1.2%, increase in rental and other property revenues due primarily to a 270 basis point increase in average residential rents, offset partially by a 60 basis point increase in bad debt and a 40 basis point reduction in other rental income due to local restrictions on our contractual right to charge late fees. Same Store property operating expenses decreased by $0.4 million, contributing to the proportionate property net operating income growth, driven by a $2.4 million, or 4.9%, decrease in controllable operating expenses, offset primarily by an increase in real estate taxes and insurance.

Redevelopment and Development proportionate property net operating income decreased by $2.6 million, or 15.6%, for the six months ended June 30, 2020, compared to 2019. This decrease was attributable primarily to de-leasing in 2019 at Flamingo Point and 707 Leahy in preparation for redevelopment, offset partially by increased occupancy driven by the lease-up at Parc Mosaic.

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Acquisition and Other Real Estate proportionate property net operating income increased by $5.5 million, or 30.9%, for the six months ended June 30, 2020, compared to 2019, due to the lease-up of One Ardmore acquired in April 2019 and the acquisition of 1001 Brickell Bay Drive in July 2019, offset partially by a decrease in revenues related to commercial tenants due to the economic impacts of COVID-19 and government lockdown.

Non-Segment Real Estate Operations

Operating income amounts not attributed to our segments include offsite costs associated with property management, casualty losses, write-off of straight-line rent receivables, and the results of apartment communities sold or held for sale, reported in consolidated amounts, which we do not allocate to our segments for purposes of evaluating segment performance.

During the six months ended June 30, 2020, we recognized a $2.9 million write-off of straight-line rent receivables due to the impact of COVID-19 and government lockdown, and the resulting economic impact on our commercial tenants. No similar write-off was recognized in 2019.

Net operating income decreased for the six months ended June 30, 2020, compared to 2019, by $11.7 million due to the sale of apartment communities in 2020 and 2019.

Depreciation and Amortization

For the six months ended June 30, 2020, compared to 2019, depreciation and amortization expense increased by $12.7 million, or 6.8%, due primarily to communities acquired in 2019, redeveloped apartment homes placed in service after completion of construction, and the write-off of deferred leasing costs. This increase was offset partially by decreases in depreciation associated with apartment communities sold and assets fully depreciated in 2020 and 2019.

General and Administrative Expenses

For the six months ended June 30, 2020, compared to 2019, general and administrative expenses decreased by $1.5 million, or 7.1%, due primarily to a decrease in personnel costs.

Other Expenses, Net

Other expenses, net, includes costs associated with our risk management activities, partnership administration expenses, ground lease rent expense, and certain non-recurring items.

For the six months ended June 30, 2020, compared to 2019, other expenses, net decreased by $2.9 million, or 32.8%, due primarily to a favorable incremental cash receipt in the first quarter of 2020 related to a previous settlement and lower ground lease expense, offset partially by unrealized losses on our interest rate derivative.

Interest Income

Interest income for six months ended June 30, 2020, compared to 2019, increased $1.6 million, or 27.2%, due primarily to a gain recognized on the early payoff of a seller financing note.

Interest Expense

For the six months ended June 30, 2020, compared to 2019, interest expense increased by $9.2 million, or 11.4%, due primarily to refinancing activity and interest expense related to our term loan, offset partially by an increase in capitalized interest related to our active redevelopments and developments. As a result of our refinancing activity, we incurred prepayment penalties, offset partially by more favorable interest rates on refinanced fixed rate debt.

84

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Gain on Dispositions of Real Estate

During the six months ended June 30, 2020, we sold one apartment community with 219 apartment homes for a gain on disposition of $47.2 million and net proceeds of $36.9 million.

During the six months ended June 30, 2019, we sold eight apartment communities with 2,605 apartment homes for a gain on dispositions of $355.8 million and net proceeds of $418.3 million.

The apartment community sold in 2020 was in a lower-rated location within our primary markets and had average revenues per apartment home significantly below those of our retained portfolio.

Mezzanine Investment Income, Net

On November 26, 2019, we loaned $275.0 million to the partnership owning Parkmerced Apartments. During the six months ended June 30, 2020, we recognized $13.7 million of income in connection with the mezzanine loan. For the six months ended June 30, 2020, we have received a cash payment of $0.6 million.

We have accrued all interest amounts due as required by GAAP. Our loan is secured by approximately $300 million of borrower equity junior to our loan. In the event we determine that a portion of the loan or accrued interest is not collectable, we will cease income recognition and, if appropriate, recognize an impairment.

Income Tax Benefit (Expense)

Certain of our operations, including property management and risk management, are conducted through taxable REIT subsidiaries, or TRS entities. Additionally, some of our apartment communities and 1001 Brickell Bay Drive are owned through TRS entities.

Our income tax benefit calculated in accordance with GAAP includes: (a) income taxes associated with the income or loss of our TRS entities including tax on gains on dispositions, for which the tax consequences have been realized or will be realized in future periods; (b) low income housing tax credits generated prior to the sale of our Asset Management business that offset REIT taxable income, primarily from retained capital gains; and (c) historic tax credits that offset income tax obligations of our TRS entities. Income taxes related to these items, as well as changes in valuation allowance and the establishment of incremental deferred tax items in conjunction with intercompany asset transfers (if applicable), are included in income tax benefit in our condensed consolidated statements of operations.

For the six months ended June 30, 2020, we recognized income tax benefit of $6.1 million, compared to income tax provision of $1.2 million during the same period in 2019. The change is due primarily to income tax provision on the gain on dispositions of real estate in 2019 and an income tax benefit associated with 1001 Brickell Bay Drive, offset partially by decreased benefit due to lower net operating losses at communities held by TRS entities.

Non-GAAP Measures

Certain key financial indicators we use in managing our business and in evaluating our financial condition and operating performance are non-GAAP measures. Key non-GAAP measures we use are defined and described below, and for those non-GAAP measures used or disclosed within this quarterly report, we provide reconciliations of the non-GAAP measures to the most comparable financial measure computed in accordance with GAAP.

We measure our long-term total return using Economic Income, which is a non-GAAP financial measure. Economic Income represents stockholder value-creation as measured by the per share change in estimated NAV

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plus cash dividends. We believe Economic Income is important to investors as it represents a measure of total return earned by our stockholders. We report and reconcile Economic Income annually. Please see “—Economic Income,” for more information about Economic Income.

Free Cash Flow, as calculated for our retained portfolio, represents property net operating income, less spending for Capital Replacements, which represents our estimation of the capital additions made to replace capital assets consumed during our ownership period (further discussed under the Nareit Funds From Operations, Pro forma Funds From Operations, and Adjusted Funds From Operations heading and the Liquidity and Capital Resources heading). FCF margin as calculated for apartment communities sold represents the sold apartment community’s net operating income less $1,200 per apartment home of assumed annual capital replacement spending, as a percentage of the apartment community’s rental and other property revenues. Capital replacement spending represents a measure of capital asset usage during the period; therefore, we believe that FCF is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during our ownership.

Nareit Funds From Operations, Pro forma Funds From Operations, and Adjusted Funds From Operations

Nareit FFO is a non-GAAP financial measure that we believe, when considered with the financial statements determined in accordance with GAAP, is helpful to investors in understanding our performance because it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers, or other personal property. Nareit defines FFO as net income computed in accordance with GAAP, excluding: depreciation and amortization related to real estate; gains and losses from sales and impairment of depreciable assets and land used in our primary business; and income taxes directly associated with a gain or loss on the sale of real estate, and including our share of the FFO of unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated on the same basis to determine Nareit FFO. We calculate Nareit FFO attributable to Aimco common stockholders (diluted) by subtracting amounts allocated from Nareit FFO to participating securities.

In addition to Nareit FFO, we compute Pro forma FFO and AFFO, which are also non-GAAP financial measures that we believe are helpful to investors in understanding our short-term performance. Pro forma FFO represents Nareit FFO attributable to Aimco common stockholders (diluted), excluding certain amounts that are unique or occur infrequently.

In computing 2020 Pro forma FFO, we made the following adjustments to Nareit FFO:

•

Prepayment penalties: as a result of debt refinancing activity, we incurred debt extinguishment costs. We excluded these costs from Pro forma FFO because we believe these costs are not representative of ongoing operating performance.

•

Straight-line rent: in 2018, we assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. We include the cash rent payments for this ground lease in Pro forma FFO but exclude the incremental straight-line non-cash rent expense. We include the rent expense for this lease in other expenses, net, in our condensed consolidated statements of operations.

•

Severance costs, litigation, and other, net: during the six months ended June 30, 2020, we incurred an unrealized loss on a derivative agreement and incurred other non-recurring costs. We excluded the unrealized loss and other costs from Pro forma FFO because we believe they are not representative of current operating performance. The unrealized loss and costs are included in other expenses, net, on our condensed consolidated statements of operations.

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In computing 2019 Pro forma FFO, we made the following adjustments to Nareit FFO:

•

Preferred equity redemption related costs: on May 16, 2019, we redeemed our Class A Preferred Perpetual Stock. We excluded the redemption-related costs from Pro forma FFO because we believe these costs are not representative of operating performance.

•	Straight-line rent: as described above.

•

Severance costs, litigation, and other, net: in 2019, we incurred severance and restructuring costs, and costs related to our litigation with Airbnb. We excluded these amounts from Pro forma FFO because we believe these costs are not representative of operating performance.

AFFO represents Pro forma FFO reduced by Capital Replacements, which represent our estimation of the actual capital additions made to replace capital assets consumed during our ownership period. When we make capital additions at an apartment community, we evaluate whether the additions extend the useful life of an asset as compared to its condition at the time we purchased the apartment community. We classify as Capital Improvements those capital additions that meet this criterion, and we classify as Capital Replacements those that do not. AFFO is a key financial indicator we use to evaluate our short-term operational performance and is one of the factors that we use to determine the amounts of our dividend payments.

Nareit FFO, Pro forma FFO, and AFFO should not be considered alternatives to net income determined in accordance with GAAP, as indications of our performance. Although we use these non-GAAP measures for comparability in assessing our performance compared to other REITs, not all REITs compute these same measures and those who do may not compute them in the same manner. Additionally, computation of AFFO is subject to our definition of Capital Replacement spending. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other REITs.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

For the six months ended June 30, 2020 and 2019, Aimco’s Nareit FFO, Pro forma FFO, and AFFO are calculated as follows (in thousands, except per share data):

	Six Months Ended June 30,
	2020	2019
Net income attributable to Aimco common stockholders(1)	$45,891	$330,802
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	192,901	181,154
Gain on dispositions and other, net of noncontrolling partners’ interest	(47,204)	(355,783)
Income tax adjustments related to gain on dispositions and other tax-related items	378	6,736
Common noncontrolling interests in Aimco Operating Partnership’s share of above adjustments	(7,542)	8,893
Amounts allocable to participating securities	(54)	243

Nareit FFO attributable to Aimco common stockholders	$184,370	$172,045
Adjustments, all net of common noncontrolling interests in Aimco Operating Partnership and participating securities:
Prepayment penalties	6,203	—
Straight-line rent	1,268	2,946
Preferred equity redemption related amounts	—	3,864
Severance costs, litigation, and other, net	1,731	620

Pro forma FFO attributable to Aimco common stockholders	$193,572	$179,475
Capital Replacements, net of common noncontrolling interests in Aimco Operating Partnership and participating securities	(23,008)	(22,845)

AFFO attributable to Aimco common stockholders	$170,564	$156,630

Total share and dilutive share equivalents used to calculate Net income and Nareit FFO per share(2)	148,670	147,220
Adjustment to weight reverse stock split(3)	—	1,242

Pro forma shares and dilutive share equivalents used to calculate	148,670	148,462

Net income attributable to Aimco per common share—diluted	$0.31	$2.25
Nareit FFO per share—diluted	$1.24	$1.17
Pro forma FFO per share—diluted	$1.30	$1.21
AFFO per share—diluted	$1.15	$1.06

(1)	Represents the numerator for calculating Aimco’s earnings per common share in accordance with GAAP.
(2)	Represents the denominator for Aimco’s earnings per common share – diluted, calculated in accordance with GAAP.
(3)

During the three months ended March 31, 2019, we completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted average shares as if the reverse stock split occurred at the beginning of the period presented; while shares issued in the special dividend are included in weighted average shares outstanding from the date issued. To minimize confusion and facilitate comparison of period-over-period Pro forma FFO and AFFO, we calculated pro forma weighted average shares for 2019 based on the effective date of the reverse stock split and ex-dividend date for the shares issued in the special dividend, thereby eliminating the per-share impact of the GAAP treatment to Aimco’s reported Pro forma FFO and AFFO.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Leverage Ratios

As discussed under the Balance Sheet heading, our leverage strategy targets the ratio of Net Leverage to Adjusted EBITDAre to be below 7.0x and the ratio of Adjusted EBITDAre to Adjusted Interest Expense and Preferred Distributions to be greater than 2.5x. We believe these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality.

Proportionate Debt, as used in our leverage ratios, is a non-GAAP measure and includes our share of the long-term, non-recourse property debt, outstanding borrowings under our revolving credit facility, and our term loan. Proportionate Debt excludes unamortized debt issuance costs because these amounts represent cash expended in earlier periods and do not reduce our contractual obligations. We reduce our recorded debt by the amounts of cash and restricted cash on-hand (which are primarily restricted under the terms of our property debt agreements), excluding tenant security deposits included in restricted cash, assuming the remaining amounts of cash and restricted cash would be used to reduce our outstanding leverage. We further reduce our recorded debt by the value of our investment in a securitization trust that holds certain of our property debt, as our payments of principal and interest associated with such property debt will ultimately repay our investments in the trust.

We believe Proportionate Debt is useful to investors as it is a measure of our net exposure to debt obligations. Proportionate Debt, as used in our leverage ratios, is calculated as set forth in the table below.

Preferred OP Units, as used in our leverage ratios, represents the redemption amount for the Aimco Operating Partnership’s preferred OP Units and, although perpetual in nature, is another component of our overall leverage.

The reconciliation of total indebtedness to Proportionate Debt and Net Leverage, as used in our leverage ratios as of June 30, 2020, is as follows (in thousands):

June 30, 2020
Total indebtedness	$4,892,183
Adjustments:
Debt issuance costs related to non-recourse property debt	23,490
Proportionate share adjustments related to debt obligations of consolidated and unconsolidated partnerships	(7,639)
Cash and restricted cash	(442,508)
Tenant security deposits included in restricted cash	14,074
Proportionate share adjustments related to cash and restricted cash held by consolidated and unconsolidated partnerships	874
Securitization trust investment and other	(97,311)

Proportionate Debt	$4,383,163

Preferred OP Units	96,449
Redeemable noncontrolling interests in consolidated real estate partnership	4,492

Net Leverage	$4,484,104

We calculated Adjusted EBITDAre used in our leverage ratios based on the most recent three-month amounts, annualized. EBITDAre and Adjusted EBITDAre are non-GAAP measures, which we believe are useful to investors, creditors, and rating agencies as a supplemental measure of our ability to incur and service debt because they are recognized measures of performance by the real estate industry and allow for comparison of our credit strength to different companies. EBITDAre and Adjusted EBITDAre should not be considered alternatives

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Pursuant to 17 C.F.R. Section 200.83

to net income (loss) as determined in accordance with GAAP as indicators of liquidity. There can be no assurance that our method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts. Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation, and amortization expense, further adjusted for:

•	gains and losses on the dispositions of depreciated property;

•	impairment write-downs of depreciated property;

•	impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and

•	adjustments to reflect Aimco’s share of EBITDAre of investments in unconsolidated entities.

EBITDAre is defined by Nareit and provides for an additional performance measure independent of capital structure for greater comparability between real estate investment trusts. We define Adjusted EBITDAre as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•

net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests, to allow investors to compare a measure of our earnings before the effects of our capital structure and indebtedness with that of other companies in the real estate industry;

•

the amount of interest income related to our investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt, as we view our interest cost on this debt to be net of any interest income received from the investment; and

•

the amount by which GAAP rent expense exceeds cash rents for a long-term ground lease for which expense exceeds cash payments until 2076. The excess of GAAP rent expense over the cash payments for this lease does not reflect a current obligation that affects our ability to service debt.

The reconciliation of net income to EBITDAre and Adjusted EBITDAre for the three months ended June 30, 2020, as used in our leverage ratios, is as follows (in thousands):

Three Months Ended June 30, 2020
Net income	43,204
Adjustments:
Interest expense	48,802
Income tax benefit	(2,879)
Depreciation and amortization	97,689
Gain on dispositions of real estate	(47,238)
Adjustment related to EBITDAre of unconsolidated partnerships	212

EBITDAre	139,790

Net loss attributable to noncontrolling interests in consolidated real estate partnerships	17
EBITDAre adjustments attributable to noncontrolling interests	(513)
Interest income received on securitization investment	(2,216)
Non-cash straight-line rent	633
Pro forma adjustments, net(1)	1,491

Adjusted EBITDAre	139,202

Annualized Adjusted EBITDAre	556,808

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

(1)

Adjusted EBITDAre has been calculated on a pro forma basis to reflect the disposition of one apartment community during the period as if the transaction closed on April 1, 2020, as well as other items affecting quarterly results for which annualization would distort results.

The reconciliation of net income to EBITDAre and Adjusted EBITDAre for the three months ended June 30, 2019, is as follows (in thousands):

Three Months Ended June 30, 2019
Net income	69,996
Adjustments:
Interest expense	39,541
Income tax benefit	(1,827)
Depreciation and amortization	91,924
Gain on dispositions of real estate	(64,310)
Adjustment related to EBITDAre of unconsolidated partnerships	210

EBITDAre	135,534

Net income attributable to noncontrolling interest in Spinco OP	(70)
EBITDAre adjustments attributable to noncontrolling interests	(389)
Interest income received on securitization investment	(2,042)
Straight-line rent adjustment	671
Pro forma adjustment(1)	(569)
Severance costs(2)	500

Adjusted EBITDAre	133,635

Annualized Adjusted EBITDAre	534,540

(1)	Adjusted EBITDAre has been calculated on a pro forma basis to reflect the disposition of one apartment community during the period as if the transaction closed on April 1, 2019.
(2)	We excluded severance costs incurred in connection with restructuring activities, as these costs are not representative of operating performance.

We calculated Adjusted Interest Expense, as used in our leverage ratios, based on the most recent three-month amounts, annualized. Adjusted Interest Expense is a non-GAAP measure that we believe is meaningful for investors and analysts as it presents our share of current recurring interest requirements associated with leverage. Adjusted Interest Expense represents our proportionate share of interest expense on non-recourse property debt and interest expense on our revolving credit facility borrowings and term loan. We exclude from our calculation of Adjusted Interest Expense:

•	debt prepayment penalties, which are items that, from time to time, affect our interest expense, but are not representative of our scheduled interest obligations; and

•

the income we receive on our investment in the securitization trust that holds certain of our property debt, as this income is being generated indirectly from interest we pay with respect to property debt held by the trust.

Preferred Distributions represents the distributions paid on the Aimco Operating Partnership’s preferred OP Units. We add Preferred Distributions to Adjusted Interest Expense for a more complete picture of the interest and dividend requirements of our leverage.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

The reconciliation of interest expense to Adjusted Interest Expense and Preferred Distributions for the three months ended June 30, 2020, as used in our leverage ratios, is as follows (in thousands):

Three Months Ended June 30, 2020
Interest expense	48,802
Adjustments
Proportionate share adjustments related to interest of consolidated and unconsolidated partnerships	(84)
Debt prepayment penalties	(6,537)
Interest income earned on securitization trust investment	(2,216)

Adjusted Interest Expense	$39,965

Preferred distributions	1,859

Adjusted Interest Expense and Preferred Distributions	$41,824

Annualized Adjusted Interest Expense	$159,860

Annualized Adjusted Interest Expense and Preferred Distributions	$167,296

Liquidity and Capital Resources

Liquidity

Liquidity is the ability to meet present and future financial obligations. Our primary source of liquidity is cash flow from operations. Additional sources are proceeds from dispositions of apartment communities, proceeds from refinancing existing property debt, borrowings under new property debt, borrowings under our revolving credit facility, and proceeds from equity offerings.

As of June 30, 2020, our available liquidity was approximately $1.2 billion. We have commitments for, and expect to spend, $151 million on long-cycle redevelopment and development projects underway.

Our available liquidity consists of:

•	$398.4 million in cash and cash equivalents;

•	$30.0 million of restricted cash, excluding amounts related to tenant security deposits, consists primarily of escrows held by lenders for capital additions, property taxes, and insurance; and

•	$793.5 million of available capacity to borrow under our revolving credit facility after consideration of $6.5 million of letters of credit backed by the facility.

Additional liquidity may also be provided through property debt financing at properties unencumbered by debt. As of June 30, 2020, we held unencumbered communities with an estimated fair market value of approximately $2.3 billion.

Uses for liquidity include normal operating activities, payments of principal and interest on outstanding property debt, capital expenditures, dividends paid to stockholders, distributions paid to noncontrolling interest partners, and acquisitions of apartment communities. We use our cash and cash equivalents and our cash provided by operating activities to meet short-term liquidity needs. In the event that our cash and cash equivalents and cash provided by operating activities are not sufficient to cover our short-term liquidity needs, we have additional means, such as short-term borrowing availability and proceeds from apartment community sales and refinancings. We may use our revolving credit facility for working capital and other short-term purposes, such as funding investments on an interim basis. We expect to meet our long-term liquidity

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requirements, including redevelopment spending and apartment community acquisitions, through primarily non-recourse, long-term borrowings, the issuance of equity securities (including OP Units), the sale of apartment communities, and cash generated from operations. Additionally, we expect to meet our liquidity requirements associated with our debt maturities. Our revolving credit facility matures on January 22, 2022, and our term loan matures on April 20, 2021, prior to consideration of its one-year extension option.

The following table summarizes the payments due under our non-recourse property debt commitments, excluding debt issuance costs, as of June 30, 2020 (in thousands):

	Total	Less than One Year (2020)	2-3 Years (2021-2022)	4-5 Years (2023-2024)	More than Five Years (2025 and Thereafter)
Non-recourse property debt	$4,565,763	$123,707	$873,971	$577,229	$2,990,766

During the six months ended June 30, 2020, we placed $608.8 million of new property debt and refinanced another $79.9 million in July. These financings generated incremental proceeds of $370.6 million.

Leverage and Capital Resources

The availability of credit and its related effect on the overall economy may affect our liquidity and future financing activities, both through changes in interest rates and access to financing. Currently, interest rates are low compared to historical levels. Recent events have increased volatility in interest rates, resulting in substantial movements, both up and down, in short periods of time. Capital is still available, but with fewer sources than in past periods. Any adverse changes in the lending environment could negatively affect our liquidity. We believe we have mitigated much of this exposure by reducing our short and intermediate term maturity risk through refinancing such loans with long-dated, fixed-rate property debt. However, if property financing options become unavailable for our future debt needs, we may consider alternative sources of liquidity, such as reductions in capital spending or proceeds from apartment community dispositions.

Two credit rating agencies rate our creditworthiness and both have rated our credit and outlook as BBB- (stable), an investment grade rating. Our investment grade rating would be useful in accessing capital through the sale of bonds in private or public transactions. However, our intention and historical practice has been to raise debt capital in the form of property-level, non-recourse, long-dated, fixed-rate, amortizing debt, the cost of which is generally less than that of recourse debt and the terms of which also provide for greater balance sheet safety.

As of June 30, 2020, approximately 91% of our leverage consisted of property-level, non-recourse, long-dated, amortizing debt. Approximately 99% of our property-level debt is fixed-rate, which provides a hedge against increases in interest rates, capitalization rates, and inflation. The weighted-average remaining term to maturity of our property-level debt was 7.7 years. On average, 6.2% of our unpaid principal balances will mature each year from 2021 through 2023.

While our primary source of leverage is property-level, non-recourse, long-dated, fixed-rate, amortizing debt, we also have a credit facility with a syndicate of financial institutions. As of June 30, 2020, we had no outstanding borrowings under our revolving credit facility and had capacity to borrow up to $793.5 million after consideration of $6.5 million of letters of credit backed by the facility.

During the six months ended June 30, 2020, we amended our Second Amended and Restated Senior Secured Credit Agreement to include a $350.0 million term loan. The term loan represents approximately 7% of our total leverage, includes a one-year extension option, and bears interest at 30-day LIBOR plus 185-basis points with a 50-basis point LIBOR floor.

As of June 30, 2020, our outstanding preferred OP Units represented approximately 2% of our total leverage. Preferred OP Units are redeemable at the holder’s option; however, for illustrative purposes, we compute the weighted-average maturity of our total leverage assuming a 10-year maturity on the units.

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Pursuant to 17 C.F.R. Section 200.83

The combination of non-recourse property-level debt, borrowings under our revolving credit facility, term loan, preferred OP Units, and redeemable noncontrolling interests in a consolidated real estate partnership comprise our total leverage. The weighted-average remaining term to maturity for our total leverage described above was 7.3 years as of June 30, 2020.

Under the revolving credit facility and term loan, we have agreed to maintain a Fixed Charge Coverage ratio of 1.40x, as well as other covenants customary for similar revolving credit arrangements. For the trailing 12-month period ended June 30, 2020, our Fixed Charge Coverage ratio was 2.02x. We expect to remain in compliance with this covenant during the next 12 months.

We like the discipline of financing our investments in real estate through the use of fixed-rate, amortizing, non-recourse property debt, as the amortization gradually reduces our leverage and reduces our refunding risk, and the fixed-rate provides a hedge against increases in interest rates, and the non-recourse feature avoids entity risk.

Changes in Cash, Cash Equivalents, and Restricted Cash

The following discussion relates to changes in consolidated cash, cash equivalents, and restricted cash due to operating, investing, and financing activities, which are presented in our condensed consolidated statements of cash flows in Item 1 of this report.

Operating Activities

For the six months ended June 30, 2020, net cash provided by operating activities was $184.4 million. Our operating cash flow is affected primarily by rental rates, occupancy levels, and operating expenses related to our portfolio of apartment communities. Cash provided by operating activities for the six months ended June 30, 2020, increased by $14.3 million compared to 2019, due to higher contribution from our Same Store, Acquisition, and Other Real Estate communities, offset partially by lower net operating income associated with communities sold.

Investing Activities

For the six months ended June 30, 2020, our net cash used in investing activities of $160.1 million consisted primarily of capital expenditures, partially offset by proceeds from the disposition of one apartment community.

Total capital additions at apartment communities totaled $177.5 million and $177.7 million during the six months ended June 30, 2020 and 2019, respectively. We generally fund capital additions with cash provided by operating activities and cash proceeds from sales of apartment communities.

We categorize capital spending for communities in our portfolio broadly into seven primary categories:

•

capital replacements, which do not increase the useful life of an asset from its original purchase condition. Capital replacements represent capital additions made to replace the portion of our investment in acquired apartment communities consumed during our period of ownership;

•	capital improvements, which represent capital additions made to replace the portion of acquired apartment communities consumed prior to our period of ownership;

•

capital enhancements, which may include kitchen and bath remodeling, energy conservation projects, and investments in more durable, longer-lived materials designed to reduce costs, all of which differ from redevelopment additions in that they are generally lesser in scope and do not significantly disrupt property operations;

•	initial capital expenditures, which represent capital additions contemplated in the underwriting of our recently acquired communities;

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•

redevelopment additions, which represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates, and may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas, or apartment homes;

•	development additions, which represent construction and related capitalized costs associated with the ground-up development of apartment communities; and

•	casualty capital additions, which represent capitalized costs incurred in connection with the restoration of an apartment community after a casualty event.

We exclude the amounts of capital spending related to commercial spaces and to apartment communities sold or classified as held for sale at the end of the period from the foregoing measures. We have also excluded from these measures indirect capitalized costs, which are not yet allocated to communities with capital additions, and their related capital spending categories.

A summary of the capital spending for these categories, along with a reconciliation of the total for these categories to the capital expenditures reported in the accompanying condensed consolidated statements of cash flows for the six months ended June 30, 2020 and 2019, are presented below (in thousands):

	Six Months Ended June 30,
	2020	2019
Capital replacements	$18,521	$18,886
Capital improvements	4,648	6,100
Capital enhancements	16,683	41,057
Redevelopment	69,512	41,240
Development	60,198	55,611
Initial capital expenditures	2,203	11,052
Casualty	5,709	3,750

Total apartment community capital additions	$177,474	$177,696
Plus: additions related to commercial spaces	1,650	106
Plus: additions related to apartment communities sold or held for sale	49	3,550

Consolidated capital additions	$179,173	$181,352
Plus: net change in accrued capital spending	3,175	(4,864)

Capital expenditures per condensed consolidated statement of cash flows	$182,348	$176,488

For the six months ended June 30, 2020 and 2019, we capitalized $7.1 million and $4.5 million of interest costs, respectively, and $18.1 million and $17.6 million of other direct and indirect costs, respectively.

We invested $16.7 million in capital enhancements and $129.7 million in redevelopment and development during the six months ended June 30, 2020. Capital enhancement spend decreased $24.4 million for the six months ended June 30, 2020, compared to 2019, due primarily to the delay of certain capital projects in response to the potential economic impacts of COVID-19 and the government lockdown. The increase in redevelopment spending is driven by the full redevelopments of Flamingo Point North Tower and 707 Leahy. Further details regarding our redevelopment and development activities, including apartment communities constructed and delivered as of June 30, 2020, is discussed in the Executive Overview section above.

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Financing Activities

For the six months ended June 30, 2020, our net cash provided by financing activities of $240.5 million was attributed to the items discussed below:

Proceeds from non-recourse property debt during the period consisted of the closing of nine fixed-rate, amortizing, non-recourse property loans totaling $608.8 million.

Principal payments on non-recourse property debt during the period totaled $274.3 million, consisting of $45.1 million of scheduled principal amortization and $229.2 million of repayments.

Proceeds of $350.0 million from the term loan that closed during the six months ended June 30, 2020.

Net repayments on our revolving credit facility of $275.0 million are due primarily to proceeds from our term loan and property debt financing activities.

Aimco common share repurchases during the six months ended June 30, 2020, totaled $10.0 million.

Net cash provided by financing activities also includes $132.7 million of payments to equity holders, as further detailed below.

Equity Transactions

The following table presents Aimco’s dividend and distribution activity during the six months ended June 30, 2020 (in thousands):

Cash distributions paid to holders of OP Units	$10,521
Cash distributions paid to holders of noncontrolling interests in consolidated real estate partnerships	118
Cash dividends paid by Aimco to common stockholders	122,058

Total cash dividends and distributions paid by Aimco	$132,697

Future Capital Needs

We expect to fund any future acquisitions, redevelopment, development, and other capital spending principally with proceeds from apartment community sales, short-term borrowings, debt and equity financing, and operating cash flows. Our near-term business plan does not contemplate the issuance of equity. We believe, based on the information available at this time, that we have sufficient cash on hand and access to additional sources of liquidity to meet our operational needs for 2020 and beyond.

For the Years Ended December 31, 2019, 2018 and 2017

Executive Overview

Our principal financial objective is to provide predictable and attractive returns to our equity holders. We measure our long-term total return using Economic Income, defined as Net Asset Value, or NAV, growth plus dividends. NAV is used by many investors because the value of company assets can be readily estimated, even for non-earning assets such as land or properties under development. NAV has the advantage of incorporating the investment decisions of thousands of real estate investors, enhancing comparability among companies that have differences in their accounting, avoiding disparity that can result from application of GAAP to investment properties and various ownership structures. Some investors focus on multiples of AFFO and Nareit FFO. Our disclosure of AFFO, a measure of current return, complements our focus on Economic Income. We also use Pro

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forma FFO as a secondary measure of operational performance. Over the last five years as of December 31, 2019, our Economic Income grew at a compounded annual return of 10%, comprised of a 6.9% compounded annual growth in NAV per share and $7.08 in cash dividends per share paid over the period. In 2019, AFFO per share grew $0.04, to $2.20 per share.

Year-over-year as of December 31, 2019, our NAV per share increased by about 3.9%, which, with our cash dividend, provided Economic Income of 6.8%.

Financial Highlights

Net income attributable to common stockholders per common share, on a dilutive basis, decreased by $1.19 during the year ended December 31, 2019 compared to 2018, primarily due to lower gains from dispositions.

We sold our Asset Management business in July 2018, accepting near-term earnings dilution as the price of an increased long-term growth rate. In 2019, we overcame these earnings headwinds and Pro forma FFO per share increased by $0.05, or 2.0%, for the year ended December 31, 2019 compared to 2018. For the three months ended December 31, 2019 compared to 2018, the first comparative period without the Asset Management business, our Pro forma FFO and AFFO per share increased 5% and 12%, respectively.

The year-over-year increase in Pro Forma FFO was due primarily to contribution from our same store segment’s (“Same Store”) property net operating income growth of 4.3%, driven by a 3.8% increase in revenue, partially offset by a 2.4% increase in expenses. The increase in Same Store net operating income was offset partially by earnings dilution from the sale of the Asset Management business and lower tax benefit. AFFO per share also increased by $0.04, or 1.9%, for the year ended December 31, 2019 compared to 2018 due to the $0.05 increase in Pro forma FFO per share, partially offset by a $0.01 per share increase in capital replacement spending.

Our business is organized around five areas of strategic focus: operational excellence; redevelopment and development; portfolio management; balance sheet; and team and culture. The results from the execution of our business plan in 2019 are further described in the sections that follow.

Operational Excellence

We own and operate a portfolio of apartment communities, diversified by both geography and price point. As of December 31, 2019, our portfolio included 124 apartment communities with 32,839 apartment homes in which we held an average ownership of approximately 99%. Approximately 80% of the value of our portfolio, measured by gross asset value (the estimated fair value of our communities), was attributable to Same Store communities.

Our property management team produced solid results for our portfolio for the year ended December 31, 2019. Same Store highlights include:

•	Average daily occupancy of 97.1%, 60 basis points higher than the year ended 2018;

•	Net operating income increased 4.3% with a 73.7% net operating income margin, 40 basis points higher than the margin for the year ended 2018; and

•	Rent increases on renewals and new leases averaged 4.9% and 1.9%, respectively, for a weighted-average increase of 3.4%, 40 basis points higher than the year ended 2018.

Our focus on efficient operations through productivity initiatives such as centralization of administrative tasks, optimization of economies of scale at the corporate level, increased automation, and investment in more durable, longer-lived materials has helped us control operating expenses. These and other innovations

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contributed to limiting growth in Same Store controllable operating expense, defined as property expenses less taxes, insurance, and utility expenses, compounding for the past 12 years at an annual rate of negative 0.2%. Our 2019 controllable operating expenses were flat compared to 2018.

Redevelopment and Development

Our second line of business is the redevelopment and some development of apartment communities. Through redevelopment activities, we expect to create value by repositioning communities within our portfolio. We undertake ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with the redevelopment of an existing community. When warranted, we rely on the expertise and credit of a third-party developer familiar with the local market to limit our exposure to construction risk. Over the past five years, we have spent approximately $1.0 billion on redevelopment and development, targeting free cash flow internal rates of return of approximately 9% to 11% on these investments.

We invest to earn risk-adjusted returns in excess of those expected from the apartment communities sold in paired trades to fund the redevelopment or development. Of these two activities, we generally favor redevelopment because it permits adjustment to the scope and timing of spending to align with changing market conditions and customer preferences.

During the year ended December 31, 2019, we invested $229.8 million in redevelopment and development, an increase of approximately 30% compared to 2018. We continued redevelopment activities at Bay Parc and the ground-up construction at Parc Mosaic and The Fremont on the Anschutz Medical Campus. We also began the redevelopment of the North Tower at Flamingo Point and 707 Leahy, and ground-up construction at Eldridge Townhomes adjacent to our Elm Creek apartment community.

The following table summarizes our significant redevelopment and development communities (dollars in millions):

	Location	Apartment Homes Approved for Redevelopment	Apartment Homes Completed	Percentage of Completed Homes Leased	Estimated Net Redevelopment Investment	Expected Initial Occupancy
Short-cycle redevelopments:
Bay Parc	Miami, FL	105	60	97%	$28.3	N/A
Long-cycle redevelopments:
707 Leahy(1)	Redwood City, CA	110	—	—%	23.7	1Q 2020
Eldridge (formerly Elm Creek) Townhomes	Elmhurst, IL	58	—	—%	35.1	2Q 2020
Flamingo Point(2)	Miami Beach, FL	886	—	—%	280.0	3Q 2021
The Fremont	Denver, CO (MSA)	253	—	—%	87.0	3Q 2020
Parc Mosaic(3)	Boulder, CO	226	185	59%	123.4	3Q 2019

Total		1,638	245		$577.5

(1)

At 707 Leahy, we completed construction on the first building, containing 12 apartment homes, in January. Construction on the remaining homes is on schedule to be complete during the three months ending June 30, 2020.

(2)	At Flamingo Point, we completed construction on the entryway, retail, and amenities during the three months ended December 31, 2019, and continued the full renovation of the North Tower.
(3)

At Parc Mosaic, we completed three buildings in 2019, the first in August, the second in October, and the third in late December. As of December 31, 2019, the first two buildings were 81% leased and in January, we welcomed the first residents of the third building. The fourth, and final, building was delayed slightly

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and is now expected to be finished during the three months ending March 31, 2020. Notwithstanding this delay, we expect to achieve stabilized occupancy during the three months ending December 31, 2020, consistent with prior projections.

As of December 31, 2019, our total estimated net investment at redevelopment and development communities is $577.5 million, with a projected weighted-average net operating income yield on these investments of 5.3%, assuming untrended rents. As of December 31, 2019, $309.2 million of this total has been funded. The remaining estimated net investment of $268.3 million on these communities is expected to be funded in 2020 and future years, on a leverage-neutral basis, with proceeds from sales of apartment communities with lower forecasted free cash flow internal rates of return.

When possible, we prefer redevelopments that can be completed one apartment home at a time, when that home is vacated and available for renovation, or one floor at a time, thereby limiting the number of down homes and lease-up risk. We currently have six short-cycle projects, including Bay Parc, ongoing in our portfolio. During the year ended December 31, 2019, we completed 150 apartment homes, with another 21 homes under construction as of December 31, 2019.

During the year ended December 31, 2019, we leased 251 redeveloped or newly developed apartment homes. As of December 31, 2019, our exposure to lease-up at active redevelopment and developments was 866 apartment homes, or less than 3% of our homes.

Please see “Liquidity and Capital Resources—Redevelopment and Development” for additional information regarding our redevelopment and development investment during the year ended December 31, 2019.

Portfolio Management

Our portfolio of apartment communities is diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality, and is also diversified across several of the largest markets in the United States. We measure the quality of apartment communities in our portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, we classify as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average; as “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of local market average; and as “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of local market average. We classify as “B/B+” quality a portfolio that on average earns rents between 100% and 125% of local market average rents. Although some companies and analysts within the multifamily real estate industry use apartment community quality ratings of “A,” “B,” and “C,” some of which are tied to local market rent averages, the metrics used to classify apartment community quality as well as the period for which local market rents are calculated may vary from company to company. Accordingly, our rating system for measuring apartment community quality is neither broadly nor consistently used in the multifamily real estate industry.

The following table summarizes information about our portfolio relative to the market for the three months ended December 31, 2019:

Average revenue per Aimco apartment home(1)	$2,272
Portfolio average rents as a percentage of local market average rents	113%
Percentage A (4Q 2019 average revenue per Aimco apartment home $2,943)	54%
Percentage B (4Q 2019 average revenue per Aimco apartment home $2,006)	29%
Percentage C+ (4Q 2019 average revenue per Aimco apartment home $1,782)	17%

(1)	Represents average monthly rental and other property revenues (excluding resident reimbursement of utility cost) divided by the number of occupied apartment homes as of the end of the period.

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Our average revenue per apartment home was $2,272 for the three months ended December 31, 2019, representing an increase of 7% compared to the same period in 2018, and a 7.2% compounded annual growth rate over the past five years. This increase is due to growth in Same Store revenue as well as our acquisition activities, lease-up of redevelopment and acquisition communities, and the sale of communities with average monthly revenues per apartment home lower than those of the retained portfolio.

During the year ended December 31, 2019, we reallocated capital from slower-growth markets such as Chicago and reinvested the proceeds in higher-growth markets such as Miami, Denver, and Boston.

As part of our portfolio strategy, we may seek to sell communities with lower expected free cash flow internal rates of return and reinvest the proceeds from such sales in accretive uses such as capital enhancements and selective acquisitions with projected free cash flow internal rates of return higher than expected from the communities being sold. Through this disciplined approach to capital recycling, we will increase the quality and expected growth rate of our portfolio.

As we execute our portfolio strategy, we expect to increase average revenue per Aimco apartment home at a rate greater than market rent growth, increase free cash flow margins, and maintain sufficient geographic and price point diversification to limit volatility and concentration risk.

Acquisitions

We follow a disciplined paired trade policy in making investments. We evaluate potential acquisitions seeking free cash flow internal rates of returns higher than those of the communities being sold. We prefer well-located real estate where land is a significant percentage of total value and provides potential upside from development or redevelopment.

During the year ended December 31, 2019, we acquired three properties: One Ardmore in Ardmore, Pennsylvania; Prism (50 Rogers), a community under construction in Cambridge, Massachusetts; and 1001 Brickell Bay Drive in Miami, Florida. Together, these acquisitions have an expected weighted-average free cash flow internal rate of return of 9%, approximately 300 basis points better than expected from the properties being sold, or to be sold, in paired trades to fund the acquisitions.

Mezzanine Investment

On November 26, 2019, we made a five-year, $275.0 million mezzanine loan at a 10% annual rate to the partnership owning Parkmerced Apartments. The loan is secured by a second-priority deed of trust. We simultaneously received a ten-year option to acquire a 30% interest in the partnership at an exercise price of $1.0 million, increased by 30% of future capital spending to progress development and redevelopment of Parkmerced Apartments.

Parkmerced Apartments is a 152-acre site in the southwest corner of San Francisco, currently improved with 3,221 apartment homes completed shortly before and after World War II. These apartment homes are subject to City of San Francisco rent control. The development of the site is governed by a development agreement that allows for 8,900 total residential units, with the new units exempt from City of San Francisco rent control. The partnership, which is the borrower and in which we have the option to acquire 30% ownership, owns 3,165 of the existing rent-controlled apartment homes, which excludes apartment homes transferred as part of an earlier phase of development to which we are not a party, as well as the vested right to develop 4,093 of the new market-rate homes.

The mezzanine loan provides us with current income with minimal expected downside risk. The option is expected to provide us with an opportunity to participate in substantial value creation from the vested development rights.

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Dispositions

During the year ended December 31, 2019, we sold 12 apartment communities, generating net proceeds of $619.4 million used to fund acquisitions, redevelopment, development, the repurchase of Aimco shares in the fourth quarter of 2018, and other capital investments. We delayed approximately $300 million of planned fourth quarter 2019 and January 2020 sales. While this delay temporarily increased leverage, we expect a better execution as the transaction market remains deep, liquid, and attractively priced.

Balance Sheet

Leverage

Our leverage strategy seeks to increase financial returns by using leverage with appropriate caution. We limit risk through our balance sheet structure, employing low leverage, primarily non-recourse and long-dated property debt; build financial flexibility by maintaining ample unused and available credit as well as holding properties with substantial value unencumbered by property debt; and use partners’ capital when it enhances financial returns or reduces investment risk.

Our leverage includes our share of long-term, non-recourse property debt encumbering apartment communities, outstanding borrowings on the revolving credit facility, outstanding preferred equity, and redeemable noncontrolling interests in a consolidated real estate partnership. Please see “—Liquidity and Capital Resources” for additional information regarding our leverage.

Our target leverage ratios are Proportionate Debt and Preferred Equity to Adjusted EBITDAre below 7.0x and Adjusted EBITDAre to Adjusted Interest Expense and Preferred Dividends greater than 2.5x. Our leverage ratios for the three months ended December 31, 2019, are presented below:

Proportionate Debt to Adjusted EBITDAre	7.4x
Proportionate Debt and Preferred Equity to Adjusted EBITDAre	7.6x
Adjusted EBITDAre to Adjusted Interest Expense	3.7x
Adjusted EBITDAre to Adjusted Interest Expense and Preferred Dividends	3.5x

We calculate Adjusted EBITDAre and Adjusted Interest Expense used in our leverage ratios based on the most recent three month amounts, annualized. The sales delay mentioned above increased Proportionate Debt to Adjusted EBITDAre and Proportionate Debt and Preferred Equity to Adjusted EBITDAre by 0.3x as of December 31, 2019. We expect a gradual decline in leverage to EBITDAre ratios throughout 2020, reaching approximately 6.4x and 6.5x, respectively, at year end. In future years, we expect earnings growth from completed redevelopments will increase EBITDAre and further reduce our leverage ratios.

Please see “—Non-GAAP Measures—Leverage Ratios” for further information about the calculation of our leverage ratios.

Refinancing Activity

During the year ended December 31, 2019, we financed $772.6 million of new non-recourse, fixed-rate property debt. These loans have a weighted-average interest rate of 3.32%, a weighted-average term to maturity of 11.4 years, and contributed an approximately 29 basis point decrease in our annual cost of leverage compared to 2018.

Liquidity

Our liquidity consists of cash balances and available capacity on our revolving credit facility. As of December 31, 2019, we had cash and restricted cash of $177.7 million and had the capacity to borrow up to

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$517.8 million on our revolving credit facility, after consideration of $7.2 million letters of credit backed by the facility. We use our credit facility primarily for working capital and other short-term purposes and to secure letters of credit.

We manage our financial flexibility by maintaining an investment grade rating and holding apartment communities that are unencumbered by property debt. As of December 31, 2019, we held unencumbered apartment communities with an estimated fair market value of approximately $2.4 billion.

Two credit rating agencies rate our creditworthiness, using different methodologies and ratios for assessing our credit, and both have rated our credit and outlook as BBB- (stable), an investment grade rating. Although some of the ratios they use are similar to those we use to measure our leverage, there are differences in our methods of calculation and therefore our leverage ratios disclosed above are not indicative of the ratios that may be calculated by these agencies.

Equity Capital Activities

On February 3, 2019, Aimco’s board of directors declared a special dividend on the common stock that consisted of $67.1 million in cash and 4.5 million shares of Aimco Common Stock. The special dividend also included the regular quarterly cash dividend of $0.39 per share. Simultaneously, Aimco’s board of directors authorized a reverse stock split, effective on February 20, 2019, in which every 1.03119 Aimco common share was combined into one Aimco common share, which was effective at the close of business on February 20, 2019. Taken together, the total number of shares outstanding after the stock dividend and reverse split was unchanged from the number of shares outstanding immediately prior to the two actions. Please refer to Notes 7 and 8 to the consolidated financial statements for further information regarding these transactions.

On January 28, 2020, our board of directors declared a quarterly cash dividend of $0.41 per share of Aimco Common Stock, representing an increase of 5% compared to the regular quarterly dividends paid in 2019. This amount was payable on February 28, 2020, to stockholders of record on February 14, 2020.

Team and Culture

Our team and culture are keys to our success. Our intentional focus on a collaborative and productive culture based on respect for others and personal responsibility is reinforced by a preference for promotion from within. We focus on succession planning and talent development to produce a strong, stable team that is the enduring foundation of our success. We offer benefits reinforcing our value of caring for each other, including paid time for parental leave, paid time annually to volunteer in local communities, college scholarships for the children of team members, an emergency fund to help team members in crisis, financial support for our team members who are becoming United States citizens, and a bonus structure at all levels of the organization. We also pay full compensation and benefits for team members who are actively deployed by the United States military. Out of hundreds of participating companies in 2019, Aimco was one of only seven recognized as a “Top Workplace” in Colorado for each of the past seven years. Aimco was also recognized as a Top Workplace in the Bay Area in 2019. Also in 2019, Aimco was the only real estate company to receive a BEST award from the Association for Talent Development in recognition of our company-wide success in talent development, marking our second consecutive year receiving this award.

Results of Operations

Because our operating results depend primarily on income from our apartment communities, the supply of and demand for apartments influences our operating results. Additionally, the level of expenses required to operate and maintain our apartment communities and the pace and price at which we redevelop, acquire, and dispose of our apartment communities affect our operating results.

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The following discussion and analysis of the results of our operations and financial condition should be read in conjunction with the consolidated financial statements, which are included elsewhere in this information statement.

Year Ended December 31, 2019, Compared to December 31, 2018

Net income attributable to Aimco decreased by $192.1 million for the year ended December 31, 2019 compared to 2018, as described more fully below.

Property Management

We have four segments: Same Store, Redevelopment and Development, Acquisition, and Other Real Estate. Our Same Store segment includes communities that have reached a stabilized level of operations as of the beginning of a two-year comparable period and maintained it throughout the current and comparable prior year, and are not expected to be sold within 12 months. Our Redevelopment and Development segment includes communities that are currently under construction that have not achieved a stabilized level of operations, and those that have been completed in recent years that have not achieved and maintained stabilized operations for both the current and comparable prior year. Our Acquisition segment includes those communities that we have acquired since the beginning of a two-year comparable period. Our Other Real Estate segment primarily includes apartment communities that are subject to limitations on rent increases, apartment communities that we expect to sell within 12 months but do not yet meet the criteria to be classified as held for sale, certain retail spaces, and 1001 Brickell Bay Drive.

As of December 31, 2019, our Same Store segment included 91 apartment communities with 26,649 apartment homes.

From December 31, 2018, to December 31, 2019, on a net basis, our Same Store segment decreased by two apartment communities and increased by 744 apartment homes. These changes consisted of:

•

the addition of eight redeveloped and developed apartment communities with 3,008 apartment homes previously classified in the Redevelopment and Development segment, now classified as Same Store upon maintaining stabilized operations for the entirety of the periods presented;

•

the addition of one apartment community with 463 apartment homes, previously classified in the Acquisition segment, now classified as Same Store because we have now owned it for the entirety of both periods presented;

•

the addition of one apartment community with 246 apartment homes, previously classified in the Other Real Estate segment, which maintained stabilized operations for the entirety of the periods presented following a casualty event;

•

the addition of one apartment community with 72 apartment homes that we separated into a newly branded stand-alone community from an existing community that was previously classified in the Redevelopment and Development segment, resulting in an increase of one community with no change in the total number of apartment homes;

•	the reduction of two apartment communities with 153 apartment homes for which we commenced redevelopment during the period and were reclassified to the Redevelopment and Development segment;

•	the reduction of one apartment community with 78 apartment homes that we expect to sell within 12 months that is now classified in the Other Real Estate segment; and

•	the reduction of 10 apartment communities with 2,814 apartment homes that were sold as of December 31, 2019.

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As of December 31, 2019: our Redevelopment and Development segment included seven apartment communities with 3,143 apartment homes; our Acquisition segment included seven apartment communities with 1,590 apartment homes; and our Other Real Estate segment included 15 apartment communities with 1,315 apartment homes and one office building.

We use proportionate property net operating income to assess the operating performance of our communities. Proportionate property net operating income reflects our share of rental and other property revenues, excluding resident utility reimbursement, less direct property operating expenses, net of resident utility reimbursement, for consolidated communities. Accordingly, the results of operations of our segments discussed below are presented on a proportionate basis and exclude the results of four apartment communities with 142 apartment homes that we do not consolidate.

We do not include offsite costs associated with property management, casualty losses, or the results of apartment communities sold or held for sale, reported in consolidated amounts, in our assessment of segment performance. Accordingly, these items are not allocated to our segment results discussed below.

Please refer to Note 13 to the consolidated financial statements, which are included elsewhere in this information statement, for further discussion regarding our segments, including a reconciliation of these proportionate amounts to consolidated rental and other property revenues attributable to real estate and property operating expenses attributable to real estate.

Proportionate Property Net Operating Income

The results of our segments for the years ended December 31, 2019 and 2018, as presented below, are based on the apartment community classifications as of December 31, 2019.

	Year Ended December 31,
(in thousands)	2019	2018	$ Change	% Change
Rental and other property revenues, before utility reimbursements:
Same Store	$691,379	$665,835	$25,544	3.8%
Redevelopment and Development	75,522	76,687	(1,165)	(1.5%)
Acquisition	42,038	27,923	14,115	50.5%
Other Real Estate	45,105	37,647	7,458	19.8%

Total	854,044	808,092	45,952	5.7%

Property operating expenses, net of utility reimbursements:
Same Store	181,802	177,466	4,336	2.4%
Redevelopment and Development	27,919	27,836	83	0.3%
Acquisition	11,715	7,689	4,026	52.4%
Other Real Estate	17,717	14,910	2,807	18.8%

Total	239,153	227,901	11,252	4.9%

Proportionate property net operating income:
Same Store	509,577	488,369	21,208	4.3%
Redevelopment and Development	47,603	48,851	(1,248)	(2.6%)
Acquisition	30,323	20,234	10,089	49.9%
Other Real Estate	27,388	22,737	4,651	20.5%

Total	$614,891	$580,191	$34,700	6.0%

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For the year ended December 31, 2019, compared to 2018, our Same Store proportionate property net operating income increased by $21.2 million, or 4.3%. This increase was attributable primarily to a $25.5 million, or 3.8%, increase in rental and other property revenues due to higher average revenues of $69 per apartment home comprised of increases in rental rates and a 60 basis point increase in average daily occupancy. Renewal rents increased by 4.9% and new lease rents increased by 1.9%, resulting in a weighted-average increase of 3.4%. The increase in Same Store rental and other property revenues was offset partially by a $4.3 million, or 2.4%, increase in property operating expenses due primarily to higher real estate taxes. Controllable operating expenses, which exclude utility costs, real estate taxes, and insurance, were flat for the year ended December 31, 2019, compared to 2018.

Redevelopment and Development proportionate property net operating income decreased by $1.2 million, or 2.6%, for the year ended December 31, 2019, compared to 2018. This decrease was attributable primarily to de-leasing at Flamingo Point and 707 Leahy in preparation for redevelopment, offset partially by increased occupancy driven by the lease-up of Park Towne Place.

Acquisition proportionate property net operating income increased by $10.1 million, or 49.9%, for the year ended December 31, 2019, compared to 2018. This increase was attributable primarily to the 2019 acquisition of One Ardmore and a full period of operating activity at the four Philadelphia communities acquired in 2018, compared to eight months of operations during the year ended December 31, 2018.

Other Real Estate proportionate property net operating income increased by $4.7 million, or 20.5%, for the year ended December 31, 2019, compared to 2018 due primarily to the acquisition of 1001 Brickell Bay Drive in 2019.

Year Ended December 31, 2018, Compared to December 31, 2017

Net income attributable to Aimco and net income attributable to Spinco OP increased by $350.5 million and $370.4 million, respectively, for the year ended December 31, 2018, as compared to 2017, as described more fully below.

Proportionate Property Net Operating Income

As of December 31, 2018, excluding apartment communities sold during 2019: our Same Store segment consisted of 83 Same Store apartment communities with 23,091 apartment homes; our Redevelopment and Development segment included 13 apartment communities with 6,294 apartment homes; our Acquisition segment included seven apartment communities with 1,943 apartment homes; and our Other Real Estate segment included 15 apartment communities with 1,483 apartment homes.

The results of our segments for the years ended December 31, 2018 and 2017, as presented below, are based on the apartment community classifications as of December 31, 2018, and exclude amounts related to apartment communities sold during 2019. Based on the nature of our apartment community classifications, there is no comparison of the years ended December 31, 2018 and 2017. The results of operations for these communities are reflected in the table below.

	Year Ended December 31,
(in thousands)	2018	2017	$ Change	% Change
Rental and other property revenues, before utility reimbursements:
Same Store	$534,389	$517,429	$16,960	3.3%
Redevelopment and Development	182,662	160,045	22,617	14.1%
Acquisition	48,474	17,475	30,999	177.4%
Other Real Estate	42,567	41,226	1,341	3.3%

Total	808,092	736,175	71,917	9.8%

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	Year Ended December 31,
(in thousands)	2018	2017	$ Change	% Change

Property operating expenses, net of utility reimbursements:
Same Store	138,187	133,517	4,670	3.5%
Redevelopment and Development	60,277	56,475	3,802	6.7%
Acquisition	14,031	7,040	6,991	99.3%
Other Real Estate	15,406	14,727	679	4.6%

Total	227,901	211,759	16,142	7.6%
Proportionate property net operating income:
Same Store	396,202	383,912	12,290	3.2%
Redevelopment and Development	122,385	103,570	18,815	18.2%
Acquisition	34,443	10,435	24,008	230.1%
Other Real Estate	27,161	26,499	662	2.5%

Total	$580,191	$524,416	$55,775	10.6%

For the year ended December 31, 2018, compared to 2017, Same Store proportionate property net operating income increased by $12.3 million, or 3.2%. This increase was attributable primarily to a $17.0 million, or 3.3%, increase in rental and other property revenues due to higher average revenues of $53 per apartment home comprised of increases in rental rates and a 60 basis point increase in average daily occupancy. Renewal rents increased by 4.9% and new lease rents increased by 1.9%, resulting in a weighted-average increase of 3.4%. The increase in Same Store and other property revenues was offset partially by a $4.7 million, or 3.5%, increase in property operating expenses due primarily to increases in real estate taxes and repairs and maintenance costs. During the year ended December 31, 2018, compared to 2017, controllable operating expenses increased by $1.0 million, or 1.5%.

Redevelopment and Development proportionate property net operating income increased by $18.8 million, or 18.2%, for the year ended December 31, 2018, compared to 2017 due to leasing activities at communities, offset partially by decreases due to apartment homes taken out of service for redevelopment.

Acquisition proportionate property net operating income increased by $24.0 million, or 230.1%, for the year ended December 31, 2018, compared to 2017 due to the 2018 acquisitions of Bent Tree Apartments, Avery Row, and four apartment communities in Philadelphia.

Non-Segment Real Estate Operations

Operating income amounts not attributed to our segments include offsite costs associated with property management, casualty losses, and the results of apartment communities sold or held for sale, reported in consolidated amounts, which we do not allocate to our segments for purposes of evaluating segment performance.

For the years ended December 31, 2019, 2018, and 2017, casualty losses totaled $9.0 million, $4.0 million, and $8.2 million, respectively. Casualty losses during the year ended December 31, 2019, included one major claim due to storm-related flooding at our One Canal apartment community and several other claims due to fire damage. Casualty losses for the year ended December 31, 2018, included several claims due primarily to storm and fire damage, offset partially by recovery from insurance carriers for insured losses in excess of policy limits. Casualty losses were elevated during the year ended December 31, 2017, due primarily to hurricane damage.

For the years ended December 31, 2019, 2018, and 2017, apartment communities that were sold or classified as held for sale generated net operating income of $16.6 million, $54.6 million, and $91.1 million, respectively.

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Asset Management Results

For the year ended December 31, 2019, there was no net operating income attributable to the Asset Management business, which we sold in July 2018.

For the years ended December 31, 2018 and 2017, net operating income attributable to the Asset Management business was $28.9 million and $51.8 million, respectively.

Depreciation and Amortization

For the year ended December 31, 2019, compared to 2018 and the year ended December 31, 2018, compared to 2017, depreciation and amortization expense increased by $2.4 million and $11.6 million, respectively, due primarily to apartment communities acquired in 2019 and 2018 and renovated apartment homes placed in service after their completion. This increase was offset partially by decreases in depreciation associated with apartment communities sold and with communities owned by partnerships served by our Asset Management business, which we sold in 2018.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2019, were relatively flat compared to the year ended December 31, 2018.

For the year ended December 31, 2018, compared to 2017, general and administrative expenses increased $2.6 million, due primarily to higher variable incentive compensation cost.

Other Expenses, Net

Other expenses, net, includes costs associated with our risk management activities, partnership administration expenses, and certain non-recurring items.

For the year ended December 31, 2019, compared to 2018, other expenses, net, increased by $15.3 million, related primarily to the resolution of our litigation against Airbnb in 2018 and an increase in rent expense associated with our ground leases.

For the year ended December 31, 2018, compared to 2017, other expenses, net, decreased by $7.4 million, due primarily to the resolution of our litigation against Airbnb and settlement of litigation related to the challenge to the title of the La Jolla Cove property, which we acquired in 2014.

Provision for Real Estate Impairment Loss

We recognized no provisions for impairment losses during the years ended December 31, 2019 or 2018.

In January 2018, we agreed to sell our interests in the entities owning the La Jolla Cove property in settlement of legal actions filed in 2014 by a group of disappointed buyers who had hoped to acquire the property. As a result of the settlement, we recognized in our 2017 results a gross impairment loss of $35.8 million, $25.6 million of which related to the establishment of a deferred tax liability assumed in connection with our acquisition of the business entities. The tax liability was assumed by the buyer, resulting in no economic loss to us. The remaining $10.2 million loss was offset by cash distributions paid to us during our ownership and avoided legal costs for continued litigation. On an economic basis, we agreed to sell these entities at roughly our purchase price, adjusted for retained cash distributions and avoided legal costs.

Interest Income

Interest income for the year ended December 31, 2019, was relatively flat compared to the year ended December 31, 2018.

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For the year ended December 31, 2018, compared to 2017, interest income increased $2.6 million, due primarily to interest earned on the seller financing notes received as consideration in the sale of the La Jolla Cove property.

Interest Expense

For the year ended December 31, 2019, compared to 2018, interest expense, which includes the amortization of debt issuance costs, decreased by $31.8 million due primarily to lower interest on property-level debt following refinancing and debt payoff activity, including the 2018 repayment of our term loan, a decrease in property-level debt attributable to sold communities, and an increase in capitalized interest attributable to redevelopment and development communities. This decrease was offset partially by interest on property-level debt assumed in connection with our acquisitions and a $9.9 million decrease in prepayment penalties.

For the year ended December 31, 2018, compared to 2017, interest expense increased by $6.0 million. The increase was due primarily to debt prepayment penalties of $14.9 million incurred in connection with 2018 refinancing of property-level debt that was scheduled to mature in 2019, 2020, and 2021, offset partially by a decrease in mortgage interest expense for communities sold and the sale of the Asset Management business in July 2018, and lower corporate-level interest.

Gain on Dispositions of Real Estate and the Asset Management Business

The table below summarizes dispositions of apartment communities from our portfolio during the years ended December 31, 2019, 2018, and 2017 (dollars in millions):

	Year Ended December 31,
	2019	2018(1)	2017
Number of apartment communities sold	12	4	5
Gross proceeds	$696.2	$242.3	$397.0
Net proceeds(2)	$619.4	$235.7	$385.3
Gain on dispositions	$503.2	$175.2	$297.9

(1)	During the year ended December 31, 2018, we sold for $590 million our Asset Management business and our four Hunters Point communities, which are excluded from the table above.
(2)	Net proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs, and debt prepayment penalties, if applicable.

The apartment communities sold from our portfolio during 2019, 2018, and 2017 were primarily located outside of our primary markets or in lower-rated locations within our primary markets and had average revenues per apartment home significantly below those of our retained portfolio.

Income from Unconsolidated Real Estate Partnerships

Income from unconsolidated real estate partnerships for the year ended December 31, 2019, was relatively flat compared to the year ended December 31, 2018.

For the year ended December 31, 2018, compared to 2017, income from unconsolidated real estate partnerships decreased by $7.6 million, due primarily to the derecognition of the final NAPICO property in 2017, which resulted in a gain.

Income Tax Benefit

Certain of our operations, including risk management, are conducted through taxable REIT subsidiaries, or TRS entities. Additionally, some of our apartment communities and 1001 Brickell Bay Drive are owned through TRS entities.

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Our income tax benefit calculated in accordance with GAAP includes: (a) income taxes associated with the income or loss of our TRS entities including tax on gains on dispositions, for which the tax consequences have been realized or will be realized in future periods; (b) low income housing tax credits generated prior to the sale of our Asset Management business that offset “real estate investment trust taxable income,” primarily from retained capital gains; and (c) historic tax credits that offset income tax obligations of our TRS entities. Income taxes related to these items, as well as changes in valuation allowance and the establishment of incremental deferred tax items in conjunction with intercompany asset transfers (if applicable), are included in income tax benefit in our consolidated statements of operations.

For the year ended December 31, 2019, compared to 2018, income tax benefit decreased $9.9 million. The decrease is due primarily to lower tax benefit recognized in connection with the intercompany transfer of assets and release of a valuation allowance in 2018 related to sale of our Asset Management business, as well as lower tax benefit from historic tax credits. This decrease is offset partially by a lower tax provision on gains on dispositions.

For the year ended December 31, 2018, compared to 2017, income tax benefit decreased by $17.8 million. The decrease is due primarily to the reversal of a $19.3 million net tax benefit we recognized as a result of the December 2017 tax reform legislation in 2017 and higher tax expense related to gains on sale of real estate for communities held through TRS entities.

Non-GAAP Measures

Various key financial indicators we use in managing our business and in evaluating our financial condition and operating performance are non-GAAP measures. Key non-GAAP measures we use are defined and described below, and for those non-GAAP measures used or disclosed within this annual report, we provide reconciliations of the non-GAAP measures to the most comparable financial measure computed in accordance with GAAP.

Free Cash Flow, as calculated for our retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements, which represents our estimation of the capital additions made to replace capital assets consumed during our ownership period (further discussed under the Nareit Funds From Operations, Pro forma Funds From Operations, and Adjusted Funds From Operations heading). free cash flow margin as calculated for apartment communities sold represents the sold apartment community’s net operating income less $1,200 per apartment home of assumed annual capital replacement spending, as a percentage of the apartment community’s rental and other property revenues. Capital replacement spending represents a measure of capital asset usage during the period; therefore, we believe that free cash flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during our ownership.

Economic Income

Economic Income represents stockholder value creation as measured by the change in estimated NAV per share plus cash dividends per share. We believe Economic Income is important to investors as it represents a measure of the total return we have earned for our stockholders. NAV, as used in our calculation of Economic Income, is a non-GAAP measure and represents the estimated fair value of assets net of liabilities attributable to Aimco’s common stockholders and Spinco OP’s common unitholders on a diluted basis. We believe NAV is considered useful by some investors in real estate companies because the value of company assets can be readily estimated, even for non-earning assets such as land or properties under development. NAV has the advantage of incorporating the investment decisions of thousands of real estate investors. We believe it enhances comparability among companies that have differences in their accounting. Although, NAV is not identical to liquidation value in that some costs and benefits are disregarded, it is often considered a floor with upside for value ascribed to the operating platform. NAV also provides an objective basis for the perceived quality and

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predictability of future cash flows as well as their expected growth as these are factors considered by real estate investors.

Our estimated NAV per share and the quoted share price of Aimco Common Stock are not necessarily equal. Although we use Economic Income and NAV for comparability in assessing our value creation compared to other REITs, not all REITs publish these measures and those who do may not compute them in the same manner. Accordingly, there can be no assurance that our basis for computing these measures is comparable with that of other REITs.

We report NAV on a semiannual basis, as of the end of the first and third quarters. Economic Income for 2019 was calculated using the change in NAV per share between September 30, 2018 and 2019. NAV will fluctuate over time. This NAV information should not be relied upon as representative of the amount a stockholder could expect to receive in a liquidation event, now or in the future. Certain assets are excluded as are certain liabilities, such as taxes and transaction costs associated with a liquidation. In addition, NAV is based on management’s subjective judgments, assumptions, and opinions as of the date of determination. We assume no obligation to revise or update NAV to reflect subsequent or future events or circumstances. Our NAV estimate is subject to a variety of risks and uncertainties, many of which are beyond our control, including, without limitation, those described in the section entitled “Risk Factors.”

Economic Income does not represent the change in stockholder’s equity in accordance with GAAP. Additionally, NAV does not represent stockholder’s equity in accordance with GAAP and should not be considered an alternative to Aimco’s total equity, which we believe is the most directly comparable GAAP measure. A reconciliation of NAV to Aimco’s total equity, as of September 30, 2019, is provided below (in millions, except per share data):

Total equity	$1,786
Fair value adjustment for portfolio
Consolidated real estate, at depreciated cost	(6,051)
Fair value of real estate(1)
Stabilized portfolio fair value(2)	11,592
Non-stabilized portfolio fair value(3)	1,706
Fair value adjustment for non-recourse property debt
Non-recourse property debt, net	4,255
Fair value of non-recourse property debt(4)	(4,329)
Adjustments to present other tangible assets, liabilities, and preferred equity at fair value(5)	91

Estimated NAV	$9,050

Total shares, units, and dilutive share equivalents(6)	157

Estimated NAV per weighted-average common share and unit—diluted	$58

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(1)

We compute NAV by estimating the value of our communities, using methods we believe are appropriate based on the characteristics of the communities. For purposes of estimating NAV, real estate at fair value disclosed above includes wholly owned apartment communities and 1001 Brickell Bay Drive, plus our proportionate share of communities held by non-wholly owned entities (both consolidated and unconsolidated). A reconciliation of our consolidated apartment communities to those communities included in total real estate at fair value in the table above is as follows:

Consolidated apartment communities as of September 30, 2019	128
Plus: Unconsolidated apartment communities	4

Apartment communities in total real estate at fair value for NAV	132

For valuation purposes at September 30, 2019, we segregated these 132 properties into the following categories: stabilized portfolio and non-stabilized portfolio.

(2)

As of September 30, 2019, our stabilized portfolio includes 121 communities that had reached stabilized operations and were not expected to be sold within 12 months. We value this portfolio using a direct capitalization rate method based on the annualized proportionate property net operating income, for the three months ended September 30, 2019, less a 2% management fee. Market property management fees range between 2.0% and 3.0% with larger, higher quality portfolios at the lower end of that range. The weighted-average estimated capitalization rate as applied to the annualized proportionate property net operating income was 4.9%, which we calculate on a property-by-property basis, based primarily on information published by a third party. Community characteristics that we use to determine comparable market capitalization rates include: the market in which the community is located; infill or suburban location within the market; property quality grade; and whether the community is stabilized or value-add. We used this valuation method for approximately 87% of real estate fair value at September 30, 2019.

(3)

The non-stabilized portfolio includes three communities under development and four communities under redevelopment as of September 30, 2019. We valued these communities by discounting projected future cash flows. Key assumptions used to estimate the value of these communities include: revenues, which are based on in-place rents, projected submarket rent growth to community stabilization based on projections published by third parties and adjusted for the impacts of redevelopment; expenses, which are based on estimated operating costs adjusted for inflation and a management fee equal to 2% of projected revenue; estimated remaining costs to complete construction; and a terminal value based on current market capitalization rates plus five basis points per year from September 30, 2019, to community stabilization. Discount rates applied to estimated future cash flows of these communities ranged between 5.10% and 6.30%, depending on construction and lease-up progress as of September 30, 2019. We used this valuation method for approximately 11% of the real estate fair value at September 30, 2019. The non-stabilized portfolio also included three recently acquired apartment communities, 1001 Brickell Bay Drive, and certain land investments valued at our cost plus incremental investment subsequent to acquisition. We used this valuation method for approximately 2% of real estate fair value at September 30, 2019. Our calculation of NAV does not include such future values as air rights, the potential for increased density, nor the potential for completion of future phases of redevelopments.

(4)

We calculate the fair value of indebtedness related to real estate as the carrying value of our non-recourse property debt adjusted for the mark-to-market asset on our fixed-rate property debt as of September 30, 2019, plus the outstanding balance on the revolving credit facility, which approximates its fair value as of September 30, 2019. The fair value of debt takes into account the duration of the existing property debt, as well as the quality of property pledged as its security, its loan to value ratio, and debt service coverage. For purposes of estimating NAV, the fair value of debt includes our proportionate share of debt related to non-wholly owned entities (both consolidated and unconsolidated).

(5)

Other tangible assets consist of cash, restricted cash, accounts receivable, and other assets for which we reasonably expect to receive cash through the normal course of operations or another future event. Other

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Pursuant to 17 C.F.R. Section 200.83

tangible liabilities consist of accounts payable, accrued liabilities, and other tangible liabilities we reasonably expect to settle in cash through the normal course of operations or another future event. Other tangible assets and liabilities were generally valued at their carrying amounts and reduced by the noncontrolling interests’ portion of these amounts and exclude intangible assets and liabilities reflected on our consolidated balance sheet. For purposes of this NAV calculation, we have assigned no realizable value to right of use assets, goodwill, or other intangible assets. We also exclude deferred income and right of use related lease liabilities from the NAV calculation. We exclude from this NAV calculation deferred income, which includes below market lease liabilities, recognized in accordance with GAAP in connection with the purchase of the related apartment communities, and cash received in prior periods and required to be deferred under GAAP. We also adjust other tangible liabilities to reflect removal of the deferred tax liability associated with 1001 Brickell Bay Drive, which is not expected to be paid during our ownership of the property. We include the value of our deferred tax asset, as the value of the asset is expected to be realized in the normal course of business.
(6)

Total shares, units, and dilutive share equivalents represents Aimco Common Stock, partnership units in Spinco OP, participating unvested restricted shares, and the dilutive effect of common stock equivalents outstanding as of September 30, 2019.

Nareit Funds From Operations, Pro forma Funds From Operations, and Adjusted Funds From Operations

Nareit FFO is a non-GAAP financial measure that we believe, when considered with the financial statements determined in accordance with GAAP, is helpful to investors in understanding our performance because it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers, or other personal property. Nareit defines FFO as net income computed in accordance with GAAP, excluding: depreciation and amortization related to real estate; gains and losses from sales and impairment of depreciable assets and land used in our primary business; and income taxes directly associated with a gain or loss on the sale of real estate, and including our share of the FFO of unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated on the same basis to determine Nareit FFO. We calculate Nareit FFO attributable to Aimco common stockholders (diluted) by subtracting dividends on preferred stock and amounts allocated from Nareit FFO to participating securities.

In addition to Nareit FFO, we compute Pro forma FFO and AFFO, which are also non-GAAP financial measures that we believe are helpful to investors in understanding our short-term performance. Pro forma FFO represents Nareit FFO attributable to Aimco common stockholders (diluted), excluding certain amounts that are unique or occur infrequently.

In computing 2019 Pro forma FFO, we made the following adjustments to Nareit FFO:

•

Prepayment penalties: as a result of refinancing activity in 2019, we incurred debt extinguishment costs. We excluded such costs from Pro forma FFO because we believe these costs are not representative of ongoing operating performance.

•

Straight-line rent: in 2018, we assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. We include the cash rent payments for this ground lease in Pro forma FFO but exclude the incremental straight-line non-cash rent expense. We include the rent expense for this lease in other expenses, net, in our consolidated statements of operations.

•

Preferred equity redemption-related amounts: on May 16, 2019, we redeemed our Class A Perpetual Preferred Stock. We excluded the redemption-related costs from Pro forma FFO because we believe these costs are not representative of operating performance.

•

Casualty losses: in 2019, we incurred casualty losses due to storm-related flooding in downtown Boston that caused damage to our One Canal apartment community. We excluded these costs from Pro forma FFO because of the unusual nature of the weather event that caused the loss.

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•

Severance and restructuring costs: in 2019, we incurred severance and restructuring costs in connection with the closure and relocation of administrative functions from our Greenville and Indianapolis offices to our Denver office. We excluded such costs from Pro forma FFO because we believe these costs are not representative of operating performance.

In computing 2018 Pro forma FFO, we made the following adjustments to Nareit FFO:

•

Prepayment penalties: in 2018, we addressed approximately half of our property loans maturing in 2019, 2020, and 2021. In connection with this activity, we incurred debt extinguishment costs, which we have excluded from Pro forma FFO because we believe these costs are not representative of operating performance.

•

Severance and restructuring costs: in connection with the sale of our Asset Management business in 2018, we incurred severance and restructuring costs. We excluded such costs from Pro forma FFO because we believe these costs are not representative of operating performance.

•

Litigation: during 2018, we were engaged in litigation with Airbnb, which was resolved in December 2018. Due to the unpredictable nature of these proceedings, we excluded from Pro Forma FFO related amounts recognized, net of income tax effect. We include these costs in other expenses, net, in our consolidated statements of operations.

•

Tax benefit due to valuation allowance release: due to the sale of the Asset Management business in 2018, we determined that a valuation allowance was no longer necessary. We excluded the effect of the establishment of the valuation allowance from Pro forma FFO and, as such, excluded the benefit from its release.

•

Change in lease accounting: effective January 1, 2019, we adopted accounting guidance that changed how we recognize costs incurred to obtain resident leases. For comparability of Pro forma FFO between periods, we have recast 2018 as if the new standard was effective as of January 1, 2018. AFFO is unchanged by the new standard.

•

Tax provision related to tax reform legislation: in connection with the Tax Cuts and Jobs Act signed into law in December 2017, we recognized income tax benefit in 2017 and adjusted the estimated impact of tax reform upon the conclusion of our analysis of the effects during 2018. We excluded such amounts from Pro forma FFO as we believe these costs are not representative of operating performance.

AFFO represents Pro forma FFO reduced by Capital Replacements, which represent our estimation of the actual capital additions made to replace capital assets consumed during our ownership period. When we make capital additions at an apartment community, we evaluate whether the additions extend the useful life of an asset as compared to its condition at the time we purchased the apartment community. We classify as Capital Improvements those capital additions that meet this criterion, and we classify as Capital Replacements those that do not. AFFO is a key financial indicator we use to evaluate our short-term operational performance and is one of the factors that we use to determine the amounts of our dividend payments.

Nareit FFO, Pro forma FFO, and AFFO should not be considered alternatives to net income determined in accordance with GAAP, as indications of our performance. Although we use these non-GAAP measures for comparability in assessing our performance compared to other REITs, not all REITs compute these same measures and those who do may not compute them in the same manner. Additionally, computation of AFFO is subject to our definition of Capital Replacement spending. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other REITs.

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For the years ended December 31, 2019, 2018, and 2017, Aimco’s Nareit FFO, Pro forma FFO, and AFFO are calculated as follows (in thousands, except per share data):

	2019	2018	2017
Net income attributable to Aimco common stockholders(1)	$466,144	$656,597	$306,861
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	370,746	368,961	352,109
Gain on dispositions and other, net of noncontrolling partners’ interest	(503,168)	(669,450)	(262,583)
Income tax adjustments related to gain on dispositions and other tax-related items(2)	10,107	27,310	(8,265)
Common noncontrolling interests in Spinco OP’s share of above adjustments	6,448	14,063	(3,810)
Amounts allocable to participating securities	163	402	(81)

Nareit FFO attributable to Aimco common stockholders	$350,440	$397,883	$384,231
Adjustments, all net of common noncontrolling interests in Spinco OP, participating securities and tax effect:
Prepayment penalties, net	6,367	14,089	—
Straight-line rent	4,472	—
Preferred equity redemption-related amounts	3,864	—	—
Casualty losses	2,913	—
Severance and restructuring costs	2,499	1,282	—
Litigation, net	147	(8,558)	—
Tax benefit due to valuation allowance release	—	(19,349)	—
Change in lease accounting	—	(2,922)
Tax provision (benefit) related to tax reform legislation	—	273	(498)

Pro forma FFO attributable to Aimco common stockholders	$370,702	$382,698	$383,733
Capital Replacements, net of common noncontrolling interests in Spinco OP and participating securities	(43,837)	(45,560)	(51,760)

AFFO attributable to Aimco common stockholders	$326,865	$337,138	$331,973

Total share and dilutive share equivalents used to calculate Net income and Nareit FFO per share(3)	147,944	151,334	152,060
Adjustment to weight reverse stock split(4)	621	4,719	4,736

Pro forma shares and dilutive share equivalents used to calculate Pro forma FFO and AFFO per share	148,565	156,053	156,796

Net income attributable to Aimco per common share—diluted	$3.15	$4.34	$2.02
Nareit FFO per share—diluted	$2.37	$2.63	$2.53
Pro Forma FFO per share—diluted	$2.50	$2.45	$2.45
AFFO per share—diluted	$2.20	$2.16	$2.12

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Pursuant to 17 C.F.R. Section 200.83

(1)

Represents the numerator for calculating Aimco’s earnings per common share in accordance with GAAP please refer to Note 11 to the consolidated financial statements, which are included elsewhere in this information statement.

(2)

For the year ended December 31, 2019, income taxes related to gain on dispositions and other items primarily included tax on the gain on sale of apartment communities. For the year ended December 31, 2018, income taxes related to gain on dispositions and other items includes tax on the gain on the sale of the Asset Management business, as well as tax on the gain on the sale of apartment communities during the year ended December 31, 2018.

(3)	Represents the denominator for Aimco’s earnings per common share—diluted, calculated in accordance with GAAP.
(4)

During the three months ended March 31, 2019, we completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted-average shares as if the reverse stock split occurred at the beginning of the period presented; while shares issued in the special dividend are included in weighted-average shares outstanding from the date issued. To minimize confusion and facilitate comparison of period-over-period Pro forma FFO and AFFO, we calculated pro forma weighted-average shares for the years ended December 31, 2019, 2018, and 2017 based on the effective date of the reverse stock split and ex-dividend date for the shares issued in the special dividend, thereby eliminating the per-share impact of the GAAP treatment to Aimco’s reported Pro forma FFO and AFFO.

Please see “—Results of Operations” for discussion of our Pro forma FFO and AFFO results for 2019, as compared to 2018.

Leverage Ratios

As discussed under the section entitled “—Executive Overview—Balance Sheet,” our leverage strategy targets the ratio of Proportionate Debt and Preferred Equity to Adjusted EBITDAre to be below 7.0x and the ratio of Adjusted EBITDAre to Adjusted Interest Expense and Preferred Dividends to be greater than 2.5x. We believe these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality.

Proportionate Debt, as used in our leverage ratios, is a non-GAAP measure and includes our share of the long-term, non-recourse property debt and outstanding borrowings under our revolving credit facility. Proportionate Debt excludes unamortized debt issuance costs because these amounts represent cash expended in earlier periods and do not reduce our contractual obligations. We reduce our recorded debt by the amounts of cash and restricted cash on-hand, which are primarily restricted under the terms of our property debt agreements, assuming these amounts would be used to reduce our outstanding leverage. We further reduce our recorded debt by the value of our investment in a securitization trust that holds certain of our property debt, as our payments of principal and interest associated with such property debt will ultimately repay our investments in the trust.

We believe Proportionate Debt is useful to investors as it is a measure of our net exposure to debt obligations. Proportionate Debt, as used in our leverage ratios, is calculated as set forth in the table below.

Preferred Equity, as used in our leverage ratios, represents the redemption amounts for Spinco OP Preferred Units. Preferred Equity, although perpetual in nature, is another component of our overall leverage.

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The reconciliation of total indebtedness to Proportionate Debt and Preferred Equity, as used in our leverage ratios as of December 31, 2019, is as follows (in thousands):

December 31, 2019
Total indebtedness	$4,505,590
Adjustments:
Debt issuance costs related to non-recourse property debt	20,749
Proportionate share adjustments related to debt obligations of consolidated and unconsolidated partnerships	(7,722)
Cash and restricted cash	(177,702)
Proportionate share adjustments related to cash and restricted cash held by consolidated and unconsolidated partnerships	1,107
Securitization trust investment and other	(94,251)

Proportionate Debt	$4,247,771

Preferred Equity	97,064
Redeemable noncontrolling interests in consolidated real estate partnership	4,716

Proportionate Debt and Preferred Equity	$4,349,551

We calculated Adjusted EBITDAre used in our leverage ratios based on the most recent three month amounts, annualized. EBITDAre and Adjusted EBITDAre are non-GAAP measures, which we believe are useful to investors, creditors, and rating agencies as a supplemental measure of our ability to incur and service debt because they are recognized measures of performance by the real estate industry and allow for comparison of our credit strength to different companies. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of liquidity. There can be no assurance that our method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts. Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation, and amortization expense, further adjusted for:

•	gains and losses on the dispositions of depreciated property;

•	impairment write-downs of depreciated property;

•	impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and

•	adjustments to reflect Aimco’s share of EBITDAre of investments in unconsolidated entities.

We define Adjusted EBITDAre as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•

net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests, to allow investors to compare a measure of our earnings before the effects of our capital structure and indebtedness with that of other companies in the real estate industry;

•

the amount of interest income related to our investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt, as we view our interest cost on this debt to be net of any interest income received from the investment; and

•

the amount by which GAAP rent expense exceeds cash rents for a long-term ground lease for which expense exceeds cash payments until 2076. The excess of GAAP rent expense over the cash payments for this lease does not reflect a current obligation that affects our ability to service debt.

EBITDAre is defined by Nareit and provides for an additional performance measure independent of capital structure for greater comparability between real estate investment trusts. The reconciliation of net income to

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EBITDAre and Adjusted EBITDAre for the three months ended December 31, 2019, as used in our leverage ratios, is as follows (in thousands):

Three Months Ended December 31, 2019
Net income	$142,766
Adjustments:
Interest expense	45,846
Income tax benefit	(1,193)
Depreciation and amortization	97,144
Gain on dispositions of real estate	(146,239)
Adjustment related to EBITDAre of unconsolidated partnerships	211

EBITDAre	$138,535

Net income attributable to noncontrolling interests in consolidated real estate partnerships	(84)
EBITDAre adjustments attributable to noncontrolling interests	(615)
Interest income received on securitization investment	(2,127)
Straight-line rent	657
Severance and restructuring costs(1)	800
Casualty losses(2)	2,913
Pro forma adjustment, net(3)	2,656

Adjusted EBITDAre	$142,735

Annualized Adjusted EBITDAre	$570,940

(1)

In 2019, we incurred severance and restructuring costs in connection with office closures and relocation of administrative functions from our Greenville and Indianapolis offices to our Denver office. We excluded such costs from Adjusted EBITDAre because we believe these costs are not representative of operating performance.

(2)

We incurred casualty losses due to storm-related flooding in downtown Boston that caused damage to our One Canal apartment community. We excluded such costs from Adjusted EBITDAre because of the unusual nature of the weather event that caused the loss.

(3)

We calculated Adjusted EBITDAre on a pro forma basis to reflect the dispositions of four apartment communities during the period and the Parkmerced mezzanine loan investment, including related transaction costs, as if the transactions had closed on October 1, 2019.

For the years ended December 31, 2018 and 2017, we calculated Adjusted EBITDA and Annualized Adjusted EBITDA.

We believe Adjusted EBITDA provides investors relevant and useful information because it allows investors to view income from our operations on an unleveraged basis, before the effects of taxes, depreciation and amortization, gains or losses on sales of and impairment losses related to real estate, and various other items described below. Adjusted EBITDA represents Aimco’s share of the consolidated amount of our net income, adjusted to exclude the effect of the following items for the reasons set forth below:

•	Adjusted Interest Expense to allow investors to compare a measure of our earnings before the effects of our indebtedness with that of other companies in the real estate industry;

•	preferred dividends, to allow investors to compare a measure of our performance before the effects of our capital structure with that of other companies in the real estate industry;

•

income taxes, to allow investors to measure our performance independent of income taxes, which may vary significantly from other companies within our industry due to leverage and tax planning strategies, among other factors;

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•

depreciation and amortization, gains or losses on dispositions and impairment losses related to real estate, for similar reasons to those set forth in our discussion of FFO, Pro forma FFO and AFFO in the preceding section; and

•

other items, including gains on dispositions of non-depreciable assets, as these are items that periodically affect our operations but that are not necessarily representative of our ability to service our debt obligations.

The reconciliation of net income to Adjusted EBITDA for the three months ended December 31, 2018 and 2017, is as follows (in thousands):

	Three Months Ended December 31, 2018		Three Months Ended December 31, 2017
Net income attributable to Aimco common stockholders	$5,226		$262,097
Adjustments:
Adjusted interest expense	38,424		42,219
Income tax benefit	(409)		(17,248)
Depreciation and amortization, net of noncontrolling interest	91,249		97,418
Gain on dispositions and other	2,311	(1)	(255,516	)(2)
Preferred stock dividends	2,148		2,149
Net income attributable to noncontrolling interests in Spinco OP	2,291		14,374
Pro forma adjustment	3,342	(3)	(4,248	)(4)

Adjusted EBITDA	$144,582		$141,245

Annualized Adjusted EBITDA	$578,328		$564,980

(1)	Gain on dispositions and other for the three months ended December 31, 2018 is inclusive of related income taxes and net of noncontrolling partners’ interests.
(2)	Gain on dispositions and other for the three months ended December 31, 2017 is net of income taxes and noncontrolling partners’ interests.
(3)	Our Adjusted EBITDA has been calculated on a pro forma basis to adjust for significant items impacting the three months ended December 31, 2018 for which annualization would distort the results.
(4)

We adjusted our calculation of Adjusted EBITDA to reflect the disposition of five apartment communities sold during the period as if they had closed on October 1, 2017, because the proceeds from these sales were used to reduce leverage as of December 31, 2017.

We calculate Adjusted Interest Expense, as used in our leverage ratios, based on the most recent three months, annualized. Adjusted Interest Expense is a non-GAAP measure that we believe is meaningful for investors and analysts as it presents our share of current recurring interest requirements associated with leverage. Adjusted Interest Expense represents our proportionate share of interest expense on non-recourse property debt and interest expense on our revolving credit facility borrowings. We exclude from our calculation of Adjusted Interest Expense:

•	debt prepayment penalties, which are items that, from time to time, affect our interest expense, but are not representative of our scheduled interest obligations; and

•

the income we receive on our investment in the securitization trust that holds certain of our property debt, as this income is being generated indirectly from interest we pay with respect to property debt held by the trust.

Preferred Dividends represents the distributions paid on Spinco OP Preferred Units. We add Preferred Dividends to Adjusted Interest Expense for a more complete picture of the interest and dividend requirements of our leverage.

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The reconciliation of interest expense to Adjusted Interest Expense and Preferred Dividends for the three months ended December 31, 2019, as used in our leverage ratios, is as follows (in thousands):

Three Months Ended December 31, 2019
Interest expense	$45,846
Adjustments:
Proportionate share adjustments related to interest of consolidated and unconsolidated partnerships	(77)
Debt prepayment penalties and other non-interest items	(5,034)
Interest income earned on securitization trust investment	(2,127)

Adjusted Interest Expense	$38,608

Preferred dividends	1,908

Adjusted Interest Expense and Preferred Dividends	$40,516

Annualized Adjusted Interest Expense	$154,432

Annualized Adjusted Interest Expense and Preferred Dividends	$162,064

Liquidity and Capital Resources

Liquidity

Liquidity is the ability to meet present and future financial obligations. Our primary source of liquidity is cash flow from operations. Additional sources are proceeds from dispositions of apartment communities, proceeds from refinancing existing property debt, borrowings under new property debt, borrowings under our revolving credit facility, and proceeds from equity offerings.

As of December 31, 2019, our primary sources of liquidity were as follows:

•	$142.9 million in cash and cash equivalents;

•

$34.8 million of restricted cash, which consists primarily of escrows related to resident security deposits and reserves and escrows held by lenders for capital additions, property taxes, and insurance; and

•	$517.8 million of available capacity to borrow under our revolving credit facility after consideration of $275 million currently drawn and $7.2 million of letters of credit backed by the facility.

Our principal uses for liquidity include normal operating activities, payments of principal and interest on outstanding property debt, capital expenditures, dividends paid to stockholders, distributions paid to noncontrolling interest partners, and acquisitions of apartment communities. We use our cash and cash equivalents and our cash provided by operating activities to meet short-term liquidity needs. In the event that our cash and cash equivalents and cash provided by operating activities are not sufficient to cover our short-term liquidity needs, we have additional means, such as short-term borrowing availability and proceeds from apartment community sales and refinancings. We may use our revolving credit facility for working capital and other short-term purposes, such as funding investments on an interim basis. We expect to meet our long-term liquidity requirements, such as debt maturities, redevelopment spending, and apartment community acquisitions, through primarily non-recourse, long-term borrowings, the issuance of equity securities (including partnership units in Spinco OP), the sale of apartment communities, and cash generated from operations.

As of December 31, 2019, we also held unencumbered apartment communities with an estimated fair market value of approximately $2.4 billion.

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Leverage and Capital Resources

The availability of credit and its related effect on the overall economy may affect our liquidity and future financing activities, both through changes in interest rates and access to financing. Currently, interest rates are low compared to historical levels and many lenders are active in the market. However, any adverse changes in the lending environment could negatively affect our liquidity. We believe we have mitigated much of this exposure by reducing our short and intermediate term maturity risk through refinancing such loans with long-dated, fixed-rate property debt. However, if property financing options become unavailable for our future debt needs, we may consider alternative sources of liquidity, such as reductions in capital spending or proceeds from apartment community dispositions.

Two credit rating agencies rate our creditworthiness and both have rated our credit and outlook as BBB- (stable), an investment grade rating. Our investment grade rating would be useful in accessing capital through the sale of bonds in private or public transactions. However, our intention and historical practice has been to raise debt capital in the form of property-level, non-recourse, long-dated, fixed-rate, amortizing debt, the cost of which is generally less than that of recourse debt, and the terms of which also provide for greater balance sheet safety.

As of December 31, 2019, approximately 91.8% of our leverage consisted of property-level, non-recourse, long-dated, amortizing debt. Approximately 96.0% of our property-level debt is fixed-rate, which provides a hedge against increases in interest rates, capitalization rates, and inflation. The weighted-average remaining term to maturity of our property-level debt was 7.5 years. On average, 7.4% of our unpaid principal balances will mature each year from 2020 through 2022.

During 2019, we financed $772.6 million of new non-recourse, fixed-rate property debt. These loans have a weighted-average interest rate of 3.32%, a weighted-average remaining term to maturity of 11.4 years, and contributed to an approximately 29 basis point decrease in our annual cost of leverage compared to 2018.

While our primary source of leverage is property-level, non-recourse, long-dated, fixed-rate, amortizing debt, we also have a revolving credit facility with a syndicate of financial institutions. As of December 31, 2019, we had $275.0 million of outstanding borrowings under our revolving credit facility, which represented 6.0% of our total leverage.

As of December 31, 2019, our outstanding Spinco OP Preferred Units represented approximately 2.1% of our total leverage. Spinco OP Preferred Units are redeemable at the holder’s option; however, for illustrative purposes, we compute the weighted-average maturity of our total leverage assuming a 10-year maturity on the units.

The combination of non-recourse property-level debt, borrowings under our revolving credit facility, Spinco OP Preferred Units, and redeemable noncontrolling interests in a consolidated real estate partnership comprise our total leverage. The weighted-average remaining term to maturity for our total leverage described above was 7.3 years as of December 31, 2019.

Under the revolving credit facility, we have agreed to maintain a Fixed Charge Coverage ratio of 1.40x, as well as other covenants customary for similar revolving credit arrangements. For the year ended December 31, 2019, our Fixed Charge Coverage ratio was 2.06x, compared to ratio of 2.05x for the year ended December 31, 2018. We expect to remain in compliance with this covenant during the next 12 months.

We like the discipline of financing our investments in real estate through the use of fixed-rate, amortizing, non-recourse property debt, as the amortization gradually reduces our leverage and reduces our refunding risk, and the fixed-rate provides a hedge against increases in interest rates, and the non-recourse feature avoids entity risk.

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Changes in Cash, Cash Equivalents, and Restricted Cash

The following discussion relates to changes in consolidated cash, cash equivalents, and restricted cash due to operating, investing, and financing activities, which are presented in our consolidated statements of cash flows, which are included elsewhere in this information statement.

Operating Activities

For the year ended December 31, 2019, our net cash provided by operating activities was $374.5 million. Our operating cash flow is affected primarily by rental rates, occupancy levels, and operating expenses related to our portfolio of apartment communities. Cash provided by operating activities for the year ended December 31, 2019, decreased by $21.9 million compared to 2018, due to lower net operating income associated with communities sold and the Asset Management business sold in 2018, offset partially by improved operating results of our Same Store communities and increased contribution from our Acquisition and Other Real Estate communities.

Investing Activities

For the year ended December 31, 2019, net cash used in investing activities of $205.4 million consisted primarily of the cash payment for the mezzanine loan and related transaction costs, the acquisitions of 1001 Brickell Bay Drive, One Ardmore, and Prism, and capital expenditures, offset partially by proceeds from the disposition of 12 apartment communities.

Capital additions for our segments totaled $396.0 million, $329.3 million, and $310.5 million during the years ended December 31, 2019, 2018, and 2017, respectively. We generally fund capital additions with cash provided by operating activities and cash proceeds from sales of apartment communities.

We categorize capital spending for communities in our portfolio broadly into seven primary categories:

•

capital replacements, which do not increase the useful life of an asset from its original purchase condition. Capital replacements represent capital additions made to replace the portion of our investment in acquired apartment communities consumed during our period of ownership;

•	capital improvements, which represent capital additions made to replace the portion of acquired apartment communities consumed prior to our period of ownership;

•

capital enhancements, which may include kitchen and bath remodeling, energy conservation projects, and investments in more durable, longer-lived materials designed to reduce costs, all of which differ from redevelopment additions in that they are generally lesser in scope and do not significantly disrupt property management;

•	initial capital expenditures, which represent capital additions contemplated in the underwriting of our recently acquired communities;

•

redevelopment additions, which represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates, and may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas, or apartment homes;

•	development additions, which represent construction and related capitalized costs associated with the ground-up development of apartment communities; and

•	casualty capital additions, which represent capitalized costs incurred in connection with the restoration of an apartment community after a casualty event.

We exclude the amounts of capital spending related to commercial spaces and to apartment communities sold or classified as held for sale at the end of the period from the foregoing measures. We have also excluded

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from these measures indirect capitalized costs, which are not yet allocated to communities with capital additions, and their related capital spending categories.

A summary of the capital spending for these categories, along with a reconciliation of the total for these categories to the capital expenditures reported in the accompanying consolidated statements of cash flows for the years ended December 31, 2019, 2018, and 2017, are presented below (dollars in thousands):

	Year Ended December 31,
	2019	2018	2017
Capital replacements	$36,245	$33,613	$30,714
Capital improvements	12,240	13,722	16,392
Capital enhancements	87,824	95,595	86,405
Redevelopment	110,996	112,630	154,724
Development	118,781	61,185	14,249
Initial capital expenditures	22,913	6,406	—
Casualty	7,017	6,118	7,974

Total capital additions	$396,016	$329,269	$310,458
Plus: additions related to commercial spaces	5,559	1,245	1,428
Plus: additions related to apartment communities sold or held for sale and Asset Management business	3,321	18,203	42,343

Consolidated capital additions	$404,896	$348,717	$354,229
Plus: net change in accrued capital spending	(11,435)	(8,228)	3,875

Capital expenditures per consolidated statement of cash flows	$393,461	$340,489	$358,104

For the years ended December 31, 2019, 2018, and 2017, we capitalized $11.8 million, $7.6 million, and $7.6 million of interest costs, respectively, and $37.8 million, $36.8 million, and $36.0 million of other direct and indirect costs, respectively.

Redevelopment and Development

As of December 31, 2019, our total estimated net investment in approved and active redevelopment and development is $577.5 million, with a projected weighted-average net operating income yield on these investments of 5.3%, assuming untrended rents. Of this total, we have funded $309.2 million as of December 31, 2019. We expect to fund the remaining estimated net investment of $268.3 million on these communities in 2020 and future years, on a leverage-neutral basis, with proceeds from sales of apartment communities with lower forecasted free cash flow internal rates of return.

We execute redevelopments using a range of approaches. We prefer to limit risk by executing redevelopments using a short-cycle approach, in which we renovate an apartment community in stages. Shorter cycles provide us the flexibility to maintain current earnings while aligning the timing of the completed apartment homes with market demand. We currently have six short-cycle projects, including Bay Parc, ongoing in our portfolio. During 2019, we completed 150 apartment homes, with another 21 homes under construction as of December 31, 2019.

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When short-cycle redevelopments are not possible, we may engage in redevelopment activities where an entire building or community is vacated. Additionally, we undertake some ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with the redevelopment of an existing apartment community. The following table summarizes our investments related to these long-cycle developments and redevelopments as of December 31, 2019 (dollars in millions):

	Location	Apartment Homes Approved for Redevelopment or Development	Estimated Net Redevelopment Investment(1)	Inception-to- Date Net Investment	Expected Stabilized Occupancy(2)	Expected NOI Stabilization(3)
707 Leahy	Redwood City, CA	110	$23.7	$10.7	3Q 2020	4Q 2021
Eldridge (formerly Elm Creek) Townhomes	Elmhurst, IL	58	35.1	15.8	2Q 2021	3Q 2022
Flamingo Point	Miami Beach, FL	886	280.0	74.4	4Q 2022	1Q 2024
The Fremont	Denver, CO (MSA)	253	87.0	61.4	3Q 2021	4Q 2022
Parc Mosaic	Boulder, CO	226	123.4	122.3	4Q 2020	1Q 2022

Total		1,533	$549.2	$284.6

(1)	Estimated net redevelopment investment represents the total actual or estimated investment, net of tax and other credits earned as a direct result of our redevelopment or development of the community.
(2)	Expected stabilized occupancy represents the period in which we expect to achieve stabilized occupancy, generally greater than 90%.
(3)

Expected net operating income, NOI, stabilization represents the period in which we expect the communities to achieve stabilized rents and operating costs, generally five quarters after occupancy stabilization.

During the year ended December 31, 2019, we invested $229.8 million in redevelopment and development. Further details regarding our redevelopment and development activities, including apartment communities constructed and delivered during the year ended December 31, 2019, is discussed in the Executive Overview section above.

We expect our total development and redevelopment spending to range from $250 million to $300 million for the year ending December 31, 2020.

Financing Activities

For the year ended December 31, 2019, our net cash used in financing activities of $64.0 million was attributed to the items discussed below.

Net borrowings on our revolving credit facility of $114.6 million primarily relate to the timing of short-term working capital needs.

Principal payments on property loans during the period totaled $520.0 million, consisting of scheduled principal amortization of $79.7 million and repayments of $440.3 million.

Proceeds from non-recourse property debt borrowings during the period consisted of the closing of 10 fixed-rate, amortizing, non-recourse property loans totaling $774.6 million.

Repurchases of Preferred Stock of $125.0 million represents the cash paid upon redemption of our Class A Perpetual Preferred Stock during the 2019.

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Net cash used in financing activities also includes $266.2 million of payments to equity holders, as further detailed below.

Equity Transactions

The following table presents Aimco’s dividend activity during the year ended December 31, 2019 (in thousands):

Cash distributions paid to holders of OP units	$21,107
Cash distributions paid to holders of noncontrolling interests in consolidated real estate partnerships	513
Cash dividends paid by Aimco to preferred stockholders	3,246
Cash dividends paid by Aimco to common stockholders	241,288

Total cash dividends and distributions paid by Aimco	$266,154

Contractual Obligations

This table summarizes information contained elsewhere in this information statement regarding payments due under contractual obligations and commitments as of December 31, 2019 (in thousands):

	Total	Less than One Year (2020)	2-3 Years (2021-2022)	4-5 Years (2023-2024)	More than Five Years (2025 and Thereafter)
Non-recourse property debt(1)	$4,251,339	$171,107	$1,021,270	$673,661	$2,385,301
Revolving credit facility borrowings(2)	275,000	—	275,000	—	—
Interest related to debt(3)	1,021,589	174,275	269,600	200,503	377,211
Operating lease obligations(4)	452,042	5,156	10,196	8,755	427,935
Construction obligations(5)	254,462	187,546	66,916	—	—

Total	$6,254,432	$538,084	$1,642,982	$882,919	$3,190,447

(1)	Includes scheduled principal amortization and maturity payments.
(2)

Includes outstanding borrowings on our revolving credit facility assuming repayment at the contractual maturity date. Our revolving credit facility is subject to an annual variable commitment fee (currently 0.25% of aggregate commitments), which is not included in the amounts above.

(3)

Includes interest related to both fixed-rate and variable-rate non-recourse property debt, and our variable-rate revolving credit facility borrowings. Interest related to variable-rate debt is estimated based on the rate effective as of December 31, 2019. Please refer to Note 5 to the consolidated financial statements, which are presented in our consolidated statements of cash flows, which are included elsewhere in this information statement, for a description of average interest rates associated with our debt.

(4)	Operating lease obligations include both ground and office leases. Our ground leases expire in years ranging from 2070 to 2117.
(5)

Represents estimated obligations pursuant to construction contracts related to our redevelopment, development and other capital spending. Please refer to Note 6 to the consolidated financial statements, which are included elsewhere in this information statement, for additional information regarding these obligations.

In addition to the amounts presented in the table above, as of December 31, 2019, we had $97.1 million (liquidation value) of redeemable Spinco OP Preferred Units outstanding with annual distribution yields ranging

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from 1.92% to 8.75%. The distributions that accrue on the redeemable Spinco OP Preferred Units are cumulative and are paid quarterly.

Additionally, we may enter into commitments to purchase goods and services in connection with the operations of our apartment communities. Those commitments generally have terms of one year or less and reflect expenditure levels comparable to our historical expenditures.

Future Capital Needs

In addition to the items set forth in “Contractual Obligations” above, we expect to fund any future acquisitions, redevelopment, development, and other capital spending principally with proceeds from apartment community sales, short-term borrowings, debt and equity financing, and operating cash flows. Our near-term business plan does not contemplate the issuance of equity.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with GAAP, which requires us to make estimates and assumptions. We believe that the following critical accounting policies involve our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Capitalized Costs

We capitalize costs, including certain indirect costs, incurred in connection with our capital additions activities, including redevelopments and developments, other tangible apartment community improvements, and replacements of existing community components. Included in these capitalized costs are payroll costs associated with time spent by employees in connection with the planning, execution, and control of all capital addition activities at the community level. We characterize as “indirect costs” an allocation of certain department costs, including payroll, at the area operations and corporate levels that clearly relate to capital addition activities. We also capitalize interest, property taxes, and insurance during periods in which redevelopments and developments are in progress. We commence capitalization of costs, including certain indirect costs, incurred in connection with our capital addition activities, at the point in time when activities necessary to get communities ready for their intended use begin. These activities include when communities or apartment homes are undergoing physical construction, as well as when homes are held vacant in advance of planned construction; provided that other activities such as permitting, planning, and design are in progress. We cease the capitalization of costs when the communities or components thereof are substantially complete and ready for their intended use, which is typically when construction has been completed and homes are available for occupancy. We charge costs including ordinary repairs, maintenance, and resident turnover costs to property operating expense, as incurred. Please see “—Liquidity and Capital Resources—Investing Activities” for a summary of costs capitalized during the periods presented.

Impairment of Long-Lived Assets

Real estate and other long-lived assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is not recoverable. If events or circumstances indicate that the carrying amount of an apartment community may not be recoverable, we make an assessment of its recoverability by comparing the carrying amount to our estimate of the undiscounted future cash flows, excluding interest charges, of the community. If the carrying amount exceeds the estimated aggregate undiscounted future cash flows, we recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the community.

As part of our portfolio strategy, we seek to sell up to 10% of our portfolio annually and to reinvest the proceeds from such sales in accretive uses such as capital enhancements, redevelopments, occasional

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developments, and selective acquisitions with projected free cash flow internal rates of return higher than expected from the communities being sold. As we execute this strategy, we evaluate alternatives to sell or reduce our interest in apartment communities that do not align with our long-term investment strategy, although there is no assurance that we will sell or reduce our investment in such communities during the desired time frame. For any communities that are sold or meet the criteria to be classified as held for sale during the next 12 months, the reduction in the estimated holding period for these communities may result in impairment losses.

Quantitative and Qualitative Disclosures About Market Risk

Our chief market risks are refunding risk, that is the availability of property debt or other cash sources to refund maturing property debt, and repricing risk, that is the possibility of increases in base interest rates and credit risk spreads. We use predominantly long-dated, fixed-rate, amortizing, non-recourse property debt in order to avoid the refunding and repricing risks of short-term borrowings. We use short-term debt financing and working capital primarily to fund short-term uses and generally expect to refinance such borrowings with cash from operating activities, proceeds from apartment community sales, long-term debt, or equity financings. We make limited use of derivative financial instruments and we do not use them for trading or other speculative purposes.

Market Risk Associated with Loans Secured by Our Portfolio

As of December 31, 2019, on a consolidated basis, we had approximately $170.1 million of variable-rate property-level debt outstanding and $275.0 million of variable-rate borrowings under our revolving credit facility. We estimate that a change in 30-day LIBOR of 100 basis points with constant credit risk spreads would reduce or increase interest expense by approximately $4.5 million on an annual basis.

As of December 31, 2019, we had approximately $177.7 million in cash and cash equivalents and restricted cash, a portion of which bears interest at variable rates, which may offset somewhat a change in rates on our variable-rate debt discussed above.

We estimate the fair value of debt instruments as described in Note 12 to the consolidated financial statements, which are presented in our consolidated statements of cash flows, which are included elsewhere in this information statement. The estimated fair value of total indebtedness, including our revolving credit facility, was approximately $4.6 billion as of December 31, 2019, inclusive of a $47.3 million mark-to-market liability. The mark-to-market liability as of December 31, 2018 was approximately $43.8 million.

If market rates for consolidated fixed-rate debt in our portfolio were higher by 100 basis points with constant credit risk spreads, the estimated fair value of consolidated debt discussed above would decrease from $4.6 billion in the aggregate to $4.4 billion. If market rates for consolidated debt discussed above were lower by 100 basis points with constant credit risk spreads, the estimated fair value of consolidated fixed-rate debt would increase from $4.6 billion in the aggregate to $4.8 billion.

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BUSINESS AND PROPERTIES

Our Company

The board of directors of Aimco has announced a plan to spin off a portfolio of apartment communities, diversified by both geography and price point, with an estimated GAV of $12.6 billion and an estimated NAV of $8.4 billion, as of March 31, 2020, and certain directly related liabilities and overhead into a separate, publicly traded company that will elect to be treated as a REIT. In addition, in connection with the Spin-Off, Aimco will retain substantially all of Aimco’s existing employees, either directly or indirectly pursuant to the transfer of employees from Spinco OP (and its subsidiaries) to New OP (and its subsidiaries) prior to the distribution of New OP to the holders of Spinco OP Common Units and Spinco OP HP Units. Terry Considine will serve as Spinco’s Executive Chairman, supported by an experienced executive team dedicated to Spinco, including                 , as President and Chief Executive Officer, and                 , as Chief Financial Officer. Mr. Considine will also continue to serve as Chairman and Chief Executive Officer of Aimco. Aimco and its subsidiaries will provide Spinco and its subsidiaries with certain management, administrative, and support services, including property management. Spinco, directly and through subsidiaries in which it owns all of the outstanding common equity, will be the general and special limited partner of Spinco OP. Spinco OP will hold substantially all of Spinco’s assets and manage the daily operations of Spinco’s business directly and indirectly through certain subsidiaries and by engaging Aimco to provide certain management, administrative, and support services, including property management. In connection with the consummation of the Spin-Off and related transactions, Aimco intends to change its name to                 , and Spinco OP intends to change its name to                .

Spinco, like Aimco, will be engaged primarily in multi-family investment but will have its own distinctive focus. In particular, Spinco is expected to hold stabilized apartment communities, intended to provide predictable returns, with Aimco holding more complex development assets (in addition to the Excluded Properties), intended to provide potential opportunities for future value-creation. Aimco’s portfolio will consist of five stabilized multi-family properties to provide cash flows to help meet its on-going liquidity needs, as well as three non-traditional assets. The board of directors of Aimco expects that Aimco and Spinco will each benefit as a result of their complementary competencies and close alliance. We believe the Spin-Off will allow investors to better understand Aimco’s and Spinco’s businesses and that Spinco will hold a portfolio of properties with more transparent and predictable results than Aimco. We further expect that Spinco will improve FFO and AFFO multiples, reflecting a simpler business plan with more transparent and predictable cash flows, which should provide the opportunity for higher dividends, accretive investments with limited or no drag and complexity, or both. Spinco is expected to also have limited to no risk of earnings dilution from non-earning assets, and to have limited execution risk for redevelopment, development, and lease-ups, low leverage and lower overhead costs (both in total dollars and as a percentage of fair market value) better aligned with its underlying business. Because of our relationship with Aimco and its subsidiaries, we are expected to benefit from a pipeline of newly redeveloped or developed properties due to an arrangement under which we will lease certain properties to Aimco for redevelopment, development, and lease-up. Once the Spin-Off is completed, Spinco intends to accelerate its focus on growth of accretive investments with limited or no drag and complexity by capitalizing on existing partnerships (including with Aimco and its subsidiaries pursuant to the Master Leasing Agreement) and expanding into new relationships.

At the completion of the Spin-Off, our portfolio is expected to include 119 apartment communities with 29,862 apartment homes, including the Initial Leased Properties. Following the Spin-Off, Spinco and its applicable subsidiaries will lease to Aimco each Initial Leased Property pursuant to leases entered into in accordance with the Master Leasing Agreement, each of which is an in-process redevelopment, development or lease-up property. We may lease to Aimco additional properties from the Spinco Land Bank for redevelopment or development and/or lease-up in accordance with the terms of the Master Leasing Agreement. Under the terms of the leases, Aimco or its applicable subsidiaries will agree to use commercially reasonable efforts to diligently complete the on-going redevelopment and development projects and their lease-ups. Aimco or its applicable subsidiaries will have the option, but not an obligation, to terminate any of the leases for these properties once

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they reach stabilization, and receive payment for the redevelopment or development-related improvements, either generally at the then-current GAV of the development and redevelopment improvements (in some cases, at a small discount thereto) if Spinco exercises an option to pay such fee, or through a sale of the property to a third party (by Spinco and Aimco), with Spinco guaranteed to receive an amount attributable to the property without such improvements and Aimco retaining any excess proceeds.

Aimco will, through its subsidiaries, retain the redevelopment and development business, the property management business, and a portfolio of assets with an estimated GAV of $1.2 billion and an estimated NAV of approximately $0.9 billion, as of March 31, 2020. The portfolio of assets retained by Aimco includes the Excluded Seed Properties and certain non-traditional assets, consisting of the loan to, and equity option in, the Parkmerced Loan; 1001 Brickell, a 350,000 square foot office building located in Miami, Florida; and the Yacht Club property adjacent to 1001 Brickell. The remainder of Aimco’s currently-owned apartment communities will be owned by us following the Spin-Off.

Our expected business activities following the completion of the Spin-Off are summarized below.

Ownership of Certain Apartment Communities

We will own a portfolio of apartment communities, diversified by both geography and price point. The portfolio is expected to include 119 apartment communities with 29,862 apartment homes, including the Initial Leased Properties, in which we will hold an average ownership of approximately 99% measured by GAV. The portfolio of apartment communities is diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States. We are also expected to benefit from a pipeline of properties that will be leased to Aimco for development or redevelopment and lease-up, under which leases Aimco will have the option, but not the obligation, to terminate generally providing us an investment at a discount to the property’s then-current GAV.

Redevelopment and Development

We do not intend to directly redevelop or develop apartment communities. Instead, we expect to benefit from a pipeline of properties that will be leased to Aimco for development or redevelopment and lease-up. Aimco will redevelop and develop properties for us and increase occupancy at properties that are not stabilized due to a recently completed redevelopment or development, commencing with the Initial Leased Properties.

We expect to lease the Initial Leased Properties (and additional properties from the Spinco Land Bank if and as may be mutually agreed between us and Aimco in the future) to Aimco pursuant to leases entered into in accordance with the Master Leasing Agreement for a percentage of then-current GAV. Aimco will then redevelop or develop the property (if required) with the goal of maximizing long-term value at the community and use its property management business to lease-up the property. Upon completion of the redevelopment and development and lease-up, Aimco or its applicable subsidiaries will have the option, but not an obligation, to terminate any of the leases for these properties once they reach and maintain stabilization, and receive payment for the redevelopment or development-related improvements, either generally at the then-current GAV of the development and redevelopment improvements (in some cases, at a small discount thereto) if Spinco exercises an option to pay such fee, or through a sale of the property to a third party (by Spinco and Aimco), with Spinco guaranteed to receive an amount attributable to the property without such improvements and Aimco retaining any excess proceeds. If Aimco does not exercise its right to terminate the lease, Aimco will have the option to assign the lease to third parties, subject to our consent and right of first refusal.

Aimco may also acquire other properties or portfolios from third parties that they believe can be redeveloped or developed or leased-up to become stabilized properties and seek to sell such properties to us once the redevelopment and development and lease-ups are completed. If we, subject to our unfettered discretion, agree to acquire any such properties, we will acquire such property from Aimco at a small discount to then-

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current GAV. If we do not acquire such properties, Aimco will be permitted to sell such properties to third parties.

Aimco will Manage our Properties

After the Spin-Off, Aimco will have the responsibility of managing and operating our apartment communities. Aimco’s subsidiaries initially will provide property management and certain other property-related services to us for all of our apartment communities, and we will generally be obligated to pay to Aimco a property management fee based on an agreed percentage of revenue collected and such other fees as may be mutually agreed for various other services. See “Our Relationship with Aimco Following the Spin-Off.”

Management of Our Portfolio

We will manage our portfolio to allocate investment capital to enhance rent growth and increase long-term capital values through portfolio design, emphasizing land value as well as location and submarket. We will target geographic diversification in our portfolio in order to reduce the volatility of our rental revenue and to reduce the risk of undue concentration in any particular market. Similarly, we will seek price point diversification by owning apartment communities that offer apartment homes at rents below those asked by competitive new building supply.

Our portfolio of apartment communities will be diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality and will also be diversified across several of the largest markets in the United States. Our portfolio will seek to include about one-half “A” rated properties, and about one-half “B” and “C+” rated properties.

As part of our portfolio strategy, we may seek to sell communities with lower expected free cash flow internal rates of return and reinvest the proceeds from such sales in accretive uses such as capital enhancements and selective acquisitions of stabilized communities with projected free cash flow internal rates of return higher than expected from the communities being sold. Through this disciplined approach to capital recycling, we will increase the quality and expected growth rate of our portfolio.

Our Management Team

In connection with the Spin-Off, Aimco will retain substantially all of Aimco’s existing employees, either directly or indirectly pursuant to the transfer of employees from Spinco OP (and its subsidiaries) to New OP (and its subsidiaries) prior to the distribution of New OP to the holders of Spinco OP Common Units and Spinco OP HP Units. However, we will have our own senior management team, whose focus will be solely on Spinco’s business and which will include asset managers and internal auditors to oversee Spinco’s performance, and both management and board investment committees to review and approve transactions. Each of Spinco and Aimco will have senior management teams focused on the performance of each company’s respective businesses and value-creation opportunities. We believe that the separation of the Aimco and Spinco portfolios, and an experienced senior management team at each of Aimco and Spinco, will result in the respective businesses each receiving the executive management focus and attention required for each business to realize its potential. Our and Aimco’s senior management teams each have a collective track record of successful redevelopment and development projects, active management of real estate operations, and real estate portfolio management, all within a REIT environment. In addition, we will have access to Aimco’s property management team, who will manage and operate the apartment communities in our portfolio pursuant to the Property Management Agreement (as defined below).

Terry Considine will serve as Executive Chairman of the board of directors of Spinco and as Aimco’s Chairman of the board of directors and Chief Executive Officer, and will be responsible for ensuring that Aimco and Spinco work together collaboratively for their mutual benefit. In order to avoid the appearance of a conflict of interest, Mr. Considine will recuse himself from voting as a member of either board of directors during the approval or disapproval of any transactions between the two companies.

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In addition, we will have a board of directors that meets the NYSE independence requirements, including being comprised of a majority of independent directors.

REIT Status

We will elect to be treated as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ending December 31, 2020. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our “real estate investment trust taxable income,” which is generally equivalent to net taxable ordinary income. See “U.S. Federal Income Tax Considerations.”

Strengths

The Spin-Off is intended to provide us and Aimco with the necessary structure, management, and strategy to create stockholder value. In particular, we believe that Aimco and Spinco will have the following respective strengths following the Spin-Off:

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Investment in low risk asset classes. Spinco is expected to limit its exposure to risk by (i) investing in a transparent and well understood asset class, a diversified portfolio of high quality, multi-family properties whose cash flows are predictable and generally rising, and (ii) minimizing the risk of redevelopment and development, as well as reducing the risk of leverage. Spinco will provide public market liquidity to a stable portfolio.

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Ability to obtain redeveloped and developed properties from Aimco. Although Aimco and Spinco will be separate companies, Aimco and Spinco will have a close alliance and share complementary competencies. Spinco is expected to benefit from Aimco’s acceleration of the development or redevelopment of the Spinco Land Bank by receiving current lease payments from Aimco for the use of Spinco properties and by the option to terminate the lease and so take unencumbered ownership of a pipeline of newly redeveloped or developed properties leased by Aimco. Spinco will also have a right of first refusal over all of Aimco’s stabilized properties (including those acquired after the consummation of the Spin-Off (other than the Excluded Seed Properties)).

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Focused business model. Spinco will focus primarily on the ownership of stabilized real estate assets. We believe that a singular and clear focus will create value for our investors. We will provide returns to our investors through what we expect to be stable and consistent revenue, principally through collection of rent from the properties we own. Spinco will use its senior management team to manage portfolio allocations, consider opportunities to buy or sell properties, oversee continuing upgrades to its properties through systematic re-investment, make determinations regarding the allocation of capital, establish and execute balance sheet strategies, and oversee third-party property management.

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Management team with relevant experience and incentives aligned with stockholders. Spinco’s senior management team will focus solely on Spinco’s business and will include asset managers and internal auditors to oversee Spinco’s performance, and both management and board investment committees to review and approve transactions. Spinco’s senior management team has a collective track record of active management of real estate operations and real estate portfolio management, all within a REIT environment. In addition, Spinco will rely on Aimco’s property management team to operate its portfolio of apartment communities pursuant to the Master Services Agreement. Spinco will rely on the strengths of Aimco’s property management team in connection with targeting customers with above-average income and prospects, achieving high customer satisfaction, achieving above-average customer retention, maintaining high average daily occupancy, increasing income from other services and other assets, and emphasizing control of costs.

•	Experienced leader with incentives aligned with stockholders. Terry Considine will serve as Executive Chairman of the board of directors of Spinco and as Aimco’s Chairman of the board of

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directors and Chief Executive Officer. As founder of both companies, Mr. Considine will be responsible for seeing that Aimco and Spinco work together collaboratively for their mutual benefit. As a substantial equity holder in Spinco, Mr. Considine’s interests are well-aligned with Spinco stockholders. In addition, Mr. Considine has over 45 years of experience in the real estate and other industries.

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Diverse real estate portfolio. Spinco’s real estate portfolio, with properties in several of the largest markets in the United States and numerous states, provides significant geographic diversification and reduces the volatility of rental revenue and reduces the risk of undue concentration in any particular market. Spinco’s properties are strategically clustered, creating regional critical mass and operational efficiency. Spinco’s portfolio is also diversified by price point and quality. We seek price point diversification by owning apartment communities that offer apartment homes at rents below those asked by competitive new building supply.

Strategy

Following the Spin-Off, Spinco will seek to maximize stockholder value through:

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Targeting certain customers. We will target customers with above average incomes and prospects and provide such customers with distinctive products and services that command, on average, rents that are between 100-125% of local market average rents. In addition, neighbors are a meaningful part of the customer experience, together with the location of the community and the physical quality of the apartment homes. We will also seek stable, credit-worthy residents who are also good neighbors and are likely to live with us longer.

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Active portfolio management. We will actively manage our portfolio, specifically through recycling capital to improve returns while maintaining a portfolio diversified among markets and across price points in order to reduce the volatility of our rental revenues.

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Cautious use of financial leverage. We expect to operate at leverage levels lower than that historically associated with Aimco. We will use financial leverage cautiously and at levels consistent with an investment grade rating, targeting less than 6:1 leverage to EBITDA. Specifically, our leverage after the Spin-Off is expected to be principally comprised of single asset, non-recourse, property level debt.

•	Diverse investments. We will invest in a transparent and well understood asset class, a diversified portfolio of high quality, multi-family properties whose cash flows are predictable and rising.

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Minimizing certain risks. We will be able to minimize execution risk associated with redevelopment and development, which will be sourced through Aimco and other third parties. We will also reduce the risk of leverage by use of safe property-level debt.

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Our Relationship with Aimco. Aimco and Spinco are expected to improve their respective values by focus and transparency. Spinco will provide Aimco with a pipeline of opportunity that will be Aimco’s base business. Although Aimco and Spinco will be independent, they will share a symbiotic relationship. Since Spinco will be the owner of certain properties, we expect Aimco will seek Spinco’s work because of familiarity, track record, a close relationship, and mutual advantage.

Properties

Properties Summary

Our portfolio is diversified by both geography and price point and consists of market rate apartment communities, certain of which we will lease to Aimco for development, redevelopment, and lease-up, following the Spin-Off. Our portfolio includes garden style, mid-rise, and high-rise apartment communities located in 17 states and the District of Columbia. We intend to seek predictable rent growth from our such properties that are diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality. As of June 30, 2020, our

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portfolio consisted of roughly one-half “A” quality communities and one-half “B” and “C+” quality communities.

Our consolidated apartment communities are expected to contain, on average, 29,862 apartment homes, with the largest community containing 2,113 apartment homes. These apartment communities offer residents a range of amenities, including resort pools with cabanas, grills, clubhouses, spas, fitness centers, package lockers, dog parks, and large open spaces. Many of the apartment homes offer features such as granite countertops, wood flooring, stainless steel appliances, fireplaces, spacious closets, washer and dryer connections, balconies, and patios.

The majority of our properties will be encumbered by property debt. At the completion of the Spin-Off, our properties are expected to be encumbered by, in the aggregate, $             billion of property debt with a weighted-average interest rate of         % and a weighted-average maturity of             years. We expect that the estimated aggregate fair value of the properties that will be unencumbered at the completion of the Spin-Off will be $            billion.

We will have a right of first refusal on the direct or indirect transfer of any real property owned or, subject to the consent of the landlord, leased by Aimco or its subsidiaries (including indirect transfers pursuant to a transfer of equity interests in any subsidiary that owns or leases such real property) and any rights to acquire real property (or equity interests in entities that own or lease such real property), in each case, with respect to real property for which redevelopment has been substantially completed (if applicable) and that has reached a specified occupancy for a minimum time period and with respect to the Parkmerced Loan (and the equity in the partnership owning the Parkmerced Apartments if the option is exercised), but in all cases excluding any such transfers in respect of the Excluded Seed Properties. See “Our Relationship with Aimco Following the Spin-Off—Master Leasing Agreement—Right of First Refusal” for more details.

Below is a summary of properties which we are expected to own at the completion of the Spin-Off as of and for the six months ended June 30, 2020:

	Number of Apartment Communities	Number of Apartment Homes	Average Economic Ownership	Average Quality Rating(1)
Atlanta	4	505	100.0%	A
Bay Area	12	2,632	100.0%	B
Boston	11	2,462	100.0%	B
Chicago	8	1,729	100.0%	B
Denver	9	2,404	98.4%	B
Greater New York	18	1,039	100.0%	B
Greater Washington, D.C.	11	5,238	99.6%	C+
Los Angeles	13	4,347	100.0%	A
Miami	4	2,098	100.0%	A
Philadelphia	9	2,748	97.1%	A
San Diego	12	2,423	97.1%	B
Seattle	2	239	100.0%	A
Other Markets	6	1,998	98.5%	B

(1)	Average quality rating based on REIS market data as of March 31, 2020.

Following the Spin-Off, Spinco and its applicable subsidiaries will lease to Aimco each Initial Leased Property pursuant to leases entered into in accordance with the Master Leasing Agreement, each of which is an in-process redevelopment, development or lease-up property. We may lease to Aimco additional properties from the Spinco Land Bank for redevelopment or development and/or lease-up in accordance with the terms of the Master Leasing Agreement. Under the terms of the leases, Aimco or its applicable subsidiaries will agree to use

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commercially reasonable efforts to diligently complete the on-going redevelopment and development projects and their lease-ups. Aimco or its applicable subsidiaries will have the option, but not an obligation, to terminate certain leases for these completed properties once they reach and maintain stabilization, and receive payment for the redevelopment or development-related improvements, either generally at the then-current GAV of the development and redevelopment improvements (in some cases, at a small discount thereto) if Spinco exercises an option to pay such fee, or through a sale of the property to a third party (by Spinco and Aimco), with Spinco guaranteed to receive an amount attributable to the property without such improvements and Aimco retaining any excess proceeds.

At the completion of the Spin-Off, the Initial Leased Properties are expected to have an estimated aggregate GAV of $             billion and a weighted average RNOI Cap Rate of             . Pursuant to their leases entered into in accordance with the Master Leasing Agreement, the Initial Leased Properties are expected to have an aggregate initial annual lease rate of $            . We expect Aimco will redevelop the North Tower at Flamingo Point and lease-up Prism and The Fremont.

Employees

In connection with the Spin-Off, Aimco will retain substantially all of Aimco’s existing employees, either directly or indirectly pursuant to the transfer of employees from Spinco OP (and its subsidiaries) to New OP (and its subsidiaries) prior to the distribution of New OP to the holders of Spinco OP Common Units and Spinco OP HP Units. Following the Spin-Off, we expect to have no employees other than the members of our senior management team. However, certain of Aimco’s employees will provide services, including property management services, to us and our subsidiaries following the Spin-Off pursuant to the Master Services Agreement. See “Our Relationship with Aimco Following the Spin-Off.”

Competition

In attracting and retaining residents to occupy our apartment communities and the apartment communities that Aimco manages for us, we and Aimco will compete with numerous other housing providers and property managers. Our apartment communities will compete directly with other rental apartments, as well as condominiums and single-family homes that are available for rent or purchase in the markets in which these apartment communities are located. Principal factors of competition include rent or price charged, attractiveness of the location and apartment community, and the quality and breadth of services. The number of competitive apartment communities relative to demand in a particular area has a material effect on Aimco’s ability to lease our apartment homes at these apartment communities and on the rents charged. In certain markets, there exists an oversupply of newly constructed apartment homes, single-family homes, and condominiums relative to consumer demand, which affects the pricing and occupancy of these rental apartments.

We and Aimco also will compete with other real estate investors, including other apartment REITs, pension and investment funds, partnerships, and investment companies in acquiring, redeveloping, developing, managing, obtaining financing for, and disposing of apartment communities. This competition will affect our ability to acquire or lease apartment communities we wants to add to its portfolio and the price that we will pay in such acquisitions or leases; our ability to finance or refinance communities in its portfolio and the cost of such financing; and our ability to dispose of communities we no longer desire to retain in our portfolio and the timing and price available to us when we seeks to dispose of such communities. We expect to benefit from a pipeline of newly redeveloped or developed properties improved by Aimco. We will have the option to make a payment to Aimco if Aimco terminates such lease once the applicable property has reached stabilization, based on then-current GAV of the development and redevelopment improvements (in some cases, at a small discount thereto). If Aimco is not successful in redeveloping and developing new communities, our ability to acquire discounted communities in the future and grow our portfolio will be affected.

We believe that the Spin-Off and associated transactions will position us to identify and successfully capitalize on opportunities that meet our investment objectives. For a discussion of the risks associated with

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competitive conditions affecting our and Aimco’s businesses, see “Risk Factors—Risks Related to Our Business.”

Regulation

General

Apartment communities and their owners are subject to various laws, ordinances, and regulations, including those related to real estate broker licensing and regulations relating to recreational facilities such as swimming pools, activity centers, and other common areas. Changes in laws increasing the potential liability for environmental conditions existing on communities or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction, and safety requirements, may result in significant unanticipated expenditures, which would adversely affect our net income and cash flows from operating activities. In addition, existing rent control laws, as well as future enactment of rent control or rent stabilization laws, or other laws regulating multifamily housing, may reduce rental revenue or increase operating costs in particular markets.

Environmental

Various federal, state, and local laws subject apartment community owners or operators to liability for management, and the costs of removal or remediation, of certain potentially hazardous materials that may be present at an apartment community. These materials may include lead-based paint, asbestos, polychlorinated biphenyls, and petroleum-based fuels. Such laws often impose liability without regard to fault or whether the owner or operator knew of, or was responsible for, the release or presence of such materials. In connection with the ownership, operation, and management of apartment communities, we could potentially be liable for environmental liabilities or costs associated with our current communities or communities we previously owned or operated in the past. See “Risk Factors—Risks Related to Our Business—Potential liability or other expenditures associated with potential environmental contamination may be costly.”

REIT Qualification

We will elect to be subject to tax as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ending December 31, 2020. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels to our stockholders, and the concentration of ownership of our capital stock. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

Legal Proceedings

General

In addition to the matters described below, we may become party to various legal actions and administrative proceedings arising in the ordinary course of business, some of which may be covered by our general liability insurance program, and some of which may have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

Spin-Off

It is expected that, pursuant to the Separation Agreement: (i) any liability arising from or relating to legal proceedings involving the assets to be owned by us will generally be assumed by us and that we will indemnify Aimco and its subsidiaries (and their respective directors, officers, employees, and agents, and certain other

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related parties) against any losses arising from or relating to such legal proceedings; and (ii) Aimco will generally agree to indemnify us (including our subsidiaries, directors, officers, employees (if any), and agents, and certain other related parties) for any liability arising from or relating to legal proceedings involving Aimco’s real estate investment business prior to the Spin-Off and its retained properties. Aimco is currently a party to various legal actions and administrative proceedings, including various claims arising in the ordinary course of its business, which will be subject to the indemnities to be provided by Aimco to us or us to Aimco, as applicable. The ultimate outcome of these matters cannot be predicted. The resolution of any such legal proceedings, either individually or in the aggregate, could have a material adverse effect on Aimco’s business, financial position or results of operations, which, in turn, could have a material adverse effect on our business, financial position or results of operations if Aimco is unable to meet its indemnification obligations.

Environmental

Various federal, state, and local laws subject apartment community owners or operators to liability for management, and the costs of removal or remediation, of certain potentially hazardous materials that may be present in the land or buildings of an apartment community. Such laws often impose liability without regard to fault or whether the owner or operator knew of, or was responsible for, the presence of such materials. The presence of, or the failure to manage or remediate properly, these materials may adversely affect occupancy at such apartment communities as well as the ability to sell or finance such apartment communities. In addition, governmental agencies may bring claims for costs associated with investigation and remediation actions. Moreover, private plaintiffs may potentially make claims for investigation and remediation costs they incur or for personal injury, disease, disability, or other infirmities related to the alleged presence of hazardous materials. In addition to potential environmental liabilities or costs associated with our current apartment communities, we may also be responsible for such liabilities or costs associated with communities we acquire or manage in the future, or apartment communities we no longer own or operate.

Aimco is engaged in discussions with the Environmental Protection Agency, or EPA, regarding contaminated groundwater near an Indiana apartment community that has not been owned by Aimco since 2008. The contamination allegedly derives from a dry cleaner that operated on Aimco’s former property, prior to Aimco’s ownership. Aimco undertook a voluntary remediation of the dry cleaner contamination under state oversight. In 2016, EPA listed Aimco’s former community and a number of residential communities in the vicinity on the National Priorities List, or NPL (i.e., as a Superfund site). In May 2018, Aimco prevailed on its federal judicial appeal vacating the Superfund listing. Aimco continues to work with EPA to identify options for clean-up of the site outside the Superfund program. Although the outcome of these processes are uncertain, Aimco does not expect their resolution to have a material adverse effect on its consolidated financial condition, results of operations or cash flows. The liabilities associated with this matter will be allocated to Aimco in connection with the Spin-Off pursuant to the Separation Agreement; as a result, although we or certain of our subsidiaries may have legal liability to third parties in connection with this matter, Aimco will be required to indemnify us in respect of any of our indemnifiable losses related to such matter subject to the terms and conditions of the Separation Agreement.

Aimco also has a contingent liability related to a property in Lake Tahoe, California, regarding environmental contamination from the historic operation of a dry cleaner. An entity owned by Aimco was the former general partner of a now-dissolved partnership that previously owned a site that was a laundromat with a self-service dry-cleaning machine. That entity and the current property owner have been remediating the site since 2009, under the oversight of the Lahontan Regional Water Quality Control Board, or Lahontan. In May 2017, Lahontan issued a final cleanup and abatement order that names four potentially responsible parties, acknowledges that there may be additional responsible parties, and requires the named parties to perform additional groundwater investigation and corrective actions with respect to onsite and offsite contamination. Aimco appealed the final order and on June 1, 2020, the court vacated the order against Aimco. However there are still civil suits pending related to this contingent liability. Although the outcome of this process is uncertain, Aimco does not expect the resolution to have a material adverse effect on its or our consolidated financial

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condition, results of operations, or cash flows. The liabilities associated with this matter will be allocated to Aimco in connection with the Spin-Off pursuant to the Separation Agreement; as a result, although we or certain of our subsidiaries may have legal liability to third parties in connection with this matter, Aimco will be required to indemnify us in respect of any of our indemnifiable losses related to such matter subject to the terms and conditions of the Separation Agreement.

We have determined that our legal obligations to remove or remediate certain potentially hazardous materials may be conditional asset retirement obligations, as defined by GAAP. Except in limited circumstances where the asset retirement activities are expected to be performed in connection with a planned construction project or apartment community casualty, we believe that the fair value of our asset retirement obligations cannot be reasonably estimated due to significant uncertainties in the timing and manner of settlement of those obligations. Asset retirement obligations, with respect to those assets and liabilities that will be allocated to us in the Spin-Off, that are reasonably estimable as of December 31, 2019, are immaterial to our consolidated financial condition, results of operations, and cash flows.

Insurance

Our primary lines of insurance coverage will be property and general liability. We believe that our insurance coverages adequately insure our apartment communities against the risk of loss attributable to fire, earthquake, hurricane, tornado, flood, terrorism, and other perils, and adequately insure us against other risk. Our coverage includes deductibles, retentions, and limits that are customary in the industry. We have established loss prevention, loss mitigation, claims handling, and litigation management procedures to manage our exposure.

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MANAGEMENT

Directors

Set forth below is certain information, as of              , 2020, with respect to the directors on Spinco’s existing board of directors and the director nominees who are expected to serve on Spinco’s board of directors following the Spin-Off. We may present additional nominees for election to the board of directors prior to the Spin-Off. All such nominees will be presented to Spinco’s board of directors for election prior to the Spin-Off. Each director will hold office until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal.

Our charter that will become effective contemporaneously with the Spin-Off will provide that our board of directors shall consist of not less than the minimum number required by the Maryland General Corporation Law and not more than              directors as the board of directors may from time to time determine. We expect that our board of directors initially will consist of             directors. Each director will be elected for a one-year term of office.

Upon completion of the Spin-Off, we expect to have              directors, a majority of whom we believe will be determined to be independent, as defined under the NYSE listing requirements. Any changes will be provided in a subsequent amendment to this information statement.

Name	Age	Position
Terry Considine	72	Executive Chairman of the Board

Terry Considine. Mr. Considine has been Chairman of the board of directors and Chief Executive Officer of Aimco since July 1994. Mr. Considine also serves on the board of directors of Intrepid Potash, Inc., a publicly held producer of potash. Mr. Considine has over 45 years of experience in the real estate and other industries. Among other real estate ventures, in 1975 Mr. Considine founded and subsequently managed the predecessor companies that became Aimco at its initial public offering in 1994.

The background and qualifications of each other expected Spinco director will be included in a subsequent amendment to this information statement.

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Below is a summary of the qualifications and expertise of the nominees for election as directors, including expertise relevant to our business.

Summary of Director Qualifications and Expertise	Terry Considine
Accounting and Auditing for Large Business Organizations
Business Operations	X
Capital Markets	X
Corporate Governance	X
Customer Service
Development	X
Executive	X

Summary of Director Qualifications and Expertise	Terry Considine
Financial Expertise and Literacy	X
Information Technology
Investment and Finance	X
Legal	X
Marketing and Branding
Property Management and Operations	X
Real Estate	X
Talent Development and Management	X

Executive Officers

The following table shows the names and ages, as of              , 2020, of the individuals who are expected to serve as our executive officers, and the positions each such executive officer will hold, following the Spin-Off. A description of the business experience of each for at least the past five years follows the table.

Name	Age	Position
Terry Considine	72	Executive Chairman of the Board

Terry Considine. Mr. Considine has been Chairman of the board of directors and Chief Executive Officer of Aimco since July 1994. Mr. Considine also serves on the board of directors of Intrepid Potash, Inc., a publicly held producer of potash. Mr. Considine has over 45 years of experience in the real estate and other industries. Among other real estate ventures, in 1975 Mr. Considine founded and subsequently managed the predecessor companies that became Aimco at its initial public offering in 1994.

The background and qualifications of each other expected Spinco executive officer will be included in a subsequent amendment to this information statement.

Spinco OP

Through REIT 2, a wholly owned subsidiary of Spinco, Spinco will be the general partner of Spinco OP. Except as otherwise expressly provided in the Spinco OP partnership agreement, all management powers over the business and affairs of Spinco OP are exclusively vested in the general partner. Spinco OP will have no directors or executive officers. See “Description of Spinco OP Partnership Units and Summary of Spinco OP Partnership Agreement.”

Independence of Directors

The board of directors has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with Spinco, Spinco OP or any of our subsidiaries (directly or as a partner,

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stockholder or officer of an organization that has a relationship with us). A material relationship is one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of us and our stockholders. In determining whether a material relationship exists, our board of directors will consider all relevant facts and circumstances, including whether the director or a family member is a current or former employee of Spinco, family member relationships, compensation, business relationships and payments, and charitable contributions between us and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder). Our board of directors will consult with our counsel to ensure that such determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including, but not limited to, those categorical standards set forth in Section 303A.02 of the listing standards of the NYSE as in effect from time to time.

Consistent with these considerations, our board of directors affirmatively has determined that             ,             ,             and             will be independent directors (collectively the “Independent Directors”).

Committees of the Board of Directors

Prior to the Spin-Off, we expect that our board of directors will establish the following committees, each of which will operate under a written charter that will be posted to our website at              prior to the Spin-Off:

Audit Committee

The audit committee will be established in accordance with Rule 10A-3 under the Exchange Act and the NYSE listing requirements. The primary responsibilities of the audit committee will be to, among other things:

•	oversee Spinco’s accounting and financial reporting processes, and audits of Spinco’s financial statements;

•	directly responsible for the appointment, compensation, and oversight of the independent auditors and the lead engagement partner, and makes its appointment based on a variety of factors;

•	review the scope and overall plans for, and results of, the annual audit and internal audit activities;

•	oversee management’s negotiation with Ernst & Young LLP concerning fees, and exercises final approval over all Ernst & Young LLP fees;

•

consult with management and Ernst & Young LLP with respect to Spinco’s processes for risk assessment and enterprise risk management. Areas involving risk that are reported on by management and considered by the Audit Committee, the other board of director committees, or the board of directors, include: operations, liquidity, leverage, finance, financial statements, the financial reporting process, accounting, legal matters, regulatory compliance, information technology and data protection, compensation, and human resources;

•

consult with management and Ernst & Young LLP regarding, and provides oversight for, Spinco’s financial reporting process, internal control over financial reporting, and Spinco’s internal audit function;

•	review and approve Spinco’s policy about the hiring of former employees of independent auditors;

•

review and approve Spinco’s s policy for the pre-approval of audit and permitted non-audit services by the independent auditor, and reviews and approves any such services provided pursuant to such policy;

•	receive reports pursuant to Spinco’s policy for the submission and confidential treatment of communications from team members and others concerning accounting, internal control, and auditing matters;

•	review and discuss with management and Ernst & Young LLP quarterly earnings releases prior to their issuance and quarterly reports on Form 10-Q and annual reports on Form 10-K prior to their filing;

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•

review the responsibilities and performance of Spinco’s internal audit function, approve the hiring, promotion, demotion, or termination of the lead internal auditor, and oversee the lead internal auditor’s periodic performance review and changes to his or her compensation;

•

review with management the scope and effectiveness of Spinco’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of Spinco’s financial statements in connection with the certifications made by the CEO and CFO;

•	meet regularly with members of Spinco’s management and with Ernst & Young LLP, including periodic meetings in executive session;

•

perform an annual review of Spinco’s independent auditor, including an assessment of the firm’s experience, expertise, communication, cost, value, and efficiency, and including external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board reports on Ernst & Young LLP and its peer firms;

•	perform an annual review of the lead engagement partner of Spinco’s independent auditor and the potential successors for that role; and

•	periodically evaluates independent audit service providers.

The audit committee will be entirely composed of members who meet the independence requirements set forth by the SEC, in the NYSE listing requirements, and the audit committee charter. Each member of the audit committee will be financially literate in accordance with the NYSE listing requirements and at least one member of the audit committee will be an audit committee financial expert under SEC rules and the NYSE listing standards. The initial members of the audit committee will be determined prior to the effective date, which will include Phillip R. Schimmel, whom the board of directors of the Company has determined meets the independence requirements set forth by the SEC and the NYSE listing standards and qualifies as an audit committee financial expert under SEC rules and the NYSE listing standards.

Nominating and Corporate Governance Committee

The primary responsibilities of the nominating and corporate governance committee will be to, among other things:

•	Focus on board of director candidates and nominees, and specifically:

•	plan for board refreshment and succession planning for directors;

•	identify and recommend to the board individuals qualified to serve on the board;

•	identify, recruit, and, if appropriate, interview candidates to fill positions on the board, including persons suggested by stockholders or others; and

•

review each board member’s suitability for continued service as a director when his or her term expires and when he or she has a change in professional status, and recommends whether or not the director should be re-nominated;

•

focus on board composition and procedures as a whole and recommends, if necessary, measures to be taken so that the board reflects the appropriate balance of knowledge, experience, skills, and expertise required for the board as a whole;

•	develop and recommend to the board a set of corporate governance principles applicable to Spinco and its management;

•	maintain a related party transaction policy and oversee any potential related party transactions;

•	oversee a systematic and detailed annual evaluation of the board, committees, and individual directors in an effort to continuously improve the function of the board;

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•	oversee Spinco’s commitment to environmental, social, and governance issues, and disclosure related thereto;

•

consider corporate governance matters that may arise and develops appropriate recommendations, including providing the forum for the board to consider important matters of public policy and vet stockholder input on a variety of matters; and

•	review annually Spinco’s public policy advocacy efforts and political and charitable contributions.

The nominating and corporate governance committee will be entirely composed of members who meet the independence requirements set forth by the SEC, in the NYSE listing requirements, and the nominating and corporate governance committee charter. The initial members of the nominating and corporate governance committee will be determined prior to Spin-Off.

Compensation and Human Resources Committee

The primary responsibilities of the compensation committee will be to, among other things:

•	responsible for succession planning in all leadership positions, both in the short-term and the long-term, with particular focus on CEO succession in the short-term and the long-term;

•	oversee Spinco’s management of the talent pipeline process;

•	oversee the goals and objectives of Spinco’s executive compensation plans;

•	annually evaluate the performance of the CEO;

•	determine the CEO’s compensation;

•	negotiate and provide for the documentation of any employment agreement (or amendment thereto) with the CEO, as applicable;

•	review the decisions made by the CEO as to the compensation of the other executive officers;

•	approve and grant any equity compensation;

•	review and discuss the Compensation Discussion & Analysis with management;

•

oversee Spinco’s submission to a stockholder vote of matters relating to compensation, including advisory votes on executive compensation, and the frequency of such votes, incentive and other compensation plans, and amendments to such plans;

•	consider the results of stockholder advisory votes on executive compensation and take such results into consideration in connection with the review and approval of executive officer compensation;

•	review stockholder proposals and advisory stockholder votes relating to executive compensation matters and recommend to the board Spinco’s response to such proposals and votes;

•	review compensation arrangements to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking;

•	review and approve the terms of any compensation “clawback” or similar policy or agreement between Spinco and Spinco’s executive officers;

•	review periodically the goals and objectives of Spinco’s executive compensation plans, and amend, or recommend that the board amend, these goals and objectives if appropriate; and

•	oversee Spinco’s culture, with a particular focus on collegiality, collaboration, and team-building.

The compensation committee will be entirely composed of members who meet the independence requirements set forth by the SEC, in the NYSE listing requirements, and the compensation committee charter. In

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the event the members of the compensation committee are not “outside directors” (within the meaning of Section 162(m) of the Code), the committee shall delegate to a subcommittee composed of “outside directors” any and all approvals, certifications, and administrative and other determinations and actions with respect to compensation intended to satisfy the requirements of the “performance-based compensation” exception to Section 162(m). The initial members of the compensation committee will be determined prior to the Spin-Off.

Other Committees

Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Compensation Committee Interlocks and Insider Participation

None of our directors will have interlocking or other relationships with other boards of directors, compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

Compensation of Directors

In formulating its recommendation for director compensation, the Nominating and Corporate Governance Committee will review director compensation for independent directors of companies in the real estate industry and companies of comparable market capitalization, revenue, and assets, and considers compensation trends for other NYSE-listed companies and S&P 500 companies. The Nominating and Corporate Governance Committee also will consider the relatively small size of the Spinco board of directors as compared to other boards, the participation of each Independent Director on each committee, and the resulting workload on the directors. In addition, the Nominating and Corporate Governance Committee will consider the overall cost of the board of directors to Spinco and the cost per director.

Our board of directors will determine the compensation to be paid to the individuals who will serve as our directors following the Spin-Off.

Executive Compensation

We expect to adopt an executive compensation program (the “Compensation Program”) to reward performance and governance practices in connection with the Compensation Program. The Compensation Program is expected to be comprised of base salary that is competitive with market, cash rewards, and stock/unit options, subject to performance and/or time vesting, to reward executives for achieving short-term business objective, align executive compensation with stockholder objectives, and provide an incentive to take a longer-term view of Spinco’s performance.

Additional material details will be provided in a subsequent amendment to this information statement.

Spinco Performance Incentive Plan

We expect to adopt a performance incentive plan prior to the Spin-Off (the “Plan”) to promote our success and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain, and reward selected employees, officers, directors, consultants, and advisors. Our board of directors or one or more committees appointed by our board of directors will administer the Plan. The Plan may authorize stock options, stock appreciation rights, restricted stock, stock bonuses or other forms of awards granted or denominated in Spinco Common Stock or Spinco OP Common Units, as well as cash incentive awards.

Additional material details will be provided in a subsequent amendment to this information statement.

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Code of Business Conduct and Ethics

Prior to the Spin-Off, we intend to adopt a Code of Business Conduct and Ethics, effective as of the time of our listing on the NYSE. The Code of Business Conduct and Ethics will be posted on our website (             ) and is also available in print to stockholders, upon written request to our corporate secretary. If, in the future, we amend, modify or waive a provision in the Code of Business Conduct and Ethics, rather than filing a Current Report on Form 8-K, we intends to satisfy any applicable disclosure requirement under Item 5.05 of Form 8-K by posting such information on our website (            ), as necessary.

Corporate Governance Guidelines and Director Stock Ownership

Prior to the Spin-Off, we intend to adopt a Corporate Governance Guidelines, effective as of the time of our listing on the NYSE. These guidelines will be available on our website (             ) and are also available in print to stockholders, upon written request to our corporate secretary. In general, the Corporate Governance Guidelines address director qualification standards, director responsibilities, the role of the lead independent director, director access to management and independent advisors, director compensation, director orientation and continuing education, the role of the board of directors in planning management succession, stock ownership guidelines and retention requirements, and an annual performance evaluation of the board of directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of immediately prior to the applicable Spin-Off, all of the outstanding shares of Spinco Common Stock will be directly owned by Aimco and all of the outstanding New OP Units will be directly owned by Spinco OP. In connection with the Spin-Off, Spinco OP will distribute all of the outstanding New OP Units to holders of Spinco OP Common Units, including Spinco and Spinco OP GP (with Spinco and Spinco OP GP further distributing their New OP Units to Aimco) and Spinco OP HP Units, on a pro rata basis. Thereafter, Aimco will distribute all of the outstanding Spinco Common Stock to Aimco common stockholders as of the record date on a pro rata basis.

The following table provides information with respect to the expected beneficial ownership of Spinco Common Stock immediately following the Spin-Off by (1) each person who we believe will be a beneficial owner of more than 5% of the outstanding shares of Spinco Common Stock, (2) each of our directors and named executive officers, and (3) all directors, director nominees and executive officers as a group. We based the share amounts on each person’s beneficial ownership of Aimco Common Stock as of                  , 2020, unless we indicate some other basis for the share amounts, and assuming a distribution ratio of one share of Spinco Common Stock for each one share of Aimco Common Stock.

To the extent our directors and officers own Aimco Common Stock at the completion of the Spin-Off, they will participate in the Spin-Off on the same terms as other holders of Aimco Common Stock.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. Following the Spin-Off, Spinco will have outstanding an aggregate of                  shares of Spinco Common Stock on a fully diluted basis, based upon                 shares of Aimco Common Stock outstanding as of                 , applying the distribution ratio of one share of Spinco Common Stock for each one share of Aimco Common Stock held as of the record date, and without accounting for cash in lieu of fractional shares.

Name and Address(1) of Beneficial Owner	Number of shares of Spinco Common Stock	Percentage of Spinco Common Stock Outstanding(2)	Number of Spinco OP Partnership Units(3)	Percentage Ownership of Spinco(4)
Directors, Director Nominees, and Executive Officers:
All directors, director nominees, and executive officers as a group (persons)
5% or Greater Holders:

*	Less than 0.5%
(1)	The address of all of the directors, director nominees, and executive officers listed above are in the care of Aimco-LP, Inc., .
(2)

Represents the number of shares of Spinco Common Stock beneficially owned by each person divided by the total number of shares of Spinco Common Stock outstanding. Any shares of Spinco Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Spinco Common Stock owned by that person, but not any other person.

(3)

Through REIT 2, Spinco acts as general partner of Spinco OP. At the completion of the Spin-Off, Spinco will hold approximately         % of the Spinco OP Common Units. Upon amendment of the Aimco limited partnership agreement, generally, after a holding period of 12 months, Spinco OP Common Units may be tendered for redemption and, upon tender, may be acquired by Spinco for shares of Spinco Common Stock

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at an exchange ratio of one share of Spinco Common Stock for each Spinco OP Common Unit (subject to adjustment). If Spinco acquired all Spinco OP Common Units for Spinco Common Stock (without regard to the ownership limit set forth in Spinco’s Charter), these shares of Spinco Common Stock would constitute approximately % of the then outstanding shares of Spinco Common Stock. Spinco OP Common Units are subject to certain restrictions on transfer.
(4)

Represents the number of shares of Spinco Common Stock beneficially owned, divided by the total number of shares of Spinco Common Stock outstanding, assuming, in both cases, that all                 Spinco OP Common Units outstanding immediately after the Spin-Off are redeemed in exchange for shares of Spinco Common Stock and such Spinco Common Stock (notwithstanding any holding period requirements and Spinco’s ownership limit). See Note (3) above.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Relationship between Aimco and Spinco

Following the Spin-Off

After the Spin-Off, we and Aimco will each operate as a separate, publicly traded company. To set forth our relationship after the Spin-Off, we and Aimco intend to enter into certain other agreements prior to the Spin-Off, including, among others, the Separation Agreement, the Employee Matters Agreement, the Master Leasing Agreement, and certain other agreements. Terry Considine will serve as Spinco’s Executive Chairman, supported by an experienced executive team dedicated to Spinco, including                 , as President and Chief Executive Officer, and                 , as Chief Financial Officer. Mr. Considine will also continue to serve as Chairman and Chief Executive Officer of Aimco. In addition, we will enter into the Master Services Agreement with Aimco, pursuant to which Aimco and its subsidiaries will provide us with certain management, administrative, and support services, and the Property Management Agreement with Aimco, pursuant to which Aimco and its subsidiaries will provide us with property management services. See “Our Relationship with Aimco Following the Spin-Off.”

Procedures for Approval of Related Person Spin-Off

We recognize that related person transactions can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of Spinco and our stockholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of Spinco and our stockholders. The Nominating and Corporate Governance Committee, pursuant to a written policy approved by the Spinco board of directors, has oversight for related person transactions. The Nominating and Corporate Governance Committee will review transactions, arrangements or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) Spinco (or any Spinco entity) is a participant, and (3) any related party has or will have a direct or indirect interest (other than an interest arising solely as a result of being a director of another corporation or organization that is a party to the transaction or a less than 10 percent beneficial owner of another entity that is a party to the transaction). The Nominating and Corporate Governance Committee will also give its standing approval for certain types of related person transactions such as certain employment arrangements, director compensation, transactions with another entity in which a related person’s interest is only by virtue of a non-executive employment relationship or limited equity position, and transactions in which all stockholders receive pro rata benefits.

In addition, pursuant to our Property Management Agreement, Master Services Agreement, and Master Leasing Agreement with Aimco, certain transactions, arrangements, or relationships between or among us and our subsidiaries and affiliates, on the one hand, and Aimco and its subsidiaries and affiliates, on the other hand, will be subject to (x) the approval of a majority of our independent directors and (y) the approval of a majority of Aimco’s independent directors.

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OUR RELATIONSHIP WITH AIMCO FOLLOWING THE SPIN-OFF

After the Spin-Off, we and Aimco will each operate as a separate, publicly traded company. To set forth our relationship after the Spin-Off, we expect to enter into the following agreements with Aimco, among others: the Separation Agreement, the Employee Matters Agreement, the Property Management Agreement, the Master Services Agreement, and the Master Leasing Agreement.

The Separation Agreement, the Employee Matters Agreement, the Property Management Agreement, the Master Services Agreement, and the Master Leasing Agreement are material agreements that are described below and have been filed as exhibits to the registration statement on Form 10 of which this information statement is a part, and summaries of each of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entirety by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. The terms of the agreements described below that will be in effect at the completion of and following the Spin-Off have not yet been finalized. Changes to these agreements, some of which may be material, may be made prior to the Spin-Off.

Separation Agreement

The Separation Agreement will contain the key provisions relating to the separation of Spinco’s assets and liabilities from Aimco. It will also contain other agreements that govern certain aspects of our relationship with Aimco and its subsidiaries that will continue after the Spin-Off.

Transfer of Assets and Assumption of Liabilities

The Separation Agreement will allocate the assets and liabilities of Aimco prior to the Spin-Off between us and Aimco, and describe when and how any required transfers and assumptions of assets and liabilities will occur.

The Spin-Off

The Separation Agreement will govern the rights and obligations of the parties regarding the Spin-Off. On the distribution date, Aimco will distribute, on a pro rata basis, all of the shares of Spinco Common Stock to Aimco’s stockholders as of the record date.

Conditions

The Separation Agreement will provide that the Spin-Off is subject to multiple customary conditions that must be satisfied or waived by Aimco, in its sole discretion. For further information regarding these conditions, see “The Spin-Off—Conditions to the Spin-Off.” Even if all of the conditions have been satisfied, Aimco may, in its sole discretion, terminate and abandon the Spin-Off or any related transaction at any time prior to the distribution.

Access to Information

The Separation Agreement will provide that the parties will exchange, for a period of time to be determined prior to the Spin-Off, certain information required to comply with requirements imposed on the requesting party by a government authority for use in any proceeding or to satisfy audit, accounting, claims defense, regulatory filings, litigation or similar requirements, for use in compensation, benefit or welfare plan administration or other bona fide business purposes, or to comply with its obligations under the Separation Agreement or any ancillary agreement. In addition, the parties will use commercially reasonable efforts to make available to each other directors, officers, other employees, and agents as witnesses in any legal, administrative, or other proceeding in which the other party may become involved to the extent reasonably required.

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Releases, Allocation of Liabilities, and Indemnification

The Separation Agreement will provide for a full and complete release and discharge of all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur, or any conditions existing or alleged to have existed at or before the separation, between Aimco and us, except as expressly set forth in the Separation Agreement.

The Separation Agreement will provide that (i) we and Spinco OP will indemnify Aimco and its affiliates and each of their respective current and former directors, officers, employees, and agents against any and all losses relating to (a) liabilities arising out of our business and operations, whether arising before, at, or after the separation (and certain other liabilities allocated to Spinco or Spinco OP pursuant to the Separation Agreement), (b) any breach by us of any provision of the Separation Agreement or any ancillary agreement, and (c) any untrue statement or alleged untrue statement of a material fact or omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in the registration statement or the document (other than information that relates solely to Aimco’s business), and (ii) that Aimco and its subsidiaries will indemnify us and our affiliates and each of our respective current and former directors, officers, employees, and agents against any and all losses relating to (a) liabilities of Aimco as of the separation (other than liabilities arising out of our business and operations, whether arising before, at, or after the separation (and certain other liabilities allocated to Spinco or Spinco OP pursuant to the Separation Agreement)), (b) any breach by Aimco of any provision of the Separation Agreement or any ancillary agreement, and (c) any untrue statement or alleged untrue statement of a material fact or omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in the registration statement of which this information statement is a part, but only if such information relates solely to Aimco’s business.

The Separation Agreement will also establish dispute resolution procedures with respect to claims subject to indemnification and related matters.

Termination

The Separation Agreement will provide that it may be terminated and the Spin-Off may be abandoned at any time by Aimco prior to the distribution.

Expenses

Except as expressly set forth in the Separation Agreement or in any ancillary agreement, or otherwise agreed in writing, Aimco will be responsible for all costs and expenses incurred and payable on or prior to the distribution in connection with the Spin-Off, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the Spin-Off, as well as costs and expenses incurred by either party prior to, on or after the distribution date with respect to the execution and delivery of our credit facilities. Except as expressly set forth in the Separation Agreement or in any ancillary agreement, or as otherwise agreed in writing, all costs and expenses that arise or are payable after the distribution date in connection with the Spin-Off will otherwise be paid by the party that incurs the applicable costs and expenses.

Employee Matters Agreement

In connection with the Separation Agreement, Aimco, Spinco, and Spinco OP will enter into an Employee Matters Agreement to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters.

The Employee Matters Agreement will govern Aimco’s and Spinco’s compensation and employee benefit obligations relating to employees of Spinco who will be employed by Aimco following the closing of the

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transactions, and it generally will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs for such employees between Aimco and Spinco. The Employee Matters Agreement will provide that Aimco will establish compensation and benefit plans and programs for the Aimco employees, at the times set forth therein. In addition, the Employee Matters Agreement will provide that, unless otherwise specified, Aimco will generally remain responsible for all employee related liabilities related to the occurrences prior to the Spin-Off.

The Employee Matters Agreement will also outline how any equity awards relating to shares of Aimco Common Stock will be adjusted to reflect the impact of the Spin-Off. Specifically, it is expected that each outstanding time or performance-vesting Aimco equity award will be converted into an award of both shares of Aimco Common Stock and shares of Spinco Common Stock. The number of shares of Aimco Common Stock and Spinco Common Stock subject to each converted award will be determined in a manner intended to preserve the aggregate value of the original Aimco equity award as measured immediately before the Spin-Off. Similarly, the Employee Matters Agreement will also outline how equity awards relating to units of Spinco OP will be adjusted to reflect the impact of the New OP Spin-Off. As with the Aimco equity awards, it is expected that each outstanding time or performance-vesting Spinco OP equity award will be converted into an award of both units of Spinco OP and units of New OP. The number of units of Spinco OP and the number of units in New OP subject to each converted award will be determined in a manner intended to preserve the aggregate value of the original Spinco OP equity award as measured immediately before the New OP Spin-Off.

The Employee Matters Agreement also will set forth the general principles relating to employee matters, including with respect to the assignment of employees, employment agreements, workers’ compensation, recognition of employee service credit under the Aimco benefit plans, and the duplication of benefits.

Additional material details will be provided in a subsequent amendment to this information statement.

Property Management Agreement

Pursuant to the Property Management Agreement, Aimco and its subsidiaries will provide Spinco and its subsidiaries with certain property management and related services at properties owned by Spinco and its subsidiaries.

Additional material details will be provided in a subsequent amendment to this information statement.

Master Services Agreement

Pursuant to the Master Services Agreement, Aimco and its subsidiaries will provide Spinco and its subsidiaries with certain management, administrative, and support services.

Additional material details will be provided in a subsequent amendment to this information statement.

Master Leasing Agreement

In connection with the Separation Agreement, New OP and Spinco OP (or their applicable subsidiaries) will enter into a Master Leasing Agreement that will govern the leasing arrangement between the parties. The Master Leasing Agreement will provide that each time the parties thereto wish to execute a lease for a particular property, such parties will cause their applicable affiliates to execute a stand-alone lease, in the lease form attached as an exhibit to the Master Leasing Agreement (each, a “Lease”).

Immediately upon the completion of the Spin-Off, a Lease will be executed for each of the Initial Leased Properties. Additional properties that are in need of redevelopment and/or lease-up may be added to the Master Leasing Agreement and become subject to a Lease, upon agreement of the parties to the Master Leasing

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Agreement, in accordance with the terms thereof. The initial annual rent for a property will be based on the then-current GAV of the subject property and market NOI cap rates, subject to certain adjustments, and will be further subject to annual escalation as set forth in the applicable Lease. Aimco or its applicable subsidiary will have the right to terminate any such Lease prior to the end of its term once the leased property is stabilized. In connection with such an early termination, Spinco or its applicable subsidiary will generally have an option (and not an obligation) to pay Aimco and its subsidiaries an amount equal to the difference between the then-current fair market value of such property and the initial fair market value of such property at the commencement of the Lease term, in some cases at a small discount thereto; if Spinco or its applicable subsidiary did not exercise such option, Aimco or its applicable subsidiary would have the right to cause such property to be sold to a third party (by Spinco and Aimco), with Spinco guaranteed to receive an amount attributable to the property without such improvements and Aimco retaining any excess proceeds.

Additional material details will be provided in a subsequent amendment to this information statement.

Right of First Refusal

During the term of the Master Leasing Agreement, Spinco OP will have a right of first refusal (a “ROFR”) on the direct or indirect transfer of any real property owned or, subject to the consent of the landlord, leased by Aimco or its subsidiaries (including indirect transfers pursuant to a transfer of equity interests in any subsidiary that owns or leases such real property) and any rights to acquire (a) real property (or equity interests in entities that own or lease such real property), in each case, with respect to real property for which redevelopment has been substantially completed (if applicable) and that has reached a specified occupancy level for a minimum time period, (b) the Parkmerced Loan, (c) the Parkmerced option agreement, and/or (d) any equity in the partnership owning the Parkmerced Apartments if the aforementioned option is exercised; provided, that, no ROFR will apply to any such transfers in respect of the Excluded Seed Properties. The ROFR will not apply, however, to transfers of shares of stock in Aimco, certain customary exceptions for transfers to controlled affiliates, and distributions in kind to the stockholders of Aimco.

In the event Spinco OP exercises its ROFR with respect to a property and the parties proceed to a sale of such property, Spinco OP will pay the purchase price set forth in the offer (with a small discount). If Spinco OP declines to exercise its ROFR, Aimco may offer the property to a third party on the same terms as those offered to Spinco OP. Any purchase of an Aimco asset by Spinco OP pursuant to a ROFR will be accompanied by a pre-closing tax liability indemnity by Aimco in favor of Spinco OP.

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Pursuant to 17 C.F.R. Section 200.83

DESCRIPTION OF SPINCO’S CAPITAL STOCK

Spinco’s charter and bylaws will be amended and restated prior to the Spin-Off. The following is a summary description of the material terms of Spinco’s capital stock as will be set forth in Spinco’s charter and bylaws, as amended and restated, together with Maryland law, that will govern the rights of holders of Spinco Common Stock upon the consummation of the Spin-Off.

While the following attempts to describe the material terms of our capital stock, the description may not contain all of the information that is important to you and is subject to, and is qualified in its entirety by reference to, our charter and bylaws, the applicable provisions of the Maryland General Corporation Law (“MGCL”), and other applicable Maryland law. You are encouraged to read the full text of our charter and bylaws, the forms of which will be included as exhibits to the registration statement on Form 10, of which this information statement is a part, as well as the provisions of the MGCL and other applicable Maryland law.

Certain Differences between the Rights of Aimco Stockholders and Spinco Stockholders

Spinco, a Maryland corporation, and will elect and intends to qualify to be subject to tax as a REIT for U.S. federal income tax purposes commencing with its initial taxable year ending December 31, 2020. Maryland was chosen as our domicile due to Maryland being the leading jurisdiction for the incorporation or formation of REITs, with a vast majority of all publicly traded REITs having been formed under Maryland law. Certain provisions of Maryland law that may be deemed more favorable to REITs than other jurisdictions for incorporation, such as Delaware, include (i) the absence of a franchise tax and (ii) the ability of the board of directors to increase authorized capital stock and effect certain reverse stock split transactions without approval by stockholders. Maryland law also permits directors of a Maryland corporation to be indemnified in circumstances where directors of a Delaware corporation could not be indemnified, which we believe may be helpful in attracting and retaining qualified independent directors.

Aimco is also incorporated under and governed by Maryland law. Spinco will have generally modeled its corporate governance after that of Aimco. The chart below provides a summary comparison of certain of the corporate governance features applicable to each of Aimco and Spinco.

	Aimco	Spinco
Election of Directors	Annual	Annual

Size of the Board of Directors	No less than 3	No less than 3

General Voting Standard	Majority	Majority

Voting Standard for Election of Directors in Uncontested Elections	Majority of the votes cast standard with director resignation policy	Majority of the votes cast standard with director resignation policy

Voting Standard to Amend Bylaws	Board (by a majority of the entire board) or stockholders (by holders of two-thirds of outstanding shares)	Board (by a majority of the entire board) or stockholders (by holders of two-thirds of outstanding shares)

Voting Standard to Amend Key Provisions of Bylaws	Stockholder(2/3)	Stockholder(2/3)

Voting Standard to Amend Certain Key Provisions of Charter	Stockholder(2/3)	Stockholder(2/3)

Blank Check Preferred Stock	Yes	Yes

Separate Chairman and Chief Executive Officer	No	Yes

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	Aimco	Spinco
All Directors other than Chief Executive Officer are Independent	No	No

Stockholders Authorized to Call a Special Meeting of Stockholders	Yes (upon written request by holders of not less than 25% of the outstanding shares entitled to vote on the business proposed to be transacted thereat)	Yes (upon written request by holders of not less than 25% of the outstanding shares entitled to vote on the business proposed to be transacted thereat)

Stockholder Action Via Written Consent Without a Meeting	Must be unanimous	Must be unanimous

Restrictions on Ownership of Common Stock	Yes (related to REIT qualification)	Yes (related to REIT qualification)

Anti-Takeover Statutes (Control Share Acquisition Statute; Freeze-Out with Fair Price Provision Statute)	Aimco has not opted out of the control share acquisition statute; Aimco has not opted out of the freeze-out out with fair price provision statute	Aimco has not opted out of the control share acquisition statute; Aimco has not opted out of the freeze-out out with fair price provision statute

Unsolicited Takeovers Statute (e.g., self-classification of Board)	No	No

Voting Standard for Certain Business Combinations with Interested Stockholders (Beneficial Holders of more than 10% of Outstanding Voting Stock) Set Forth in Charter	80% of the voting stock and 2/3 of the voting stock excluding the interested stockholder. Supermajority vote does not apply if combination meets fair price requirement.	80% of the voting stock and 2/3 of the voting stock excluding the interested stockholder. Supermajority vote does not apply if combination meets fair price requirement.

General

Following the Spin-Off, our authorized stock will consist of                  shares of common stock, par value $0.01 per share, and                 shares of preferred stock, par value $0.01 per share.

Based on the number of shares of Aimco Common Stock outstanding as of                  , 2020, it is expected that we will have approximately                 shares of Spinco Common Stock outstanding and shares of Class A Preferred Stock outstanding on a fully diluted basis upon completion of the Spin-Off.

Power to Reclassify Our Unissued Shares

Our board of directors will have the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, to authorize us to issue additional authorized but unissued shares of common stock or preferred stock and to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock, including one or more classes or series of common stock or preferred stock that have priority with respect to voting rights, dividends, or upon liquidation over shares of our common stock. Prior to the issuance of shares of each new class or series, our board of directors will be required by the MGCL and our charter to set, subject to the provisions of our charter regarding restrictions on transfer and ownership of stock, the terms, preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends, or other distributions, qualifications, or terms or conditions of redemption for each class or series of stock.

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Common Stock

Holders of shares of Spinco Common Stock are entitled to receive dividends, if, when, and as declared by the board of directors of Spinco, out of funds legally available therefor. The holders of shares of Spinco Common Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of Spinco, are entitled to receive ratably any assets remaining after payment in full of all liabilities of Spinco and any liquidation preferences of preferred stock. The shares of Spinco Common Stock possess voting rights for the election of directors of Spinco and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of Spinco Common Stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of the shares of Spinco Common Stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of shares of Spinco Common Stock do not have preemptive rights, which means that they have no right to acquire any additional shares of Spinco Common Stock that may be issued by Spinco at a subsequent date.

Computershare Trust Company, N.A. will serve as transfer agent and registrar of the common stock.

Preferred Stock

Under our charter, our board of directors may from time to time establish and cause us to issue one or more classes or series of preferred stock and set the terms, preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends, or other distributions, qualifications, or terms or conditions of redemption of such classes or series. Accordingly, our board of directors, without stockholder approval, may issue preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, may adversely affect the voting and other rights of the holders of our common stock, and could have the effect of delaying, deferring, or preventing a change of control of our company or other corporate action.

Our charter authorizes the issuance of up to 5,000 shares of our Class A Preferred Stock, par value $0.01 per share. At the closing of the Spin-Off and related transactions, we will have issued 2,000 shares of Class A Preferred Stock with an aggregate liquidation preference of $2 million. The Class A Preferred Stock ranks prior to the Spinco Common Stock with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. The Class A Preferred Stock will entitle the holders thereof to cumulative cash dividends payable quarterly in an amount expected to equal approximately         % per annum. We may, at our option at any time on or after the first anniversary of the issue date, redeem the Class A Preferred Stock at any time in whole, or from time to time in part, for cash at a price per share (the “Preferred Stock Redemption Price”) equal to the liquidation preference, plus any accumulated, accrued, and unpaid dividends, to, but excluding, the date of redemption. Upon the occurrence of a Change of Control (as defined in our charter), we must redeem all of the outstanding shares of Class A Preferred Stock for cash at a price per share equal to the Preferred Stock Redemption Price. At any time after the seventh anniversary of the issuance of the Class A Preferred Stock, a holder of shares of Class A Preferred Stock has the right to require us to repurchase all or a portion of the holder’s shares at a price per share equal to the Preferred Stock Redemption Price. Except as described above, the shares of Class A Preferred Stock have no stated maturity, are not subject to any sinking fund and will remain outstanding indefinitely. Holders of shares of Class A Preferred Stock generally do not have any voting rights. However, certain material adverse changes to the terms of the Class A Preferred Stock cannot be made without the affirmative vote of at least 66 2/3% of the outstanding shares of Class A Preferred Stock.

Additional material details will be provided in a subsequent amendment to this information statement.

153

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Restrictions on Transfer and Ownership of Spinco Stock

For Spinco to qualify as a REIT, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because the board of directors of Spinco believes that it is essential for Spinco to continue to qualify as a REIT and to provide additional protection for Spinco’s stockholders in the event of certain transactions, the board of directors of Spinco will have adopted provisions of the charter restricting the acquisition of shares of common stock.

Subject to certain exceptions specified in the charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940) of the outstanding shares of common stock. For purposes of calculating the amount of stock owned by a given individual, the individual’s Spinco Common Stock and limited partnership interests in Spinco OP will be aggregated. Under certain conditions, the board of directors of Spinco may waive the ownership limit. However, in no event may such holder’s direct or indirect ownership of common stock exceed (i) 12% of the total outstanding shares of common stock, in the case of a person subject to the general 8.7% ownership limit, or (ii) 20% of the total outstanding shares of common stock, in the case of an entity subject to the 15% ownership limit (although the 15% ownership limitation applicable to Mr. Considine may not be waived). As a condition of such waiver, the Spinco board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of Spinco. If shares of common stock in excess of the ownership limit, or shares of common stock that would cause the REIT to be beneficially owned by fewer than 100 persons, or that would result in Spinco being “closely held” within the meaning of Section 856(h) of the Code, or that would otherwise result in Spinco failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of common stock transferred in excess of the ownership limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by Spinco. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the ownership limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (1) such transferee’s original purchase price (or the market value of such shares on the date of the violative transfer if purportedly acquired by gift or devise) and (2) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by Spinco for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that Spinco determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the board of directors of Spinco determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of common stock bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Code and Rule 13d-3 under the Exchange Act, more than a specified percentage of the outstanding shares of common stock must file a written statement or an affidavit with Spinco containing the information specified in the Spinco charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to Spinco in writing such information with respect to the direct, indirect, and constructive ownership of shares as the board of directors of Spinco deems appropriate or necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

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Pursuant to 17 C.F.R. Section 200.83

These restrictions on ownership and transfer of common stock will not apply if the board of directors of Spinco determines that it is no longer in the best interests of Spinco to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for Spinco to qualify as a REIT. The restrictions on ownership and transfer of common stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for Spinco Common Stock or otherwise be in the best interests of Spinco’s stockholders.

The restrictions on transfer and ownership described above and the other provisions described below, along with other provisions of the MGCL, alone or in combination, could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger, or other change in control of us that might involve a premium price for shares of Spinco Common Stock or otherwise be in the best interest of our stockholders, and could increase the difficulty of consummating any offer.

Amendments to Our Charter and Bylaws and Approval of Extraordinary Actions

Under Maryland law, a Maryland corporation generally cannot amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matter, except that the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on such matter is required to amend the provisions of our charter relating to the removal of directors, which also requires two-thirds of all votes entitled to be cast on the matter, and to amend the provisions of our charter relating to the vote required to amend the removal provisions. Our board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws.

Maryland law permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.

Removal of Directors

Our charter provides that our directors may be removed only for cause, as defined in our charter, and then only by at least two-thirds of the votes entitled to be cast generally in the election of directors.

Business Combinations

Under Maryland law, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or transfer or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, (1) 10% or more of the voting power of the corporation’s shares or (2) is an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation (an “Interested Stockholder”), or an affiliate or associate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation, voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder or an affiliate or associate of the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation’s stockholders receive a specified minimum price for their shares and the consideration is received in

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cash or in the same form as previously paid by the Interested Stockholder for its shares. For purposes of determining whether a person is an Interested Stockholder of Spinco, interests in Spinco OP that are held by limited partners other than Spinco or “LP Units” will be treated as beneficial ownership of the shares of common stock which may be issued in exchange for the LP Units when such LP Units are tendered for redemption. The Maryland business combination statute could have the effect of discouraging offers to acquire Spinco and of increasing the difficulty of consummating any such offer. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Spinco board of directors does not immediately intend to pass such a resolution.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by an officer of the corporation or by directors who are employees of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power, except solely by virtue of a revocable proxy, in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not generally include shares the acquiring person is then entitled to vote that were acquired in good faith and as a result of having previously obtained stockholder approval. For purposes of determining whether a person or entity is an Interested Stockholder of Spinco, ownership of LP Units will be treated as beneficial ownership of the shares of common stock which may be issued in exchange for the LP Units when such LP Units are tendered for redemption.

A “control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon the satisfaction of certain conditions (including delivery of an “acquiring person statement” and a written undertaking to pay certain of the corporation’s expenses of a special meeting), may compel the corporation’s board of directors to call a special meeting of stockholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself, at its option, present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may, at its option, redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the

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corporation’s charter or bylaws prior to the control share acquisition. No such exemption appears in Spinco’s charter or bylaws. The control share acquisition statute could have the effect of discouraging offers to acquire Spinco and of increasing the difficulty of consummating any such offer.

Unsolicited Takeovers

Under Maryland law, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify the board into three classes with staggered terms of three years each and vest in the board the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority, of the remaining directors to fill vacancies on the board, even if the remaining directors do not constitute a quorum. These statutory provisions relating to unsolicited takeovers also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of directors as would otherwise be the case, and until his successor is elected and qualified.

An election to be subject to any or all of the foregoing statutory provisions may be made in our charter or bylaws, or by resolution of our board without stockholder approval. Any such statutory provision to which we elect to be subject will apply even if other provisions of Maryland law or our charter or bylaws provide to the contrary. Our bylaws provide that our board has the exclusive right to determine the number of directors, and our charter provides that we have elected, at such time as we become eligible to do so, to be subject to the provisions described above relating to the filling of vacancies by the board for the remainder of the full term of the class of directors in which the vacancy occurred. Neither our charter nor our bylaws provides that we are subject to any of the other foregoing statutory provisions relating to unsolicited takeovers. However, our board could adopt a resolution, without stockholder approval, to elect to become subject to some or all of these statutory provisions. If we made an election to be subject to such statutory provisions and our board were divided into three classes with staggered terms of office of three years each, the classification and staggered terms of office of our directors would make it more difficult for a third party to gain control of our board since at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of our board.

Dissolution of Spinco

Our dissolution must be approved by our board by a majority vote of the entire board and by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast by our stockholders on the matter.

Advance Notice of Director Nominations and New Business; Procedures of Special Meetings Requested by Stockholders

Our bylaws provide that nominations of persons for election to the board and the proposal of business to be considered by stockholders at the annual or special meeting of stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of the board; or

•

by a stockholder who was a stockholder at the time the notice of meeting was given, and at the time of the meeting, and is entitled to vote at the meeting, and who has complied with the advance notice procedures, including the minimum time period, described in the bylaws.

Our bylaws also provide that only the business specified in our notice of meeting may be brought before a special meeting of stockholders. Our bylaws provide that our stockholders have the right to call a special meeting only upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on the business proposed to be transacted at such meeting.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exclusive Forum for Certain Litigation

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of us, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of ours to us or to our stockholders or any standard of conduct applicable to our directors, (c) any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the MGCL or our charter or bylaws, or (d) any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine.

Proxy Access

Our bylaws permit any stockholder or group of up to 25 stockholders (counting as one stockholder certain funds in certain circumstances) who have maintained continuous qualifying ownership of 3% or more of our outstanding common stock for at least the previous three years to include up to a specified number of director nominees in our proxy materials for an annual meeting of stockholders. A nominating stockholder is considered to own only the shares for which the stockholder possesses the full voting and investment rights, and the full economic interest (including the opportunity for profit and risk of loss). Under this provision, generally borrowed or hedged shares do not count as “owned” shares. Further, to the extent not otherwise excluded pursuant to this definition of ownership, a nominating stockholder’s “short position” as defined in Rule 14e-4 under the Exchange Act is deducted from the shares otherwise “owned.” If a group of stockholders is aggregating its stockholdings in order to meet the 3% ownership requirement, the ownership of the group will be determined by aggregating the lowest number of shares continuously owned by each member during the three-year holding period.

The maximum number of stockholder nominees permitted under the proxy access provisions of our bylaws shall not exceed the greater of two or 20% of the directors in office as of the last day a notice of nomination may be timely received. If the 20% calculation does not result in a whole number, the maximum number of stockholder nominees is the closest whole number below 20%. If one or more vacancies occurs for any reason after the nomination deadline and our board decides to reduce the size of our board in connection therewith, the 20% calculation will be applied to the reduced size of the board, with the potential result that a stockholder nominee may be disqualified. Stockholder-nominated candidates whose nomination is withdrawn or whom the board determines to include in our proxy materials as board-nominated candidates will be counted against the 20% maximum. In addition, any director in office as of the nomination deadline who was included in our proxy materials as a stockholder nominee for either of the two preceding annual meetings and whom our board decides to renominate for election to the board also will be counted against the 20% maximum.

Notice of a nomination pursuant to the proxy access provisions of our bylaws must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we distributed our proxy statement for the previous year’s annual meeting of stockholders.

A stockholder nominee will not be eligible for inclusion in our proxy materials if any stockholder has nominated a person pursuant to the advance notice provision of our bylaws, if the nominee would not be independent, if the nominee’s election would cause us to violate our bylaws, our charter or any applicable listing standards, laws, rules or regulations, if the nominee is or has been an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, within the past three years, or if the nominee or the stockholder who nominated him or her has provided false and misleading information to us or otherwise breached any of its or their obligations, representations or agreements under the proxy access provisions of our bylaws. Stockholder nominees who are included in our proxy materials but subsequently withdraw from or become ineligible for election at the meeting or do not receive at least 10% of the votes cast in the election will be ineligible for nomination under the proxy access provisions of our bylaws for the next two years. A

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nomination made under the proxy access provisions of our bylaws will be disregarded at the annual meeting under certain circumstances described in our bylaws.

Transfer Agent and Registrar

After the Spin-Off, the registrar and transfer agent for Spinco Common Stock will be Computershare Trust Company, N.A.

Listing

Spinco intends to apply to list Spinco’s Common Stock on the NYSE under the symbol “                 .”

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers to us and our stockholders for money damages. This provision does not limit our right or that of our stockholders to obtain equitable relief, such as injunction or rescission.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses before a final disposition of a proceeding to (1) any individual who is a present or former director or officer of ours and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or (2) any individual who, while one or our directors or officers and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws authorize us, with the approval of our board, to provide indemnification and advancement of expenses to our agents and employees.

Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the

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basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

We will enter into indemnification agreements with certain of our officers and directors. The indemnification agreements with our officers and directors generally offer substantially the same scope of coverage afforded by our charter and bylaws. In addition, as contracts, these indemnification agreements provide greater assurance to our officers and directors that indemnification will be available because they cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights that they provide.

In respect to our obligations to provide indemnification to directors and officers for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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DESCRIPTION OF SPINCO OP PARTNERSHIP UNITS AND SUMMARY OF SPINCO OP PARTNERSHIP AGREEMENT

The following description sets forth some general terms and provisions of the Spinco OP partnership agreement. The following description of the Spinco OP partnership agreement is qualified in its entirety by the terms of the agreement.

General

Spinco OP is a limited partnership organized under the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, or any successor to such statute, or the Delaware Act, and upon the terms and subject to the conditions set forth in its agreement of limited partnership. Spinco OP GP, a wholly owned subsidiary of Spinco, is the sole general partner of Spinco OP.

Purpose And Business

The purpose and nature of Spinco OP is to conduct any business, enterprise or activity permitted by or under the Delaware Act, including, but not limited to, (i) conducting the business of ownership, construction, development, and operation of multifamily rental apartment communities, (ii) entering into any partnership, joint venture, business trust arrangement, limited liability company, or other similar arrangement to engage in any business permitted by or under the Delaware Act, or to own interests in any entity engaged in any business permitted by or under the Delaware Act, (iii) conducting the business of providing property and asset management and brokerage services, whether directly or through one or more partnerships, joint ventures, subsidiaries, business trusts, limited liability companies, or other similar arrangements, and (iv) doing anything necessary or incidental to the foregoing; provided, however, such business and arrangements and interests may be limited to and conducted in such a manner as to permit Spinco, in the sole and absolute discretion of the general partner, at all times to be classified as a REIT.

Management By The General Partner

Except as otherwise expressly provided in the Spinco OP partnership agreement, all management powers over the business and affairs of Spinco OP are exclusively vested in the general partner. No limited partner of Spinco OP or any other person to whom one or more Spinco OP Common Units, Spinco OP HP Units, long-term incentive program units (“LTIP Units”), and partnership preferred units (“Spinco OP Preferred Units,” and, collectively with Spinco OP Common Units, Spinco OP HP Units, and LTIP Units, “Units”) have been transferred (each, an “assignee”) may take part in the operations, management or control (within the meaning of the Delaware Act) of Spinco OP’s business, transact any business in Spinco OP’s name or have the power to sign documents for or otherwise bind Spinco OP. The general partner may not be removed by the limited partners with or without cause, except with the consent of the general partner. In addition to the powers granted to a general partner of a limited partnership under applicable law or that are granted to the general partner under any other provision of the Spinco OP partnership agreement, the general partner, subject to the other provisions of the Spinco OP partnership agreement, has full power and authority to do all things deemed necessary or desirable by it to conduct the business of Spinco OP, to exercise all powers of Spinco OP and to effectuate the purposes of Spinco OP. Spinco OP may incur debt or enter into other similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of properties) upon such terms as the general partner determines to be appropriate. The general partner is authorized to execute, deliver, and perform specific agreements and transactions on behalf of Spinco OP without any further act, approval or vote of the limited partners.

Restrictions on General Partner’s Authority

The general partner may not take any action in contravention of the Spinco OP partnership agreement. The general partner may not, without the prior consent of the limited partners, undertake, on behalf of Spinco OP, any

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of the following actions or enter into any transaction that would have the effect of such transactions: (i) except as provided in the partnership agreement, amend, modify or terminate the partnership agreement other than to reflect the admission, substitution, termination or withdrawal of partners; (ii) make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of Spinco OP; (iii) institute any proceeding for bankruptcy on behalf of Spinco OP; or (iv) subject to specific exceptions, approve or acquiesce to the transfer of the Spinco OP general partner interest, or admit into Spinco OP any additional or successor general partners.

Additional Limited Partners

The general partner is authorized to admit additional limited partners to Spinco OP from time to time, on terms and conditions and for such capital contributions as may be established by the general partner in its reasonable discretion. The net capital contribution need not be equal for all partners. No action or consent by the limited partners is required in connection with the admission of any additional limited partner. The general partner is expressly authorized to cause Spinco OP to issue additional interests (i) upon the conversion, redemption, or exchange of any debt, Units, or other securities issued by Spinco OP, (ii) for less than fair market value, so long as the general partner concludes in good faith that such issuance is in the best interests of the general partner and Spinco OP, and (iii) in connection with any merger of any other entity into Spinco OP if the applicable merger agreement provides that persons are to receive interests in Spinco OP in exchange for their interests in the entity merging into Spinco OP. Subject to Delaware law, any additional partnership interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, and relative, participating, optional, or other special rights, powers, and duties as shall be determined by the general partner, in its sole and absolute discretion without the approval of any limited partner, and set forth in a written document thereafter attached to and made an exhibit to the partnership agreement. Without limiting the generality of the foregoing, the general partner has authority to specify (a) the allocations of items of partnership income, gain, loss, deduction, and credit to each such class or series of partnership interests; (b) the right of each such class or series of partnership interests to share in distributions; (c) the rights of each such class or series of partnership interests upon dissolution and liquidation of Spinco OP; (d) the voting rights, if any, of each such class or series of partnership interests; and (e) the conversion, redemption, or exchange rights applicable to each such class or series of partnership interests. No person may be admitted as an additional limited partner without the consent of the general partner, which consent may be given or withheld in the general partner’s sole and absolute discretion.

Indemnification

To the fullest extent permitted by applicable law, Spinco OP shall indemnify each Indemnitee (as defined in the Spinco OP partnership agreement) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, attorney’s fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, that relate to the operations of Spinco OP as set forth in the Spinco OP partnership agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that Spinco OP shall not indemnify an Indemnitee (i) for willful misconduct or a knowing violation of the law or (ii) for any transaction for which such Indemnitee received an improper personal benefit in violation or breach of any provision of the Spinco OP partnership agreement.

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Outstanding Classes Of Units

As of June 30, 2020, Spinco OP had issued and outstanding the following partnership interests:

Class	Units Outstanding	Quarterly Distribution per Unit	Liquidation Preference per Unit
Partnership common units	6,492,206.00	$0.41	N/A
Class One partnership preferred units	90,000.00	$2.00	$91.43
Class Two partnership preferred units	11,121,78	$0.12	$25.00
Class Three partnership preferred units	1,313,927.18	$0.492	$25.00
Class Four partnership preferred units	644,954.00	$0.500	$25.00
Class Six partnership preferred units	773,693.00	$0.531	$25.00
Class Seven partnership preferred units	26,150.00	$0.492	$25.00
Class Nine partnership preferred units	78,956.00	$0.375	$25.00
Class Ten partnership preferred units	680,000.00	$0.375	$25.00
Class I high performance partnership units	2,002,999.00	$0.41	N/A
LTIP I units	135,650.00	$0.041	N/A
LTIP II units	2,224,684.00	$.0082	N/A

Distributions

Subject to the rights of holders of any outstanding Spinco OP Preferred Units, the Spinco OP partnership agreement requires the general partner to cause Spinco OP to distribute quarterly all, or such portion as the general partner may in its sole and absolute discretion determine (provided such amount may not be less than the aggregate Preferred Return Shortfall (as defined in the Spinco OP partnership agreement) of all Spinco OP Common Units held by all non-Spinco holders), of Available Cash (as defined in the Spinco OP partnership agreement) generated by Spinco OP during such quarter to the general partner, the special limited partner, the other holders of Spinco OP Common Units, and the holders of Spinco OP HP Units on the record date established by the general partner with respect to such quarter, as follows:

•

First, to the non-Spinco holders of Partnership Common Units as of the record date for such distribution, in accordance with the Preferred Return Shortfalls of their Partnership Common Units, until the aggregate Preferred Return Shortfall applicable to all Partnership Common Units held by the non-Spinco holders is zero;

•

Second, to Spinco and its subsidiaries other than Spinco OP (the “Spinco Partners”) and its subsidiaries in accordance with the Preferred Return Shortfalls of their Partnership Common Units, until the aggregate Preferred Return Shortfall applicable to all Partnership Common Units held by the Spinco Partners is zero; and

•

Third, (i) the non-Spinco holders Sharing Percentage (as defined in the Spinco OP partnership agreement) to the non-Spinco holders, and (ii) the Spinco Partners Sharing Percentage to the Spinco Partners, in each case, allocated among them based on their ownership of Partnership Common Units.

Holders of any Spinco OP Preferred Units issued in the future may have priority over the general partner, the special limited partner, and holders of Units with respect to distributions of Available Cash, distributions upon liquidation, or other distributions.

The general partner in its sole and absolute discretion may distribute to the limited partners Available Cash on a more frequent basis and provide for an appropriate record date. The partnership agreement requires the general partner to take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with Spinco’s requirements for qualification as a REIT, to cause Spinco OP to distribute amounts sufficient to enable the Spinco Partners to transfer funds to Spinco that, together with amounts received by Spinco from sources other than Spinco OP, will allow Spinco to pay stockholder dividends that will (i) satisfy the

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requirements, or the REIT Requirements, for qualifying as a REIT under the Code and the applicable regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, and (ii) avoid any U.S. federal income or excise tax liability of Spinco.

While some of the debt instruments to which Spinco OP will be a party, including its credit facilities, may contain restrictions on the payment of distributions to the holders of the Units (collectively, the “Spinco OP Unitholders”), the debt instruments will allow Spinco OP to distribute sufficient amounts to enable the general partner and special limited partner to transfer funds to Spinco which are then used to pay stockholder dividends thereby allowing Spinco to meet the requirements for qualifications as a REIT under the Code.

Distributions in Kind

No right is given to any non-Spinco holder to demand and receive property other than cash as provided in the Spinco OP partnership agreement. The general partner may determine, in its sole and absolute discretion, to make a distribution in kind of Spinco OP assets (a) to all Spinco OP Unitholders, in which case such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with the Spinco OP partnership agreement, or (b) only to Spinco Partners and not to any non-Spinco holders if, after giving effect to such distribution to Spinco Partners, the net asset value of Spinco OP, as reasonably determined by the general partner in good faith, would exceed 200% of the sum of (i) the product of (x) the number of Spinco OP Common Units then held by non-Spinco holders, (y) the value of a share of Spinco Common Stock, and (z) the Adjustment Factor (as defined in the Spinco OP partnership agreement), and (ii) the aggregate liquidation preference of all outstanding Spinco OP Preferred Units (all calculated as of the date of such distribution).

Distributions Upon Liquidation

Subject to the rights of holders of any outstanding Spinco OP Preferred Units, net proceeds from the sale or other disposition of all or substantially all of its assets in a transaction that will lead to a liquidation of Spinco OP or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of Spinco OP, or a Terminating Capital Transaction (as defined in the Spinco OP partnership agreement), and any other cash received or reductions in reserves made after commencement of the liquidation of Spinco OP, will be distributed to the Spinco OP Unitholders in accordance with the Spinco OP partnership agreement.

Restricted Distributions

The Spinco OP partnership agreement prohibits Spinco OP and the general partner, on behalf of Spinco OP, from making a distribution to any Spinco OP Unitholder on account of its interest in Units if such distribution would violate Section 17-607 of the Delaware Act or other applicable law.

Allocations Of Net Income And Net Loss

Spinco OP Common Units and Spinco OP HP Units

Net Income (as defined in the Spinco OP partnership agreement) and Net Loss (as defined in the Spinco OP partnership agreement) of Spinco OP will be determined and allocated with respect to each fiscal year of Spinco OP as of the end of each such year. Except as otherwise provided in the Spinco OP partnership agreement, an allocation to a Spinco OP Unitholder of a share of Net Income or Net Loss will be treated as an allocation of the same share of each item of income, gain, loss, or deduction that is taken into account in computing Net Income or Net Loss. Except as otherwise provided in the Spinco OP partnership agreement, all Net Income and Net Loss for any relevant fiscal year (or other taxable year or taxable period) will be allocated in the manner and order of priority specified in the Spinco OP partnership agreement. The Spinco OP partnership agreement contains

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provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the Spinco OP partnership agreement and subject to the terms of any outstanding Spinco OP Preferred Units, for U.S. federal income tax purposes under the Code and the Treasury Regulations, each partnership item of income, gain, loss, and deduction will be allocated among the Spinco OP Unitholders in the same manner as its correlative item of “book” income, gain, loss, or deduction is allocated under the Spinco OP partnership agreement.

Spinco OP Preferred Units

Net income will be allocated to the holders of Spinco OP Preferred Units for any fiscal year (and, if necessary, subsequent fiscal years) to the extent that the holders of Spinco OP Preferred Units receive a distribution on any Spinco OP Preferred Units (other than an amount included in any redemption of Spinco OP Preferred Units). If any Spinco OP Preferred Units are redeemed, for the fiscal year that includes such redemption (and, if necessary, for subsequent fiscal years) (i) gross income and gain (in such relative proportions as the general partner in its discretion will determine) will be allocated to the holders of Spinco OP Preferred Units to the extent that the redemption amounts paid or payable with respect to the Spinco OP Preferred Units so redeemed exceeds the aggregate capital contributions (net of liabilities assumed or taken subject to by Spinco OP) per Spinco OP Preferred Units allocable to the Spinco OP Preferred Units so redeemed and (ii) deductions and losses (in such relative proportions as the general partner in its discretion will determine) will be allocated to the holders of Spinco OP Preferred Units to the extent that the aggregate capital contributions (net of liabilities assumed or taken subject to by Spinco OP) per Spinco OP Preferred Units allocable to the Spinco OP Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Spinco OP Preferred Units so redeemed.

Withholding

Spinco OP is authorized to withhold from or pay on behalf of or with respect to each limited partner any amount of Federal, state, local or foreign taxes that the general partner determines, in its sole discretion, that Spinco OP is required to pay with respect to any amount distributable, allocable or payable to such limited partner under the Spinco OP partnership agreement. The Spinco OP partnership agreement also provides that any withholding tax amount paid on behalf of or with respect to a limited partner constitutes a loan by Spinco OP to such limited partner. This loan is required to be repaid within 15 days after notice to the limited partner from the general partner, and each limited partner grants a security interest in its partnership interest to secure its obligation to pay any partnership withholding tax amounts paid on its behalf or with respect to such limited partner. In addition, under the Spinco OP partnership agreement, the partnership may redeem the partnership interest of any limited partner who fails to pay partnership withholding tax amounts paid on behalf of or with respect to such limited partner. Also, the general partner has authority to withhold, from any amounts otherwise distributable, allocable, or payable to a limited partner, the general partner’s estimate of further taxes required to be paid by such limited partner.

Return Of Capital

No partner is entitled to interest on its capital contribution or on such partner’s capital account. Except (i) under the rights of redemption set forth in the Spinco OP partnership agreement, (ii) as provided by law, or (iii) under the terms of any outstanding Spinco OP Preferred Units, no partner has any right to demand or receive the withdrawal or return of its capital contribution from Spinco OP, except to the extent of distributions made under the Spinco OP partnership agreement or upon termination of Spinco OP. Except to the extent otherwise expressly provided in the Spinco OP partnership agreement and subject to the terms of any outstanding Spinco OP Preferred Units, no limited partner or assignee will have priority over any other limited partner or assignee either as to the return of capital contributions or as to profits, losses or distributions.

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Redemption Rights Of Qualifying Parties

After the first anniversary of becoming a holder of Spinco OP Common Units, holders of Spinco OP Common Units and some assignees have the right, subject to the terms and conditions set forth in the Spinco OP partnership agreement, to require Spinco OP to redeem all or a portion of the Spinco OP Common Units held by such party in exchange for shares of Aimco Common Stock or a cash amount equal to the value of such shares, as Spinco OP may determine. On or before the close of business on the fifth business day after a holder of Spinco OP Common Units gives the general partner a notice of redemption, Spinco OP may, in its sole and absolute discretion but subject to the restrictions on the ownership of Aimco Common Stock imposed under Spinco’s charter and the transfer restrictions and other limitations thereof, elect to cause Spinco to acquire some or all of the tendered Spinco OP Common Units from the tendering party in exchange for Aimco Common Stock, based on an exchange ratio of one share of Aimco Common Stock for each Spinco OP Common Unit, subject to adjustment as provided in the Spinco OP partnership agreement. The Spinco OP partnership agreement does not obligate Spinco or the general partner to register, qualify, or list any Aimco Common Stock issued in exchange for Spinco OP Common Units with the SEC, with any state securities commissioner, department or agency, or with any stock exchange. Aimco Common Stock issued in exchange for Spinco OP Common Units under the Spinco OP partnership agreement will contain legends regarding restrictions under the Securities Act and applicable state securities laws as Aimco in good faith determines to be necessary or advisable in order to ensure compliance with securities laws. Holders of Spinco OP HP Units have the right, subject to the terms and conditions of the Spinco OP partnership agreement, to require Spinco OP to redeem all or a portion of such holder’s Spinco OP HP Units in exchange for an amount of cash per redeemed Spinco OP HP Unit equal to the lesser of (x) the amount that would be received in respect of such Spinco OP HP Unit if Spinco OP sold all of its properties at their fair market value (which may be determined by reference to the value of a share of Aimco Common Stock), paid all of its debts, and distributed the remaining proceeds to the partners as provided in the Spinco OP partnership agreement in the event of a winding up of Spinco OP, and (y) in certain circumstances, the amount received in a public offering of shares of Aimco Common Stock. Upon receipt of a notice of redemption, Spinco OP may, in its sole and absolute discretion but subject to the restrictions on the ownership of common stock imposed under the Aimco charter and the transfer restrictions and other limitations thereof, elect to cause Aimco to acquire some or all of the tendered Spinco OP HP Units in exchange for Aimco Common Stock with a value equivalent to the cash amount described in the preceding sentence.

Notwithstanding the foregoing, it is expected that the Spinco OP partnership agreement will be amended prior to the consummation of the Spin-Off to replace each reference to Aimco Common Stock with a reference to Spinco Common Stock and each reference to obligations of Aimco in respect thereof with a reference to obligations of Spinco (subject to receipt of the requisite approval of Spinco OP’s unitholders). Assuming such amendment is adopted, each reference in this section entitled “Redemption Rights Of Qualifying Parties” to “Aimco” and “Aimco Common Stock” shall be deemed to be replaced with “Spinco” and “Spinco Common Stock,” respectively.

Partnership Right To Call Limited Partner Interests

Notwithstanding any other provision of the Spinco OP partnership agreement, on and after the date on which the aggregate percentage interests of the limited partners, other than the special limited partner, are less than one percent (1%), Spinco OP will have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding limited partner interests (other than the special limited partner’s interest) by treating any limited partner as if such limited partner had tendered for redemption under the Spinco OP partnership agreement the amount of Spinco OP Common Units specified by the general partner, in its sole and absolute discretion, by notice to the limited partner.

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Transfers And Withdrawals

Restrictions On Transfer

The Spinco OP partnership agreement restricts the transferability of Units. Any transfer or purported transfer of a Unit not made in accordance with the Spinco OP partnership agreement will be null and void ab initio. Until the expiration of one year from the date on which a Spinco OP Unitholder acquired Units, subject to some exceptions, such Spinco OP Unitholder may not transfer all or any portion of its Units to any transferee without the consent of the general partner, which consent may be withheld in its sole and absolute discretion. After the expiration of one year from the date on which a Spinco OP Unitholder acquired Units, such Spinco OP Unitholder has the right to transfer all or any portion of its Units to any person, subject to the satisfaction of specific conditions specified in the Spinco OP partnership agreement, including the general partner’s right of first refusal.

It is a condition to any transfer (whether or not such transfer is effected before or after the one year holding period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor limited partner under the Spinco OP partnership agreement with respect to such Units, and no such transfer (other than under a statutory merger or consolidation wherein all obligations and liabilities of the transferor partner are assumed by a successor corporation by operation of law) will relieve the transferor partner of its obligations under the Spinco OP partnership agreement without the approval of the general partner, in its sole and absolute discretion.

In connection with any transfer of Units, the general partner will have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed transfer may be effected without registration under the Securities Act, and will not otherwise violate any federal or state securities laws or regulations applicable to Spinco OP or the Units transferred.

No transfer by a limited partner of its Units (including any redemption or any acquisition of Spinco OP Common Units by the general partner or by Spinco OP) may be made to any person if (i) in the opinion of legal counsel for Spinco OP, it would result in Spinco OP being treated as an association taxable as a corporation, or (ii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.

Spinco OP HP Units

Spinco OP HP Units are subject to different restrictions on transfer. Individuals may not transfer Spinco OP HP Units except to a family member (or a family-owned entity) or in the event of their death.

Substituted Limited Partners

No limited partner will have the right to substitute a transferee as a limited partner in its place. A transferee of the interest of a limited partner may be admitted as a substituted limited partner only with the consent of the general partner, which consent may be given or withheld by the general partner in its sole and absolute discretion. If the general partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee as a substituted limited partner, such transferee will be considered an assignee for purposes of the Spinco OP partnership agreement. An assignee will be entitled to all the rights of an assignee of a limited partnership interest under the Delaware Act, including the right to receive distributions from Spinco OP and the share of Net Income, Net Losses, and other items of income, gain, loss, deduction, and credit of Spinco OP attributable to the Units assigned to such transferee, and the rights to transfer the Units provided in the Spinco OP partnership agreement, but will not be deemed to be a holder of Units for any other purpose under the Spinco OP partnership agreement, and will not be entitled to effect a consent or vote with respect to such Units on any matter presented to the limited partners for approval (such right to consent or vote, to the extent provided in the Spinco OP partnership agreement or under the Delaware Act, fully remaining with the transferor limited partner).

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Withdrawals

No limited partner may withdraw from Spinco OP other than as a result of a permitted transfer of all of such limited partner’s Units in accordance with the Spinco OP partnership agreement, with respect to which the transferee becomes a substituted limited partner, or under a redemption (or acquisition by Aimco) of all of such limited partner’s Units.

Restrictions On the General Partner

The general partner may not transfer any of its general partner interest or withdraw from Spinco OP unless (i) the limited partners consent or (ii) immediately after a merger of the general partner into another entity, substantially all of the assets of the surviving entity, other than the general partnership interest in Spinco OP held by the general partner, are contributed to Spinco OP as a capital contribution in exchange for Units.

Amendment of the Partnership Agreement

By the General Partner Without the Consent of the Limited Partners

The general partner has the power, without the consent of the limited partners, to amend the Spinco OP partnership agreement as may be required to facilitate or implement any of the following purposes: (i) to add to the obligations of the general partner or surrender any right or power granted to the general partner or any affiliate of the general partner for the benefit of the limited partners; (ii) to reflect the admission, substitution or withdrawal of partners or the termination of Spinco OP in accordance with the partnership agreement; (iii) to reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement; (iv) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling, or regulation of a federal or state agency or contained in federal or state law; (v) to reflect such changes as are reasonably necessary for Spinco to maintain its status as a REIT; and (vi) to modify the manner in which capital accounts are computed (but only to the extent set forth in the definition of “Capital Account” in the Spinco OP partnership agreement or contemplated by the Code or The Treasury Regulations).

With the Consent of the Limited Partners

Amendments to the Spinco OP partnership agreement may be proposed by the general partner or by holders of a majority of the outstanding Units and other classes of units that have the same voting rights as holders of Units, excluding the special limited partner. Following such proposal, the general partner will submit any proposed amendment to the limited partners. The general partner will seek the written consent of a majority in interest of the limited partners on the proposed amendment or will call a meeting to vote thereon and to transact any other business that the general partner may deem appropriate.

Procedures for Actions and Consents of Partners

Meetings of the partners may be called by the general partner and will be called upon the receipt by the general partner of a written request by a majority in interest of the limited partners. Notice of any such meeting will be given to all partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Each meeting of partners will be conducted by the general partner or such other person as the general partner may appoint under such rules for the conduct of the meeting as the general partner or such other person deems appropriate in its sole and absolute discretion. Whenever the vote or consent of partners is permitted or required under the partnership agreement, such vote or consent may be given at a meeting of partners or may be given by written consent. Any action required or permitted to be taken at a meeting of the partners may be taken without a meeting if a written consent setting forth the action so taken is signed by partners holding a majority of outstanding Units (or such other percentage as is expressly required by the Spinco OP partnership agreement for the action in question).

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Records and Accounting; Fiscal Year

The Spinco OP partnership agreement requires the general partner to keep or cause to be kept at the principal office of Spinco OP those records and documents required to be maintained by the Delaware Act and other books and records deemed by the general partner to be appropriate with respect to Spinco OP’s business. The books of Spinco OP will be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the general partner determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, Spinco OP, the general partner, and Spinco may operate with integrated or consolidated accounting records, operations, and principles. The fiscal year of Spinco OP is the calendar year.

Reports

As soon as practicable, but in no event later than one hundred and five (105) days after the close of each calendar quarter and each fiscal year, the general partner will make available to limited partners (which may be done by filing a report with the SEC) a report containing financial statements of Spinco OP, or of Spinco if such statements are prepared solely on a consolidated basis with Spinco, for such calendar quarter or fiscal year, as the case may be, presented in accordance with generally accepted accounting principles, and such other information as may be required by applicable law or regulation or as the general partner determines to be appropriate. Statements included in quarterly reports are not audited. Statements included in annual reports are audited by a nationally recognized firm of independent public accountants selected by the general partner.

Tax Matters Partner and Partnership Representative

The general partner is the “tax matters partner” and “partnership representative” of Spinco OP. In such capacity, the general partner is authorized, but not required, to take certain actions on behalf of Spinco OP with respect to tax matters and has the sole authority to act on behalf of Spinco OP in connection with and make all relevant decisions regarding application of Spinco OP audit rules under the Code. In addition, the general partner will arrange for the preparation and timely filing of all returns with respect to partnership income, gains, deductions, losses, and other items required of Spinco OP for U.S. federal and state income tax purposes, and will use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by limited partners for U.S. federal and state income tax reporting purposes. The limited partners will promptly provide the general partner with such information as may be reasonably requested by the general partner from time to time.

Dissolution and Winding Up

Dissolution

Spinco OP will dissolve, and its affairs will be wound up, upon the first to occur of any of the following (each a “liquidating event”): (i) an event of withdrawal, as defined in the Delaware Act (including, without limitation, bankruptcy), of the sole general partner unless, within ninety (90) days after the withdrawal, a “majority in interest” (as such phrase is used in Section 17-801(3) of the Delaware Act) of the remaining partners agree in writing, in their sole and absolute discretion, to continue the business of Spinco OP and to the appointment, effective as of the date of withdrawal, of a successor general partner; (ii) an election to dissolve Spinco OP made by the general partner in its sole and absolute discretion, with or without the consent of the limited partners; (iii) entry of a decree of judicial dissolution of Spinco OP under the provisions of the Delaware Act; (iv) the occurrence of a Terminating Capital Transaction; or (v) the redemption (or acquisition by Aimco, the general partner, and/or the special limited partner) of all Units other than Units held by the general partner or the special limited partner.

Winding Up

Upon the occurrence of a liquidating event, Spinco OP will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and partners. The

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general partner (or, in the event that there is no remaining general partner or the general partner has dissolved, become bankrupt within the meaning of the Delaware Act, or ceased to operate, any person elected by a majority in interest of the limited partners) will be responsible for overseeing the winding up and dissolution of Spinco OP and will take full account of Spinco OP’s liabilities and property, and Spinco OP property will be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the general partner, include Spinco’s stock) will be applied and distributed in the following order: (i) first, to the satisfaction of all of Spinco OP’s debts and liabilities to creditors other than the partners and their assignees (whether by payment or the making of reasonable provision for payment thereof); (ii) second, to the satisfaction of all Spinco OP’s debts and liabilities to the general partner (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under the partnership agreement; (iii) third, to the satisfaction of all of Spinco OP’s debts and liabilities to the other partners and any assignees (whether by payment or the making of reasonable provision for payment thereof); (iv) fourth, to the satisfaction of all liquidation preferences of outstanding Spinco OP Preferred Units, if any; and (v) fifth, the balance, if any, to the general partner, the limited partners, and any assignees in accordance with and in proportion to their positive capital account balances, after giving effect to all contributions, distributions, and allocations for all periods. In the event of a liquidation, holders of Spinco OP HP Units will be specially allocated items of income and gain in an amount sufficient to cause the capital account of such holder to be equal to that of a holder of an equal number of Spinco OP Common Units.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax consequences generally applicable to an investment in Spinco Common Stock. This summary does not discuss the consequences of an investment in Class A Preferred Stock, Spinco OP units, debt securities, or warrants. This summary is based upon the Code, Treasury Regulations, rulings, and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This summary is also based on the assumptions that the operation of Spinco, Spinco OP, and the limited liability companies and limited partnerships in which they own controlling interests (collectively, the “Subsidiary Partnerships”), subsidiary REITs, and any affiliated entities will be in accordance with their respective organizational documents and partnership agreements. As used in this section, (i) references to “Spinco,” “we,” “our,” and “us” mean only Spinco and not its subsidiaries or other lower-tier entities, except as otherwise indicated; and (ii) references to Aimco refer to Aimco, New OP, and their consolidated subsidiaries (other than Spinco and Spinco OP and their consolidated subsidiaries after the completion of the Transactions).

This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation which may be important to a particular investor, or to certain types of investors subject to special tax rules (including financial institutions; insurance companies; broker-dealers; regulated investment companies; partnerships and trusts; persons who hold Spinco Common Stock on behalf of other persons as nominees; holders that receive Spinco Common Stock through the exercise of stock options or otherwise as compensation; persons holding Spinco Common Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment; and, except to the extent discussed below, tax-exempt organizations, and foreign investors, as determined for U.S. federal income tax purposes). If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds Spinco Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership, or disposition of Spinco Common Stock.

This summary assumes that investors will hold Spinco Common Stock as a capital asset (generally, property held for investment). No advance ruling from the IRS has been or will be sought regarding any matter discussed in this information statement. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

The U.S. federal income tax treatment of a particular holder depends upon determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any holder of Spinco Common Stock will depend on the holder’s particular tax circumstances. Accordingly, each holder is urged to consult its tax advisor regarding the federal, state, local, and foreign tax consequences of acquiring, holding, exchanging, or otherwise disposing of Spinco Common Stock and of Spinco’s election to be subject to tax as a real estate investment trust for U.S. federal income tax purposes.

Taxation of Spinco

Spinco will elect to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 2020, and Spinco intends to continue to operate in such a manner as to qualify for taxation as a REIT. We believe that we will be organized, and expect to operate in such a manner as to qualify for taxation, as a REIT. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels, and diversity of stock ownership. Accordingly, no assurance can be given that we will be organized and operate in a manner so as to qualify or remain qualified as a REIT. See “U.S. Federal Income Tax Considerations—Taxation of Spinco—Failure to Qualify.”

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In connection with the Spin-Off, we expect to receive an opinion of Skadden, Arps to the effect that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable, us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden, Arps will be based on various assumptions relating to our organization and operation, and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, income, and the past, present, and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps or by us that we will qualify as a REIT for any particular year. See “U.S. Federal Income Tax Considerations—Taxation of Spinco—Failure to Qualify.” The opinion will be expressed as of the date issued and will not cover subsequent periods. Skadden, Arps will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented, or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. In addition, the opinion of Skadden, Arps will rely on a separate opinion of Skadden, Arps regarding Aimco’s organization and operation as a REIT, which separate opinion will be subject to the same limitations and qualifications described above with respect to the opinion on our REIT status.

The REIT provisions of the Code are highly technical and complex. The following summary sets forth certain aspects of the provisions of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.

Taxation of REITs in General

Provided Spinco qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to U.S. federal corporate income tax on its net income that is currently distributed to its stockholders. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. Rather, income generated by a REIT is generally taxed only at the stockholder level upon a distribution of dividends by the REIT.

Currently, most U.S. stockholders that are individuals, trusts, or estates are taxed on corporate dividends at a reduced maximum U.S. federal income tax rate. With limited exceptions, however, dividends received by stockholders from Spinco or from other entities that are taxed as REITs will generally not be eligible for this rate and will be taxed at rates applicable to ordinary income. See “—Taxation of Stockholders—Taxation of Taxable U.S. Holders—Distributions.”

Any net operating losses, foreign tax credits, and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Stockholders—Taxation of Taxable U.S. Holders—Distributions.”

If Spinco qualifies as a REIT, it will nonetheless be subject to U.S. federal income tax in the following circumstances:

1.	Spinco will be taxed at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gains.

2.

A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between Spinco and its TRSs (as described below) if and to the extent that the IRS successfully asserts that the economic arrangements between Spinco and its TRSs are not comparable to similar arrangements between unrelated third parties.

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3.

If Spinco has net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

4.

If Spinco elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” Spinco may thereby avoid the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate. Spinco does not anticipate receiving any income from foreclosure property.

5.

If Spinco should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount based on the magnitude of the failure, adjusted to reflect the profit margin associated with Spinco’s gross income.

6.

If Spinco should fail to satisfy the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet nonetheless maintains its qualification as a REIT because there is reasonable cause for the failure, and other applicable requirements are met, it may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the non-qualifying assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.

7.

If Spinco should fail to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year; and (iii) any undistributed net taxable income from prior periods, Spinco will be required to pay a 4% excise tax on the excess of the required distribution over the sum of: (a) the amounts actually distributed; plus (b) retained amounts on which income tax was paid at the corporate level.

8.

Spinco may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet the record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

9.

If Spinco acquires appreciated assets from a corporation that is not a REIT (i.e., a subchapter C corporation) in a transaction in which the adjusted tax basis of the assets in the hands of Spinco is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, Spinco may be subject to tax on such appreciation at the highest U.S. federal corporate income tax rate then applicable if Spinco subsequently recognizes gain on the disposition of any such assets during the five-year period following the acquisition of such assets from the subchapter C corporation.

10.	The earnings of any Spinco subsidiary that is taxed as a C corporation (including any TRS) will generally be subject to U.S. federal corporate income tax.

Spinco and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income taxes, property taxes, and other taxes on their assets and operations. Spinco could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust, or association:

1.	that is managed by one or more trustees or directors;

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2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4.	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.

in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities);

7.	that meets other tests described below (including with respect to the nature of its income and assets); and

8.	that makes an election to be taxed as a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Spinco’s articles of incorporation will provide certain restrictions regarding transfers of its shares, which are intended to assist Spinco in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Spinco will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.

To monitor Spinco’s compliance with the share ownership requirements, Spinco will generally be required to maintain records regarding the actual ownership of its shares. To do so, Spinco must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by Spinco). A list of those persons failing or refusing to comply with this demand must be maintained as part of Spinco’s records. Failure by Spinco to comply with these record keeping requirements could subject it to monetary penalties. A stockholder who fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Spinco will satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below, regardless of whether the REIT receives a distribution from the partnership. A REIT’s proportionate share of a partnership’s assets and income is based on its capital interest in the partnership (except that for purposes of the 10% value test, described below, a REIT’s proportionate share of the partnership’s assets is based on its proportionate interest in the equity and certain debt securities issued by the partnership). Similarly, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, Spinco’s proportionate share of the assets and items of income of the Subsidiary Partnerships will be treated as assets and items of income of Spinco for purposes of applying the REIT requirements described below.

Substantially all of Spinco’s investments will be held indirectly through Spinco OP. Spinco will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income

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tests and in the computation of its “real estate investment trust taxable income.” Moreover, for purposes of the REIT asset tests, Spinco will include its proportionate share of assets held by the Subsidiary Partnerships.

Spinco’s direct and indirect investment in partnerships will involve special tax considerations, including the possibility of a challenge by the IRS of the tax status of any of the Subsidiary Partnerships as a partnership for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of Spinco’s assets and items of gross income would change and could preclude Spinco from satisfying the REIT asset tests and gross income tests (see “—Asset Tests” and “—Income Tests”) and in turn could prevent Spinco from qualifying as a REIT unless Spinco is eligible for relief from the violation pursuant to relief provisions described below (see “—Failure to Qualify”). In addition, any change in the status of any of the Subsidiary Partnerships for U.S. federal income tax purposes might be treated as a taxable event, in which case Spinco might incur a tax liability without any related cash distributions.

If Spinco were to be a limited partner or nonmanaging member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize Spinco’s status as a REIT or require Spinco to pay tax, Spinco may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause Spinco to fail a gross income or asset test, and that Spinco would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, Spinco could fail to qualify as a REIT unless it were entitled to relief, as described below.

In addition, under the Code and the Treasury Regulations, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury Regulations provide for a similar allocation of these items to the other (i.e., noncontributing) partners. Spinco OP has acquired properties in connection with its formation and subsequent thereto by way of contributions of appreciated property. Consequently, the partnership agreement requires allocations to be made in a manner consistent with these requirements. These rules apply to the contribution by Spinco to Spinco OP of the cash proceeds received in any offerings of its stock.

In general, a unitholder who has contributed appreciated property to Spinco OP will be allocated reduced amounts of depreciation deductions for tax purposes and increased taxable income and gain on the sale by Spinco OP or other Subsidiary Partnerships of the contributed properties. This will tend to eliminate the Book-Tax Difference over the depreciable life of the contributed property. However, these special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. This could cause Spinco (a) to be allocated lower depreciation deductions for tax purposes than would be allocated to it if all properties were to have a tax basis equal to their fair market value at the time of contribution and (b) to be allocated lower amounts of taxable loss in the event of a sale of interests in such contributed properties at a book loss, than the economic or book loss allocated to Spinco as a result of such sale, with a corresponding benefit to the other partners in Spinco OP. These allocations might adversely affect Spinco’s ability to comply with the REIT distribution requirements, although Spinco does not anticipate that this will occur. These allocations may also affect Spinco’s earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had Spinco purchased interests in the properties at their agreed values.

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With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of units) subsequent to the formation of Spinco, such property initially will have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

Finally, the rules applicable to U.S. federal income tax audits of partnerships (such as Spinco OP) provide that, subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that these rules could result in Spinco OP or other Subsidiary Partnerships in which Spinco directly or indirect invests being required to pay additional taxes, interest, and penalties as a result of an audit adjustment, and Spinco, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though Spinco, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.

Disregarded Subsidiaries. Most entities that will be wholly owned by Spinco, including single member limited liability companies, will generally be disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. In addition, Spinco’s indirect interests in certain Subsidiary Partnerships will be held through wholly owned corporate subsidiaries that are organized and operated as “qualified REIT subsidiaries” within the meaning of the Code. A qualified REIT subsidiary is any corporation, other than a TRS as described below, that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. If a REIT owns a qualified REIT subsidiary, that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. Each qualified REIT subsidiary, therefore, will not be subject to U.S. federal corporate income taxation, although it may be subject to state or local taxation. Disregarded subsidiaries, along with partnerships in which Spinco holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of Spinco ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than Spinco or another disregarded subsidiary of Spinco—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect Spinco’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Subsidiary REITs. Spinco will own interests in one or more corporations that have elected to be taxed as REITs. Provided that each such entity qualifies as a REIT, Spinco’s interest in the entity will be treated as a qualifying real estate asset for purposes of the REIT asset tests and any dividend income or gains derived by Spinco from such entity will generally be treated as income that qualifies for purposes of the REIT gross income tests. To qualify as a REIT, each such entity will need to independently satisfy the various REIT qualification requirements described in this summary. If such an entity were to fail to qualify as a REIT, and certain relief provisions do not apply, it would be treated as a regular taxable corporation and its income would be subject to U.S. federal income tax. In addition, a failure of the entity to qualify as a REIT would have an adverse effect on Spinco’s ability to comply with the REIT income and asset tests, and thus its ability to qualify as a REIT.

Taxable REIT Subsidiaries. A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned (including a corporation owned by Spinco OP), to treat such subsidiary corporation as a TRS. A TRS also includes any corporation, other than a REIT, with respect to which a TRS owns securities possessing 35% of the total voting power or total value of the outstanding securities of such corporation. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not

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ignored for U.S. federal income tax purposes. As a result, a parent REIT is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by the TRS is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

Certain of Spinco’s operations (including certain of its property management, asset management, and risk management activities) will be conducted through its TRSs. Because Spinco will not be required to include the assets and income of such TRSs in determining Spinco’s compliance with the REIT requirements, Spinco will use its TRSs to facilitate its ability to offer services and activities to its tenants that are not generally considered as qualifying REIT services and activities. If Spinco fails to properly structure and provide such nonqualifying services and activities through its TRSs, its ability to satisfy the REIT gross income requirement, and also its REIT status, may be jeopardized.

A TRS may generally engage in any business except the operation or management of a lodging or health care facility. If any of Spinco’s TRSs were deemed to operate or manage a health care or lodging facility, they would fail to qualify as TRSs, and Spinco would fail to qualify as a REIT. Spinco believes that none of its TRSs will operate or manage any health care or lodging facilities. However, there can be no assurance that the IRS will not contend that any of Spinco’s TRSs operate or manage a health care or lodging facility, disqualifying it from treatment as a TRS, and thereby resulting in the disqualification of Spinco as a REIT.

Several provisions of the Code regarding arrangements between a REIT and a TRS seek to ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to its REIT owner. In addition, Spinco would be obligated to pay a 100% penalty tax on certain payments that it receives from, or on certain expenses deducted by, a TRS if the IRS were to successfully assert that the economic arrangements between Spinco and the TRS were not comparable to similar arrangements among unrelated third parties.

A portion of the amounts to be used to fund distributions to stockholders may come from distributions made by Spinco’s TRSs to Spinco OP and interest paid by the TRSs on certain notes held by Spinco OP. In general, TRSs pay U.S. federal, state, and local income taxes on their taxable income at normal corporate rates. Any U.S. federal, state, or local income taxes that Spinco’s TRSs are required to pay will reduce Spinco’s cash flow from operating activities and its ability to make payments to holders of its securities.

Income Tests

To maintain qualification as a REIT, Spinco must annually satisfy two gross income requirements:

•

First, at least 75% of Spinco’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness, and certain hedging transactions, generally must be derived from “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as specified income from temporary investments.

•

Second, at least 95% of Spinco’s gross income for each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness, and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gains from the sale or disposition of stock or securities, which

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need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents received by Spinco directly or through the Subsidiary Partnerships will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received or accrued as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Also, neither Spinco nor an actual or constructive owner of 10% or more of Spinco’s stock may actually or constructively own 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of all classes of stock of the tenant. Rents Spinco receives from such a tenant that is a TRS of Spinco’s, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the leased space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by Spinco’s other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS.

Moreover, Spinco generally must not operate or manage a property (subject to certain exceptions) or furnish or render services to the tenants of such property, other than through an “independent contractor” from which Spinco derives no revenue. Spinco and its affiliates will be permitted, however, to directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, Spinco and its affiliates may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services will be deemed to be at least 150% of the direct cost of providing the services. Moreover, Spinco will generally be permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income requirements. Spinco believes that substantially all of the services it will render at its properties will be of the type that are usually or customarily performed in connection with the rental of space and will not be primarily for the benefit or convenience of its tenants. Therefore, Spinco believes that its provision of these services will not cause rents received with respect to its properties to fail to qualify as “rents from real property.” Subject to Spinco’s ability to provide a de minimis amount of non-customary services to tenants, Spinco intends to cause services that are not “usually or customarily rendered,” or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a TRS or through an “independent contractor.” However, no assurance can be given that the IRS will concur with Spinco’s determination as to whether a particular service is usual or customary, or otherwise in this regard.

Any income or gain derived by Spinco directly or through its Subsidiary Partnerships from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests; provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of Spinco’s business and that the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods.

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Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test. See “—Derivatives and Hedging Transactions.”

If Spinco fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if Spinco’s failure to meet these tests was due to reasonable cause and not due to willful neglect, and Spinco attaches a schedule of the sources of its income to its tax return. It is not possible to state whether Spinco would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving Spinco, Spinco will not qualify as a REIT. Even where these relief provisions apply, the Code imposes a tax based upon the amount by which Spinco fails to satisfy the particular gross income test.

Asset Tests

Spinco, at the close of each calendar quarter of its taxable year, must also satisfy five tests relating to the nature of its assets.

•

First, at least 75% of the value of the total assets of Spinco must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, some kinds of mortgage backed securities, and mortgage loans and debt instruments (whether or not secured by real property) that are issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act). Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

•	Second, the value of any one issuer’s securities owned by Spinco may not exceed 5% of the value of Spinco’s total assets.

•

Third, Spinco may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs or qualified REIT subsidiaries, and the value prong of the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% value test, the determination of its interest in the assets of a partnership in which Spinco owns an interest will be based on its proportionate interest in the equity and certain debt securities issued by the partnership.

•	Fourth, the aggregate value of all securities of TRSs held by Spinco may not exceed 20% of the value of Spinco’s total assets.

•

Fifth, no more than 25% of the value of Spinco’s total assets may be represented by “nonqualified publicly offered REIT debt instruments” (i.e., real estate assets that would cease to be real estate assets if debt instruments issued by publicly offered REITs were not included in the definition of real estate assets).

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, Spinco will be treated as owning its proportionate share of the underlying assets of a subsidiary partnership, if it holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions, described below, are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by a non-publicly offered REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% value test, as explained below).

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Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer that do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset value test. Such securities include: (i) any loan made to an individual or an estate; (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules); (iii) any obligation to pay rents from real property; (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; (v) any security (including debt securities) issued by another REIT; and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.

Spinco believes that its holdings of securities and other assets will comply with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. Generally, independent appraisals have not been obtained to support Spinco’s conclusions as to the value of its assets, including Spinco OP’s total assets and the value of Spinco OP’s interest in the TRSs. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that Spinco’s interests in its subsidiaries or in the securities of other issuers will cause a violation of the REIT asset requirements and loss of REIT status.

Certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset tests and other requirements. One such provision allows a REIT that fails one or more of the asset tests to nevertheless maintain its REIT qualification if: (a) it provides the IRS with a description of each asset causing the failure; (b) the failure is due to reasonable cause and not willful neglect; (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate; and (d) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision contained in the Code applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (b) either (i) the REIT disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or (ii) the relevant tests are otherwise satisfied within that time frame.

If Spinco should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause Spinco to lose its REIT status if (1) Spinco satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of its assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets but instead arose from changes in the market value of its assets. If the condition described in (2) were not satisfied, Spinco still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose. No assurance can be given that Spinco would qualify for relief under these provisions.

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Annual Distribution Requirements

For Spinco to qualify as a REIT, Spinco will be required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

•	the sum of:

•	90% of Spinco’s “real estate investment trust taxable income,” computed without regard to the deduction for dividends paid and net capital gain of Spinco, and

•	90% of Spinco’s net income, if any, (after tax) from foreclosure property (as described below); minus

•	the sum of specified items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Spinco timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. In addition, any dividend declared in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by Spinco and received by the stockholder on December 31 of such year, so long as the dividend is actually paid by Spinco before the end of January of the next calendar year. If Spinco ceases to be a “publicly offered REIT,” then in order for distributions to be counted as satisfying the annual distribution requirement, and to give rise to a tax deduction by Spinco, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as will be set forth in Spinco’s organizational documents.

To the extent that Spinco distributes at least 90%, but less than 100%, of its “real estate investment trust taxable income,” as adjusted, it will be subject to tax thereon at ordinary corporate tax rates. In any year, Spinco may elect to retain, rather than distribute, its net long-term capital gain and pay tax on such gain. In such a case, Spinco’s stockholders would include their proportionate share of such undistributed long-term capital gain in income and receive a corresponding credit for their share of the tax paid by Spinco. Spinco’s stockholders would then increase the adjusted basis of their Spinco shares by the difference between the designated amounts included in their income as long-term capital gains and the tax deemed paid with respect to their shares.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “—Taxation of Stockholders—Taxation of Taxable U.S. Holders—Distributions.”

If Spinco should fail to distribute during each calendar year at least the sum of:

•	85% of its REIT ordinary income for such year;

•	95% of its REIT capital gain net income for such year (excluding retained net capital gain); and

•	any undistributed taxable income from prior periods.

Spinco would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed plus (y) the amounts of income retained on which Spinco has paid U.S. federal corporate income tax.

It is possible that Spinco, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash (including receipt of distributions from Spinco OP) and (ii) the inclusion of certain items in income by Spinco for U.S. federal income tax

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purposes. In the event that such timing differences occur, in order to meet the distribution requirements Spinco may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, Spinco can declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash and/or stock to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, taxable stockholders receiving such dividends will be required to include the full amount of the dividend in income to the extent of Spinco’s current and accumulated earnings and profits.

Under certain circumstances, Spinco may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in Spinco’s deduction for dividends paid for the earlier year. In this case, Spinco may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends; however, Spinco will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. Spinco intends to conduct its operations so that no asset owned by Spinco or its pass-through subsidiaries will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be in the ordinary course of Spinco’s business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that no property sold by Spinco will be treated as inventory or as property held for sale to customers or that Spinco can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that Spinco acquires as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by Spinco and secured by the property; (ii) for which Spinco acquired the related loan or lease at a time when default was not imminent or anticipated; and (iii) with respect to which Spinco made a proper election to treat the property as foreclosure property. Spinco generally will be subject to tax at the maximum corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.

Derivatives and Hedging Transactions

Spinco may enter into hedging transactions with respect to interest rate exposure on one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury Regulations, any income from a hedging transaction (including gain from the sale, disposition, or termination of a position in such a transaction) will not constitute gross income for purposes of the 75% or 95% gross income test if Spinco properly identifies the transaction as specified in applicable Treasury Regulations and Spinco enters into such transaction (i) in the normal course of

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Spinco’s business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets; (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests; or (iii) in connection with the extinguishment of indebtedness with respect to which Spinco has entered into a qualified hedging position described in clause (i) or the disposition of property with respect to which Spinco entered into a qualified hedging position described in clause (ii), primarily to manage the risks of such hedging positions. To the extent that Spinco enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. Spinco intends to structure any hedging transactions in a manner that will not jeopardize its qualification as a REIT. Spinco may conduct some or all of its hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that Spinco’s hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that Spinco’s hedging activities will not adversely affect its ability to satisfy the REIT qualification requirements.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest, or redetermined TRS service income that Spinco or its TRSs generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of Spinco’s tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to Spinco that are in excess of the amounts that would have been deducted based on arm’s-length negotiations, and redetermined TRS service income is income of a TRS attributable to services provided to, or on behalf of, Spinco (other than services furnished or rendered to a customer of Spinco’s) to the extent such income is lower than the income the TRS would have earned based on arm’s-length negotiations. Rents that Spinco receives will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Spinco believes that the fees paid to its TRSs for tenant services will be comparable to the fees that would be paid to an unrelated third party negotiating at arm’s-length. This determination, however, is inherently factual, and the IRS may assert that the fees paid by Spinco do not represent arm’s-length amounts. If the IRS successfully made such an assertion, Spinco would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Failure to Qualify

If Spinco fails to satisfy one or more requirements for REIT qualification other than the income or asset tests, Spinco could avoid disqualification if the failure is due to reasonable cause and not to willful neglect, and Spinco pays a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If Spinco fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, Spinco will be subject to tax on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Spinco fails to qualify will not be deductible by Spinco nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders that are individuals will generally be taxable at the preferential income tax rates for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction.

Unless Spinco is entitled to relief under specific statutory provisions, Spinco would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification

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was lost. It is not possible to state whether, in all circumstances, Spinco would be entitled to this statutory relief. The rule against re-electing REIT status following a loss of such status could also apply to us or a REIT subsidiary of ours if it were determined that Aimco failed to qualify as a REIT for certain taxable years and we or our REIT subsidiaries were treated as a successor to any such entity for U.S. federal income tax purposes. Although Aimco, in the Separation Agreement, will covenant to use its reasonable best efforts to maintain the REIT status of Aimco and its REIT subsidiaries for each taxable year ending on or before December 31, 2021 (unless Aimco obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that such failure to maintain REIT status will not cause us to fail to qualify as a REIT under the successor REIT rule referred to above), no assurance can be given that such covenant would prevent us from failing to qualify as a REIT. Although, in the event of a breach, we may be able to seek damages from Aimco, there can be no assurance that such damages, if any, would appropriately compensate us. In addition, if Aimco or any of the relevant subsidiaries were to fail to qualify as a REIT despite its reasonable best efforts, we would have no claim against Aimco. If we fail to qualify as a REIT due to a predecessor’s failure to qualify as a REIT, we would be subject to corporate income tax as described in the preceding paragraph.

Taxation of Stockholders

Taxation of Taxable U.S. Holders

As used herein, the term “U.S. Holder” means a holder of Spinco’s stock who for U.S. federal income tax purposes is:

1.	an individual who is a citizen or resident of the United States;

2.

a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

3.	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

4.

a trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions. Provided that Spinco qualifies as a REIT, distributions made to Spinco’s U.S. Holders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax rates for qualified dividends received by U.S. Holders that are individuals, trusts, and estates from taxable C corporations. Such U.S. Holders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to: (i) income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax); (ii) dividends received by the REIT from TRSs or other taxable C corporations; or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

In addition, for taxable years that begin after December 31, 2017, and before January 1, 2026, stockholders that are individuals, trusts, or estates are generally entitled to a deduction equal to 20% of the aggregate amount of ordinary income dividends received from a REIT (not including capital gain dividends, as described below, or dividends eligible for reduced rates applicable to qualified dividend income, as described above), subject to certain limitations.

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Distributions that are designated as capital gain dividends will generally be taxed to U.S. Holders as long-term capital gains, to the extent that such distributions do not exceed Spinco’s actual net capital gain for the taxable year, without regard to the period for which the U.S. Holder that receives such distribution has held its stock. However, corporate U.S. Holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum U.S. federal rates in the case of stockholders that are individuals, trusts, or estates, and ordinary income rates in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions. Spinco may elect to retain, rather than distribute, some or all of its net long-term capital gains and pay taxes on such gains. In this case, Spinco could elect for its stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that Spinco pays. Spinco’s stockholders would increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that Spinco designated and that they include in their taxable income, minus (ii) the tax that Spinco paid on their behalf with respect to that income. See “—Taxation of Spinco—Annual Distribution Requirements.”

Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that they do not exceed the adjusted basis of the U.S. Holder’s shares in respect of which the distributions were made, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a U.S. Holder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by Spinco in October, November, or December of any year, and payable to a U.S. Holder of record on a specified date in any such month, will be treated as both paid by Spinco and received by the U.S. Holder on December 31 of such year; provided that the dividend is actually paid by Spinco before the end of January of the following calendar year.

To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of Spinco—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that the REIT has current or accumulated earnings and profits.

Dispositions of Spinco Common Stock. A U.S. Holder will realize gain or loss upon the sale, redemption, or other taxable disposition of Spinco Common Stock in an amount equal to the difference between the sum of the fair market value of any property and cash received in such disposition and the U.S. Holder’s adjusted tax basis in the stock at the time of the disposition. In general, capital gains recognized by individuals upon the sale or disposition of shares of Spinco Common Stock will be subject to a taxation at long-term capital gains rates if the Spinco Common Stock is held for more than 12 months and will be taxed at ordinary income rates if the Spinco Common Stock is held for 12 months or less. Gains recognized by U.S. Holders that are corporations are currently subject to U.S. federal income tax at ordinary income rates, whether or not classified as long-term capital gains. Capital losses recognized by a U.S. Holder upon the disposition of Spinco Common Stock held for more than one year at the time of disposition will be considered long-term capital losses and are generally available only to offset capital gain income of the U.S. Holder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Spinco Common Stock by a U.S. Holder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Spinco that are required to be treated by the U.S. Holder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of stock or other securities of Spinco in an amount that exceeds a prescribed threshold, it is possible that the provisions of the Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss

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generating transaction to the IRS. While these Treasury Regulations are directed towards “tax shelters,” they are written quite broadly and apply to transactions that would not typically be considered tax shelters. In addition, the Code imposes penalties for failure to comply with these requirements. Prospective investors should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of stock or securities of Spinco or transactions that might be undertaken directly or indirectly by Spinco. Moreover, prospective investors should be aware that Spinco and other participants in the transactions involving Spinco (including their advisors) might be subject to disclosure or other requirements pursuant to these Treasury Regulations.

Taxation of Non-U.S. Holders

The following is a summary of certain anticipated U.S. federal income and estate tax considerations for the ownership and disposition of Spinco Common Stock applicable to Non-U.S. stockholders. A “Non-U.S. Holder” is a stockholder that is neither a U.S. Holder nor a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes. The discussion is based on current law, is for general information only and addresses only selected, and not all, aspects of U.S. federal income and estate taxation relevant to Non-U.S. Holders.

Ordinary Dividends. The portion of distributions received by Non-U.S. Holders that is: (i) payable out of Spinco’s earnings and profits; (ii) not attributable to capital gains of Spinco; and (iii) not effectively connected with a U.S. trade or business of the Non-U.S. Holder, will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable tax treaty and the Non-U.S. Holder provides appropriate documentation regarding its eligibility for treaty benefits). In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Spinco Common Stock. In cases where the dividend income from a Non-U.S. Holder’s investment in Spinco Common Stock is, or is treated as, effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. Holder. The income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation.

Non-Dividend Distributions. Unless Spinco Common Stock constitutes a U.S. real property interest (a “USRPI”) within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions by Spinco which are not payable out of Spinco’s earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of current and accumulated earnings and profits of Spinco. If Spinco Common Stock constitutes a USRPI, distributions by Spinco in excess of the sum of its earnings and profits plus the stockholder’s basis in its Spinco Common Stock will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of Spinco’s earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution made by Spinco to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs held by Spinco directly or through pass-through subsidiaries (“USRPI Capital Gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, Spinco will be required to withhold tax equal to 21% of the maximum amount that could have been designated as a USRPI Capital Gains dividend. Distributions subject to FIRPTA may also be subject to a 30%

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branch profits tax in the hands of a Non-U.S. Holder that is a corporation. A distribution is not a USRPI Capital Gain dividend if Spinco held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a Non-U.S. Holder that are attributable to dispositions by Spinco of assets other than USRPIs will generally not be subject to U.S. federal income or withholding tax, unless: (i) the gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder would be subject to the same treatment as U.S. holders with respect to such gain; or (ii) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the Non-U.S. Holder will incur a 30% tax on his capital gains.

A capital gain dividend by Spinco that would otherwise have been treated as a USRPI Capital Gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated in the same manner as an ordinary dividend from Spinco (see “—Taxation of Non-U.S. Holders—Ordinary Dividends”); provided that: (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient Non-U.S. Holder does not own more than 10% of that class of stock at any time during the one-year period ending on the date on which the capital gain dividend is received. Spinco anticipates that its stock will be “regularly traded” on an established securities market.

Dispositions of Spinco Common Stock. Unless Spinco Common Stock constitutes a USRPI, a sale of Spinco Common Stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will be treated as a USRPI if 50% or more of Spinco’s assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. Even if the foregoing test is met, Spinco Common Stock nonetheless will not constitute a USRPI if Spinco is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of the value of which is held directly or indirectly by Non-U.S. Holders at all times during a specified testing period (after applying certain presumptions regarding the ownership of Spinco Common Stock, as described in the Code). Spinco believes that it will be a domestically controlled qualified investment entity. If Spinco is and continues to be a domestically controlled qualified investment entity, the sale of Spinco Common Stock should not be subject to taxation under FIRPTA. No assurance can be given that Spinco will be a domestically controlled qualified investment entity.

In the event that Spinco does not constitute a domestically controlled qualified investment entity, but Spinco’s stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, a Non-U.S. Holder’s sale of Spinco Common Stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI; provided that the selling Non-U.S. Holder held 10% or less of such class of Spinco’s outstanding stock at all times during a prescribed statutory testing period.

If gain on the sale of stock of Spinco were subject to taxation under FIRPTA, the Non-U.S. Holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of Spinco Common Stock that would not otherwise be subject to taxation under FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder’s investment in the Spinco Common Stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a domestic stockholder with respect to such gain, and a Non-U.S. Holder that is a corporation may also be subject to a 30% branch profits tax (unless reduced or eliminated by treaty); or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

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In addition, even if Spinco is and continues to be a domestically controlled qualified investment entity, upon disposition of Spinco Common Stock, a Non-U.S. Holder may be treated as having capital gain from the sale or exchange of a USRPI if the Non-U.S. Holder: (i) disposes of its Spinco Common Stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI; and (ii) acquires, or enters into a contract or option to acquire, other shares of Spinco Common Stock within 61 days of the first day of the 30-day period described in (i), unless such Non-U.S. Holder held 5% or less of our stock at all times during the one-year period ending on the distribution date.

Special FIRPTA Rules. There are certain exemptions from FIRPTA for particular types of foreign investors, including “qualified foreign pension funds” and their wholly owned foreign subsidiaries, and certain widely held, publicly traded “qualified collective investment vehicles.”

Estate Tax. Spinco Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held its Spinco Common Stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) the Spinco Common Stock is not otherwise used in an unrelated trade or business, Spinco believes that distributions from Spinco and income from the sale of the Spinco Common Stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code are subject to different UBTI rules, which will generally require such stockholders to characterize distributions from Spinco as UBTI.

In certain circumstances, a pension trust that owns more than 10% of Spinco’s stock could be required to treat a percentage of the dividends as UBTI if Spinco is a “pension-held REIT.” Spinco will not be a pension-held REIT unless: (1) it is required to “look through” one or more of its pension trust stockholders in order to satisfy the REIT “closely-held” test; and (2) either (i) one pension trust owns more than 25% of the value of Spinco’s stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of Spinco’s stock, collectively owns more than 50% of the value of Spinco’s stock. Certain restrictions on ownership and transfer of Spinco’s stock generally should prevent a tax-exempt entity from owning more than 10% of the value of Spinco’s stock and generally should prevent Spinco from becoming a pension-held REIT.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Holders are urged to consult with their

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tax advisors with respect to the status of legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in Spinco Common Stock.

Medicare 3.8% Tax on Investment Income

Certain U.S. holders who are individuals, estates, or trusts, and whose income exceeds certain thresholds, are required to pay a 3.8% Medicare tax on their “net investment income,” which will include dividends received from Spinco and capital gains from the sale or other disposition of Spinco Common Stock.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% generally will be required on dividends made in respect of Spinco Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, and the accounts maintained by, the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons, and to withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the United States and an applicable foreign country. Accordingly, the entity through which Spinco Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends made in respect of Spinco Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. Spinco will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of these withholding taxes on their investment in Spinco Common Stock.

State, Local and Foreign Taxes

Spinco, Spinco OP, and Spinco Common Stock holders may be subject to state, local, or foreign taxation in various jurisdictions, including those in which it or they transact business, own property, or reside. It should be noted that Spinco OP owns properties located in a number of states and local jurisdictions and may be required to file income tax returns in some or all of those jurisdictions. The state, local, or foreign tax treatment of Spinco OP, Spinco, and Spinco Common Stock holders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective investors are urged to consult their tax advisors regarding the application and effect of state, local, or foreign tax laws on an investment in Spinco.

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WHERE YOU CAN FIND MORE INFORMATION

Spinco has filed a registration statement on Form 10 with the SEC, of which this information statement forms a part, with respect to the shares of Spinco Common Stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. In addition, New OP has filed a registration statement on Form 10 with the SEC. For further information with respect to us, Spinco Common Stock, and New OP Units, see the registration statements, including their exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, over the Internet at the SEC’s website at www.sec.gov and on our corporate website at      .

Information contained on or connected to, or that can be accessed from, our website does not and will not constitute part of this information statement or the registration statement on Form 10 of which this information statement is a part.

As a result of the Spin-Off, Spinco will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements, and other information with the SEC, which will be available on the SEC’s website at www.sec.gov.

We intend to furnish holders of Spinco Common Stock with annual reports containing combined financial statements prepared in accordance with GAAP, and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Aimco is a publicly traded company and is subject to the reporting requirements of the SEC and is required to file with the SEC annual, quarterly, and special reports, proxy statements, and other information. Aimco’s publicly available filings can be found on the SEC’s website at www.sec.gov. Aimco’s filings and additional information that Aimco has made public to investors may also be found on its website at www.aimco.com. Neither Aimco’s filings nor the information contained on or connected to, or that can be accessed from, its website, will constitute part of this information statement or the registration statement on Form 10 of which this information statement is a part.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

F-1

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Apartment Investment and Management Company

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Apartment Investment and Management Company (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes and financial statement schedule listed in the accompanying Index to Financial Statements (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Adoption of New Accounting Standard

As discussed in Note 10 to the consolidated financial statements, the Company changed its accounting for the income tax consequences of intercompany transfers of assets effective January 1, 2017.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accounting for Acquisitions of Real Estate

Description of the Matter

During 2019 the Company acquired real estate for total consideration of $242 million, (including assumption of liabilities). As more fully described in Note 2 and summarized in Note 3 to the consolidated financial statements, the total consideration for these asset acquisitions was allocated to land, buildings and improvements, intangible assets, and intangible liabilities, based upon their relative fair values.

Auditing management’s accounting for acquisitions involves a higher degree of judgment due to the subjective nature of the assumptions that are inherent in the determination of the relative fair values of the assets acquired and liabilities assumed. The significant assumptions used to estimate the fair value of these acquired tangible and intangible assets includes market comparable prices for similar land parcels, estimated replacement costs for buildings and improvements, market rental rates, and assumptions regarding the time it would take to lease commercial space assuming it were vacant at acquisition.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s accounting for acquisitions of real estate and the allocation of consideration on a relative fair value basis. This included testing controls over management’s identification of the assets acquired and liabilities assumed and evaluating the methods and significant assumptions used by the Company and its valuation specialists, where applicable, to develop such estimates.

To test the significant assumptions discussed above, our audit procedures included, among others, comparing the significant assumptions to observable market data and published industry resources. For example, we compared management’s land value assumptions and estimated building replacement costs to observable market transactions for similar properties. For lease intangibles we compared management’s assumptions regarding market rental rates and the amount of time if would take to lease a commercial space if the building were vacant at acquisition to published market data for comparable leases. Our internal valuation specialists assisted with the identification of observable market data used in evaluating the aforementioned assumptions.

/s/ ERNST & YOUNG LLP

We have served as the Company’s auditor since 1994.

Denver, Colorado

February 24, 2020

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

CONSOLIDATED BALANCE SHEETS

As of December 31, 2019 and 2018

(In thousands, except share data)

	2019	2018
ASSETS
Buildings and improvements	$6,868,543	$6,552,065
Land	1,869,048	1,756,525

Total real estate	8,737,591	8,308,590
Accumulated depreciation	(2,718,284)	(2,585,115)

Net real estate	6,019,307	5,723,475
Cash and cash equivalents	142,902	36,858
Restricted cash	34,800	35,737
Mezzanine investment	280,258	—
Other assets	351,472	351,541
Assets held for sale	—	42,393

Total assets	$6,828,739	$6,190,004

LIABILITIES AND EQUITY
Non-recourse property debt, net	$4,230,590	$3,915,305
Revolving credit facility borrowings	275,000	160,360

Total indebtedness	4,505,590	4,075,665

Accrued liabilities and other	360,574	226,230
Liabilities related to assets held for sale	—	23,177

Total liabilities	4,866,164	4,325,072

Preferred noncontrolling interests in Aimco Operating Partnership (Note 8)	97,064	101,291
Redeemable noncontrolling interests in consolidated real estate partnership	4,716	—
Commitments and contingencies (Note 6) Equity:
Perpetual preferred stock (Note 7)	—	125,000
Common Stock, $0.01 par value, 500,787,260 shares authorized, 148,885,197 and 144,623,034 shares issued/outstanding at December 31, 2019 and 2018, respectively	1,489	1,446
Additional paid-in capital	3,497,367	3,515,686
Accumulated other comprehensive income	4,195	4,794
Distributions in excess of earnings	(1,722,402)	(1,947,507)

Total Aimco equity	1,780,649	1,699,419

Noncontrolling interests in consolidated real estate partnerships	(3,296)	(2,967)
Common noncontrolling interests in Aimco Operating Partnership	83,442	67,189

Total equity	1,860,795	1,763,641

Total liabilities and equity	$6,828,739	$6,190,004

See notes to the consolidated financial statements.

F-4

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2019, 2018, and 2017

(In thousands, except per share data)

	2019	2018	2017
REVENUES:
Rental and other property revenues attributable to real estate	$914,294	$922,593	$918,148
Asset Management business rental and tax credit revenues	—	49,817	87,289

Total revenues	914,294	972,410	1,005,437

OPERATING EXPENSES:
Property operating expenses attributable to real estate	311,221	307,901	319,126
Property operating expenses of partnerships served by Asset Management business	—	20,921	35,458
Depreciation and amortization	380,171	377,786	366,184
General and administrative expenses	47,037	46,268	43,657
Other expenses, net	19,092	3,778	11,148
Provision for real estate impairment loss	—	—	35,881

Total operating expenses	757,521	756,654	811,454

Interest income	11,424	10,914	8,332
Interest expense	(168,807)	(200,634)	(194,615)
Gain on dispositions of real estate and the Asset Management business	503,168	677,463	300,849
Mezzanine investment income, net	1,531	—	—
Income from unconsolidated real estate partnerships	803	77	7,694

Income before income tax benefit	504,892	703,576	316,243
Income tax benefit (Note 10)	3,135	13,027	30,836

Net income	508,027	716,603	347,079
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(187)	(8,220)	(9,084)
Net income attributable to preferred noncontrolling interests in Aimco Operating Partnership	(7,708)	(7,739)	(7,764)
Net income attributable to common noncontrolling interests in Aimco Operating Partnership	(26,049)	(34,417)	(14,457)

Net income attributable to noncontrolling interests	(33,944)	(50,376)	(31,305)

Net income attributable to Aimco	474,083	666,227	315,774
Net income attributable to Aimco preferred stockholders	(7,335)	(8,593)	(8,594)
Net income attributable to participating securities	(604)	(1,037)	(319)

Net income attributable to Aimco common stockholders	$466,144	$656,597	$306,861

Net income attributable to Aimco per common share—basic	$3.16	$4.34	$2.02

Net income attributable to Aimco per common share—diluted	$3.15	$4.34	$2.02

Weighted-average common shares outstanding—basic	147,718	151,152	151,595

Weighted-average common shares outstanding—diluted	147,944	151,334	152,060

See notes to the consolidated financial statements.

F-5

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended December 31, 2019, 2018, and 2017

(In thousands)

	2019	2018	2017
Net income	$508,027	$716,603	$347,079
Other comprehensive (loss) gain:
Unrealized (losses) gains on available for sale debt securities	(637)	(131)	1,507
Realized and unrealized losses on interest rate swaps	—	—	(173)
Losses on interest rate swaps reclassified into earnings from accumulated other comprehensive loss	—	1,391	1,480

Other comprehensive (loss) gain	(637)	1,260	2,814

Comprehensive income	507,390	717,863	349,893

Comprehensive income attributable to noncontrolling interests	(33,906)	(50,445)	(31,527)

Comprehensive income attributable to Aimco	$473,484	$667,418	$318,366

See notes to the consolidated financial statements.

F-6

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

CONSOLIDATED STATEMENTS OF EQUITY

For the Years Ended December 31, 2019, 2018, and 2017

(In thousands)

	Preferred Stock		Common Stock		Additional Paid- in Capital	Accumulated Other Comprehensive Income (Loss)	Distributions in Excess of Earnings	Total Aimco Equity	Noncontrolling Interests in Consolidated Real Estate Partnerships	Common Noncontrolling Interests in Aimco Operating Partnerships	Total Equity
	Shares Issued	Amount	Shares Issued	Amount
Balances at December 31, 2016	5,000	$125,000	152,143	$1,521	$4,051,770	$1,011	$(2,385,399)	$1,793,903	$151,121	$(58)	$1,944,966

Redemption of Aimco Operating Partnership units	—	—	—	—	—	—	—	—	—	(11,882)	(11,882)
Amortization of share-based compensation cost	—	—	17	—	8,638	—	—	8,638	—	613	9,251
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	3,401	—	3,401
Effect of changes in ownership for consolidated entities	—	—	—	—	(160,586)	—	—	(160,586)	(157,056)	4,867	(312,775)
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	(62,682)	(62,682)	—	(3,028)	(65,710)
Change in accumulated other comprehensive income	—	—	—	—	—	2,592	—	2,592	101	121	2,814
Net income	—	—	—	—	—	—	315,774	315,774	9,084	14,457	339,315
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(8,367)	(10,765)	(19,132)
Common Stock dividends	—	—	—	—	—	—	(226,172)	(226,172)	—	—	(226,172)
Preferred Stock dividends	—	—	—	—	—	—	(8,594)	(8,594)	—	—	(8,594)
Other, net	—	—	275	3	268	—	—	271	—	—	271

Balances at December 31, 2017	5,000	125,000	152,435	1,524	3,900,090	3,603	(2,367,073)	1,663,144	(1,716)	(5,675)	1,655,753

Repurchases of Common Stock	—	—	(7,970)	(80)	(373,513)	—	—	(373,593)	—	—	(373,593)
Issuance of Aimco Operating Partnership units	—	—	—	—	—	—	—	—	—	50,151	50,151
Redemption of Aimco Operating Partnership units	—	—	—	—	—	—	—	—	—	(9,639)	(9,639)
Amortization of share-based compensation cost	—	—	21	—	8,074	—	—	8,074	—	1,691	9,765
Effect of changes in ownership for consolidated entities	—	—	—	—	(19,115)	—	—	(19,115)	—	9,014	(10,101)
Change in accumulated other comprehensive income	—	—	—	—	—	1,191	—	1,191	—	69	1,260
Net income	—	—	—	—	—	—	666,227	666,227	8,220	34,417	708,864
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(9,471)	(12,839)	(22,310)
Common Stock dividends	—	—	—	—	—	—	(238,067)	(238,067)	—	—	(238,067)
Preferred Stock dividends	—	—	—	—	—	—	(8,594)	(8,594)	—	—	(8,594)
Other, net	—	—	137	2	150	—	—	152	—	—	152

Balances at December 31, 2018	5,000	125,000	144,623	1,446	3,515,686	4,794	(1,947,507)	1,699,419	(2,967)	67,189	1,763,641

Repurchases of Common Stock	—	—	(461)	(5)	(20,677)	—	—	(20,682)	—	—	(20,682)
Redemption of Preferred Stock	(5,000)	(125,000)	—	—	4,089	—	(4,089)	(125,000)	—	—	(125,000)
Issuance of Aimco Operating Partnership units	—	—	—	—	—	—	—	—	—	3,034	3,034
Redemption of Aimco Operating Partnership units	—	—	127	2	6,242	—	—	6,244	—	(12,710)	(6,466)
Amortization of share-based compensation cost	—	—	22	—	5,924	—	—	5,924	—	3,184	9,108
Effect of changes in ownership of consolidated entities	—	—	—	—	(13,243)	—	—	(13,243)	3,422	9,821	—
Purchase of noncontrolling interest in consolidated real estate partnerships	—	—	—	—	—	—	—	—	(3,844)	—	(3,844)
Change in accumulated other comprehensive income	—	—	—	—	—	(599)	—	(599)	—	(38)	(637)
Net income	—	—	—	—	—	—	474,083	474,083	382	26,049	500,514
Common Stock dividends	—	—	—	—	—	—	(241,643)	(241,643)	—	—	(241,643)
Common Stock issued to Common Stockholders in special dividend	—	—	4,492	45	(786)	—	—	(741)	—	—	(741)
Preferred Stock dividends	—	—	—	—	—	—	(3,246)	(3,246)	—	—	(3,246)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(308)	(13,087)	(13,395)
Other, net	—	—	82	1	132	—	—	133	19	—	152

Balances at December 31, 2019	—	$—	148,885	$1,489	$3,497,367	$4,195	$(1,722,402)	$1,780,649	$(3,296)	$83,442	$1,860,795

See notes to the consolidated financial statements.

F-7

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2019, 2018, and 2017

(In thousands)

	2019	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$508,027	$716,603	$347,079
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	380,171	377,786	366,184
Provision for real estate impairment loss	—	—	35,881
Gain on dispositions of real estate and the Asset Management business	(503,168)	(677,463)	(300,849)
Income tax benefit	(3,135)	(13,027)	(30,836)
Share-based compensation expense	8,146	8,550	7,877
Amortization of debt issuance costs and other	7,629	9,023	5,666
Other, net	25	1,065	(7,694)
Changes in operating assets and operating liabilities:
Accounts receivable and other assets	(26,021)	(27,830)	(15,841)
Accounts payable, accrued liabilities and other	2,798	1,681	(15,395)

Total adjustments	(133,555)	(320,215)	44,993

Net cash provided by operating activities	374,472	396,388	392,072
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of real estate and deposits related to purchases of real estate	(138,311)	(242,297)	(20,372)
Capital expenditures	(393,461)	(340,489)	(358,104)
Proceeds from dispositions of real estate and the Asset Management Business	628,771	708,848	401,983
Payment for mezzanine investment and related transaction costs	(277,627)	—	—
Purchases of corporate assets	(17,584)	(7,718)	(8,899)
Proceeds from repayments on notes receivable	147	5,010	430
Other investing activities	(7,348)	(1,508)	(2,019)

Net cash (used in) provided by investing activities	(205,413)	121,846	13,019
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from non-recourse property debt	774,623	1,228,027	312,434
Principal repayments on non-recourse property debt	(520,027)	(976,087)	(409,167)
(Repayment of) proceeds from term loan	—	(250,000)	250,000
Net borrowings on revolving credit facility	114,640	93,200	49,230
Payment of debt issuance costs	(4,861)	(11,961)	(4,751)
Payment of debt extinguishment costs	(4,491)	(14,241)	(399)
Repurchases of Common Stock	(20,682)	(373,593)	—
Repurchases of Preferred Stock	(125,000)	—	—
Payment of dividends to holders of Preferred Stock	(3,246)	(8,594)	(8,594)
Payment of dividends to holders of Common Stock	(241,288)	(237,504)	(225,377)
Payment of distributions to noncontrolling interests	(21,620)	(29,196)	(26,799)
Redemptions of noncontrolling interests in the Aimco Operating Partnership	(10,694)	(9,885)	(13,546)
Contribution from noncontrolling interests in consolidated real estate partnerships	4,911	—	—
Purchases of noncontrolling interests in consolidated real estate partnerships	(3,780)	(3,579)	(314,269)
Other financing activities	(2,437)	5,233	(2,462)

Net cash used in financing activities	(63,952)	(588,180)	(393,700)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	105,107	(69,946)	11,391
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	72,595	142,541	131,150

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$177,702	$72,595	$142,541

See notes to the consolidated financial statements.

F-8

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2019, 2018, and 2017

(In thousands)

	2019	2018	2017
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$160,961	$199,996	$196,438
Cash paid for income taxes	12,238	11,522	7,401
Non-cash transactions associated with the acquisition or disposition of real estate:
Non-recourse property debt assumed in connection with the acquisition of real estate	97,565	208,885	—
Deferred tax liability assumed in connection with the acquisition of real estate	148,809	—	—
Issuance of common OP Units in connection with acquisition of real estate	3,034	50,151	—
Non-recourse property debt assumed by buyer in connection with the disposition of the Asset Management business	—	227,708	—
Other non-cash transactions:
Recognition of right of use lease assets	54,626	—	—
Recognition of lease liabilities	59,251	—	—
Accrued capital expenditures (at end of period)	54,358	40,185	31,719
Accrued dividends on TSR restricted stock and LTIP awards (at end of period) (Note 9)	1,420	1,266	1,720

See notes to the consolidated financial statements.

F-9

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Note 1—Organization

Apartment Investment and Management Company, or Aimco, is a Maryland corporation incorporated on January 10, 1994. Aimco is a self-administered and self-managed real estate investment trust, or REIT. AIMCO Properties, L.P., or the Aimco Operating Partnership, is a Delaware limited partnership formed on May 16, 1994, to conduct our business, which is focused on the ownership, management, redevelopment and some development of quality apartment communities located in several of the largest markets in the United States.

Aimco, through its wholly-owned subsidiaries, AIMCO-GP, Inc. and AIMCO-LP Trust, holds a majority of the ownership interests in the Aimco Operating Partnership. Aimco conducts all of its business and owns all of its assets through the Aimco Operating Partnership. Interests in the Aimco Operating Partnership that are held by limited partners other than Aimco are referred to as OP Units. OP Units include common partnership units, which we refer to as common OP Units, as well as preferred partnership units, which we refer to as preferred OP Units. As of December 31, 2019, after elimination of units held by consolidated subsidiaries, the Aimco Operating Partnership had 158,419,051 common OP Units outstanding. As of December 31, 2019, Aimco owned 148,885,197, or 94.0%, of the common OP Units of the Aimco Operating Partnership and Aimco had an equal number of shares of its Class A Common Stock outstanding, which we refer to as Common Stock.

Except as the context otherwise requires, “we,” “our” and “us” refer to Aimco, the Aimco Operating Partnership and their consolidated subsidiaries, collectively.

We own and operate a portfolio of apartment communities, diversified by both geography and price point, in 17 states and the District of Columbia. As of December 31, 2019, our portfolio included 124 apartment communities with 32,839 apartment homes in which we held an average ownership of approximately 99%. We consolidated 120 of these apartment communities with 32,697 apartment homes.

Note 2—Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation

Aimco’s accompanying consolidated financial statements include the accounts of Aimco. All significant intercompany balances have been eliminated in consolidation.

We consolidate a variable interest entity, or VIE, in which we are considered the primary beneficiary. The primary beneficiary is the entity that has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. As of December 31, 2019 and 2018, Aimco consolidated six and nine VIEs, respectively, including the Aimco Operating Partnership.

As used herein, and except where the context otherwise requires, “partnership” refers to a limited partnership or a limited liability company and “partner” refers to a partner in a limited partnership or a member of a limited liability company.

Noncontrolling Interests in the Aimco Operating Partnership

Noncontrolling interests in Aimco Operating Partnership consist of common OP Units and preferred OP Units and are reflected in Aimco’s accompanying consolidated balance sheets as noncontrolling interests in

F-10

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Aimco Operating Partnership. Holders of preferred OP Units participate in the Aimco Operating Partnership’s income or loss only to the extent of their preferred distributions. Within Aimco’s consolidated financial statements, after provision for preferred OP Unit distributions, the Aimco Operating Partnership’s income or loss is allocated to the holders of common OP Units based on the weighted-average number of common OP Units (including those held by Aimco) outstanding during the period. During the years ended December 31, 2019, 2018, and 2017, the holders of common OP Units had a weighted-average ownership interest in the Aimco Operating Partnership of 6.0%, 4.9%, and 4.5%, respectively. Please refer to Note 8 for further information regarding the items comprising noncontrolling interests in the Aimco Operating Partnership. Substantially all of the assets and liabilities of Aimco are those of the Aimco Operating Partnership.

Noncontrolling Interests in Consolidated Real Estate Partnerships

We generally report the unaffiliated partners’ interests in the net assets of our consolidated real estate partnerships as noncontrolling interests in consolidated real estate partnerships within consolidated equity and partners’ capital. If a real estate partnership includes redemption rights that are not within Aimco’s control, the noncontrolling interest is included as temporary equity or temporary capital. If the redemption right is not currently redeemable but probable of being redeemable in the future, changes in redemption value are recognized each quarter with the change in value being reflected in additional paid-in-capital.

The assets of real estate partnerships consolidated by Aimco must first be used to settle the liabilities of such consolidated real estate partnerships. These consolidated real estate partnerships’ creditors do not have recourse to the general credit of Aimco.

Noncontrolling interests in consolidated real estate partnerships consist primarily of equity interests held by limited partners in consolidated real estate partnerships that have finite lives. We generally attribute to noncontrolling interests their share of income or loss of consolidated partnerships based on their proportionate interest in the results of operations of the partnerships, including their share of losses even if such attribution results in a deficit noncontrolling interest balance within our equity accounts.

The terms of the related partnership agreements generally require the partnerships to be liquidated following the sale of the underlying real estate. As the general partner in these partnerships, we ordinarily control the execution of real estate sales and other events that could lead to the liquidation, redemption or other settlement of noncontrolling interests.

Changes in our ownership interest in consolidated real estate partnerships generally consist of our purchase of an additional interest in or the sale of our entire interest in a consolidated real estate partnership. The effect on our equity of our purchase of additional interests in consolidated real estate partnerships during the years ended December 31, 2019, 2018, and 2017, is shown in our consolidated statements of equity. The effect on our equity of sales of consolidated real estate or sales of our entire interest in consolidated real estate partnerships is reflected in our consolidated financial statements as gains or losses on dispositions of real estate and accordingly the effect on our equity is reflected within the amount of net income allocated to us and to noncontrolling interests. Upon our deconsolidation of a real estate partnership following the sale of our partnership interests or liquidation of the partnership following sale of the related apartment community, we derecognize any remaining noncontrolling interest of the associated partnership previously recorded in our consolidated balance sheets.

Investments in Unconsolidated Real Estate Partnerships

We own general and limited partner interests in partnerships that either directly, or through interests in other real estate partnerships, own apartment communities. We generally account for investments in real estate partnerships that we do not consolidate under the equity method. Under the equity method, we recognize our share of the earnings or losses of the entity for the periods presented, inclusive of our share of any impairments

F-11

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

and disposition gains or losses recognized by and related to such entities, and we present such amounts within income from unconsolidated real estate partnerships in our consolidated statements of operations.

The excess of our cost of the acquired partnership interests over our share of the partners’ equity or deficit is generally ascribed to the fair values of land and buildings owned by the partnerships. We amortize the excess cost ascribed to the buildings over the related estimated useful lives. Such amortization is recorded as an adjustment of the amounts of earnings or losses we recognize from such unconsolidated real estate partnerships.

We may also originate loans for real estate acquisitions or developments where we either expect, or have the opportunity, to participate in the residual profits from such projects. When the risks and rewards of these arrangements are similar to an equity investor or joint venture partner, we account for these arrangements as real estate investments using the equity method of accounting. We recognize as income changes in our share of net assets, adjusted for any basis differential, in mezzanine investment income, net, in our consolidated statements of operations.

Real Estate

Acquisitions

Upon the acquisition of real estate, we determine whether the purchase qualifies as an asset acquisition or, less frequently, meets the definition of an acquisition of a business. We generally recognize the acquisition of apartment communities or interests in partnerships that own communities at our cost, including the related transaction costs, as asset acquisitions.

We allocate the cost of apartment communities acquired based on the relative fair value of the assets acquired and liabilities assumed. The fair value of these assets and liabilities is determined using valuation techniques that rely on Level 2 and Level 3 inputs within the fair value framework. We determine the fair value of tangible assets, such as land, buildings, furniture, fixtures and equipment using valuation techniques that consider comparable market transactions, replacement costs and other available information. We determine the fair value of identified intangible assets or liabilities, which typically relate to in-place leases, using valuation techniques that consider the terms of the in-place leases, current market data for comparable leases and our experience in leasing similar communities.

The intangible assets or liabilities related to in-place leases are comprised of: (a) the value of the above- and below-market leases in-place, measured over the period, including probable lease renewals for below-market leases, that the leases are expected to remain in effect; (b) the estimated unamortized portion of avoided leasing commissions and other costs that ordinarily would be incurred to originate the in-place leases; and (c) the value associated with leased apartment homes during an estimated absorption period, which estimates rental revenue that would not have been earned had leased apartment homes been vacant at the time of acquisition, assuming lease-up periods based on market demand and stabilized occupancy levels. The above- and below-market lease intangibles are amortized to rental revenue over the expected remaining terms of the associated leases, which include reasonably assured renewal periods. Other intangible assets related to in-place leases are amortized to depreciation and amortization over the expected remaining terms of the associated leases.

Capital Additions

We capitalize costs, including certain indirect costs, incurred in connection with our capital additions activities, including redevelopments, developments, other tangible apartment community improvements, and replacements of existing apartment community components. Included in these capitalized costs are payroll costs associated with time spent by employees in connection with capital additions activities at the apartment community level. We characterize as “indirect costs” an allocation of certain department costs, including payroll, at the area operations and corporate levels that clearly relate to capital additions activities. We also capitalize

F-12

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

interest, property taxes, and insurance during periods in which construction projects are in progress. We begin capitalization of costs, including certain indirect costs, incurred in connection with our capital addition activities, upon commencement of activities necessary to ready apartment communities for their intended use. These activities include when apartment communities or apartment homes are undergoing physical construction, as well as when homes are held vacant in advance of planned construction, provided that other activities such as permitting, planning and design are in progress. We cease the capitalization of costs when the apartment communities are substantially complete and ready for their intended use, which is typically when construction has been substantially completed and apartment homes are available for occupancy. Costs, including ordinary repairs, maintenance, and resident turnover costs, are charged to property operating expense as incurred.

For the years ended December 31, 2019, 2018, and 2017, we capitalized to buildings and improvements $11.8 million, $7.6 million, and $7.6 million of interest costs, respectively, and $37.8 million, $36.8 million, and $36.0 million of other direct and indirect costs, respectively.

Gain or Loss on Dispositions

Gain or loss on real estate dispositions are recognized when we no longer hold a controlling financial interest in the real estate and sufficient consideration has been received. Upon disposition, the related assets and liabilities are derecognized, and the gain or loss on disposition is recognized as the difference between the carrying amount of those assets and liabilities and the value of consideration received.

Impairment

Real estate and other long-lived assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is not recoverable. If events or circumstances indicate that the carrying amount of an apartment community may not be recoverable, we assess its recoverability by comparing the carrying amount to our estimate of the undiscounted future cash flows, excluding interest charges, of the community. If the carrying amount exceeds the aggregate undiscounted future cash flows, we recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the community. As a result of our analysis, we did not recognize an impairment of our real estate and other long-lived assets to be held and used during the year ended December 31, 2019 and December 31, 2018. During the year ended December 31, 2017 we recognized an impairment related to our La Jolla Cove property, which we sold in 2018.

Cash Equivalents

We classify highly liquid investments with an original maturity of three months or less as cash equivalents. We maintain cash equivalents in financial institutions in excess of insured limits. We have not experienced any losses in these accounts in the past and believe that we are not exposed to significant credit risk because our accounts are deposited with major financial institutions.

Restricted Cash

Restricted cash includes capital replacement reserves, completion repair reserves, bond sinking fund amounts, real estate tax and insurance escrow accounts held by lenders and resident security deposits.

F-13

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Other Assets

As of December 31, 2019 and 2018, other assets was comprised of the following amounts (in thousands):

	2019	2018
Investments in securitization trust that holds Aimco property debt	$94,251	$83,587
Right of use lease assets	61,911	—
Goodwill and other intangible assets, net	56,905	43,424
Notes receivable, net	41,300	39,254
Software, equipment and leasehold improvements	25,750	18,309
Accounts receivable, net	20,949	16,376
Prepaid expenses, real estate taxes and insurance	12,767	25,657
Investments in unconsolidated real estate partnerships	12,759	12,650
Deferred tax asset, net (Note 10)	—	67,060
Deferred costs, deposits and other	24,880	45,224

Total other assets	$351,472	$351,541

Investments in Securitization Trust that holds Aimco Property Debt

We hold investments in a securitization trust that primarily holds certain of our property debt. These investments were initially recognized at their purchase price and the discount to the face value is being accreted into interest income over the expected term of the securities. We have designated these investments as available for sale, or AFS, debt securities and we measure these investments at fair value with changes in their fair value, other than the changes attributed to the accretion described above, recognized as an adjustment of accumulated other comprehensive income or loss within equity. Please refer to Note 12 for further information regarding these debt securities.

Goodwill and Other Intangible Assets, net

As of December 31, 2019 and 2018, other assets included goodwill associated with our reportable segments of $37.8 million. We perform an annual impairment test of goodwill by evaluating qualitative factors to determine the likelihood that goodwill may be impaired. As a result of the qualitative analysis, we do not believe our goodwill is impaired as of the date of our annual test.

Deferred Costs

We defer, as debt issuance costs, lender fees and other direct costs incurred in obtaining new financing and amortize the amounts over the terms of the related loan agreements. In connection with the modification of existing financing arrangements, we defer lender fees and amortize these costs and any unamortized debt issuance costs over the term of the modified loan agreement. Debt issuance costs associated with our revolving credit facility are included in other assets in our consolidated balance sheets. Debt issuance costs associated with non-recourse property debt are presented as a direct deduction from the related liabilities in our consolidated balance sheets. When financing arrangements are repaid or otherwise extinguished prior to maturity, unamortized debt issuance costs are written off, additionally, any lender fees or other costs incurred in connection with the extinguishment are recognized as expense. Amortization and write-off of debt issuance costs and other extinguishment costs are included in interest expense in our consolidated statements of operations.

We defer leasing costs incremental to a lease that we would not have incurred if the contract had not been obtained. Amortization of these costs is included in depreciation and amortization.

F-14

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Revenue from Leases

We are a lessor primarily for residential leases. We also own approximately 1.1 million square feet of commercial space across our portfolio.

In 2019 we adopted ASC 842, Leases. The adoption of the standard did not affect the accounting for leases in our position as lessor, except for how we recognize costs incurred to obtain residential leases. Please refer to the Accounting Pronouncements Adopted in the Current Year heading below for further information about this standard.

Our operating leases with residents may also provide that the resident reimburse us for certain costs, primarily the resident’s share of utilities expenses, incurred by the apartment community. These reimbursements represent revenue attributable to nonlease components for which the timing and pattern of recognition is the same as the revenue for the lease components. We adopted the practical expedient that allows us to account for the lease and nonlease components as a single component. Reimbursement and related expense are presented on a gross basis in our consolidated statements of operations, with the reimbursement included in rental and other property revenues attributable to real estate in our consolidated statements of operations. We recognize rental revenue attributed to lease components, net of any concessions, on a straight-line basis over the term of the lease.

Asset Management Business

Prior to the July 2018 sale of our Asset Management business, we provided asset management and other services to certain consolidated partnerships owning apartment communities that qualify for low-income housing tax credits and are structured to provide for the pass-through of tax credits and tax deductions to their partners. We consolidated those low-income housing tax credit partnerships in which we were the sole general partner and decision maker of the partnerships. We recognized income from asset management and other services when the related fees were earned and realized or realizable.

Depreciation and Amortization

Depreciation for all tangible assets is calculated using the straight-line method over their estimated useful lives. Acquired buildings and improvements are depreciated over a useful life based on the age, condition, and other physical characteristics of the asset. Furniture, fixtures, and equipment are generally depreciated over five years.

We depreciate capitalized costs using the straight-line method over the estimated useful life of the related improvement, which is generally 5, 15, or 30 years. We also capitalize payroll and other indirect costs incurred in connection with preparing an asset for its intended used. These costs include corporate-level costs that clearly relate to the capital addition activities, which we allocate to the applicable assets. All capitalized payroll costs and indirect costs are allocated to capital additions proportionately based on direct costs and depreciated over the estimated useful lives of such capital additions.

Purchased software and other costs related to software purchased or developed for internal use are capitalized during the application development stage and are amortized using the straight-line method over the estimated useful life of the software, generally three to five years. Purchased equipment is recognized at cost and depreciated using the straight-line method over the estimated useful life of the asset, which is generally five years. Leasehold improvements are also recorded at cost and depreciated on a straight-line basis over the shorter of the asset’s estimated useful life or the term of the related lease.

Certain homogeneous items that are purchased in bulk on a recurring basis, such as appliances, are depreciated using group methods that reflect the average estimated useful life of the items in each group. Except in the case of apartment community casualties, where the net book value of the lost asset is written off in the determination of casualty gains or losses, we generally do not recognize any loss in connection with the replacement of an existing apartment community component because normal replacements are considered in determining the estimated useful lives used in connection with our composite and group depreciation methods.

F-15

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Insurance

We believe our insurance coverages insure our apartment communities adequately against the risk of loss attributable to fire, earthquake, hurricane, tornado, flood, and other perils. In addition, we have third-party insurance coverage (after self-insured retentions) that defray the costs of large workers’ compensation, health, and general liability exposures. We accrue losses based upon our estimates of the aggregate liability for uninsured losses incurred using certain actuarial assumptions followed in the insurance industry and based on our experience.

Share-Based Compensation

We issue various forms of share-based compensation, including stock options and restricted stock awards with service conditions and/or market conditions. We recognize share-based employee compensation based on the fair value on the grant date and recognize compensation cost over the awards’ requisite service periods. We reduce compensation cost related to forfeited awards in the period of forfeiture. Please refer to Note 9 for further discussion of our share-based compensation.

Income Taxes

Aimco has elected to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ended December 31, 1994, and it intends to continue to operate in such a manner. Aimco’s current and continuing qualification as a REIT depends on its ability to meet the various requirements imposed by the Internal Revenue Code, which are related to organizational structure, distribution levels, diversity of stock ownership and certain restrictions with regard to owned assets and categories of income. If Aimco qualifies for taxation as a REIT, it will generally not be subject to United States federal corporate income tax on its taxable income that is currently distributed to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from an investment in a corporation.

Even if Aimco qualifies as a REIT, it may be subject to United States federal income and excise taxes in various situations, such as on undistributed income. Aimco also will be required to pay a 100% tax on any net income on non-arm’s length transactions between it and a TRS (described below) and on any net income from sales of apartment communities that were held for sale in the ordinary course. The state and local tax laws may not conform to the United States federal income tax treatment, and Aimco may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business. Any taxes imposed on us reduce our operating cash flow and net income.

Certain of our operations or a portion thereof, including property management and risk management, are conducted through taxable REIT subsidiaries, which are subsidiaries of the Aimco Operating Partnership, and each of which we refer to as a TRS. A TRS is a subsidiary C-corporation that has not elected REIT status and, as such, is subject to United States federal corporate income tax. We use TRS entities to facilitate our ability to offer certain services and activities to our residents and investment partners that cannot be offered directly by a REIT. We also use TRS entities to hold investments in certain apartment communities.

For our TRS entities, deferred income taxes result from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for United States federal income tax purposes, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse. We reduce deferred tax assets by recording a valuation allowance when we determine, based on available evidence, that it is more likely than not that the assets will not be realized. We recognize the tax consequences associated with intercompany transfers between Aimco and TRS entities when such transactions occur. Please refer to Note 10 for further information about our income taxes.

F-16

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Earnings per Share

Aimco calculates earnings per share based on the weighted-average number of shares of Common Stock, participating securities, common stock equivalents and dilutive convertible securities outstanding during the period. Please refer to Note 11 for further information regarding earnings per share computations.

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and accompanying notes thereto. Actual results could differ from those estimates.

Reclassifications and Revisions

On February 20, 2019, Aimco effected a reverse split of Common Stock at a ratio of one share for every 1.03119 shares outstanding on the date of effectiveness. The accounting guidance for recapitalization events requires that we revise Aimco’s equity as if the reverse split had occurred at the beginning of the earliest period presented. As such, we have revised the outstanding share counts, presentation of share activity, and earnings per share, as if the reverse split had occurred on December 31, 2016.

Accounting Pronouncements Adopted in the Current Year

Effective January 1, 2019, we adopted ASC 842 issued by the Financial Accounting Standards Board, or FASB. We elected to adopt the new standard using practical expedients that do not require a look back to expired or existing contracts for embedded leases, allow us to retain the classification of existing leases, and allow us to retain the previous accounting for the initial direct costs of existing leases. As both a lessee and a lessor, we also elected to use the practical expedient that allows us to combine revenue attributable to nonlease components with associated lease components where the timing and pattern of transfer of the components are the same. Under the new standard, a contract is or contains a lease when it provides the right to control the use of an asset for a period of time in exchange for consideration.

Lessor accounting remains largely unchanged other than how we recognize costs incurred to obtain leases. Under ASC 842, we defer leasing costs incremental to a lease that we would not have incurred if the contract had not been obtained. As a result of the practical expedient related to the combination of revenue from nonlease and lease components described above, we will combine rent payments with payments for other services we provide to our residents, including residents’ reimbursement of utility expenses. We have adopted the standard using the optional transition method that allows for prior reporting periods to remain as originally presented. Please refer to Note 4.

In 2018, the Securities Exchange Commission, or SEC, amended its rules to eliminate, modify, or integrate into other SEC requirements certain disclosure rules. The amendments are intended to simplify compliance without significantly changing the total mix of information provided to investors. The amendments created a requirement to report dividends per share or unit and changes in equity in interim periods on a comparative basis for both quarter-to-date and year-to-date periods presented.

Recent Accounting Pronouncements

In 2016, the FASB issued ASC 326, Financial Instruments-Credit Losses, which changes the method and timing of the recognition of credit losses on financial assets. The standard will require us to estimate and record credit losses over the life of a financial instrument, including receivables, at its inception. Our notes receivable and AFS debt securities are subject to the new standard. For AFS debt securities, the new standard would require us to estimate a credit loss if the fair value of the instruments are less than their carrying value of the instruments.

F-17

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

This credit loss standard is required to be applied using a modified-retrospective approach and requires a cumulative-effect adjustment to retained earnings be recorded as of the date of adoption. We adopted the new standard on January 1, 2020. The adoption of the standard is not expected to have a material impact on our financial position or results of operations.

Note 3—Significant Transactions

Parkmerced Mezzanine Investment

On November 26, 2019, we loaned $275 million to the partnership that owns Parkmerced Apartments. The loan accrues interest at 10% per annum with a five-year term and the right to extend for a second five-year term. Along with our mezzanine loan, we received a ten-year option to acquire a 30% interest in the partnership at a $1.0 million exercise price, increased by 30% of future capital spending to progress development and redevelopment of the partnership’s apartment homes. The existence of the option provides us with the opportunity to participate in residual profits of the partnership and in accordance with the acquisition, development, and construction guidance within ASC 310, Receivables, we account for this transaction under the equity method. Our investment balance, which represents our maximum exposure, is reflected in mezzanine investment in our consolidated balance sheets. Parkmerced Apartments is a 152-acre site in southwest San Francisco, currently improved with 3,221 rent-control apartment homes and the vested right to develop 4,093 new market-rate homes.

Acquisitions

During the year ended December 31, 2019, we acquired a 95% interest in 1001 Brickell Bay Drive, a 1.8-acre waterfront parcel in Miami, Florida, currently improved with an office building. The remaining 5% is held by an outside partner and is redeemable at the holder’s option for cash during a three-month exercise period, which begins on July 2, 2022. As the redemption of this put is not within Aimco’s control, the noncontrolling interest is reflected in temporary equity in Aimco’s consolidated balance sheets.

We also acquired One Ardmore, an apartment community located in Ardmore, Pennsylvania, a suburb of Philadelphia, and Prism, an apartment community under development in Cambridge, Massachusetts. Summarized information regarding these acquisitions is set forth in the table below (in thousands):

Purchase price	$229,711
Capitalized transaction costs	4,057
Noncontrolling interests in consolidated real estate partnership	8,250

Total consideration(1)	$242,018

Consideration allocated to building and improvements	218,752
Consideration allocated to land	162,094
Consideration allocated to intangible assets	16,500
Consideration allocated to intangible liabilities	(6,519)
Deferred tax liability assumed(2)	(148,809)

Total consideration	$242,018

(1)

Total consideration includes $97.6 million of debt assumed and issuance of 59,761 common OP Units. In accordance with GAAP, the common OP Units were valued at $50.77 per unit, the Aimco Common Stock closing price on the purchase date.

(2)

The deferred tax liability of $148.8 million resulted from the corporate structure used to complete the acquisition of 1001 Brickell Bay Drive and is due to the difference between the purchase price determined in accordance with GAAP and the tax basis of the property.

F-18

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Dispositions of Apartment Communities

During the years ended December 31, 2019, 2018, and 2017, we sold apartment communities as summarized below (dollars in thousands):

	2019	2018	2017
Number of apartment communities sold	12	4	5
Number of apartment homes sold	3,596	1,334	2,291
Gain on dispositions of real estate(1)	$503,168	$175,213	$297,730

(1)	During the year ended December 31, 2019, gain on dispositions of real estate includes the expiration of indemnification liabilities related to the sale of our Asset Management business.

The apartment communities sold were predominantly located outside of our primary markets or in lower-rated locations within our primary markets and had average revenues per apartment home significantly below those of our retained portfolio.

During the year ended December 31, 2018, we also sold for $590.0 million our Asset Management business and our four affordable apartment communities located in the Hunters Point area of San Francisco. The sale resulted in a gain of $500.3 million and net cash proceeds of $512.2 million, after payment of transaction costs and repayment of property-level debt. Additionally, we sold our interest in the entities owning the La Jolla Cove property. We provided seller financing with a stated value of $48.6 million and received net cash proceeds of approximately $5.0 million.

In addition to the apartment communities we sold during the current period, from time to time we may be marketing for sale certain communities that are inconsistent with our long-term investment strategy. At the end of each reporting period we evaluate whether such communities meet the criteria to be classified as held for sale. As of December 31, 2019, no communities were classified as held for sale.

Note 4—Leases

Lessor Arrangements

The majority of payments we receive for our residential and commercial leases are fixed. We receive variable payments from our residents and commercial tenants primarily for utility reimbursements. Our total lease income was comprised of the following amounts for all operating leases for the year ended December 31, 2019 (in thousands):

Fixed lease income	$855,326
Variable lease income	56,424

Total lease income	$911,750

In general, our commercial leases have options to extend for a certain period of time at the tenant’s option. Future minimum annual rental payments we will receive under commercial leases, excluding such extension options, are as follows as of December 31, 2019 (in thousands):

2020	$26,770
2021	23,277
2022	19,766
2023	15,853
2024	13,512
Thereafter	52,040

Total	$151,218

F-19

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Generally, our residential leases do not provide extension options and, as of December 31, 2019, have an average remaining term of 8.8 months.

Lessee Arrangements

Beginning in 2019, we recognize right of use assets and related lease liabilities, which are included in other assets and accrued liabilities and other, respectively, in our consolidated balance sheets. We estimated the value of the lease liabilities using a discount rate equivalent to the rate we would pay on a secured borrowing with similar terms to the lease. On October 1, 2019, we revised our estimate of the incremental borrowing rate, which resulted in a reduction of our right of use assets and related lease liabilities for ground leases. The adjustment recorded to our right of use assets and lease liabilities did not impact our consolidated statements of operations.

Substantially all of the payments under our ground and office leases are fixed. We exclude options to extend the lease in our minimum lease terms unless the option is reasonably certain to be exercised. Our total lease cost for ground and office leases for the years ended December 31, 2019, 2018, and 2017 was $10.7 million, $5.1 million, and $4.8 million, respectively.

As of December 31, 2019, the ground and office leases have weighted-average remaining terms of 74.0 years and 8.4 years, respectively, and weighted-average discount rates of 6.55% and 3.22%, respectively. Minimum annual rental payments under these operating leases, reconciled to the lease liability included in accrued liabilities and other in our consolidated balance sheets, are as follows (in thousands):

Operating Lease Future Minimum Rent
2020	$5,156
2021	5,143
2022	5,053
2023	4,363
2024	4,392
Thereafter	427,935

Total	$452,042
Less: Discount	(394,735)

Total lease liability	$57,307

Of the total lease liability as of December 31, 2019, $43.7 million of the balance relates to our ground leases, with the remainder relating to our office leases.

Note 5—Non-Recourse Property Debt and Credit Agreement

Non-Recourse Property Debt

We finance apartment communities in our portfolio primarily using property-level, non-recourse, long-dated, fixed-rate, amortizing debt. The following table summarizes non-recourse property debt related to assets classified as held for use as of December 31, 2019 and 2018 (dollars in thousands):

	Latest Maturity Date	Interest Rate Range	Weighted-Average Interest Rate	2019	2018
Fixed-rate property debt	January 1, 2055	2.73% to 6.79%	3.93%	$4,081,221	$3,676,882
Variable-rate property debt	July 13, 2033	2.51% to 3.00%	2.88%	170,118	260,118
Debt issuance costs, net of accumulated amortization				(20,749)	(21,695)

Non-recourse property debt, net				$4,230,590	$3,915,305

F-20

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Principal and interest on fixed-rate debt are generally payable monthly or in monthly interest-only payments with balloon payments due at maturity. As of December 31, 2019, our fixed-rate property debt was secured by 78 apartment communities that had an aggregate net book value of $4.3 billion.

Principal and interest on variable-rate debt are generally payable in semi-annual installments with balloon payments due at maturity. As of December 31, 2019, our variable-rate property debt was secured by seven apartment communities that had an aggregate net book value of $105.7 million.

These non-recourse property debt instruments contain covenants common to the type of borrowing, and as of December 31, 2019, we were in compliance with all such covenants.

As of December 31, 2019, the scheduled principal amortization and maturity payments for the non-recourse property debt were as follows (in thousands):

	Amortization	Maturities	Total
2020	$92,177	$78,930	$171,107
2021(1)	83,427	598,263	681,690
2022	78,909	260,671	339,580
2023	71,332	249,251	320,583
2024	67,561	285,517	353,078
Thereafter	391,512	1,993,789	2,385,301

Total	$784,918	$3,466,421	$4,251,339

(1)	Pursuant to the terms of our loan agreements, we may prepay in 2020 $246.5 million of loans maturing in 2021, without penalty.

Revolving Credit Facility

We have a revolving credit facility with a syndicate of financial institutions. Our revolving credit facility provides for $800.0 million of revolving loan commitments. As of December 31, 2019 and 2018, we had $275.0 million and $160.4 million, respectively, of outstanding borrowings under our revolving credit facility. The interest rate on our outstanding borrowings was 3.00% and 3.93% as of December 31, 2019 and 2018, respectively. As of December 31, 2019, after outstanding borrowings and $7.2 million of undrawn letters of credit backed by the Credit Agreement, our available borrowing capacity was $517.8 million.

Borrowings against the revolving loan commitments bear interest at a rate set forth on a pricing grid, which rate varies based on our credit rating as assigned by specified rating agencies (LIBOR plus 1.20%, or, at our option, a base rate plus 0.20% as of December 31, 2019). The revolving credit facility matures on January 22, 2022. The revolving credit facility provides that we may make distributions to our investors during any four consecutive quarters in an aggregate amount that does not exceed the greater of 95% of our funds from operations, as defined by Nareit, for such period, subject to certain non-cash adjustments, or such amount as may be necessary to maintain Aimco’s REIT status.

Note 6—Commitments and Contingencies

Commitments

In connection with our redevelopment, development, and other capital improvement activities, we have entered into various construction-related contracts and we have made commitments to complete redevelopment and development of certain apartment communities, pursuant to financing or other arrangements. As of December 31, 2019, our commitments related to active redevelopments and developments totaled approximately $254.5 million, most of which we expect to incur during the next 12 months.

F-21

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

We enter into certain commitments for future purchases of goods and services in connection with the operations of our apartment communities. Those commitments generally have terms of one year or less and reflect expenditure levels comparable to our historical expenditures.

Legal Matters

In addition to the matters described below, we are a party to various legal actions and administrative proceedings arising in the ordinary course of business, some of which are covered by our general liability insurance program, and none of which we expect to have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

Environmental

Various federal, state and local laws subject apartment community owners or operators to liability for management, and the costs of removal or remediation, of certain potentially hazardous materials that may be present in the land or buildings of an apartment community. Such laws often impose liability without regard to fault or whether the owner or operator knew of, or was responsible for, the presence of such materials. The presence of, or the failure to manage or remediate properly, these materials may adversely affect occupancy at such apartment communities as well as the ability to sell or finance such apartment communities. In addition, governmental agencies may bring claims for costs associated with investigation and remediation actions. Moreover, private plaintiffs may potentially make claims for investigation and remediation costs they incur or for personal injury, disease, disability or other infirmities related to the alleged presence of hazardous materials. In addition to potential environmental liabilities or costs associated with our current apartment communities, we may also be responsible for such liabilities or costs associated with communities we acquire or manage in the future, or apartment communities we no longer own or operate.

We are engaged in discussions with the Environmental Protection Agency, or EPA, regarding contaminated groundwater near an Indiana apartment community that has not been owned by us since 2008. The contamination allegedly derives from a dry cleaner that operated on our former property, prior to our ownership. We undertook a voluntary remediation of the dry cleaner contamination under state oversight. In 2016, EPA listed our former community and a number of residential communities in the vicinity on the National Priorities List, or NPL (i.e., as a Superfund site). In May 2018, we prevailed on our federal judicial appeal vacating the Superfund listing. We continue to work with EPA to identify options for clean-up of the site outside the Superfund program. Although the outcome of these processes are uncertain, we do not expect their resolution to have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

We also have a contingent liability related to a property in Lake Tahoe, California, regarding environmental contamination from the historic operation of a dry cleaner. An entity owned by us was the former general partner of a now-dissolved partnership that previously owned a site that was a laundromat with a self-service dry-cleaning machine. That entity and the current property owner have been remediating the site since 2009, under the oversight of the Lahontan Regional Water Quality Control Board, or Lahontan. In May 2017, Lahontan issued a final cleanup and abatement order that names four potentially-responsible parties, acknowledges that there may be additional responsible parties, and requires the named parties to perform additional groundwater investigation and corrective actions with respect to onsite and offsite contamination. We are appealing the final order while simultaneously complying with it. Although the outcome of this process is uncertain, we do not expect its resolution to have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

We have determined that our legal obligations to remove or remediate certain potentially hazardous materials may be conditional asset retirement obligations, as defined by GAAP. Except in limited circumstances where the asset retirement activities are expected to be performed in connection with a planned construction project or apartment community casualty, we believe that the fair value of our asset retirement obligations cannot

F-22

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

be reasonably estimated due to significant uncertainties in the timing and manner of settlement of those obligations. Asset retirement obligations that are reasonably estimable as of December 31, 2019, are immaterial to our consolidated financial condition, results of operations and cash flows.

Note 7—Aimco Equity

Preferred Stock

During the year ended December 31, 2019, Aimco redeemed all of the outstanding shares of its 6.88% Class A Cumulative Preferred Stock. Aimco’s Class A Preferred Stock had a $0.01 per share par value, was senior to Aimco’s Common Stock, had a liquidation preference per share of $25.00.

In connection with the redemption of Aimco preferred stock, the Aimco Operating Partnership redeemed from Aimco a number of Preferred Partnership Units equal to the number of shares redeemed by Aimco.

Common Stock

During the years ended December 31, 2019, 2018, and 2017, Aimco declared dividends per common share of $1.56, $1.52 and $1.44, respectively.

On February 3, 2019, Aimco’s Board of Directors authorized a reverse stock split, in which every 1.03119 Aimco common share was combined into one Aimco common share, effective at the close of business on February 20, 2019. On the same date, the Board of Directors also declared a special dividend on the Aimco Common Stock that consisted of $67.1 million in cash, 4.5 million shares of Aimco Common Stock, and $0.4 million of cash paid in lieu of issuing fractional units. We paid the special dividend on March 22, 2019, to stockholders of record as of February 22, 2019. The special dividend amount included the regular quarterly cash dividend of $0.39 per share.

Stockholders had the opportunity to elect to receive the special dividend in the form of all cash or all stock, subject to proration if either option was oversubscribed. Aimco’s Board of Directors also authorized a reverse stock split intended to neutralize the dilutive impact of the stock issued in the special dividend. As a result, the total number of shares outstanding after the stock dividend and reverse split was unchanged from the number of shares outstanding immediately prior to the two actions. All equity and earnings per share data, including the number of shares outstanding, have been retroactively adjusted to reflect the reverse stock split for all periods presented in this Annual Report on Form 10-K.

Change to our charter

On February 24, 2020, pursuant to Maryland law and our charter, our Board of Directors reclassified into Common Stock, all of the authorized and unissued shares of each of the following classes of preferred stock: Class Z Cumulative Preferred Stock, Class A Cumulative Preferred Stock, and Series A Community Reinvestment Act Preferred Stock. The reclassification increases the number of authorized shares classified as Common Stock by 9,800,240 shares, from 500,787,260 shares immediately prior to the reclassification to 510,587,500 shares immediately after the reclassification. The reclassification does not impact any of our issued and outstanding shares of preferred stock.

Registration Statements

Aimco has a shelf registration statement that provides for the issuance of equity and debt securities by Aimco.

F-23

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Note 8 —Partners’ Capital

Redeemable Preferred OP Units

The Aimco Operating Partnership has outstanding various classes of redeemable preferred OP Units. As of December 31, 2019 and 2018, the Aimco Operating Partnership had the following classes of preferred OP Units (stated at their redemption values, in thousands, except unit and per unit data):

	Distributions per Annum		Units Issued and Outstanding		Redemption Values
Class of Preferred Units	Percent	Per Unit	2019	2018	2019	2018
Class One	8.75%	$8.00	90,000	90,000	$8,229	$8,229
Class Two	1.92%	$0.48	11,122	14,240	278	356
Class Three	7.88%	$1.97	1,338,524	1,338,524	33,463	33,463
Class Four	8.00%	$2.00	644,954	644,954	16,124	16,124
Class Six	8.50%	$2.13	773,693	773,693	19,342	19,342
Class Seven	7.87%	$1.97	26,150	27,960	654	699
Class Nine	6.00%	$1.50	78,956	243,112	1,974	6,078
Class Ten	6.00%	$1.50	680,000	680,000	17,000	17,000

Total			3,643,399	3,812,483	$97,064	$101,291

Each class of preferred OP Units is currently redeemable at the holders’ option. The Aimco Operating Partnership, at its sole discretion, may settle such redemption requests in cash or cause Aimco to issue shares of its Common Stock with a value equal to the redemption price. In the event the Aimco Operating Partnership requires Aimco to issue shares of Common Stock to settle a redemption request, the Aimco Operating Partnership would issue to Aimco a corresponding number of common OP Units. The Aimco Operating Partnership has a redemption policy that requires cash settlement of redemption requests for the preferred OP Units, subject to limited exceptions. Subject to certain conditions, the Class Four and Class Six preferred OP Units may be converted into common OP Units.

These redeemable units are classified within temporary equity in Aimco’s consolidated balance sheets.

During the years ended December 31, 2019, 2018, and 2017, approximately 169,000, 10,000 and 67,000 preferred OP Units, respectively, were redeemed in exchange for cash, and no preferred OP Units were redeemed in exchange for shares of Aimco Common Stock or common OP Units.

The following table presents a reconciliation of the Aimco Operating Partnership’s preferred OP Units during the year ended December 31, 2019 (in thousands):

2019
Balance at January 1	$101,291
Preferred distributions	(7,708)
Redemption of preferred units	(4,227)
Net income	7,708

Balance at December 31	$97,064

Aimco Operating Partnership Partners’ Capital

Common Partnership Units

In Aimco’s consolidated balance sheets, the common OP Units are classified within permanent equity as common noncontrolling interests in the Aimco Operating Partnership.

Common partnership units held by Aimco are not redeemable whereas common OP Units are redeemable at the holders’ option, subject to certain restrictions, on the basis of one common OP Unit for either one share of

F-24

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Common Stock or cash equal to the fair value of a share of Common Stock at the time of redemption. Aimco has the option to deliver shares of Common Stock in exchange for all or any portion of the common OP Units tendered for redemption. When a limited partner redeems a common OP Unit for Common Stock, Limited Partners’ capital is reduced and the General Partner and Special Limited Partners’ capital is increased.

During the years ended December 31, 2019, 2018, and 2017, approximately 129,000, 224,000 and 268,000 common OP Units, respectively, were redeemed in exchange for cash. During the year ended December 31, 2019, 127,000 common OP Units were redeemed in exchange for shares of Common Stock. No common OP Units were redeemed in exchange for Aimco Common Stock during the years ended December 31, 2018 and 2017.

The holders of the common OP Units receive distributions, prorated from the date of issuance, in an amount equivalent to the dividends paid to holders of Common Stock. During the years ended December 31, 2019, 2018, and 2017, the Aimco Operating Partnership declared distributions per common unit of $1.56, $1.52 and $1.44, respectively.

On February 3, 2019, the Board of Directors of the Aimco Operating Partnership’s general partner authorized a reverse unit split and special distribution in the same form and with the same timing as the reverse stock split and special dividend discussed in Note 7 above. The special distribution to the holders of Aimco Operating Partnership common partnership units that consisted of $72.7 million in cash, 4.8 million common partnership units and $0.4 million of cash paid in lieu of issuing fractional units. Total common partnership units outstanding prior to and following both transactions was unchanged.

Note 9—Share-Based Compensation

We have a stock award and incentive program to attract and retain officers and independent directors. As of December 31, 2019, approximately 3.9 million shares were available for issuance under our Amended and Restated 2015 Stock Award and Incentive Plan, or the 2015 Plan. The total number of shares available for issuance under this plan may increase due to any forfeiture, cancellation, exchange, surrender, termination or expiration of an award outstanding under our 2007 Stock Award and Incentive Plan. Awards under the 2015 Plan may be in the form of incentive stock options, non-qualified stock options and restricted stock, or other types of awards as authorized under the plan.

Our plans are administered by the Compensation and Human Resources Committee of Aimco’s Board of Directors. In the case of stock options, the exercise price of the options granted may not be less than the fair market value of a share of Common Stock at the date of grant.

Total compensation cost recognized for share-based awards was as follows for the years ended December 31, 2019, 2018, and 2017 (in thousands):

	2019	2018	2017
Share-based compensation expense(1)	$8,146	$8,550	$7,877
Capitalized share-based compensation(2)	962	1,215	1,374

Total share-based compensation(3)	$9,108	$9,765	$9,251

(1)	Amounts are recorded in general and administrative expenses on the consolidated statements of operations.
(2)	Amounts are recorded in building and improvements on the consolidated balance sheets.
(3)	Amounts are recorded in additional paid-in capital and common noncontrolling interests in the Aimco Operating Partnership on the Aimco consolidated balance sheets.

As of December 31, 2019, total unvested compensation cost not yet recognized was $10.3 million. We expect to recognize this compensation over a weighted-average period of approximately 1.6 years.

F-25

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

We grant stock options and restricted stock awards that are subject to time-based vesting and require continuous employment, typically over a period of four years from the grant date, and we refer to these awards as Time-Based Stock Options and Time-Based Restricted Stock, respectively. We also grant stock options, restricted stock awards, and two forms of long-term incentive partnership units, or LTIP units, that vest conditioned on Aimco’s total shareholder return, or TSR, relative to the NAREIT Equity Apartment Index (60% weighting) and the MSCI US REIT Index (40% weighting) over a forward-looking performance period of three years. We refer to these awards as TSR Stock Options, TSR Restricted Stock, TSR LTIP I units, and TSR LTIP II units. Vested LTIP II units may be converted at the holders’ option to LTIP Units for a strike price over a term of 10 years. Earned TSR-based awards, if any, will vest 50% on each of the third anniversary and fourth anniversary of the grant date, based on continued employment. Our Time-Based Stock Options and TSR Stock Options expire generally 10 years from the date of grant.

We recognize compensation cost associated with Time-Based awards ratably over the requisite service periods, which are typically four years. We recognize compensation cost related to the TSR-based awards, which have graded vesting periods, over the requisite service period for each separate vesting tranche of the award, commencing on the grant date. The value of the TSR-based awards take into consideration the probability that the market condition will be achieved; therefore previously recorded compensation cost is not adjusted in the event that the market condition is not achieved and awards do not vest.

We had Time-Based Stock Options, Time-Based Restricted Stock, TSR Stock Options, TSR Restricted Stock, TSR LTIP I units and TSR LTIP II units outstanding as of December 31, 2019.

Stock Options

The following table summarizes activity for our outstanding stock options, for the years ended December 31, 2019, 2018, and 2017 (options in thousands):

	2019		2018		2017
	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Outstanding at beginning of year	646	$40.12	648	$40.08	675	$29.55
Granted	—	—	—	—	184	44.07
Exercised	(5)	8.92	(2)	28.33	(211)	9.90
Forfeited	—	—	—	—	—	—

Outstanding at end of year	641	$40.30	646	$40.12	648	$40.08
Exercisable at end of year	458	$38.78	186	$38.18	128	$37.59

The intrinsic value of a stock option represents the amount by which the current price of the underlying stock exceeds the exercise price of the option. As of December 31, 2019, stock options outstanding had an aggregate intrinsic value of $7.3 million and a weighted-average remaining contractual term of 6 years. Stock options exercisable as of December 31, 2019, had an aggregate intrinsic value of $5.9 million and a weighted-average remaining contractual term of 5.5 years. The intrinsic value of stock options exercised during the years ended December 31, 2019, 2018, and 2017, was $0.1 million, $0.0 million and $7.1 million, respectively.

During 2017, we granted TSR Stock Options. The weighted-average grant date fair value of stock options granted during the year ended 2017 was $11.39 per option.

F-26

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Time-Based Restricted Stock Awards

The following table summarizes activity for Time-Based Restricted Stock awards for the years ended December 31, 2019, 2018, and 2017 (shares in thousands):

	2019		2018		2017
	Number of Shares	Weighted- Average Grant-Date Fair Value	Number of Shares	Weighted- Average Grant-Date Fair Value	Number of Shares	Weighted- Average Grant-Date Fair Value
Unvested at beginning of year	121	$40.82	155	$37.63	241	$33.61
Granted	48	47.71	49	40.01	44	44.07
Vested	(75)	42.76	(83)	34.42	(130)	32.35
Forfeited	(2)	38.80	—	—	—	—

Unvested at end of year	92	$42.86	121	$40.82	155	$37.63

The aggregate fair value of Time-Based Restricted Stock awards and TSR Restricted Stock awards that vested during the years ended December 31, 2019, 2018, and 2017 was $13.7 million, $8.4 million and $6.0 million, respectively.

TSR Restricted Stock Awards

The following table summarizes activity for TSR Restricted Stock awards for the years ended December 31, 2019, 2018, and 2017 (shares in thousands):

	2019		2018		2017
	Number of Shares	Weighted- Average Grant-Date Fair Value	Number of Shares	Weighted- Average Grant-Date Fair Value	Number of Shares	Weighted- Average Grant-Date Fair Value
Unvested at beginning of year	171	$41.65	246	$40.70	208	$39.66
Granted(1)	39	54.73	44	41.71	38	46.39
Change in awards(2)	216	39.67	—	—	—	—
Vested	(213)	39.67	(119)	39.72	—	—

Unvested at end of year	213	$43.99	171	$41.65	246	$40.70

(1)	Based on target performance payout.
(2)	Represents the change in the number of restricted stock awards earned at the end of the measurement period.

TSR LTIP I Units

The following table summarizes activity for TSR LTIP I units for the years ended December 31, 2019, 2018, and 2017 (units in thousands):

	2019		2018		2017
	Number of Units	Weighted- Average Grant-Date Fair Value	Number of Units	Weighted- Average Grant-Date Fair Value	Number of Units	Weighted- Average Grant-Date Fair Value
Unvested at beginning of year	93	$43.78	45	$46.21	—	$—
Granted	6	55.17	48	41.48	45	46.21

Unvested at end of year	99	$44.38	93	$43.78	45	$46.21

F-27

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

TSR LTIP II Units

The following table summarizes activity for TSR LTIP II units for the years ended December 31, 2019 and 2018 (units in thousands):

	2019		2018
	Number of Units	Weighted- Average Grant-Date Fair Value	Number of Units	Weighted- Average Grant-Date Fair Value
Unvested at beginning of year	243	$8.29	—	$—
Granted	356	12.03	243	8.29

Unvested at end of year	599	$10.51	243	$8.29

Determination of Grant-Date Fair Value of Awards

We estimated the fair value of TSR-based awards granted in 2019, 2018, and 2017 using a Monte Carlo model with the assumptions set forth in the table below.

The risk-free interest rate reflects the annualized yield of a zero coupon United States Treasury security with a term equal to the expected term of the awards. The expected dividend yield reflects expectations regarding cash dividend amounts per share paid on Aimco’s Common Stock during the expected term of the awards. Expected volatility reflects an average of the historical volatility of Aimco’s Common Stock during the historical period commensurate with the expected term of the award that ended on the date of grant, and the implied volatility is calculated from observed call option contracts closest to the expected term. The derived vesting period of TSR Restricted Stock and TSR LTIP I units was determined based on the graded vesting terms. The expected term of the TSR-options and TSR LTIP II units was based on historical exercises and post-vesting terminations. The valuation assumptions for the 2019, 2018, and 2017 grants were as follows:

	2019	2018	2017
Grant date market value of a common share	$49.24	$40.95	$44.07
Risk-free interest rate	2.59% - 2.66%	2.32% - 2.68%	1.57% - 2.22%
Dividend yield	3.09%	3.52%	3.27%
Expected volatility	19.08% - 19.24%	17.64% - 18.02%	21.33% - 23.00%
Derived vesting period of TSR Restricted Stock and TSR LTIP I units	3.4 years	3.4 years	3.4 years
Weighted average expected term of TSR Stock Options and LTIP II units	5.8 years	5.6 years	5.8 years

The grant date fair value for the Time-Based Restricted Stock awards reflects the closing price of a share of Aimco Common Stock on the grant date.

F-28

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Note 10—Income Taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities of the TRS entities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax liabilities and assets are as follows (in thousands):

	December 31,
	2019	2018
Deferred tax liabilities:
Real estate and real estate partnership basis differences	$126,269	$12,058
Deferred tax assets:
Tax credit carryforwards	$53,776	$67,530
Net operating, capital and other loss carryforwards	6,147	7,022
Accruals and expenses	6,138	7,432
Management contracts and other	1,379	2,064

Total deferred tax assets	67,440	84,048

Valuation allowance	(4,766)	(4,930)

Net deferred tax (liabilities) assets	$(63,595)	$67,060

As of December 31, 2019, deferred tax liabilities, net, were presented in accrued liabilities and other in our consolidated balance sheets. As of December 31, 2018, deferred tax assets, net, were presented in other assets in our consolidated balance sheets.

During the year ended December 31, 2019, we recognized a $148.8 million deferred tax liability in connection with the acquisition of 1001 Brickell Bay Drive, as discussed in Note 3.

As of December 31, 2019, we had federal and state net operating loss carryforwards, or NOLs, for which the deferred tax asset was approximately $6.1 million, before a valuation allowance of $4.8 million. The NOLs expire in years 2020 to 2038. Subject to certain separate return limitations, we may use these NOLs to offset a portion of state taxable income generated by our TRS entities. As of December 31, 2019, we also had low-income housing and rehabilitation tax credit carryforwards and corresponding deferred tax assets of approximately $53.8 million for income tax purposes that expire in years 2035 to 2039.

A reconciliation of the beginning and ending balance of our unrecognized tax benefits is presented below (in thousands):

	2019	2018	2017
Balance at January 1	$2,618	$2,476	$2,286
Additions based on tax position taken in current year	2,758	—	—
Additions based on tax positions related to prior years	226	142	190
Reductions as a result of a lapse of the applicable statutes	(522)	—	—

Balance at December 31	$5,080	$2,618	$2,476

Because the statute of limitations has not yet elapsed, our United States federal income tax returns for the year ended December 31, 2014, and subsequent years and certain of our State income tax returns for the year ended December 31, 2014, and subsequent years are currently subject to examination by the IRS or other taxing authorities. If recognized, the unrecognized benefit would affect the effective rate.

F-29

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

In 2014, the IRS initiated an audit of the Aimco Operating Partnership’s 2011 and 2012 tax years. This audit was concluded during the year ended December 31, 2019, with no material effect on our tax benefits, financial condition or results of operations.

Our policy is to include any interest and penalties related to income taxes within the income tax line item in our consolidated statements of operations.

In accordance with the accounting requirements for stock-based compensation, we may recognize tax benefits in connection with the exercise of stock options by employees of our TRS entities and the vesting of restricted stock awards. We recognize the tax effects related to stock-based compensation through earnings in the period the compensation was recognized.

Significant components of the income tax benefit or expense are as follows and are classified within income tax benefit in our consolidated statements of operations for the years ended December 31, 2019, 2018, and 2017 (in thousands):

	2019	2018	2017
Current:
Federal	$6,115	$11,269	$(938)
State	8,982	10,537	525

Total current	15,097	21,806	(413)

Deferred:
Federal	(12,891)	(29,243)	(10,908)
State	(5,341)	(5,590)	(3,621)
Revaluation of deferred taxes due to change in tax rate	—	—	(15,894)

Total deferred	(18,232)	(34,833)	(30,423)

Total benefit	$(3,135)	$(13,027)	$(30,836)

Consolidated income or loss subject to tax consists of pretax income or loss of our TRS entities and income and gains retained by the REIT. For the years ended December 31, 2019, 2018, and 2017, we had consolidated net loss subject to tax of $21.2 million, net income subject to tax of $158.6 million, and net loss subject to tax of $55.6 million, respectively. Net loss subject to tax for the year ended December 31, 2019 included a $7.7 million net loss of a foreign subsidiary.

F-30

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

The reconciliation of income tax attributable to operations computed at the United States statutory rate to income tax benefit is shown below (dollars in thousands):

	2019		2018		2017
	Amount	Percent	Amount	Percent	Amount	Percent
Tax (benefit) provision at United States statutory rates on consolidated income or loss subject to tax	$(4,442)	21.0%	$33,296	21.0%	$(19,459)	35.0%
United States branch profits tax on losses of a foreign subsidiary	(1,813)	8.6%	—	—%	—	—%
State income tax expense, net of federal tax (benefit) expense	3,935	(18.6%)	12,252	7.7%	(1,769)	3.2%
Establishment of deferred tax asset related to partnership basis difference(1)	—	—%	—	—%	(3,501)	6.3%
Effect of permanent differences	(138)	0.7%	302	0.2%	(1,629)	2.9%
Tax effect of intercompany transactions(2)	—	—%	(33,250)	(21.0%)	—	—%
Tax credits	(667)	3.2%	(6,897)	(4.4%)	(9,607)	17.3%
Tax reform revaluation(3)	—	—%	288	0.2%	(15,894)	28.6%
(Decrease) increase in valuation allowance(4)	(164)	0.8%	(20,434)	(12.9%)	21,023	(37.8%)
Other	154	(0.7%)	1,416	0.9%	—	—%

Total income tax benefit	$(3,135)	15.0%	$(13,027)	(8.3%)	$(30,836)	55.5%

(1)

2017 includes the establishment of a deferred tax asset related to partnership basis difference when it became apparent that it would reverse in the foreseeable future. This deferred tax asset was fully reserved in the valuation allowance described below as of December 31, 2017.

(2)

Effective January 1, 2017, we adopted a new accounting standard applicable to intercompany asset transfers. As a result, the accumulated unrecognized deferred tax expense associated with historical intercompany transfers was recognized as a cumulative effect adjustment through retained earnings at that time. 2018 includes the tax benefit to establish the initial deferred tax asset from the intercompany transfer of a portion of the Asset Management business between the Aimco Operating Partnership and TRS entities.

(3)

Reflects revaluation of deferred tax assets and liabilities using the TRS entities’ lower effective tax rates resulting from the 2017 Act. Accounting for the tax effects of enactment of the 2017 Act was finalized during the year ended December 31, 2018.

(4)

2019 includes a $0.2 million release of a valuation allowance for expired state NOL carryforwards. 2017 includes a $15.4 million valuation allowance against the deferred tax assets associated with rehabilitation tax credits due to the lower federal tax rate under the 2017 Act. This valuation allowance was reversed in 2018 as a result of the sale of our Asset Management business.

Income taxes paid totaled approximately $12.2 million, $11.5 million and $7.4 million in the years ended December 31, 2019, 2018, and 2017, respectively.

F-31

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

For income tax purposes, dividends paid to holders of Common Stock primarily consist of ordinary income, capital gains, qualified dividends and unrecaptured Section 1250 gains, or a combination thereof. For the years ended December 31, 2019, 2018, and 2017, dividends per share held for the entire year were estimated to be taxable as follows:

	2019		2018		2017
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Ordinary income	$0.66	20.7%	$0.51	33.4%	$0.75	51.5%
Capital gains	1.29	40.4%	0.93	61.2%	0.51	35.7%
Qualified dividends	0.66	20.7%	—	—%	0.02	1.6%
Unrecaptured Section 1250 gain	0.58	18.2%	0.08	5.4%	0.16	11.2%

Total	$3.19	100.0%	$1.52	100.0%	$1.44	100.0%

Note 11—Earnings per Share

Aimco calculates basic earnings per common share based on the weighted-average number of shares of Common Stock outstanding. We calculate diluted earnings per share taking into consideration dilutive common stock equivalents and dilutive convertible securities outstanding during the period.

Our common stock equivalents include options to purchase shares of Common Stock, which, if exercised, would result in Aimco’s issuance of additional shares and the Aimco Operating Partnership’s issuance to Aimco of additional common partnership units equal to the number of shares purchased under the options. These equivalents also include unvested TSR Restricted Stock awards that do not meet the definition of participating securities, which would result in an increase in the number of shares of Common Stock outstanding equal to the number of the shares that vest. We include in the denominator securities with dilutive effect in calculating diluted earnings per share during these periods.

Our Time-Based Restricted Stock awards receive non-forfeitable dividends similar to shares of Common Stock prior to vesting, and our TSR LTIP I units and TSR LTIP II units receive non-forfeitable distributions based on specified percentages of the distributions paid to common partnership units prior to vesting and conversion. The unvested restricted shares and units related to these awards are participating securities. We include the effect of participating securities in basic and diluted earnings per share computations using the two-class method of allocating distributed and undistributed earnings when the two-class method is more dilutive than the treasury stock method.

Reconciliations of the numerator and denominator in the calculations of basic and diluted earnings per share and per unit for the years ended December 31, 2019, 2018, and 2017 are as follows (in thousands, except per share and per unit data):

	2019	2018	2017
Earnings per share
Numerator:
Basic and dilutive net income attributable to Aimco common stockholders	$466,144	$656,597	$306,861
Denominator—shares:
Basic weighted-average Common Stock outstanding	147,718	151,152	151,595
Dilutive share equivalents outstanding	226	182	465

Dilutive weighted-average Common Stock outstanding	147,944	151,334	152,060

Earnings per share—basic	$3.16	$4.34	$2.02

Earnings per share—dilutive	$3.15	$4.34	$2.02

Non-dilutive share equivalents outstanding	—	269	184

F-32

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

As discussed in Note 7, the Aimco Operating Partnership has various classes of preferred OP Units, which may be redeemed at the holders’ option. The Aimco Operating Partnership may redeem these units for cash, or at its option, shares of Common Stock. As of December 31, 2019, these preferred OP Units were potentially redeemable for approximately 1.9 million shares of Common Stock (based on the period end market price), or cash. The Aimco Operating Partnership has a redemption policy that requires cash settlement of redemption requests for the preferred OP Units, subject to limited exceptions. Accordingly, we have excluded these securities from earnings per share computations for the periods presented above, and we expect to exclude them in future periods.

Note 12—Fair Value Measurements

Recurring Fair Value Measurements

We measure at fair value on a recurring basis our investment in the securitization trust that holds certain of our property debt, which we classify as AFS debt securities. These investments are presented within other assets in the consolidated balance sheets. We hold several positions in the securitization trust that pay interest currently and we also hold the first loss position in the securitization trust, which accrues interest over the term of the investment. These investments were acquired at a discount to face value and we are accreting the discount to the $100.9 million face value of the investments through interest income using the effective interest method over the remaining expected term of the investments, which as of December 31, 2019, was approximately 1.6 years. Our amortized cost basis for these investments, which represents the original cost adjusted for interest accretion less interest payments received, was $90.0 million and $83.6 million at December 31, 2019 and 2018, respectively.

Our investments in AFS debt securities are classified within Level 2 of the GAAP fair value hierarchy. We estimate the fair value of these investments using an income and market approach with primarily observable inputs, including yields and other information regarding similar types of investments, and adjusted for certain unobservable inputs specific to these investments. The fair value of the positions that pay interest currently typically moves in an inverse relationship with movements in interest rates. The fair value of the first loss position is primarily correlated to collateral quality and demand for similar subordinate commercial mortgage-backed securities.

The following table summarizes fair value for our AFS debt securities as of December 31, 2019 and 2018 (in thousands):

	As of December 31,
	2019				2018
	Total Fair Value	Level 1	Level 2	Level 3	Total Fair Value	Level 1	Level 2	Level 3
AFS debt securities	$94,251	$—	$94,251	$—	$88,457	$—	$88,457	$—

Non-Recurring Fair Value Measurements

We believe that the carrying value of the consolidated amounts of cash and cash equivalents, accounts receivables and payables approximated their fair value as of December 31, 2019 and 2018, due to their relatively short-term nature and high probability of realization. The carrying amounts of notes receivable and the revolving credit facility approximated their estimated fair value as of December 31, 2019. We estimate the fair value of our non-recourse property debt using an income and market approach, including comparison of the contractual terms to observable and unobservable inputs such as market interest rate risk spreads, contractual interest rates, remaining periods to maturity, collateral quality and loan to value ratios on similarly encumbered apartment communities within our portfolio. We classify the fair value of our non-recourse property debt within Level 2 of the GAAP valuation hierarchy based on the significance of certain of the unobservable inputs used to estimate its fair value.

F-33

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

The following table summarizes carrying value and fair value of our non-recourse property debt as of December 31, 2019 and 2018 (in thousands):

	As of December 31,
	2019		2018
	Carrying Value	Fair Value	Carrying Value	Fair Value
Non-recourse property debt	$4,251,339	$4,298,630	$3,937,000	$3,893,171

Note 13—Business Segments

In 2019, as a result of the 2018 sale of the Asset Management business, we revised the information regularly reviewed by our chief executive officer, who is our chief operating decision maker, to assess our operating performance. We have determined we have four segments: Same Store, Redevelopment and Development, Acquisition, and Other Real Estate.

Our Same Store segment includes communities that have reached a stabilized level of operations as of the beginning of a two-year comparable period and maintained it throughout the current and comparable prior year, and are not expected to be sold within 12 months. Our Redevelopment and Development segment includes apartment communities that are currently under construction that have not achieved a stabilized level of operations, and those that have been completed in recent years that have not achieved and maintained stabilized operations for both the current and comparable prior year. Our Acquisition segment includes communities that we have acquired since the beginning of a two-year comparable period. Our Other Real Estate segment primarily includes communities that are subject to limitations on rent increases, communities that we expect to sell within 12 months but do not yet meet the criteria to be classified as held for sale, certain retail spaces and 1001 Brickell Bay Drive.

Our chief operating decision maker uses proportionate property net operating income to assess the operating performance of our apartment communities. Proportionate property net operating income is defined as our share of rental and other property revenues, excluding utility costs reimbursed by residents, less our share of property operating expenses, net of utility reimbursements, for consolidated communities. In our consolidated statements of operations, utility reimbursements are included in rental and other property revenues attributable to real estate, in accordance with GAAP.

As of December 31, 2019, our Same Store segment included 91 consolidated apartment communities with 26,649 apartment homes; our Redevelopment and Development segment included seven consolidated communities with 3,143 homes; our Acquisition segment included seven consolidated communities with 1,590 homes; and our Other Real Estate segment included 15 consolidated communities with 1,315 homes and one office building.

F-34

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

The following tables present the revenues, proportionate property net operating income and income before income tax benefit of our segments on a proportionate basis and excluding our proportionate share of four apartment communities with 142 apartment homes that we neither manage nor consolidate, and amounts related to communities sold as of December 31, 2019 for the years ended December 31, 2019, 2018, and 2017 (in thousands):

	Same Store	Redevelopment and Development	Acquisition	Other Real Estate	Proportionate and Other Adjustments(1)	Corporate and Amounts Not Allocated to Segments(2)	Consolidated
Year ended December 31, 2019:
Total revenues	$691,379	$75,522	$42,038	$45,105	$33,450	$26,800	$914,294

Property operating expenses attributable to real estate	181,802	27,919	11,715	17,717	31,140	40,928	311,221
Other operating expenses not allocated to segments(3)	—	—	—	—	—	446,300	446,300

Total operating expenses	181,802	27,919	11,715	17,717	31,140	487,228	757,521

Proportionate property net operating income	509,577	47,603	30,323	27,388	2,310	(460,428)	156,773
Other items included in income before income tax benefit(4)	—	—	—	—	—	348,119	348,119

Income before income tax benefit	$509,577	$47,603	$30,323	$27,388	$2,310	$(112,309)	$504,892

	Same Store	Redevelopment and Development	Acquisition	Other Real Estate	Proportionate and Other Adjustments(1)	Corporate and Amounts Not Allocated to Segments(2)	Consolidated
Year ended December 31, 2018:
Total revenues	$665,835	$76,687	$27,923	$37,647	$31,442	$132,876	$972,410

Property operating expenses attributable to real estate	177,466	27,836	7,689	14,910	29,323	50,677	307,901
Other operating expenses not allocated to segments(3)	—	—	—	—	—	448,753	448,753

Total operating expenses	177,466	27,836	7,689	14,910	29,323	499,430	756,654

Proportionate property net operating income	488,369	48,851	20,234	22,737	2,119	(366,554)	215,756
Other items included in income before income tax benefit(4)	—	—	—	—	—	487,820	487,820

Income before income tax benefit	$488,369	$48,851	$20,234	$22,737	$2,119	$121,266	$703,576

F-35

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

	Same Store	Redevelopment and Development	Acquisition	Other Real Estate	Proportionate and Other Adjustments(1)	Corporate and Amounts Not Allocated to Segments(2)	Consolidated
Year ended December 31, 2017:
Total revenues	$626,311	$72,995	$—	$36,869	$39,776	$229,486	$1,005,437

Property operating expenses attributable to real estate	171,167	26,471	—	14,121	29,782	77,585	319,126
Other operating expenses not allocated to segments(3)	—	—	—	—	—	492,328	492,328

Total operating expenses	171,167	26,471	—	14,121	29,782	569,913	811,454

Proportionate property net operating income	455,144	46,524	—	22,748	9,994	(340,427)	193,983
Other items included in income before income tax benefit(4)	—	—	—	—	—	122,260	122,260

Income before income tax benefit	$455,144	$46,524	$—	$22,748	$9,994	$(218,167)	$316,243

(1)

Represents adjustments for the noncontrolling interests in consolidated real estate partnerships’ share of the results of consolidated apartment communities in our segments, which are included in the related consolidated amounts, but excluded from proportionate property net operating income for our segment evaluation. Also includes the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results. Utility reimbursements are included in rental and other property revenues attributable to real estate in our consolidated statements of operations prepared in accordance with GAAP.

(2)

Includes the operating results of apartment communities sold during the periods shown or held for sale at the end of the period, if any, and the operating results of communities owned by consolidated partnerships served by our Asset Management business prior to its sale in July 2018. Corporate and Amounts Not Allocated to Segments also includes property management expenses and casualty gains and losses, which are included in consolidated property operating expenses and are not part of our segment performance measure.

(3)

Other operating expenses not allocated to segments consists of property operating expenses of partnerships served by our Asset Management business prior to its sale in July 2018, depreciation and amortization, general and administrative expenses and other operating expenses including provision for real estate impairment loss, which are not included in our measure of segment performance.

(4)	Other items included in income before income tax benefit primarily consists of gain on dispositions of real estate and the Asset Management business and interest expense.

The assets of our segments and the consolidated assets not allocated to our segments were as follows (in thousands):

	December 31, 2019	December 31, 2018
Same Store	$3,982,586	$4,068,880
Redevelopment and Development	946,390	792,126
Acquisition	623,037	507,190
Other Real Estate	647,725	327,092
Corporate and other assets(1)	629,001	494,716

Total consolidated assets	$6,828,739	$6,190,004

(1)

Includes the assets not allocated to our segments, primarily corporate assets, assets of apartment communities which were sold or classified as held for sale as of December 31, 2019, and the Asset Management business.

F-36

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

For the years ended December 31, 2019, 2018, and 2017, capital additions related to our segments were as follows (in thousands):

	2019	2018	2017
Same Store	$153,944	$171,869	$215,130
Redevelopment and Development	194,498	138,103	84,712
Acquisition	33,122	14,228	—
Other Real Estate	20,011	6,314	12,044

Total capital additions	$401,575	$330,514	$311,886

Note 14—Unaudited Summarized Consolidated Quarterly Information

Aimco’s summarized unaudited consolidated quarterly information for the years ended December 31, 2019 and 2018, is provided below (in thousands, except per share amounts):

	Quarter
2019	First	Second	Third	Fourth
Total revenues	$230,235	$224,200	$229,827	$230,032
Net income	291,295	69,996	3,970	142,766
Net income attributable to Aimco common stockholders	271,568	59,234	2,003	133,339
Net income attributable to Aimco common stockholders per common share—basic	$1.88	$0.40	$0.01	$0.90
Net income attributable to Aimco common stockholders per common share—diluted	$1.88	$0.40	$0.01	$0.90

	Quarter
2018	First	Second	Third	Fourth
Total revenues	$247,720	$250,187	$242,481	$232,022
Net income	95,690	7,156	603,917	9,840
Net income attributable to Aimco common stockholders	81,525	2,817	567,029	5,226
Net income attributable to Aimco common stockholders per common share—basic	$0.54	$0.02	$3.73	$0.04
Net income attributable to Aimco common stockholders per common share—diluted	$0.54	$0.02	$3.73	$0.04

F-37

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

SCHEDULE III: REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2019

(In Thousands Except Apartment Home Data)

		(1) Date Consolidated				Initial Cost		(2) Cost Capitalized Subsequent to Consolidation	As of December 31, 2019
Apartment Community Name	Apartment Type		Location	Year Built	Apartment Homes	Land	Buildings and Improvements		Land	Buildings and Improvements	(3) Total	(4) Accumulated Depreciation (AD)	Total Cost Net of AD	(5) Encumbrances
Same Store Sales:
100 Forest Place	High Rise	Dec 1997	Oak Park, IL	1987	234	$2,664	$18,815	$11,145	$2,664	$29,960	$32,624	$(16,676)	$15,948	$34,453
118-122 West 23rd Street	High Rise	Jun 2012	New York, NY	1987	42	14,985	23,459	6,914	14,985	30,373	45,358	(10,461)	34,897	16,999
1045 on the Park Apartment Homes	Mid Rise	Jul 2013	Atlanta, GA	2012	30	2,793	6,662	819	2,793	7,481	10,274	(1,739)	8,535	—
1582 First Avenue	High Rise	Mar 2005	New York, NY	1900	17	4,281	752	518	4,281	1,270	5,551	(650)	4,901	2,226
21 Fitzsimons	Mid Rise	Aug 2014	Aurora, CO	2008	600	12,864	104,720	27,677	12,864	132,397	145,261	(26,098)	119,163	89,413
2200 Grace	Mid Rise	Dec 1999	Lombard, IL	1971	72	642	7,788	294	642	8,082	8,724	(4,549)	4,175	7,448
2900 on First Apartments	Mid Rise	Oct 2008	Seattle, WA	1989	135	19,070	17,518	34,356	19,070	51,874	70,944	(29,578)	41,366	13,594
306 East 89th Street	High Rise	Jul 2004	New York, NY	1930	20	2,680	1,006	1,099	2,680	2,105	4,785	(1,046)	3,739	1,816
322-324 East 61st Street	High Rise	Mar 2005	New York, NY	1900	40	6,372	2,224	1,598	6,372	3,822	10,194	(2,009)	8,185	3,339
3400 Avenue of the Arts	Mid Rise	Mar 2002	Costa Mesa, CA	1987	770	57,241	65,506	88,112	57,241	153,618	210,859	(92,205)	118,654	142,476
452 East 78th Street	High Rise	Jan 2004	New York, NY	1900	12	1,982	608	600	1,982	1,208	3,190	(548)	2,642	—
510 East 88th Street	High Rise	Jan 2004	New York, NY	1900	20	3,163	1,002	653	3,163	1,655	4,818	(726)	4,092	—
514-516 East 88th Street	High Rise	Mar 2005	New York, NY	1900	36	6,282	2,168	1,617	6,282	3,785	10,067	(1,868)	8,199	3,620
Axiom	Mid Rise	Apr 2015	Cambridge, MA	2015	115	—	63,612	2,665	—	66,277	66,277	(11,504)	54,773	32,253
Bank Lofts	High Rise	Apr 2001	Denver, CO	1920	125	3,525	9,045	5,797	3,525	14,842	18,367	(8,109)	10,258	10,218
Bay Ridge at Nashua	Garden	Jan 2003	Nashua, NH	1984	412	3,262	40,713	17,995	3,262	58,708	61,970	(26,731)	35,239	50,638
Bayberry Hill Estates	Garden	Aug 2002	Framingham, MA	1971	424	19,944	35,945	25,151	19,944	61,096	81,040	(30,503)	50,537	44,197
Bluffs at Pacifica, The	Garden	Oct 2006	Pacifica, CA	1963	64	8,108	4,132	17,349	8,108	21,481	29,589	(11,400)	18,189	—
Boston Lofts	High Rise	Apr 2001	Denver, CO	1890	158	3,446	20,589	6,715	3,446	27,304	30,750	(14,706)	16,044	14,927
Boulder Creek	Garden	Jul 1994	Boulder, CO	1973	221	754	7,730	20,791	754	28,521	29,275	(20,708)	8,567	37,861
Broadcast Center	Garden	Mar 2002	Los Angeles, CA	1990	279	29,407	41,244	31,856	29,407	73,100	102,507	(32,455)	70,052	96,880
Broadway Lofts	High Rise	Sep 2012	San Diego, CA	1909	84	5,367	14,442	7,647	5,367	22,089	27,456	(6,031)	21,425	11,298
Burke Shire Commons	Garden	Mar 2001	Burke, VA	1986	360	4,867	23,617	19,855	4,867	43,472	48,339	(27,328)	21,011	56,855

F-38

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

		(1) Date Consolidated				Initial Cost		(2) Cost Capitalized Subsequent to Consolidation	As of December 31, 2019
Apartment Community Name	Apartment Type		Location	Year Built	Apartment Homes	Land	Buildings and Improvements		Land	Buildings and Improvements	(3) Total	(4) Accumulated Depreciation (AD)	Total Cost Net of AD	(5) Encumbrances
Calhoun Beach Club	High Rise	Dec 1998	Minneapolis, MN	1928	332	$11,708	$73,334	$65,713	$11,708	$139,047	$150,755	$(85,259)	$65,496	$—
Canyon Terrace	Garden	Mar 2002	Saugus, CA	1984	130	7,508	6,601	7,008	7,508	13,609	21,117	(7,711)	13,406	—
Cedar Rim	Garden	Apr 2000	Newcastle, WA	1980	104	761	5,218	13,873	761	19,091	19,852	(14,179)	5,673	—
Charlesbank Apartment Homes	Mid Rise	Sep 2013	Watertown, MA	2012	44	3,399	11,726	1,018	3,399	12,744	16,143	(2,931)	13,212	—
Chestnut Hall	High Rise	Oct 2006	Philadelphia, PA	1923	315	12,338	14,299	13,223	12,338	27,522	39,860	(13,266)	26,594	35,834
Creekside	Garden	Jan 2000	Denver, CO	1974	328	3,189	12,698	7,404	3,189	20,102	23,291	(13,579)	9,712	11,066
Crescent at West Hollywood, The	Mid Rise	Mar 2002	West Hollywood, CA	1985	130	15,765	10,215	8,281	15,765	18,496	34,261	(12,337)	21,924	39,336
Elm Creek	Mid Rise	Dec 1997	Elmhurst, IL	1987	400	5,910	30,830	32,788	5,910	63,618	69,528	(35,969)	33,559	50,296
Evanston Place	High Rise	Dec 1997	Evanston, IL	1990	190	3,232	25,546	16,703	3,232	42,249	45,481	(20,982)	24,499	—
Four Quarters Habitat	Garden	Jan 2006	Miami, FL	1976	336	2,379	17,199	32,991	2,379	50,190	52,569	(30,456)	22,113	50,716
Foxchase	Garden	Dec 1997	Alexandria, VA	1940	2,113	15,496	96,062	64,213	15,496	160,275	175,771	(92,368)	83,403	218,337
Georgetown	Garden	Aug 2002	Framingham, MA	1964	207	12,351	13,168	4,896	12,351	18,064	30,415	(9,068)	21,347	14,355
Georgetown II	Mid Rise	Aug 2002	Framingham, MA	1958	72	4,577	4,057	2,316	4,577	6,373	10,950	(3,871)	7,079	—
Hidden Cove	Garden	Jul 1998	Escondido, CA	1983	334	3,043	17,616	11,447	3,043	29,063	32,106	(17,321)	14,785	51,840
Hidden Cove II	Garden	Jul 2007	Escondido, CA	1986	118	12,849	6,530	5,439	12,849	11,969	24,818	(5,881)	18,937	20,160
Hillcreste	Garden	Mar 2002	Century City, CA	1989	315	35,862	47,216	15,706	35,862	62,922	98,784	(29,709)	69,075	61,930
Hillmeade	Garden	Nov 1994	Nashville, TN	1986	288	2,872	16,070	22,103	2,872	38,173	41,045	(22,434)	18,611	26,756
Horizons West Apartments	Mid Rise	Dec 2006	Pacifica, CA	1970	78	8,887	6,377	2,808	8,887	9,185	18,072	(4,155)	13,917	—
Hunt Club	Garden	Sep 2000	Gaithersburg, MD	1986	336	17,859	13,149	14,807	17,859	27,956	45,815	(17,241)	28,574	—
Hyde Park Tower	High Rise	Oct 2004	Chicago, IL	1990	155	4,731	14,927	16,765	4,731	31,692	36,423	(11,613)	24,810	12,301
Indian Oaks	Garden	Mar 2002	Simi Valley, CA	1986	254	24,523	15,801	12,124	24,523	27,925	52,448	(14,829)	37,619	26,944
Indigo	High Rise	Aug 2016	Redwood City, CA	2016	463	26,932	296,116	3,561	26,932	299,677	326,609	(35,408)	291,201	135,348
Island Club	Garden	Oct 2000	Oceanside, CA	1986	592	18,027	28,654	21,829	18,027	50,483	68,510	(32,842)	35,668	93,333
Latrobe	High Rise	Jan 2003	Washington, D.C.	1980	175	3,459	9,103	13,380	3,459	22,483	25,942	(13,313)	12,629	26,128
Laurel Crossing	Garden	Jan 2006	San Mateo, CA	1971	418	49,474	17,756	15,017	49,474	32,773	82,247	(17,078)	65,169	104,658
Lincoln Place(6)	Garden	Oct 2004	Venice, CA	1951	795	128,332	10,439	340,136	44,197	350,575	394,772	(143,166)	251,606	184,330
Malibu Canyon	Garden	Mar 2002	Calabasas, CA	1986	698	69,834	53,438	41,577	69,834	95,015	164,849	(51,078)	113,771	102,968
Mariners Cove	Garden	Mar 2002	San Diego, CA	1984	500	—	66,861	14,977	—	81,838	81,838	(42,171)	39,667	—
Meadow Creek	Garden	Jul 1994	Boulder, CO	1968	332	1,435	24,533	10,058	1,435	34,591	36,026	(21,082)	14,944	—
Merrill House	High Rise	Jan 2000	Falls Church, VA	1964	159	1,836	10,831	7,588	1,836	18,419	20,255	(10,923)	9,332	—
Monterey Grove	Garden	Jun 2008	San Jose, CA	1999	224	34,325	21,939	16,051	34,325	37,990	72,315	(13,236)	59,079	49,680
Ocean House on Prospect	Mid Rise	Apr 2013	La Jolla, CA	1970	53	12,528	18,805	15,336	12,528	34,141	46,669	(8,635)	38,034	12,281
One Canal	High Rise	Sep 2013	Boston, MA	2016	310	—	15,873	178,772	—	194,645	194,645	(29,058)	165,587	108,491
Pacific Bay Vistas(6)	Garden	Mar 2001	San Bruno, CA	1987	308	28,694	62,460	40,698	23,354	103,158	126,512	(39,188)	87,324	104,664
Pacifica Park	Garden	Jul 2006	Pacifica, CA	1977	104	12,970	6,579	8,815	12,970	15,394	28,364	(7,517)	20,847	28,613
Palazzo at Park La Brea, The	Mid Rise	Feb 2004	Los Angeles, CA	2002	521	48,362	125,464	48,103	48,362	173,567	221,929	(87,785)	134,144	165,344

F-39

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

		(1) Date Consolidated				Initial Cost		(2) Cost Capitalized Subsequent to Consolidation	As of December 31, 2019
Apartment Community Name	Apartment Type		Location	Year Built	Apartment Homes	Land	Buildings and Improvements		Land	Buildings and Improvements	(3) Total	(4) Accumulated Depreciation (AD)	Total Cost Net of AD	(5) Encumbrances
Palazzo East at Park La Brea, The	Mid Rise	Mar 2005	Los Angeles, CA	2005	611	$72,578	$136,503	$28,065	$72,578	$164,568	$237,146	$(79,668)	$157,478	$192,083
Pathfinder Village	Garden	Jan 2006	Fremont, CA	1973	246	19,595	14,838	20,707	19,595	35,545	55,140	(17,480)	37,660	55,000
Peachtree Park	Garden	Jan 1996	Atlanta, GA	1969	303	4,684	11,713	14,244	4,684	25,957	30,641	(17,244)	13,397	27,316
Plantation Gardens	Garden	Oct 1999	Plantation, FL	1971	372	3,773	19,443	25,547	3,773	44,990	48,763	(28,766)	19,997	—
Preserve at Marin	Mid Rise	Aug 2011	Corte Madera, CA	1964	126	13,516	30,132	82,512	13,516	112,644	126,160	(32,015)	94,145	35,451
Ravensworth Towers	High Rise	Jun 2004	Annandale, VA	1974	219	3,455	17,157	4,575	3,455	21,732	25,187	(15,171)	10,016	19,870
River Club, The	Garden	Apr 2005	Edgewater, NJ	1998	266	30,579	30,638	8,468	30,579	39,106	69,685	(19,159)	50,526	59,070
Riverloft	High Rise	Oct 1999	Philadelphia, PA	1910	184	2,120	11,286	38,090	2,120	49,376	51,496	(25,765)	25,731	5,881
Rosewood	Garden	Mar 2002	Camarillo, CA	1976	152	12,430	8,060	6,983	12,430	15,043	27,473	(7,950)	19,523	—
Royal Crest Estates	Garden	Aug 2002	Warwick, RI	1972	492	22,433	24,095	6,736	22,433	30,831	53,264	(21,454)	31,810	—
Royal Crest Estates	Garden	Aug 2002	Nashua, NH	1970	902	68,230	45,562	16,865	68,230	62,427	130,657	(44,966)	85,691	70,299
Royal Crest Estates	Garden	Aug 2002	Marlborough, MA	1970	473	25,178	28,786	15,100	25,178	43,886	69,064	(29,314)	39,750	62,074
Royal Crest Estates	Garden	Aug 2002	North Andover, MA	1970	588	51,292	36,808	30,314	51,292	67,122	118,414	(39,455)	78,959	81,363
Saybrook Pointe	Garden	Dec 2014	San Jose, CA	1995	324	32,842	84,457	25,960	32,842	110,417	143,259	(19,010)	124,249	61,073
Shenandoah Crossing	Garden	Sep 2000	Fairfax, VA	1984	640	18,200	57,198	26,395	18,200	83,593	101,793	(62,964)	38,829	57,204
Springwoods at Lake Ridge	Garden	Jul 2002	Woodbridge, VA	1984	180	5,587	7,284	3,790	5,587	11,074	16,661	(5,064)	11,597	—
Sterling Apartment Homes, The	Garden	Oct 1999	Philadelphia, PA	1961	534	8,871	55,365	118,250	8,871	173,615	182,486	(91,452)	91,034	141,077
Stonecreek Club	Garden	Sep 2000	Germantown, MD	1984	240	13,593	9,347	8,450	13,593	17,797	31,390	(13,092)	18,298	—
Township At Highlands	Town Home	Nov 1996	Centennial, CO	1985	161	1,536	9,773	10,121	1,536	19,894	21,430	(13,167)	8,263	13,120
Vantage Pointe	Mid Rise	Aug 2002	Swampscott, MA	1987	96	4,748	10,089	2,661	4,748	12,750	17,498	(5,806)	11,692	—
Villa Del Sol	Garden	Mar 2002	Norwalk, CA	1972	120	7,476	4,861	5,050	7,476	9,911	17,387	(6,000)	11,387	10,338
Villas of Pasadena	Mid Rise	Jan 2006	Pasadena, CA	1973	92	9,693	6,818	4,696	9,693	11,514	21,207	(5,230)	15,977	—
Vivo	High Rise	Jun 2016	Cambridge, MA	2015	91	6,450	35,974	5,851	6,450	41,825	48,275	(11,588)	36,687	19,810
Waterford Village	Garden	Aug 2002	Bridgewater, MA	1971	588	29,110	28,101	11,636	29,110	39,737	68,847	(29,186)	39,661	34,464
Waterways Village	Garden	Jun 1997	Aventura, FL	1994	180	4,504	11,064	16,910	4,504	27,974	32,478	(13,996)	18,482	12,865
Waverly Apartments	Garden	Aug 2008	Brighton, MA	1970	103	7,920	11,347	6,844	7,920	18,191	26,111	(7,441)	18,670	11,245
Wexford Village	Garden	Aug 2002	Worcester, MA	1974	264	6,349	17,939	5,183	6,349	23,122	29,471	(14,281)	15,190	—
Willow Bend	Garden	May 1998	Rolling Meadows, IL	1969	328	2,717	15,437	20,130	2,717	35,567	38,284	(24,855)	13,429	32,489
Windrift	Garden	Mar 2001	Oceanside, CA	1987	404	24,960	17,590	22,254	24,960	39,844	64,804	(26,130)	38,674	72,646
Windsor Park	Garden	Mar 2001	Woodbridge, VA	1987	220	4,279	15,970	6,366	4,279	22,336	26,615	(14,287)	12,328	—
Yacht Club at Brickell	High Rise	Dec 2003	Miami, FL	1998	357	31,362	32,214	18,825	31,362	51,039	82,401	(19,678)	62,723	68,351
Yorktown Apartments	High Rise	Dec 1999	Lombard, IL	1971	292	2,413	10,374	53,236	2,413	63,610	66,023	(31,274)	34,749	30,167

Total Same Store Sales					26,649	$1,411,619	$2,597,010	$2,149,561	$1,322,144	$4,746,571	$6,068,715	$(2,188,175)	$3,880,540	$3,579,476

F-40

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

		(1) Date Consolidated				Initial Cost		(2) Cost Capitalized Subsequent to Consolidation	As of December 31, 2019
Apartment Community Name	Apartment Type		Location	Year Built	Apartment Homes	Land	Buildings and Improvements		Land	Buildings and Improvements	(3) Total	(4) Accumulated Depreciation (AD)	Total Cost Net of AD	(5) Encumbrances

Redevelopment and Development:
236-238 East 88th Street	High Rise	Jan 2004	New York, NY	1900	42	$8,820	$2,914	$8,734	$8,820	$11,648	$20,468	$(2,088)	$18,380	$—
707 Leahy	Garden	Apr 2007	Redwood City, CA	1973	110	15,444	7,909	16,619	15,444	24,528	39,972	(6,731)	33,241	8,534
Bay Parc Plaza	High Rise	Sep 2004	Miami, FL	2000	474	22,680	41,847	38,851	22,680	80,698	103,378	(26,606)	76,772	76,631
Flamingo Point	High Rise	Sep 1997	Miami Beach, FL	1960	1,101	32,427	48,808	400,164	32,427	448,972	481,399	(188,572)	292,827	—
Parc Mosaic	Garden	Dec 2014	Boulder, CO	1970	226	15,300	—	107,179	15,300	107,179	122,479	(461)	122,018	—
Park Towne Place	High Rise	Apr 2000	Philadelphia, PA	1959	940	10,472	47,301	353,053	10,472	400,354	410,826	(152,223)	258,603	196,655
Villas at Park La Brea, The	Garden	Mar 2002	Los Angeles, CA	2002	250	8,630	48,871	19,251	8,630	68,122	76,752	(33,834)	42,918	51,097
Other(7)					—	9,598	—	82,830	9,598	82,830	92,428	(2)	92,426	—

Total Redevelopment and Development					3,143	$123,371	$197,650	$1,026,681	$123,371	$1,224,331	$1,347,702	$(410,517)	$937,185	$332,917

Acquisition:
777 South Broad Street	Mid Rise	May 2018	Philadelphia, PA	2010	146	$6,986	$67,512	$2,596	$6,986	$70,108	$77,094	$(4,115)	$72,979	$56,581
Avery Row	Mid Rise	Dec 2018	Arlington, VA	2013	67	8,165	21,348	1,812	8,165	23,160	31,325	(913)	30,412	—
Bent Tree Apartments	Garden	Feb 2018	Centreville, VA	1986	748	46,975	113,695	20,823	46,975	134,518	181,493	(9,679)	171,814	—
Locust on the Park	High Rise	May 2018	Philadelphia, PA	1911	152	5,292	53,823	4,228	5,292	58,051	63,343	(3,510)	59,833	34,891
One Ardmore	Mid Rise	Apr 2019	Ardmore, PA	2019	110	4,929	61,631	1,387	4,929	63,018	67,947	(1,560)	66,387	31,052
Southstar Lofts	High Rise	May 2018	Philadelphia, PA	2014	85	1,780	37,428	683	1,780	38,111	39,891	(2,235)	37,656	29,624
The Left Bank	Mid Rise	May 2018	Philadelphia, PA	1929	282	—	130,893	13,352	—	144,245	144,245	(8,092)	136,153	80,679
Other(7)					—	7,890	—	14,634	7,890	14,634	22,524	—	22,524	—

Total Acquisition					1,590	$82,017	$486,330	$59,515	$82,017	$545,845	$627,862	$(30,104)	$597,758	$232,827

Other Real Estate:
1001 Brickell	High Rise	Jul 2019	Miami, FL	1985	—	$149,519	$152,892	$5,228	$149,519	$158,120	$307,639	$(8,053)	$299,586	$—
173 E. 90th Street	High Rise	May 2004	New York, NY	1910	72	12,066	4,535	8,827	12,066	13,362	25,428	(4,667)	20,761	—
182-188 Columbus Avenue	Mid Rise	Feb 2007	New York, NY	1910	32	19,123	3,300	5,769	19,123	9,069	28,192	(4,603)	23,589	13,635
234 East 88th Street	Mid Rise	Jan 2014	New York, NY	1900	20	2,448	4,449	828	2,448	5,277	7,725	(1,418)	6,307	—
237-239 Ninth Avenue	High Rise	Mar 2005	New York, NY	1900	36	8,495	1,866	3,132	8,495	4,998	13,493	(3,166)	10,327	5,438
240 West 73rd Street	High Rise	Sep 2004	New York, NY	1900	200	68,109	12,140	14,048	68,109	26,188	94,297	(10,715)	83,582	—
311 & 313 East 73rd Street	Mid Rise	Mar 2003	New York, NY	1904	34	5,678	1,609	598	5,678	2,207	7,885	(1,625)	6,260	—
464-466 Amsterdam & 200-210 W. 83rd Street	Mid Rise	Feb 2007	New York, NY	1910	71	25,553	7,101	9,153	25,553	16,254	41,807	(6,396)	35,411	20,094
518 East 88th Street	Mid Rise	Jan 2014	New York, NY	1900	20	2,233	4,315	625	2,233	4,940	7,173	(1,388)	5,785	—

F-41

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

		(1) Date Consolidated				Initial Cost		(2) Cost Capitalized Subsequent to Consolidation	As of December 31, 2019
Apartment Community Name	Apartment Type		Location	Year Built	Apartment Homes	Land	Buildings and Improvements		Land	Buildings and Improvements	(3) Total	(4) Accumulated Depreciation (AD)	Total Cost Net of AD	(5) Encumbrances
Columbus Avenue	Mid Rise	Sep 2003	New York, NY	1880	59	$35,527	$9,450	$9,327	$35,527	$18,777	$54,304	$(12,118)	$42,186	$24,608
Heritage Park Escondido	Garden	Oct 2000	Escondido, CA	1986	196	1,055	7,565	2,945	1,055	10,510	11,565	(7,188)	4,377	5,867
Heritage Park Livermore	Garden	Oct 2000	Livermore, CA	1988	167	—	10,209	2,111	—	12,320	12,320	(8,576)	3,744	6,090
Heritage Village Anaheim	Garden	Oct 2000	Anaheim, CA	1986	196	1,832	8,541	2,332	1,832	10,873	12,705	(7,339)	5,366	7,124
Mezzo	High Rise	Mar 2015	Atlanta, GA	2008	94	4,292	34,178	1,817	4,292	35,995	40,287	(6,918)	33,369	22,970
St. George Villas	Garden	Jan 2006	St. George, SC	1984	40	107	1,025	419	107	1,444	1,551	(1,290)	261	293
Tremont	Mid Rise	Dec 2014	Atlanta, GA	2009	78	5,274	18,011	3,069	5,274	21,080	26,354	(4,028)	22,326	—
Other(7)					—	205	—	382	205	382	587	—	587	—

Total Other Real Estate					1,315	$341,516	$281,186	$70,610	$341,516	$351,796	$693,312	$(89,488)	$603,824	$106,119

Total Portfolio					32,697	$1,958,523	$3,562,176	$3,306,367	$1,869,048	$6,868,543	$8,737,591	$(2,718,284)	$6,019,307	$4,251,339

(1)	Date we acquired the apartment community or first consolidated the partnership that owns the community.
(2)	Includes costs capitalized since acquisition or date of initial consolidation of the community.
(3)	The aggregate cost of land and depreciable property for federal income tax purposes was approximately $3.8 billion as of December 31, 2019.
(4)	Depreciable life for buildings and improvements ranges from 5 to 30 years and is calculated on a straight-line basis.
(5)	Encumbrances are presented before reduction for debt issuance costs.
(6)	The current carrying value of the apartment community reflects an impairment loss recognized during prior periods.
(7)	Other includes apartment communities under development, land parcels, and certain non-residential properties held for future development.

F-42

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

SCHEDULE III: REAL ESTATE AND ACCUMULATED DEPRECIATION

For the Years Ended December 31, 2019, 2018, and 2017

(In Thousands)

	2019	2018	2017
Total real estate balance at beginning of year	$8,308,590	$8,478,877	$8,486,166
Additions during the year:
Acquisitions	383,557	501,009	16,687
Capital additions	404,896	348,727	354,229
Dispositions and other	(359,452)	(1,020,023)	(378,205)

Total real estate balance at end of year	$8,737,591	$8,308,590	$8,478,877

Accumulated depreciation balance at beginning of year	$2,585,115	$2,848,609	$2,730,758
Depreciation	358,661	354,208	344,960
Dispositions and other	(225,492)	(617,702)	(227,109)

Accumulated depreciation balance at end of year	$2,718,284	$2,585,115	$2,848,609

F-43

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Buildings and improvements	$6,928,584	$6,868,543
Land	1,866,009	1,869,048

Total real estate	8,794,593	8,737,591
Accumulated depreciation	(2,786,104)	(2,718,284)

Net real estate	6,008,489	6,019,307
Cash and cash equivalents	398,408	142,902
Restricted cash	44,100	34,800
Mezzanine investment	293,427	280,258
Other assets	376,723	351,472

Total assets	$7,121,147	$6,828,739

LIABILITIES AND EQUITY
Non-recourse property debt, net	$4,543,743	$4,230,590
Term loan, net	348,440	—
Revolving credit facility borrowings	—	275,000

Total indebtedness	4,892,183	4,505,590
Accrued liabilities and other	353,787	360,574

Total liabilities	5,245,970	4,866,164

Redeemable preferred OP Units	96,449	97,064
Redeemable noncontrolling interests in consolidated real estate partnership	4,492	4,716
Commitments and contingencies (Note 4)
Equity:
Common Stock, $0.01 par value, 510,587,500 shares authorized, 148,865,047 and 148,885,197 shares issued/outstanding at June 30, 2020 and December 31, 2019, respectively	1,489	1,489
Additional paid-in capital	3,491,277	3,497,367
Accumulated other comprehensive income	3,807	4,195
Distributions in excess of earnings	(1,798,561)	(1,722,402)

Total Aimco equity	1,698,012	1,780,649

Noncontrolling interests in consolidated real estate partnerships	(3,190)	(3,296)
Common noncontrolling interests in Aimco Operating Partnership	79,414	83,442

Total equity	1,774,236	1,860,795

Total liabilities and equity	$7,121,147	$6,828,739

See notes to condensed consolidated financial statements.

F-44

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Six Months Ended June 30,
	2020	2019
REVENUES
Rental and other property revenues	$443,360	$454,435

OPERATING EXPENSES
Property operating expenses	149,603	154,606
Depreciation and amortization	198,165	185,489
General and administrative expenses	19,804	21,327
Investment management expenses	2,305	2,738
Other expenses, net	5,881	8,757

Total operating expenses	375,758	372,917

Interest income	7,366	5,791
Interest expense	(90,138)	(80,950)
Gain on dispositions of real estate	47,204	355,783
Mezzanine investment income, net	13,683	—
Income from unconsolidated real estate partnerships	352	303

Income before income tax benefit (expense)	46,069	362,445
Income tax benefit (expense)	6,112	(1,154)

Net income	52,181	361,291
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(1)	(161)
Net income attributable to preferred noncontrolling interests in Aimco Operating Partnership	(3,728)	(3,867)
Net income attributable to common noncontrolling interests in Aimco Operating Partnership	(2,475)	(18,671)

Net income attributable to noncontrolling interests	(6,204)	(22,699)

Net income attributable to Aimco	45,977	338,592
Net income attributable to Aimco preferred stockholders	—	(7,335)
Net income attributable to participating securities	(86)	(455)

Net income attributable to Aimco common stockholders	$45,891	$330,802

Net income attributable to Aimco per common share— basic and diluted	$0.31	$2.25

Weighted average common shares outstanding—basic	148,527	146,994

Weighted average common shares outstanding—diluted	148,670	147,220

See notes to condensed consolidated financial statements.

F-45

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2020	2019
Net income	$52,181	$361,291
Unrealized (losses) gains on available for sale debt securities	(415)	77

Comprehensive income	51,766	361,368

Comprehensive income attributable to noncontrolling interests	(6,177)	(22,704)

Comprehensive income attributable to Aimco	$45,589	$338,664

See notes to condensed consolidated financial statements.

F-46

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

For the Six Months Ended June 30, 2020 and 2019

(In thousands)

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid- in Capital	Accumulated Other Comprehensive Income (Loss)	Distributions in Excess of Earnings	Total Aimco Equity	Noncontrolling Interests in Consolidated Real Estate Partnerships	Common Noncontrolling Interests in Aimco Operating Partnership	Total Equity
	Shares Issued	Amount	Shares Issued	Amount
Balances at December 31, 2018	5,000	$125,000	144,623	$1,446	$3,515,686	$4,794	$(1,947,507)	$1,699,419	$(2,967)	$67,189	$1,763,641
Repurchases of Common Stock	—	—	(461)	(5)	(20,677)	—	—	(20,682)	—	—	(20,682)
Redemption of Preferred Stock	(5,000)	(125,000)	—	—	4,089	—	(4,089)	(125,000)	—	—	(125,000)
Issuance of Aimco Operating Partnership units	—	—	—	—	—	—	—	—	—	3,034	3,034
Redemption of Aimco Operating Partnership units	—	—	70	1	3,422	—	—	3,423	—	(7,555)	(4,132)
Amortization of share-based compensation cost	—	—	22	—	3,632	—	—	3,632	—	1,592	5,224
Effect of changes in ownership for consolidated entities	—	—	—	—	(7,019)	—	—	(7,019)	1,042	5,977	—
Purchase of noncontrolling interest in consolidated real estate partnerships	—	—	—	—	—	—	—	—	(917)	—	(917)
Change in accumulated other comprehensive income	—	—	—	—	—	72	—	72	—	5	77
Net income	—	—	—	—	—	—	338,592	338,592	161	18,671	357,424
Common Stock dividends	—	—	—	—	—	—	(125,514)	(125,514)	—	—	(125,514)
Common Stock issued to Common Stockholders in special dividend	—	—	4,492	45	(561)	—	—	(516)	—	—	(516)
Preferred Stock dividends	—	—	—	—	—	—	(3,247)	(3,247)	—	—	(3,247)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(56)	(6,547)	(6,603)
Other, net	—	—	81	1	57	—	—	58	19	—	77

Balances at June 30, 2019	—	$—	148,827	$1,488	$3,498,629	$4,866	$(1,741,765)	$1,763,218	$(2,718)	$82,366	$1,842,866

Balances at December 31, 2019	—	$—	148,885	$1,489	$3,497,367	$4,195	$(1,722,402)	$1,780,649	$(3,296)	$83,442	$1,860,795
Repurchases of Common Stock	—	—	(234)	(2)	(10,002)	—	—	(10,004)	—	—	(10,004)
Redemption of Aimco Operating Partnership units	—	—	159	2	5,135	—	—	5,137	—	(6,392)	(1,255)
Amortization of share-based compensation cost	—	—	25	—	3,009	—	—	3,009	—	2,102	5,111
Effect of changes in ownership of consolidated entities	—	—	—	—	(4,348)	—	—	(4,348)	36	4,312	—
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	(277)	(277)	—	—	(277)
Change in accumulated other comprehensive income	—	—	—	—	—	(388)	—	(388)	—	(27)	(415)
Net income	—	—	—	—	—	—	45,977	45,977	225	2,475	48,677
Common Stock dividends	—	—	—	—	—	—	(121,859)	(121,859)	—	—	(121,859)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(108)	(6,498)	(6,606)
Other, net	—	—	30	—	116	—	—	116	(47)	—	69

Balances at June 30, 2020	—	$—	148,865	$1,489	$3,491,277	$3,807	$(1,798,561)	$1,698,012	$(3,190)	$79,414	$1,774,236

See notes to condensed consolidated financial statements.

F-47

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$52,181	$361,291
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	198,165	185,489
Gain on dispositions of real estate	(47,204)	(355,783)
Income tax (benefit) expense	(6,112)	1,154
Other adjustments	7,411	6,443
Net changes in operating assets and operating liabilities	(20,084)	(28,555)

Net cash provided by operating activities	184,357	170,039
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of real estate and deposits related to purchases of real estate	(7,794)	(43,743)
Capital expenditures	(182,348)	(176,488)
Proceeds from dispositions of real estate	36,869	422,456
Purchases of corporate assets	(8,743)	(7,186)
Other investing activities	1,946	2,486

Net cash (used in) provided by investing activities	(160,070)	197,525
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from non-recourse property debt	608,756	—
Principal repayments on non-recourse property debt	(274,347)	(207,790)
Proceeds from term loan	350,000	—
Net (repayments of) borrowings on revolving credit facility	(275,000)	134,600
Repurchases of Common Stock	(10,004)	(20,682)
Repurchases of Preferred Stock	—	(125,000)
Payment of dividends to holders of Common Stock	(122,058)	(125,350)
Payment of dividends to holders of Preferred Stock	—	(3,247)
Payment of distributions to noncontrolling interests	(10,639)	(10,937)
Redemptions of noncontrolling interests in the Aimco Operating Partnership	(1,870)	(4,244)
Purchases of noncontrolling interests in consolidated real estate partnerships	—	(917)
Other financing activities	(24,319)	(10,685)

Net cash provided by (used in) financing activities	240,519	(374,252)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	264,806	(6,688)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT BEGINNING OF PERIOD	177,702	72,595

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$442,508	$65,907

See notes to condensed consolidated financial statements.

F-48

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(Unaudited)

Note 1—Organization

Apartment Investment and Management Company, or Aimco, is a Maryland corporation incorporated on January 10, 1994. Aimco is a self-administered and self-managed real estate investment trust, or REIT. AIMCO Properties, L.P., or the Aimco Operating Partnership, is a Delaware limited partnership formed on May 16, 1994, to conduct our business, which is focused on the ownership, management, redevelopment, and some development of quality apartment communities located in several of the largest markets in the United States.

Aimco, through its wholly-owned subsidiaries, AIMCO-GP, Inc. and AIMCO-LP Trust, holds a majority of the ownership interests in the Aimco Operating Partnership. Aimco conducts all of its business and owns all of its assets through the Aimco Operating Partnership. Interests in the Aimco Operating Partnership that are held by limited partners other than Aimco are referred to as OP Units. OP Units include common partnership units, which we refer to as common OP Units, as well as preferred partnership units, which we refer to as preferred OP Units. As of June 30, 2020, after elimination of units held by consolidated subsidiaries, the Aimco Operating Partnership had 159,195,031 common OP Units outstanding. As of June 30, 2020, Aimco owned 148,865,047 of the common OP Units of the Aimco Operating Partnership and Aimco had an equal number of shares of its Class A Common Stock outstanding, which we refer to as Common Stock. Aimco’s ownership of the total common OP units outstanding represents a 93.5% legal interest in the Aimco Operating Partnership and a 94.9% economic interest.

Except as the context otherwise requires, “we,” “our,” and “us” refer to Aimco, the Aimco Operating Partnership, and their consolidated subsidiaries, collectively.

We own and operate a portfolio of apartment communities, diversified by both geography and price point, in 17 states and the District of Columbia. As of June 30, 2020, our portfolio included 125 apartment communities with 32,938 apartment homes in which we held an average ownership of approximately 99%. We consolidated 121 of these apartment communities with 32,796 apartment homes.

Note 2—Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted in accordance with such rules and regulations, although management believes the disclosures are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting of normal recurring items, considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2020, are not necessarily indicative of the results that may be expected for the year ending December 31, 2020.

The condensed consolidated balance sheets of Aimco as of December 31, 2019, have been derived from their respective audited financial statements at that date, but do not include all of the information and disclosures required by GAAP for complete financial statements. For further information, refer to the financial statements and notes thereto included in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2019.

F-49

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Principles of Consolidation

Aimco’s accompanying condensed consolidated financial statements include the accounts of Aimco and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

We consolidate a variable interest entity, or VIE, in which we are considered the primary beneficiary. The primary beneficiary is the entity that has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. As of June 30, 2020, and December 31, 2019, Aimco consolidated five and six VIEs, respectively, in addition to the Aimco Operating Partnership.

As used herein, and except where the context otherwise requires, “partnership” refers to a limited partnership or a limited liability company and “partner” refers to a partner in a limited partnership or a member of a limited liability company. Interests in the Aimco Operating Partnership that are held by limited partners other than Aimco are reflected in Aimco’s accompanying condensed consolidated balance sheets as noncontrolling interests in the Aimco Operating Partnership. Interests in partnerships consolidated by the Aimco Operating Partnership that are held by third parties are reflected in our accompanying condensed consolidated balance sheets as noncontrolling interests in consolidated real estate partnerships.

We have an interest in a partnership that owns Parkmerced Apartments, which meets the definition of a VIE. However, we are not the primary beneficiary and do not consolidate this partnership. We loaned $275.0 million to the partnership, which accrues interest at 10% per annum with a five-year term and the right to extend for a second five-year term. Our investment balance of $293.4 million, reflected in mezzanine investment in our condensed consolidated balance sheets, consists primarily of notes receivable and represents our maximum exposure to loss in this VIE.

Redeemable Preferred OP Units

As described in Note 5, the preferred OP Units may be redeemed at the holder’s option and are therefore presented within temporary equity in Aimco’s condensed consolidated balance sheets and within temporary capital in the Aimco Operating Partnership’s condensed consolidated balance sheets. The following table presents a reconciliation of the Aimco Operating Partnership’s preferred OP Units from December 31, 2019, to June 30, 2020 (in thousands):

Balance at December 31, 2019	$97,064
Preferred distributions	(3,728)
Redemption of preferred units	(615)
Net income	3,728

Balance at June 30, 2020	$96,449

The Aimco Operating Partnership has outstanding various classes of redeemable preferred OP Units. As of June 30, 2020, the Aimco Operating Partnership had 3,618,802 redeemable preferred OP Units issued and outstanding with a total redemption value of $96.4 million. Distributions per annum range from $0.48 to $8.00 per unit.

Revenue from Leases

The majority of lease payments we receive from our residents and tenants are fixed. We receive variable payments from our residents and commercial tenants primarily for utility reimbursements. For the six months

F-50

Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

ended June 30, 2020 and 2019, our total lease income was comprised of the following amounts for all operating leases (in thousands):

	Six Months Ended June 30,
	2020	2019
Fixed lease income	$419,152	$425,471
Variable lease income	26,264	27,752
Straight-line rent write-off(1)	(2,927)	—

Total lease income	$442,489	$453,223

(1)

We monitor the collectability of all unpaid rent amounts. The onset of COVID-19 and the anticipated economic slowdown resulted in a $2.9 million write-off of accrued straight-line rent during the three months ended March 31, 2020. Additionally, we wrote-off the related deferred leasing costs of $2.2 million during the three months ended March 31, 2020. The write-offs of deferred leasing costs are recorded in depreciation and amortization in our condensed consolidated statements of operations.

In response to the economic effects of the COVID-19 pandemic, some jurisdictions where our communities are located, such as Los Angeles, Philadelphia, and New York City, have enacted protections for residents and commercial tenants, including government mandated rent deferrals, rent freezes, repayment extensions, fee abatement measures or concessions, and prohibitions on lease terminations or evictions for tenants. Some states and municipalities are also implementing rental assistance programs and encouraging landlord-tenant negotiations.

On April 10, 2020, the Financial Accounting Standards Board, or FASB, issued a Staff Q&A to respond to some frequently asked questions about accounting for lease concessions, including deferrals or reductions of future lease payments. Consequently, in accordance with the Staff Q&A issued by the FASB, we may elect to record rent relief when granted rather than over the remaining term of the lease. Our commercial tenants represent 3.1% of revenue for the three months ended June 30, 2020. For the six months ended June 30, 2020, we granted to commercial tenants $0.4 million in rent relief and elected to record this as a reduction of variable lease income in the table above.

Use of Estimates

The preparation of our condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and accompanying notes thereto. Actual results could differ from those estimates.

Reclassifications and Revisions

For the 2020 presentation of our condensed consolidated statements of operations, we have added a caption for investment management expenses. We have reclassified certain items from property operating expenses, general and administrative expenses, and other expenses, net, in our 2019 presentation to conform to the current presentation.

Accounting Pronouncements Adopted in the Current Year

On January 1, 2020, we adopted ASC 326, Financial Instruments – Credit Losses, issued by the FASB which changes the method and timing of the recognition of credit losses on financial assets. The standard requires us to estimate and record credit losses over the life of a financial instrument, including receivables, at its inception. Our notes receivable and investments in available for sale, or AFS, debt securities are subject to the new standard. For AFS debt securities, the new standard requires us to estimate a credit loss if the fair value of the instruments is less than the carrying value of the instruments.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

We adopted the credit loss standard using the modified-retrospective approach. We recorded a cumulative-effect adjustment for the estimated credit loss associated with our notes receivable of $0.3 million in distributions in excess of earnings in our condensed consolidated balance sheets as of January 1, 2020. As of the date of adoption, the fair value of our AFS debt securities exceeded their carrying value and no estimate of credit loss was required for these instruments.

Note 3—Significant Transactions

Financing Activity

On April 20, 2020, we secured a $350.0 million term loan. The loan matures on April 20, 2021, includes a one-year extension option, and currently bears interest at a 30-day LIBOR plus 1.85%, with a 50-basis point LIBOR floor. Proceeds from the loan were used primarily to repay borrowings on our revolving credit facility.

Dispositions of Apartment Communities

During the six months ended June 30, 2020, we sold one apartment community with 219 apartment homes for a gain on disposition of $47.2 million. The apartment community sold in 2020 was in a lower-rated location within our primary markets and had average revenues per apartment home significantly below those of our retained portfolio.

During the six months ended June 30, 2019, we sold eight apartment communities with 2,605 apartment homes for a gain on dispositions of $355.8 million.

From time to time we may be marketing for sale certain apartment communities that are inconsistent with our long-term investment strategy. At the end of each reporting period we evaluate whether such communities meet the criteria to be classified as held for sale. As of June 30, 2020, no apartment communities were classified as held for sale. Subsequent to June 30, 2020, we received a $5.0 million non-refundable deposit on a community to be sold for approximately $126 million later in 2020.

Note 4—Commitments and Contingencies

Commitments

In connection with our redevelopment, development, and other capital additions activities, we have entered into various construction-related contracts and we have made commitments to complete redevelopment and development of certain apartment communities, pursuant to financing or other arrangements. As of June 30, 2020, our commitments related to these capital activities totaled approximately $179 million, most of which we expect to incur during the next 12 months.

We enter into certain commitments for future purchases of goods and services in connection with the operations of our apartment communities. Those commitments generally have terms of one year or less and reflect expenditure levels comparable to our historical expenditures.

Legal Matters

In addition to the matters described below, we are a party to various legal actions and administrative proceedings arising in the ordinary course of business, some of which are covered by our general liability insurance program, and none of which we expect to have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Environmental

Various federal, state, and local laws subject apartment community owners or operators to liability for management, and the costs of removal or remediation, of certain potentially hazardous materials that may be present in the land or buildings of an apartment community. Such laws often impose liability without regard to fault or whether the owner or operator knew of, or was responsible for, the presence of such materials. The presence of, or the failure to manage or remediate properly, these materials may adversely affect occupancy at such apartment communities as well as the ability to sell or finance such apartment communities. In addition, governmental agencies may bring claims for costs associated with investigation and remediation actions. Moreover, private plaintiffs may potentially make claims for investigation and remediation costs they incur or for personal injury, disease, disability, or other infirmities related to the alleged presence of hazardous materials. In addition to potential environmental liabilities or costs associated with our current apartment communities, we may also be responsible for such liabilities or costs associated with communities we acquire or manage in the future, or apartment communities we no longer own or operate.

We are engaged in discussions with the Environmental Protection Agency, or EPA, regarding contaminated groundwater near an Indiana apartment community that has not been owned by us since 2008. The contamination allegedly derives from a dry cleaner that operated on our former property, prior to our ownership. We undertook a voluntary remediation of the dry cleaner contamination under state oversight. In 2016, EPA listed our former community and a number of residential communities in the vicinity on the National Priorities List, or NPL (i.e., as a Superfund site). In May 2018, we prevailed on our federal judicial appeal vacating the Superfund listing. We continue to work with EPA to formulate a scope of work and agreed order to finish clean up of the site outside the Superfund program. Although the outcome of this process is uncertain, we do not expect the resolution to have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

We also have a contingent environmental liability related to a property in Lake Tahoe, California. An entity owned by us was the former general partner of a now-dissolved partnership that previously owned a site where a laundromat, with a self-service dry-cleaning machine, operated. That entity and the current property owner have been remediating the site since 2009, under the oversight of the Lahontan Regional Water Quality Control Board, or Lahontan. In May 2017, Lahontan issued a final cleanup and abatement order that names four potentially-responsible parties, acknowledges that there may be additional responsible parties, and requires the named parties to perform additional groundwater investigation and corrective actions with respect to onsite and offsite contamination. We appealed the final order, and on June 1, 2020, the court vacated the Order against us. However, there are still civil suits pending related to this contingent liability. Although the outcome of this process is uncertain, we do not expect the resolution to have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

We have determined that our legal obligations to remove or remediate certain potentially hazardous materials may be conditional asset retirement obligations, as defined by GAAP. Except in limited circumstances where the asset retirement activities are expected to be performed in connection with a planned construction project or apartment community casualty, we believe that the fair value of our asset retirement obligations cannot be reasonably estimated due to significant uncertainties in the timing and manner of settlement of those obligations. Asset retirement obligations that are reasonably estimable as of June 30, 2020, are immaterial to our consolidated financial condition, results of operations, and cash flows.

Note 5—Earnings and Dividends per Share

Aimco calculates basic earnings per common share based on the weighted-average number of shares of Common Stock outstanding. We calculate diluted earnings per share taking into consideration dilutive common stock equivalents and dilutive convertible securities outstanding during the period.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Our common stock equivalents include options to purchase shares of Common Stock, which, if exercised, would result in Aimco’s issuance of additional shares and the Aimco Operating Partnership’s issuance to Aimco of additional common partnership units equal to the number of shares purchased under the options. These equivalents also include unvested total shareholder return, or TSR, restricted stock awards that do not meet the definition of participating securities, which would result in an increase in the number of shares of Common Stock outstanding equal to the number of shares that vest. We include in the denominator securities with dilutive effect in calculating diluted earnings per share during these periods.

Our restricted stock awards that are subject to time-based vesting receive non-forfeitable dividends similar to shares of Common Stock prior to vesting, and our TSR long-term incentive partnership units receive non-forfeitable distributions based on specified percentages of the distributions paid to common partnership units prior to vesting and conversion. The unvested restricted shares and units related to these awards are participating securities. We include the effect of participating securities in basic and diluted earnings per share computations using the two-class method of allocating distributed and undistributed earnings when the two-class method is more dilutive than the treasury stock method.

Reconciliations of the numerator and denominator in the calculations of basic and diluted earnings per share for the six months ended June 30, 2020 and 2019, are as follows (in thousands, except per share data):

	Six Months Ended June 30,
	2020	2019
Earnings per share
Numerator:
Basic and dilutive net income attributable to Aimco common stockholders	$45,891	$330,802
Denominator—shares:
Basic weighted-average Common Stock outstanding	148,527	146,994
Dilutive share equivalents outstanding	143	226

Dilutive weighted-average Common Stock outstanding	148,670	147,220

Earnings per share—basic and diluted	$0.31	$2.25

Non-dilutive share equivalents outstanding	8,260	—

The Aimco Operating Partnership has various classes of preferred OP Units, which may be redeemed at the holders’ option. The Aimco Operating Partnership may redeem these units for cash, or at its option, shares of Common Stock. As of June 30, 2020, these preferred OP Units were potentially redeemable for approximately 2.6 million shares of Common Stock (based on the period end market price), or cash. The Aimco Operating Partnership has a redemption policy that requires cash settlement of redemption requests for the preferred OP Units, subject to limited exceptions. Accordingly, we have excluded these securities from earnings per share computations for the periods presented above, and we expect to exclude them in future periods.

During the six months ended June 30, 2020, we paid $0.82 in dividends and distributions per share and per unit. During the six months ended June 30, 2019, we paid $2.41 in dividends and distributions per share and per unit. Of the $2.41 paid in dividends and distributions in 2019, $2.02 represents the per share and per unit value of the special dividend and special distribution authorized by the Board of Directors in the first quarter of 2019. The special dividend consisted of $67.1 million in cash, 4.5 million shares of Common Stock, and $0.4 million of cash paid in lieu of issuing fractional shares. The special distribution consisted of $72.7 million in cash, 4.8 million common partnership units, and $0.4 million of cash paid in lieu of issuing fractional units.

In connection with the special dividend and distribution, the Board of Directors authorized a reverse stock split during the three months ended March 31, 2019. The reverse split combined every 1.03119 common shares and common partnership units into one common share or common partnership unit and was intended to

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

neutralize the dilutive impact of the shares and units issued in the special dividend and distribution. As a result, the number of shares and units outstanding after the dividend/distribution and reverse split was unchanged from the number outstanding immediately prior to the two actions.

Note 6—Fair Value Measurements

Recurring Fair Value Measurements

We measure at fair value on a recurring basis our investments in the securitization trust that holds certain of our property debt, which we classify as AFS debt securities. These investments are presented within other assets in the condensed consolidated balance sheets. We hold several positions in the securitization trust that pay interest currently and we also hold the first loss position in the securitization trust, which accrues interest over the term of the investment. These investments were acquired at a discount to face value and we are accreting the discount to the $100.9 million face value of the investments through interest income using the effective interest method over the remaining expected term of the investments, which as of June 30, 2020, was approximately 1.1 years. Our amortized cost basis for these investments, which represents the original cost adjusted for interest accretion less interest payments received, was $93.5 million and $90.0 million as of June 30, 2020, and December 31, 2019, respectively.

Our investments in AFS debt securities are classified within Level 2 of the GAAP fair value hierarchy. We estimate the fair value of these investments using an income and market approach with primarily observable inputs, including yields and other information regarding similar types of investments, and adjusted for certain unobservable inputs specific to these investments. The fair value of the positions that pay interest currently typically moves in an inverse relationship with movements in interest rates. The fair value of the first loss position is primarily correlated to collateral quality and demand for similar subordinate commercial mortgage-backed securities.

During the three months ended June 30, 2020, we paid an upfront premium of $12.1 million for the option to enter into an interest rate swap at a future date. This interest rate option, or swaption, provides partial protection against our refinancing interest rate risk and is intended to mitigate interest rate increases between now and 2024. We receive a cash settlement in the future if the prevailing interest rate is higher than the 1.68% strike price. The amount of future cash settlement is limited if the prevailing interest rate exceeds 2.78%. Alternatively, if interest rates were to decrease below the specified strike price, we would not receive a cash settlement.

We measure at fair value on a recurring basis our interest rate option, which is presented in other assets in our condensed consolidated balance sheets. Our interest rate option is classified within Level 2 of the GAAP fair value hierarchy, and we estimate its fair value using pricing models that rely on observable market information, including contractual terms, market prices, and interest rate yield curves. The fair value adjustment is included in earnings in other expense, net, in our condensed consolidated statements of operations. Changes in fair value are reflected as a non-cash transaction in adjustments to arrive at cash flows from operations, and the upfront premium is reflected in other financing in our condensed consolidated statements of cash flows.

The following table summarizes fair value for our AFS debt securities and our interest rate option (in thousands):

	As of June 30, 2020				As of December 31, 2019
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
AFS debt securities	$97,311	$—	$97,311	$—	$94,251	$—	$94,251	$—
Interest rate option	$11,008	$—	$11,008	$—	$—	$—	$—	$—

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

Fair Value Disclosures

We believe that the carrying value of the consolidated amounts of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximated their fair value as of June 30, 2020, and December 31, 2019, due to their relatively short-term nature and high probability of realization. The carrying amounts of notes receivable, the term loan, and the revolving credit facility also approximated their estimated fair value as of June 30, 2020, and December 31, 2019. We estimate the fair value of our non-recourse property debt using an income and market approach, including comparison of the contractual terms to observable and unobservable inputs such as market interest rate risk spreads, contractual interest rates, remaining periods to maturity, collateral quality, and loan to value ratios on similarly encumbered apartment communities within our portfolio. We classify the fair value of our non-recourse property debt within Level 2 of the GAAP fair value hierarchy based on the significance of certain of the unobservable inputs used to estimate its fair value.

The following table summarizes carrying value and fair value for our non-recourse property debt (in thousands):

	As of June 30, 2020		As of December 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value
Non-recourse property debt	$4,565,673	$4,656,612	$4,251,339	$4,298,630

Note 7—Business Segments

We have three segments: (i) Same Store, (ii) Redevelopment and Development, and (iii) Acquisition and Other Real Estate.

Our Same Store segment includes communities that have reached a stabilized level of operations as of the beginning of a two-year comparable period and maintained it throughout the current and comparable prior year and are not expected to be sold within 12 months. Our Redevelopment and Development segment includes apartment communities that are currently under construction, and those that have been completed in recent years that have not achieved and maintained stabilized operations for both the current and comparable prior year. Our Acquisition and Other Real Estate segment includes: (i) communities that we have acquired since the beginning of a two-year comparable period; (ii) communities that are subject to limitations on rent increases; (iii) communities that we expect to sell within 12 months but do not yet meet the criteria to be classified as held for sale; (iv) communities that we expect to redevelop; and (v) certain commercial spaces.

Our chief operating decision maker uses proportionate property net operating income to assess the operating performance of our communities. Proportionate property net operating income reflects our share of rental and other property revenues, excluding utility reimbursements, less direct property operating expenses, net of utility reimbursements, for consolidated communities. In our condensed consolidated statements of operations, utility reimbursements are included in rental and other property revenues, in accordance with GAAP.

As of June 30, 2020, our Same Store segment included 94 consolidated apartment communities with 27,876 apartment homes; our Redevelopment and Development segment included eight consolidated communities with 2,521 homes; and our Acquisition and Other Real Estate segment included 19 communities with 2,399 homes and one office building.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

The following tables present the rental and other property revenues, property operating expenses, proportionate property net operating income, and income before income tax benefit (expense) of our segments on a proportionate basis, excluding amounts related to sold communities and our proportionate share of four apartment communities with 142 apartment homes that we neither manage nor consolidate, for the six months ended June 30, 2020 and 2019 (in thousands):

	Same Store	Redevelopment and Development	Acquisition and Other Real Estate	Proportionate and Other Adjustments(1)	Corporate and Amounts Not Allocated to Segments(2)	Consolidated
Six months ended June 30, 2020:
Rental and other property revenues	$367,564	$23,502	$36,174	$17,215	$(1,095)	$443,360

Property operating expenses	97,154	9,599	13,061	15,989	13,800	149,603
Other operating expenses not allocated to segments(3)	—	—	—	—	226,155	226,155

Total operating expenses	97,154	9,599	13,061	15,989	239,955	375,758

Proportionate property net operating income (loss)	270,410	13,903	23,113	1,226	(241,050)	67,602
Other items included in income before income tax benefit(4)	—	—	—	—	(21,533)	(21,533)

Income before income tax benefit	$270,410	$13,903	$23,113	$1,226	$(262,583)	$46,069

	Same Store	Redevelopment and Development	Acquisition and Other Real Estate	Proportionate and Other Adjustments(1)	Corporate and Amounts Not Allocated to Segments(2)	Consolidated
Six months ended June 30, 2019:
Rental and other property revenues	$363,187	$26,708	$28,210	$16,068	$20,262	$454,435

Property operating expenses	97,519	10,245	10,547	14,983	21,312	154,606
Other operating expenses not allocated to segments(3)	—	—	—	—	218,311	218,311

Total operating expenses	97,519	10,245	10,547	14,983	239,623	372,917

Proportionate property net operating income (loss)	265,668	16,463	17,663	1,085	(219,361)	81,518
Other items included in income before income tax expense(4)	—	—	—	—	280,927	280,927

Income before income tax expense	$265,668	$16,463	$17,663	$1,085	$61,566	$362,445

(1)

Represents adjustments for the noncontrolling interests in consolidated real estate partnerships’ share of the results of consolidated communities in our segments, which are included in the related consolidated amounts, but excluded from proportionate property net operating income for our segment evaluation. Also includes the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results. Utility reimbursements are included in rental and other property revenues in our condensed consolidated statements of operations prepared in accordance with GAAP.

(2)

Includes the operating results of apartment communities sold during the periods shown or held for sale at the end of the period, if any. Also includes property management expenses and casualty gains and losses, which are included in consolidated property operating expenses and are not part of our segment performance measure. The write-off of straight-line rent receivables, recognized due to the impact of COVID-19 and the resulting economic impact on our commercial tenants, are included in consolidated rental and property revenues and are not included in our measurement of segment performance for the six months ended June 30, 2020.

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Confidential Treatment Requested by Aimco-LP, Inc.

Pursuant to 17 C.F.R. Section 200.83

(3)

Includes depreciation and amortization, general and administrative expenses, and other operating expenses, which may include provision for real estate impairment loss and write-offs of deferred leasing commissions, which are not included in our measure of segment performance.

(4)	Includes gain on dispositions of real estate, mezzanine investment income, interest income, and interest expense.

The assets of our segments and the consolidated assets not allocated to our segments were as follows (in thousands):

	June 30, 2020	December 31, 2019
Same Store	$4,592,960	$4,669,022
Redevelopment and Development	826,200	716,750
Acquisition and Other Real Estate	795,039	803,777
Corporate and other assets(1)	906,948	639,190

Total consolidated assets	$7,121,147	$6,828,739

(1)	Includes the assets not allocated to our segments, primarily corporate assets, our mezzanine investment, and assets of sold apartment communities.

For the six months ended June 30, 2020 and 2019, capital additions related to our segments were as follows (in thousands):

	2020	2019
Same Store	$51,608	$85,280
Redevelopment and Development	115,140	78,089
Acquisition and Other Real Estate	12,376	14,433

Total capital additions	$179,124	$177,802

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